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INDEX TO BEACH AND GATEWAY FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 1, 2011.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST PACTRUST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	04-3639825 (I.R.S. Employer Identification Number)

610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Richard Herrin
Executive Vice President and Secretary
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Matthew Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Robert M. Franko President Beach Business Bank 1230 Rosecrans Avenue Suite 100 Manhattan Beach, California 90266 (310) 536-2260	Keith T. Holmes, Esq. King, Holmes, Paterno & Berliner 1900 Avenue of the Stars 25th Floor Los Angeles, California 90067 (310) 282-8989

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01	1,550,802	N/A	$19,690,482(3)	$2,257

Warrants to purchase Common Stock	1,550,802	N/A	N/A(4)	N/A(4)

(1)
The maximum number of shares of First PacTrust Bancorp, Inc. common stock estimated to be issuable upon completion of the First PacTrust/Beach Business Bank merger described herein. This number is based on the number of shares of Beach common stock outstanding and reserved for issuance under various plans as of October 31, 2011, and either (A) the exchange of each such share of Beach common stock for 0.33 of a share of First PacTrust common stock or (B) the exchange of each such share of Beach common stock for one warrant to purchase 0.33 of a share of First PacTrust common stock and the issuance of such shares of First PacTrust common stock upon exercise thereof, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 30, 2011, as amended on October 31, 2011, by and between First PacTrust and Beach attached to the proxy statement/prospectus as Annex A.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based on a rate of $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

(3)
The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of Beach common stock (the securities to be cancelled in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (i) $8.80, the average of the high and low prices per share of Beach common stock as reported on the OTC Bulletin Board on October 31, 2011 and (ii) 4,699,399, the estimated maximum number of shares of Beach common stock that may be exchanged for the merger consideration, including shares reserved for issuance under various equity plans, minus (B) $21,664,229, the estimated aggregate amount of cash to be paid by the registrant in the merger, calculated as the product of (i) $4.61, which is the amount of the cash portion of the per share merger consideration and (ii) 4,699,399, the estimated maximum number of shares of Beach common stock that may be exchanged for the merger consideration, including shares reserved for issuance under various equity plans. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to shares of First PacTrust common stock issuable upon exercise of the warrants to purchase First PacTrust common stock registered hereunder.

(4)
No fee pursuant to Rule 457(g).

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 1, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        On August 30, 2011, Beach Business Bank and First PacTrust Bancorp, Inc. agreed to a strategic business combination in which Beach will merge with a wholly owned subsidiary of First PacTrust. In the merger, each share of Beach common stock will be converted into (1) 0.33 of a share of First PacTrust common stock, subject to certain adjustments, and (2) $4.61 in cash. In certain circumstances described in detail in this proxy statement/prospectus, the merger will be restructured and each share of Beach common stock will be converted into (1) $9.12 in cash and (2) one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for one year following the completion of the merger. The maximum number of shares of First PacTrust common stock to be delivered to holders of shares of Beach common stock upon completion of the merger is approximately [    ] shares, based on the number of shares of Beach common stock outstanding as of [    ] and assuming full exercise of all outstanding and unexercised stock options.

        We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of Beach shareholders being held to consider the Agreement and Plan of Merger, dated as of August 30, 2011, as amended on October 31, 2011, as it may be further amended from time to time (which we refer to as the merger agreement), that Beach has entered into with First PacTrust, and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

        The special meeting of Beach shareholders will be held on [    ] at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250, at 9:30 a.m. local time.

        At the special meeting, you will be asked to approve the merger agreement. In the merger, Beach will merge with a wholly owned subsidiary First PacTrust. You will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        The market value of the merger consideration will fluctuate with the market price of First PacTrust common stock and will not be known at the time you vote on the merger. First PacTrust common stock is currently quoted on the NASDAQ Global Market under the symbol "BANC." On [    ], the last practicable trading day before the date of this proxy statement/prospectus, the closing share price of First PacTrust common stock was $[    ] per share as reported on the NASDAQ Global Market. We urge you to obtain current market quotations for First PacTrust and Beach.

        Your vote is important. We cannot complete the merger unless Beach's shareholders approve the merger agreement. In order for the merger to be approved, the holders of at least a majority of the shares of Beach common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

        Beach's board of directors unanimously recommends that Beach shareholders vote "FOR" approval of the merger agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors" for a discussion of the risks relating to the proposed merger. You also can obtain information about First PacTrust from documents that it has filed with the Securities and Exchange Commission.

        If you have any questions concerning the merger, please contact Beach's proxy solicitor, Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 at (800) 219-8343 (toll free), or at BBBC@Georgeson.com. Banks and brokerage firms should call Georgeson at (212) 440-9800. We look forward to seeing you at the Ayres Hotel in Hawthorne, California.

John F. Philips Co-Chairman of the Board Beach Business Bank
James H. Gray Co-Chairman of the Board Beach Business Bank

        Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First PacTrust or Beach, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of this proxy statement/prospectus is [    ], and it is first being mailed or otherwise delivered to Beach shareholders on or about [    ].

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Beach Business Bank:

        Beach Business Bank will hold a special meeting of shareholders at 9:30 am local time, on [    ], at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250, to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of August 30, 2011, as amended on October 31, 2011, by and among First PacTrust Bancorp, Inc. and Beach Business Bank, pursuant to which Beach will merge with a wholly owned subsidiary of First PacTrust as more fully described in the attached proxy statement/prospectus; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        We have fixed the close of business on [    ] as the record date for the special meeting. Only Beach shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, the holders of a majority of the shares of Beach common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement.

        Your vote is very important.    We cannot complete the merger unless Beach's common shareholders approve the merger agreement. Failure to vote will have the same effect as voting against the merger.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Beach common stock, please contact Beach's proxy solicitor, Georgeson, Inc., 199 Water Street, 26th Floor, New York, New York 10038 at (800) 219-8343.

        Beach's board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Beach shareholders vote "FOR" the approval of the merger agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval.

BY ORDER OF THE BOARD OF DIRECTORS,
Melissa Lanfre Corporate Secretary

Manhattan Beach, California
[    ]

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about First PacTrust from documents filed with or furnished to the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First PacTrust at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First PacTrust at the following address:

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California 91910
Attention: Secretary
Telephone: (619) 691-1519

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Beach shareholders requesting documents must do so by [        ], in order to receive them before the special meeting.

        In addition, if you have questions about the merger or the Beach special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Georgeson, Inc., at the following address and telephone numbers:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, New York 10038
(800) 219-8343 (Toll Free)

Banks and brokerage firms please call: (212) 440-9800

        Beach does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

        See "Where You Can Find More Information" for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BEACH SPECIAL MEETING

        The following are some questions that you may have regarding the merger and the Beach special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Beach special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

        References in this proxy statement/prospectus to "Beach" refer to Beach Business Bank, a California-chartered state bank. References in this proxy statement/prospectus to "First PacTrust" refer to First PacTrust Bancorp, Inc., a Maryland corporation, and, unless the context otherwise requires, to its affiliates.

Q:    What am I being asked to vote on at the Beach special meeting?

A:
First PacTrust and Beach have entered into an Agreement and Plan of Merger, dated as of August 30, 2011, as amended on October 31, 2011, which is referred to as the merger agreement, pursuant to which First PacTrust has agreed to acquire Beach. Under the terms of the merger agreement, Beach will merge with and into a wholly owned subsidiary of First PacTrust that will be formed prior to the completion of the merger, which we refer to as the merger sub, with the merger sub continuing as the surviving entity. We refer to this transaction as the merger. In certain circumstances described in detail in this proxy statement/prospectus, the merger will be restructured, and the merger sub will merge with and into Beach, with Beach continuing as the surviving entity. Beach shareholders are being asked to approve the merger agreement and the transactions it contemplates, including the merger.

  Beach shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement. This is referred to as the adjournment proposal.

Q:    What will I receive in the merger?

A:
If the merger is completed, you will receive (1) 0.33 of a share of First PacTrust common stock, which we refer to as the exchange ratio, and (2) $4.61 in cash for each share of Beach common stock you hold immediately prior to the merger, subject to the following adjustments:

•
if the average price per share of First PacTrust common stock for the 20 trading days immediately preceding (but not including) the fifth trading day prior to the completion of the merger, which we refer to as the First PacTrust closing share value, exceeds $16.50, then the exchange ratio will be decreased to a number equal to the quotient of 5.44 divided by the First PacTrust closing share value;

•
if the First PacTrust closing share value is less than $13.50, or if First PacTrust otherwise determines that there is a reasonable possibility that the First PacTrust common stock to be issued in the merger, as a percentage of the total consideration in the merger, will be less than that necessary to assure reorganization treatment of the merger for tax purposes, then you will receive (1) $9.12 in cash and (2) one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for a period of one year following the completion of the merger, for each share of Beach common stock held immediately prior to the merger (we refer to this consideration as the alternative consideration); and

•
if the merger is not completed on or before April 2, 2012 due to the failure to obtain regulatory approvals, the aggregate consideration payable to Beach shareholders will be increased by

    $100,000 for each month beginning on February 1, 2012 until the merger is completed. However, this additional consideration will not exceed the net income of Beach during the period beginning on February 1, 2012 and ending on the date of the completion of the merger. First PacTrust will have the option to deliver any such increase in cash, shares of First PacTrust common stock or any combination thereof, unless the alternative consideration is paid, in which case such increase will be paid in cash.

  First PacTrust will not issue any fractional shares of First PacTrust common stock in the merger or fractional shares of First PacTrust common stock upon the exercise of the warrants, as applicable. Beach shareholders who would otherwise be entitled to a fractional share of First PacTrust common stock upon the completion of the merger will instead receive an amount in cash based on the First PacTrust closing share value. Beach shareholders who would otherwise be entitled to a fractional share of First PacTrust common stock upon exercise of their warrants will instead receive an amount in cash based on the closing price of First PacTrust common stock on the trading day immediately preceding the date the warrant is exercised.

Q:    Will the value of the merger consideration change between the special meeting and the time the merger is completed?

A:
The value of the merger consideration may fluctuate between the special meeting and the completion of the merger based upon the market value for First PacTrust common stock. In the merger you will receive a fraction of a share of First PacTrust common stock for each share of Beach common stock you hold, or, if the alternative consideration is paid, a warrant to purchase a fraction of a share of First PacTrust common stock for each share of Beach common stock you hold. Any fluctuation in the market price of First PacTrust common stock after the special meeting will change the value of the shares of First PacTrust common stock or, if the alternative consideration is paid, the warrants to purchase shares of First PacTrust common stock, that you will receive.

Q:    How does Beach's board of directors recommend that I vote at the special meeting?

A:
Beach's board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and "FOR" the adjournment proposal.

Q:    When and where is the Beach special meeting?

A:
The Beach special meeting will be held at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250 on [    ], at 9:30 am local time.

Q:    What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:    What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Beach common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:    What is the vote required to approve each proposal at the Beach special meeting?

A:
Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beach common stock as of the close of business on [    ], the record date for the special meeting.

  Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Beach common stock represented in person or by proxy at the special meeting, even if less than a quorum.

Q:    Why is my vote important?

  If you do not vote, it will be more difficult for Beach to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote or failure to instruct your bank or broker as to how to vote will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding shares of Beach common stock entitled to vote at the special meeting. Beach's board of directors unanimously recommends that you vote to approve the merger agreement.

Q:    If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:    What if I abstain from voting or fail to instruct my bank or broker?

A:
If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote "AGAINST" the proposal.

  If you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. The failure to vote or failure to instruct your bank or broker with respect to the adjournment proposal, however, will have no effect on the adjournment proposal.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Beach common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Beach reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Beach's express written consent.

Q:    Can I change my vote?

A:
Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Beach's corporate secretary, (3) voting again by telephone or the Internet or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Beach after the vote will not affect the vote. Beach's corporate secretary's mailing address is Secretary, Beach Business Bank, 1230 Rosecrans Avenue, Suite 100, Manhattan Beach, California 90266. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:    Will Beach be required to submit the proposal to approve the merger agreement to its shareholders even if Beach's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Beach special meeting, Beach is required to submit the proposal to approve the merger agreement to its shareholders even if Beach's board of directors has withdrawn or modified its recommendation.

Q:    What are the U.S. federal income tax consequences of the merger to Beach shareholders?

A:
Unless the alternative consideration is paid, the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. holders of Beach common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Beach common stock for shares of First PacTrust common stock in the merger, except that U.S. holders will recognize gain (but not loss) to the extent of the amount of any cash received in the merger.

  If the alternative consideration is paid, then the merger will be a taxable transaction and U.S. holders of Beach common stock are expected to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value of the warrants to purchase First PacTrust common stock received in the merger and (2) the U.S. holder's adjusted tax basis in the Beach common stock surrendered.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Beach common stock. A holder's tax consequences will depend on its individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:    What if I want to exercise dissenters' rights?

A:
If you want to exercise dissenters' rights and receive the fair value of your Beach shares in cash instead of the merger consideration described in this proxy statement/prospectus, your shares must not be voted "FOR" approval of the merger agreement, and you must follow other procedures after the meeting, as described in Annex C. If you return a signed proxy without voting instructions or with instructions to vote "FOR" the merger agreement, your shares will be automatically voted in favor of the merger agreement and you will lose dissenters' rights. Thus, if you wish to dissent and you execute and return a proxy, you must specify that your shares are to be either voted "AGAINST" or "ABSTAIN" with respect to approval of the merger.

Q:    If I am a Beach shareholder, should I send in my Beach stock certificates now?

A:
No. Please do not send in your Beach stock certificates with your proxy. After the merger, an exchange agent designated by First PacTrust will send you instructions for exchanging Beach stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:    What should I do if I hold my shares of Beach common stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Beach common stock are held in book-entry form. After the completion of the merger, shares of Beach common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of First PacTrust common stock in book-entry form if the alternative consideration is not paid, and any cash to be received in the merger.

Q:    Whom may I contact if I cannot locate my Beach stock certificate(s)?

A:
If you are unable to locate your original Beach stock certificate(s), you should contact Computershare Trust Company, N.A. at (800) 546-5141.

Q:    When do you expect to complete the merger?

A:
Beach and First PacTrust expect to complete the merger in mid-year 2012. However, neither Beach nor First PacTrust can assure you when or if the merger will occur. Beach and First PacTrust must first obtain the approval of Beach shareholders at the special meeting and the necessary regulatory approvals.

Q:    Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Beach common stock, please contact: Georgeson, Inc., Beach's proxy solicitor, at (800) 219-8343. Banks and brokerage firms should call Georgeson at (212) 440-9800.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

 In the Merger, Beach Shareholders Will Receive Either Cash and Shares of First PacTrust Common Stock or Cash and Warrants to Purchase Shares of First PacTrust Common Stock (page [    ])

        If the merger is completed, you will receive (1) 0.33 of a share of First PacTrust common stock and (2) $4.61 in cash for each share of Beach common stock you hold immediately prior to the merger, subject to the following adjustments:

  •
  if the First PacTrust closing share value exceeds $16.50, then the exchange ratio will be decreased to a number equal to the quotient of 5.44 divided by the First PacTrust closing share value;

  •
  if the First PacTrust closing share value is less than $13.50, or if First PacTrust otherwise determines that there is a reasonable possibility that the First PacTrust common stock to be issued in the merger, as a percentage of the total consideration in the merger, will be less than that necessary to assure reorganization treatment of the merger for tax purposes, then you will receive (1) $9.12 in cash and (2) one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for a period of one year following the completion of the merger, for each share of Beach common stock held immediately prior to the merger; and

  •
  if the merger is not completed on or before April 2, 2012 due to the failure to obtain regulatory approvals, the aggregate consideration payable to Beach shareholders will be increased by $100,000 for each month beginning on February 1, 2012 until the merger is completed. However, this additional consideration will not exceed the net income of Beach during the period beginning on February 1, 2012 and ending on the date of the completion of the merger. First PacTrust will have the option to deliver any such increase in cash, shares of First PacTrust common stock or any combination thereof, unless the alternative consideration is paid, in which case such increase will be paid in cash.

        First PacTrust will not issue any fractional shares of First PacTrust common stock in the merger or fractional shares of First PacTrust common stock upon the exercise of the warrants, as applicable. Beach shareholders who would otherwise be entitled to a fractional share of First PacTrust common stock upon the completion of the merger will instead receive an amount in cash based on the First PacTrust closing share value. For example, if you hold 10 shares of Beach common stock, you will receive three shares of First PacTrust common stock and a cash payment instead of the 0.3 shares of First PacTrust common stock that you otherwise would have received (i.e., 10 shares × 0.33 = 3.3 shares). Beach shareholders who would otherwise be entitled to a fractional share of First PacTrust common stock upon exercise of their warrants will instead receive an amount in cash based on the closing price of First PacTrust common stock on the trading day immediately preceding the date the warrant is exercised.

        The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

 Beach's Board of Directors Unanimously Recommends that Beach Shareholders Vote "FOR" Approval of the Merger Agreement (page [    ])

        Beach's board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Beach and its shareholders and has unanimously approved the merger and the merger agreement. Beach's board of directors unanimously recommends that Beach shareholders vote "FOR" approval of the merger agreement. For the factors considered by Beach's board of directors in reaching its decision to approve the merger agreement, see "The Merger—Beach's Reasons for the Merger; Recommendation of Beach's Board of Directors."

Sandler O'Neill + Partners, L.P. Has Provided an Opinion to Beach's Board of Directors Regarding the Merger Consideration (page [    ] and Annex B)

        On August 30, 2011, Sandler O'Neill + Partners, L.P., Beach's financial advisor in connection with the merger, rendered its oral opinion to Beach's board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Beach common stock.

        The full text of Sandler O'Neill's opinion, dated August 30, 2011, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Sandler O'Neill in rendering its opinion.

        Sandler O'Neill's opinion is directed to Beach's board of directors, addresses only the fairness of the merger consideration from a financial point of view to the holders of shares of Beach common stock on the date the opinion was rendered, and does not address any other aspect of the merger or constitute a recommendation as to how any shareholders of Beach should vote at any shareholder meeting held in connection with the merger.

        For further information, see "The Merger—Opinion of Sandler O'Neill + Partners, L.P."

What Holders of Beach Stock Options and Other Equity-Based Awards Will Receive (page [    ])

        Each option to acquire Beach common stock, which we refer to as a Beach option, will become fully vested and exercisable no later than 10 business days prior to the completion of the merger. Any Beach option that has not been exercised will be cancelled at the effective time of the merger, and holders of such Beach options will be entitled to receive, for each Beach option, an amount in cash equal to the excess, if any, of (1) the average of the last trading price of Beach common stock, as reported on the OTC Bulletin Board, for each of the five trading days immediately preceding the completion of the merger on which a trade of Beach common stock was reported over (2) the per share exercise price for each share of Beach common stock subject to the Beach option. Accordingly, it is not anticipated that any Beach options will be outstanding at the effective time of the merger.

        Each outstanding restricted share of Beach common stock, and each outstanding right to receive a restricted share of Beach common stock, will be converted into a restricted share of First PacTrust common stock, or a right to receive a restricted share of First PacTrust common stock, as the case may be, on the same terms and conditions applicable to the corresponding restricted shares of Beach common stock or rights to receive restricted shares of Beach common stock immediately before the completion of the merger, except that they will be adjusted to reflect the exchange ratio under the merger agreement. Certain of the restricted shares of Beach common stock held by Beach's named executive officers will vest upon the TARP redemption (which is described below in "The Merger Agreement—Redemption of Preferred Stock Held by the United States Department of the Treasury") in accordance with their terms. For more information, see "The Merger—Interests of Beach's Directors and Executive Officers in the Merger."

 Beach Will Hold its Special Meeting on [    ] (page [    ])

        The special meeting of Beach shareholders will be held on [    ], at 9:30 am local time, at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250. At the special meeting, Beach shareholders will be asked to:

  •
  approve the merger agreement and the transactions it contemplates; and

  •
  approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement, which we refer to as the adjournment proposal.

        Only holders of record at the close of business on [    ] will be entitled to vote at the special meeting. Each share of Beach common stock is entitled to one vote on each proposal to be considered at the Beach special meeting. As of the record date, there were [    ] shares of Beach common stock entitled to vote at the special meeting. Each of the directors of Beach and certain of the executive officers of Beach have entered into voting agreements with First PacTrust, pursuant to which they have agreed, solely in their capacity as Beach shareholders, to vote all of their shares of Beach common stock in favor of the proposals to be presented at the special meeting. As of the record date, Beach directors and executive officers who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately [    ] shares of Beach common stock. As of the record date, the directors and executive officers of Beach beneficially owned and were entitled to vote approximately [    ] shares of Beach common stock representing approximately [    ]% of the shares of Beach common stock outstanding on that date, and held options to purchase [    ] shares of Beach common stock and [    ] shares underlying restricted stock awards. As of the record date, First PacTrust and its subsidiaries held no shares of Beach common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [    ] shares of Beach common stock.

        To approve the merger agreement, holders of a majority of the outstanding shares of Beach common stock entitled to vote at the special meeting must vote in favor of approving the merger agreement. Because approval is based on the affirmative vote of a majority of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement or abstention will have the same effect as a vote against approval of the merger agreement.

        Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Beach common stock entitled to vote on, and represented in person or by proxy at the special meeting, even if less than a quorum. Because approval of the adjournment proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the special meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the adjournment proposal, however, will have no effect on such proposal.

The Tax Treatment of the Merger Will Depend on the Structure of the Merger (page [    ])

        Unless the alternative consideration is paid, the merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of First PacTrust and Beach to complete the merger that each of First PacTrust and Beach receive a legal opinion to that effect. Accordingly, U.S. holders of Beach common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Beach common stock for shares of First PacTrust common stock in the merger, except that U.S. holders will recognized gain (but not loss) to the extent of the amount of any cash received in the merger.

        If the alternative consideration is paid, then the merger will be a taxable transaction and U.S. holders of Beach common stock are expected to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value of the warrants to purchase First PacTrust common stock received in the merger and (2) the U.S. holder's adjusted tax basis in the shares of Beach common stock surrendered.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of Beach common stock. A holder's tax consequences will depend on its individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

 Beach's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page [    ])

        Beach shareholders should be aware that some of Beach's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Beach shareholders generally. These interests and arrangements may create potential conflicts of interest. Beach's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Beach's shareholders vote in favor of approving the merger agreement.

        Beach is party to Executive Employment Agreements with each of its named executive officers. These agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change in control.

        Each Beach option will become fully vested and exercisable no later than 10 business days prior to the completion of the merger. Any Beach option that has not been exercised will be cancelled at the effective time of the merger, and holders of such Beach options will be entitled to receive, for each Beach option, an amount in cash equal to the excess, if any, of (1) the average of the last trading price of Beach common stock, as reported on the OTC Bulletin Board, for each of the five trading days immediately preceding the completion of the merger on which a trade of Beach common stock was reported over (2) the per share exercise price for each share of Beach common stock subject to the Beach option.

        In addition, certain of the restricted shares of Beach common stock held by the Beach named executive officers will vest upon the TARP redemption (which is described below in "The Merger Agreement—Redemption of Preferred Stock Held by the United States Department of the Treasury") in accordance with their terms.

        For a more complete description of these interests, see "The Merger—Interests of Beach's Directors and Executive Officers in the Merger" and "The Merger Agreement—Treatment of Beach Stock Options and Other Equity-Based Awards."

Beach Shareholders Who Do Not Vote "For" the Merger Will Have Dissenters' Rights (page [    ])

        Under California law, which is the law under which Beach is incorporated, the holders of Beach common stock will be entitled to dissenters' appraisal rights in connection with the merger, provided they do not vote "FOR" the merger and comply with all other applicable statutory procedures for asserting dissenters' rights required by California law. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted "AGAINST" or "ABSTAIN" with respect to approval of the merger. If you do not return your proxy then you also may exercise your dissenters' rights. Shareholders who exercise their dissenters' rights by complying with the applicable statutory procedures required by California law will be entitled to receive payment in cash for the fair value of their shares as determined by Beach or, in the event that Beach and such shareholders cannot agree on the fair value of their shares, in a judicial proceeding. The procedures to be followed by dissenting shareholders are described below in "The Merger—Dissenters' Rights in the Merger."

 Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [    ])

        Currently, Beach and First PacTrust expect to complete the merger mid-year 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger agreement by Beach's shareholders and the receipt of certain required regulatory approvals.

        Neither Beach nor First PacTrust can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page [    ])

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

  •
  the merger has not been completed by May 30, 2012 (if the failure to complete the merger by that date is not caused by the terminating party's breach of the merger agreement), subject to a 90-day extension if the reason for the delay is limited to the receipt of required regulatory approvals (we refer to this date, as extended, as the end date);

  •
  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of May 30, 2012 and 30 business days following written notice of the breach; or

  •
  Beach shareholders fail to approve the merger agreement at the shareholder meeting, and Beach is not obligated to resubmit the merger agreement to its shareholders for approval at a second shareholder meeting as described below in "The Merger Agreement—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors," or the merger agreement is resubmitted to Beach shareholders at a second shareholder meeting and the Beach shareholders fail to approve the merger agreement at such shareholder meeting.

        In addition, First PacTrust may terminate the merger agreement in the following circumstances:

  •
  Beach shareholders fail to approve the merger agreement at the shareholder meeting (regardless of whether or not Beach is obligated to resubmit the merger agreement to its shareholders for approval at a second shareholder meeting as described below in "The Merger Agreement—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors");

  •
  Beach's board of directors fails to recommend to the Beach shareholders that they approve the merger agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to First PacTrust;

  •
  Beach's board of directors fails to reaffirm its recommendation of the merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  Beach's board of directors breaches its non-solicitation obligations described below in "The Merger Agreement—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described below in "The Merger Agreement—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors"; or

  •
  Beach's board of directors approves, recommends or endorses an alternative transaction (as described below in "The Merger Agreement—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors") or acquisition proposal.

Termination Fee (page [    ])

        If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Beach's board of directors, Beach may be required to pay First PacTrust a termination fee of $2 million and to reimburse First PacTrust's expenses incurred in connection with the merger agreement and the transactions contemplated thereby. The termination fee could discourage other companies from seeking to acquire or merge with Beach.

Regulatory Approvals Required for the Merger (page [    ])

        Both Beach and First PacTrust have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from, among others: the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the California Department of Financial Institutions and the Federal Deposit Insurance Corporation, or FDIC. First PacTrust and Beach have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

        Although neither Beach nor First PacTrust knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Beach and First PacTrust cannot be certain when or if they will be obtained.

Board of Directors and Executive Officers of First PacTrust Following Completion of the Merger (page [    ])

        Upon completion of the merger, the number of directors constituting First PacTrust's board of directors will be increased by one, and Robb Evans, who is currently a director of Beach, is expected to be appointed to First PacTrust's board of directors. In addition, upon completion of the merger, Robert M. Franko, who is currently President and CEO of Beach, is expected to be appointed President of First PacTrust's.

The Rights of Beach Shareholders Will Change as a Result of the Merger (page [    ])

        The rights of Beach shareholders will change as a result of the merger due to differences in First PacTrust's and Beach's governing documents. The rights of Beach shareholders are governed by California law and by Beach's articles of incorporation and amended and restated bylaws, each as amended to date (which we refer to as Beach's articles of incorporation and bylaws, respectively). Upon the completion of the merger, the rights of Beach shareholders will be governed by Maryland law and First PacTrust's articles of incorporation and amended and restated bylaws.

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholder rights under each of the First PacTrust and Beach governing documents.

Litigation Relating to the Merger (page [    ])

        Beach and Beach's directors are named as defendants in two lawsuits that are pending in connection with the merger. First PacTrust is also named as a defendant in these lawsuits. See "The Merger—Litigation Relating to the Merger."

 Information About the Companies (page [    ])

First PacTrust Bancorp, Inc.

        First PacTrust is a savings and loan holding company, or SLHC, incorporated under Maryland law in March 2002 to hold all of the stock of Pacific Trust Bank, fsb, which we refer to as PacTrust Bank. As a SLHC, First PacTrust activities are limited to banking, securities, insurance and financial services-related activities. First PacTrust is not an operating company and has no significant assets other than all of the outstanding shares of common stock of PacTrust Bank, the net proceeds retained from its initial public offering completed in August 2002, its loan to the First PacTrust Employee Stock Ownership Plan, the proceeds from investments made and the net proceeds retained from a private placement completed in November 2010. First PacTrust has no significant liabilities other than employee compensation. The management of First PacTrust and PacTrust Bank is substantially the same. At June 30, 2011, First PacTrust had consolidated total assets of approximately $882.3 million, gross loans of $680.3 million and total deposits of $685.9 million.

        In June 2011, First PacTrust entered into a definitive agreement to acquire all of the outstanding shares of Gateway Bancorp (which we refer to as Gateway), the holding company for Gateway Business Bank, for an aggregate purchase price of up to $17 million in cash, which we refer to as the Gateway acquisition. It is anticipated that Gateway Business Bank will merge with and into PacTrust Bank immediately following the completion of the Gateway acquisition. At the completion of the Gateway acquisition, the combined company is expected to operate through 14 bank branch locations throughout Southern California (including Los Angeles, Orange, Riverside and San Diego Counties) and 22 loan production offices in California, Arizona and Oregon. Completion of the transaction is subject to certain conditions. First PacTrust expects to complete the transaction in the fourth quarter of 2011, although First PacTrust cannot assure you that the transaction will close on such timetable or at all.

        The principal executive offices of First PacTrust are located at 610 Bay Boulevard, Chula Vista, California 91910, and its telephone number is (619) 691-1519. First PacTrust's website can be accessed at http://www.firstpactrustbancorp.com. Information contained in First PacTrust's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. First PacTrust common stock is quoted on the NASDAQ Global Market under the symbol BANC.

        Additional information about First PacTrust and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

Beach Business Bank

        Beach is a California-chartered state bank headquartered in Manhattan Beach, California in the South Bay of Los Angeles County, California. Beach's primary federal regulator is the FDIC. Beach opened for business on June 1, 2004.

        Beach is a community bank engaged in the general commercial banking business. Its primary market area is Southern Los Angeles County and Northern Orange County, California. Beach specializes in serving small- to mid-sized businesses in its primary market area. Through The Doctors Bank®, a division of Beach, Beach also serves physicians and dentists nationwide. In addition, Beach provides loans to small businesses under the SBA programs of the U.S. Small Business Administration, or SBA. At June 30, 2011, Beach had assets of approximately $304.2 million, gross loans of $249.1 million and total deposits of $263.4 million.

        Beach's principal executive offices are located at 1230 Rosecrans Avenue, Suite 100, Manhattan Beach, California 90266, and its telephone number is (310) 536-2260. Beach's website can be accessed at http://www.beachbusinessbank.com. Information contained in Beach's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BEACH

        The following table summarizes financial results achieved by Beach for the periods and at the dates indicated and should be read in conjunction with Beach's audited and interim financial statements and the notes to such audited and interim financial statements, which appear elsewhere in this proxy statement/prospectus. The selected financial and other data as of and for the two years ended December 31, 2010 and December 31, 2009 is derived in part from the audited financial statements of Beach which appear elsewhere in this proxy statement/prospectus. The selected financial and other data presented as of and for the six months ended June 30, 2011 and 2010 is derived from the unaudited financial statements of Beach which appear elsewhere in this proxy statement/prospectus. The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results of operations to be expected for the entire year.

	As of and For the Six Months Ended June 30,		As of and For the Year Ended December 31,
	2011	2010	2010	2009
	(In Thousands of Dollars, except per share data)
Income Statement:
Interest income	$7,786	$6,982	$14,451	$13,596
Interest expense	1,302	1,853	3,540	4,958

Net interest income before provision for loan losses	6,484	5,129	10,911	8,638
Provision for loan losses	686	860	2,394	5,820

Net interest income after provision for loan losses	5,798	4,269	8,517	2,818
Customer service fees	291	244	755	412
Loan servicing income	201	177	400	304
Recovery of collection expense	—	279	279	—
Gain on sale of loans	609	86	386	224
Gain on sale of OREO	2	170	329	—

Total non-interest income	1,103	956	2,149	940
Total non-interest expense	5,903	4,617	9,047	9,308

Income/(loss) before taxes	998	608	1,619	(5,550)
Income tax expense/(benefit)	—	—	—	—

Net income/(loss)	998	608	1,619	(5,550)
Dividends paid on preferred stock	194	357	551	—

Net income (loss) available to common shareholders	$804	$251	$1,068	$(5,550)

Share Data:
Earnings per share:
Basic	$0.20	$0.06	$0.26	$(1.43)
Diluted	$0.20	$0.06	$0.26	$(1.43)
Weighted average common shares outstanding:
Basic	4,036,984	4,036,984	4,036,984	4,036,984
Diluted	4,080,295	4,047,505	4,057,526	4,036,984
Balance Sheets:
Total assets	$304,209	$278,398	$307,782	$255,321
Investment securities	6,821	5,064	5,039	6,248
Cash and cash equivalents	40,932	23,985	39,561	15,558
Loans, net	242,724	234,347	249,795	210,491
Real estate owned, net	—	—	162	2,100
Securities available-for-sale	6,821	5,064	5,039	6,248
Other investments (interest-bearing term deposits)	8,880	9,312	7,334	15,477
FHLB and other bank stock, at cost	1,448	1,003	1,253	992
Total deposits	263,111	235,193	264,029	212,083
Total borrowings	—	5,000	3,754	5,000
Total stockholders' equity	$37,050	$35,294	$36,184	$34,933

	As of and For the Six Months Ended June 30,		As of and For the Year Ended December 31,
	2011	2010	2010	2009
	(In Thousands of Dollars, except per share data)
Performance Ratios:
Return on average assets(1)	0.67%	0.46%	0.57%	(2.22)%
Return on average equity(2)	5.47%	3.47%	4.55%	(14.34)%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%
Interest Rate Spread Information:
Average during period(3)	4.02%	3.40%	3.44%	2.77%
End of period(4)	3.85%	3.41%	3.32%	3.06%
Net interest margin(4)	4.46%	3.94%	3.94%	3.56%
Ratio of operating expense to average total assets	3.95%	3.49%	3.17%	3.73%
Efficiency ratio(5)	77.81%	75.87%	69.28%	97.19%
Ratio of average interest-earning assets to average interest-bearing liabilities	149.19%	138.58%	138.76%	138.82%
Capital Ratios:
Average stockholders' equity to average total assets	12.20%	13.23%	12.49%	15.50%
Tier 1 capital to adjusted total assets	12.12%	12.90%	11.80%	13.60%
Tier 1 capital to total risk-weighted assets	15.35%	13.89%	13.71%	14.26%
Total capital to total risk-weighted assets	16.62%	15.15%	14.97%	15.60%
Asset Quality Ratios:
Nonperforming loans to total loans(6)	2.99%	3.07%	3.86%	2.74%
Nonperforming assets to total loans and other real estate owned(7)	2.99%	3.07%	3.92%	3.67%
Net charge-offs to average total loans	0.48%	1.53%	1.42%	2.05%
Allowance for loan losses to nonperforming loans	80.85%	81.78%	60.09%	115.33%
Allowance for loan losses to gross loans at period end	2.42%	2.51%	2.32%	3.16%

(1)
Net income divided by average total assets.

(2)
Net income divided by average stockholders' equity.

(3)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities for the period indicated.

(4)
Represents net interest income as a percentage of average interest-earning assets.

(5)
Represents the ratio of noninterest expense to the sum of net interest income before provision for loan losses and total noninterest income excluding securities gains and losses.

(6)
Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(7)
Nonperforming assets consist of nonperforming loans (see footnote 6 above) and other real estate owned.

 UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to First PacTrust's proposed acquisition of Gateway and/or First PacTrust's proposed merger with Beach. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First PacTrust, Gateway and Beach as of June 30, 2011, and assumes that the proposed Gateway acquisition and the proposed Beach merger were completed on that date. The unaudited pro forma combined condensed consolidated statement of financial condition also combines the historical financial information of First PacTrust and Beach only, in the event the Gateway acquisition is not completed.

        The unaudited pro forma combined condensed consolidated statements of operations for the twelve month period ended December 31, 2010 and the sixth month period ended June 30, 2011 give effect to the proposed Gateway acquisition and the proposed Beach merger as if both transactions had been completed on January 1, 2010. The unaudited pro forma combined condensed consolidated statements of operations also gives effect to the proposed Beach merger only, in the event the Gateway acquisition is not completed.

        The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

        The value of the shares of First PacTrust common stock issued in connection with the Beach merger as well as the amount of cash paid to Beach shareholders will be based on the closing price of First PacTrust common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of First PacTrust common stock was assumed to be $13.50 per share, which is the price at or above which Beach shareholders will receive merger consideration consisting of shares of First PacTrust common stock (as opposed to warrants to purchase shares of First PacTrust common stock) and cash. The actual value of First PacTrust common stock at the completion of the merger, and the form of merger consideration paid to Beach shareholders, could be different.

        The pro forma financial information includes estimated adjustments to record assets and liabilities of Gateway and/or Beach at their respective fair values and represents First PacTrust's pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the fair value of the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the Gateway acquisition and/or the Beach merger are completed and after completion of thorough analyses to determine the fair value of Gateway's and/or Beach's tangible and identifiable intangible assets and liabilities as of the dates the Gateway acquisition and the Beach merger are completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact First PacTrust's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Gateway and/or Beach stockholders' equity, including results of operations from June 30, 2011 through the dates the Gateway acquisition and the Beach merger are completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        The 2010 historical financial results of First PacTrust and Beach also include $0.96 million and $0.55 million of preferred stock dividends and discount accretion, respectively. These amounts relate to First PacTrust's and Beach's participation in the United States Department of the Treasury's Capital Purchase Program. First PacTrust redeemed in full the amounts invested by the United States Department of Treasury as of December 2010. For the six month period ending June 30, 2011, Beach incurred an additional expense of $0.19 million under this program. Since then, Beach has redeemed $3.0 million or 47.6% the amounts invested by the United States Department of Treasury under the Capital Purchase Program. Under the merger agreement, Beach will redeem the balance of this investment immediately prior to the completion of the merger. See "The Merger Agreement—Redemption of Preferred Stock Held by the United States Department of the Treasury." On August 30, 2011, First PacTrust issued 32,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A to the United States Department of the Treasury at a par value of $1,000 per share. We refer to these shares as the SBLF shares. This represented an infusion of $32 million in new Tier 1 capital from the Small Business Lending Fund, or SBLF. For the first 4.5 years, the dividend payment on the SBLF shares will vary between 1-5% based upon PacTrust Bank's ability to generate SBLF qualifying loans. On October 3, 2011, First PacTrust made its first dividend payment on the SBLF shares at a dividend rate of 5%. After the first 4.5 years, the dividend rate on the SBLF shares will increase to 9%.

        First PacTrust anticipates that the Gateway acquisition and Beach merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect the exact benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

        The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of First PacTrust, Beach and Gateway. The historical consolidated financial statements of First PacTrust are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information." The historical consolidated financial statements of Beach and Gateway are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First PacTrust common stock or the actual or future results of operations of First PacTrust for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition
as of June 30, 2011

(In thousands of dollars)

		Beach Merger				Gateway Acquisition
	First PacTrust Historical	Beach Historical	Pro Forma Merger Adjustments		Pro Forma Combined First PacTrust and Beach	Gateway Historical	Pro Forma Transaction Adjustments		Pro Forma Combined First PacTrust, Beach and Gateway
Assets:
Cash and due from banks	$5,447	$8,961	$—		$14,408	$5,342	$—		$19,750
Interest-bearing deposits, fed funds sold & time deposits	55,592	40,852	(25,155)	(1)	71,289	54,598	(16,374)	(10)	109,513
Securities held to maturity	—	—	—		—	85	10	(11)	95
Securities available for sale	74,613	6,821	—		81,434	89	—		81,523
Federal Home Loan Bank stock, at cost	7,650	1,448	—		9,098	697	—		9,795
Loans	680,336	248,744	(8,830)	(2)	920,250	109,578	(10,258)	(12)	1,019,570
Less: Allowance for loan losses	8,431	6,020	(6,020)	(3)	8,431	3,665	(3,665)	(13)	8,431

Net Loans	671,905	242,724	(2,810)		911,819	105,913	(6,593)		1,011,139
Accrued interest receivable	3,466	941	—		4,407	356	—		4,763
Real estate owned, net	15,019	—	—		15,019	4,316	—		19,335
Premises and equipment, net	8,716	354	—		9,070	601	—		9,671
Bank owned life insurance investment	18,295	—	—		18,295	—	—		18,295
Prepaid FDIC assessment	2,781	—	—		2,781	—	—		2,781
Goodwill	—	—	4,136	(4)	4,136	459	(459)	(14)	4,136
Other identifiable intangibles	—	—	7,134	(5)	7,134	34	1,542	(15)	8,710
Other assets	18,782	2,108	—	(6)	20,890	3,150	2,517	(16)	26,557

Total assets	$882,266	$304,209	$(16,695)		$1,169,780	$175,640	$(19,357)		$1,326,063

Liabilities and Stockholders' Equity:
Deposits
Noninterest-bearing	$21,702	$62,904	$—		$84,606	$20,629	$—		$105,235
Interest-bearing	45,943	14,095	—		60,038	954	—		60,992
Money market accounts	85,973	39,331	—		125,304	25,766	—		151,070
Savings accounts	135,438	121,484	—		256,922	5,172	—		262,094
Certificates of deposits	396,878	25,297	253	(7)	422,428	95,205	952	(17)	518,585

Total deposits	$685,934	$263,111	$253		$949,298	$147,726	$952		$1,097,976
Advances from Federal Home Loan Bank	30,000	—	—		30,000	529	—		30,529
Accrued expenses and other liabilities	5,857	4,048	1,710	(8)	11,615	3,765	—	(18)	15,380

Total liabilities	$721,791	$267,159	$1,963		$990,913	$152,020	$952		$1,143,885
Stockholders' equity	160,475	37,050	(18,658)	(9)	178,867	23,620	(20,309)	(19)	182,178

Total liabilities and stockholders' equity	$882,266	$304,209	$(16,695)		$1,169,780	$175,640	$(19,357)		$1,326,063

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the twelve month period ended December 31, 2010

(In thousands of dollars except share and per share data)

		Beach Merger				Gateway Acquisition
					Pro Forma Combined First PacTrust and Beach				Pro Forma Combined First PacTrust, Beach and Gateway
	First PacTrust Historical	Beach Historical	Pro Forma Merger Adjustments			Gateway Historical	Pro Forma Transaction Adjustments
Interest income
Loans, including fees	$35,439	$14,012	$562	(20)	$50,013	$8,005	$1,319	(20)	$59,337
Securities and other	5,505	438	—	(20)	5,943	129	(2)	(20)	6,070

Total interest income	40,944	14,450	562		55,956	8,134	1,317		65,407
Interest expense
Deposits	7,933	3,383	84	(20)	11,400	2,451	318	(20)	14,169
Borrowings	2,855	157	—		3,012	1	—		3,013

Total interest expense	10,788	3,540	84		14,412	2,452	318		17,182

Net interest income before provision for loan losses	30,156	10,910	478		41,544	5,682	999		48,225
Provision for loan losses	8,957	2,394	—	(21)	11,351	2,775	—	(21)	14,126

Net interest income after provision for loan losses	21,199	8,516	478		30,193	2,907	999		34,099
Non-interest income:
Customer service charges, fee and other	1,336	754	—		2,090	214	—		2,304
Loan servicing	—	400	—		400	288	—		688
Net gain on sale of loans	—	386	—		386	34,287	—		34,673
Net gain on sale of securities	3,274	—	—		3,274	—	—		3,274
Other	269	609	—		878	527	—		1,405

Total non-interest income	4,879	2,149	—	(22)	7,028	35,316	—	(22)	42,344
Non-interest expense
Salaries and benefits	9,866	5,670	—		15,536	22,392	—		37,928
Occupancy and equipment expense	1,914	1,031	—		2,945	3,110	—		6,055
OREO expense	3,001	43	—		3,044	1,697	—		4,741
Amortization of core deposit and other intangibles	—	—	1,427	(23)	1,427	—	315	(23)	1,742
Merger and acquisition integration expenses	—	—	—	(24)	—	—	—	(24)	—
Other	7,436	2,303	—		9,739	10,062	—		19,801

Total non-interest expense	22,217	9,047	1,427	(25)	32,691	37,261	315	(25)	70,267

Income before income taxes	3,861	1,618	(949)		4,530	962	684		6,176
Income tax expense/(benefit)	1,036	—	281	(26)	1,317	692	—	(26)	2,009

Net income	$2,825	$1,618	$(1,230)		$3,213	$270	$684		$4,167

Preferred stock dividends and discount accretion	960	550	—		1,510	—	—		1,510

Net income available to common shareholders	$1,865	$1,068	$(1,230)		$1,703	$270	$684		$2,657

Basic earnings per share	$0.37	$0.26			$0.26	$27.02			$0.41

Diluted earnings per share	$0.37	$0.26			$0.26	$27.02			$0.41

Weighted average common shares outstanding—basic	5,108,075	4,036,484	(2,704,444)	(27)	6,440,115	9,999	(9,999)	(27)	6,440,115
Weighted average common shares outstanding—diluted	5,108,075	4,057,526	(2,718,542)	(27)	6,447,059	9,999	(9,999)	(27)	6,447,059

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the six month period ended June 30, 2011

(In thousands of dollars except share and per share data)

		Beach Merger				Gateway Acquisition
					Pro Forma Combined First PacTrust and Beach				Pro Forma Combined First PacTrust, Beach and Gateway
	First PacTrust Historical	Beach Historical	Pro Forma Merger Adjustments			Gateway Historical	Pro Forma Transaction Adjustments
Interest income
Loans, including fees	$15,179	$7,607	$281	(20)	$23,067	$3,096	$659	(20)	$26,822
Securities and other	2,352	179	—	(20)	2,531	87	(1)	(20)	2,617

Total interest income	17,531	7,786	281		25,598	3,183	658		29,439
Interest expense
Deposits	2,500	1,302	42	(20)	3,844	900	159	(20)	4,903
Borrowings	868	—	—		868	—	—		868

Total interest expense	3,368	1,302	42		4,712	900	159		5,771

Net interest income before provision for loan losses	14,163	6,484	239		20,886	2,283	499		23,668
Provision for loan losses	451	686	—	(21)	1,137	—	—	(21)	1,137

Net interest income after provisions for loan losses	13,712	5,798	239		19,749	2,283	499		22,531
Non-interest income:
Customer service charges, fee and other	711	291	—		1,002	80	—		1,082
Loan servicing	—	201	—		201	65	—		266
Net gain on sale of loans	—	609	—		609	12,663	—		13,272
Net gain on sale of securities	1,437	—	—		1,437	—	—		1,437
Other	254	2	—		256	80	—		336

Total non-interest income	2,402	1,103	—	(22)	3,505	12,888	—	(22)	16,393
Non-interest expense
Salaries and benefits	6,237	3,336	—		9,573	10,860	—		20,433
Occupancy and equipment expense	1,196	551	—		1,747	1,531	—		3,278
OREO expense	1,377	26	—		1,403	577	—		1,980
Amortization of core deposit and other intangibles	—	—	634	(23)	634	—	140	(23)	774
Merger and acquisition integration expenses	—	—	—	(24)	—	—	—	(24)	—
Other	4,005	1,990	—		5,995	5,185	—		11,180

Total non-interest expense	12,815	5,903	634	(25)	19,352	18,153	140	(25)	37,645

Income (loss) before income taxes	3,299	998	(395)		3,902	(2,982)	359		1,279
Income tax expense/(benefit)	1,057	—	253	(26)	1,310	3,290	(4,392)	(26)	208

Net income (loss)	$2,242	$998	$(648)		$2,592	$(6,272)	$4,751		$1,071

Preferred stock dividends and discount accretion	—	194			194	—			194

Net income (loss) available to common shareholders	$2,242	$804	$(648)		$2,398	$(6,272)	$4,751		$877

Basic earnings (loss) per share	$0.23	$0.20			$0.22	$(627.22)			$0.08

Diluted earnings (loss) per share	$0.23	$0.20			$0.22	$(627.22)			$0.08

Weighted average common shares outstanding—basic	9,707,554	4,036,984	(2,704,779)	(27)	11,039,759	9,999	(9,999)	(27)	11,039,759
Weighted average common shares outstanding—diluted	9,722,160	4,080,295	(2,733,798)	(27)	11,068,657	9,999	(9,999)	(27)	11,068,657

The accompanying notes are an integral part of these pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note A—Basis of Presentation

        The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of First PacTrust resulting from the proposed Gateway acquisition and/or the proposed Beach merger under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Gateway and Beach are recorded by First PacTrust at their respective fair values as of the date each transaction is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of First PacTrust, Gateway and/or Beach as of June 30, 2011, and assumes that the proposed Gateway acquisition and the proposed Beach merger were completed on that date. The unaudited pro forma combined condensed consolidated statements of operations for the twelve month period ended December 31, 2010 and the six month period ended June 30, 2011 give effect to the Gateway acquisition and/or the proposed Beach merger as if both transactions had been completed on January 1, 2010.

        Since the transactions are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to First PacTrust's balance sheet. In addition, certain anticipated nonrecurring costs associated with the Gateway acquisition and/or the Beach merger such as potential severance, professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the six months ended June 30, 2011 and the year ended December 31, 2010, First PacTrust assumed no adjustments to the historical amount of Gateway's or Beach's provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Gateway's or Beach's provision for credit losses presented.

        The historical financial results of Gateway for the year ended December 31, 2010 included professional fees of $2.6 million associated with corporate finance activities, including the proposed acquisition by First PacTrust.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Gateway and Beach are in the process of being reviewed in detail by First PacTrust. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the proposed Gateway acquisition and/or the proposed Beach merger, the plan to integrate First PacTrust's, Gateway's and Beach's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and assessing a possible deferred tax asset valuation allowance from a likely change in

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note C—Merger and Acquisition Integration Costs (Continued)

control for tax purposes. First PacTrust also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions.

Note D—Estimated Annual Cost Savings

        First PacTrust expects to realize cost savings following the Gateway acquisition. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

        (1)   Payment for cash consideration of $19 million to Beach shareholders and repayment of TARP preferred stock is assumed to be funded by the liquidation of interest-bearing deposits.

        (2)   Adjustment made to reflect the preliminary estimated market value of Beach's loans, which includes an estimate of lifetime credit losses, loans include net deferred costs and unearned discounts.

        (3)   Purchase accounting reversal of Beach's allowance for loan losses, which cannot be carried over.

        (4)   Represents the recognition of goodwill resulting from the difference between the net fair value of the acquired assets and assumed liabilities and the consideration paid to Beach shareholders. The

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

excess of the fair value of net assets acquired over consideration paid was recorded as goodwill and can be summarized as follows (in thousands of dollars, except share and per share data):

Calculation of Pro Forma Goodwill
Beach common shares outstanding at merger announcement		4,046,733
TARP restricted shares		60,109
Additional restricted shares		21,563

Total Beach common shares*		4,128,405
Multiplied by exchange ratio (number of First PacTrust shares for every Beach share)		0.33

First PacTrust shares issued		1,362,374

Value of stock consideration paid to Beach shareholders, based on price of First PacTrust common stock of $13.50 per share		$18,392
Cash payment to Beach shareholders ($4.61 per Beach share)		19,032

Total pro forma consideration paid		$37,424

Carrying value of Beach net assets at June 30, 2011		$37,050
Less: Beach TARP Preferred stock		6,123

Carrying value of Beach net assets attributable to common shareholders at June 30, 2011		$30,927
Fair value adjustments (debit / (credit)):
Loans, net	(2,810)
Core deposit intangible	7,134
Certificates of deposit	(253)
Deferred tax effect of adjustments (42%)	(1,710)

Total fair value adjustments		2,361

Fair value of net assets acquired on June 30, 2011		$33,288

Excess of fair value of net assets acquired over consideration paid		$4,136

*
Total Beach common shares does not reflect Beach options issued to officers and directors that may (1) become exercisable and (2) are in-the-money as of the date of the completion of the merger.

        (5)   Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 3% of core deposits liabilities.

        (6)   Adjustments to other assets do not reflect a potential adjustment to Beach's deferred tax asset valuation allowance.

        (7)   Adjustment made to reflect the preliminary estimated market value of Beach's certificate of deposit liabilities.

        (8)   A net deferred tax liability resulting from the fair value adjustments related to the acquired assets and assumed liabilities.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

        (9)   Purchase accounting reversal of Beach's common equity accounts and repayment of TARP preferred stock.

        (10) Payment for cash consideration of $16.374 million to acquire all shares of Gateway is assumed to be funded by the liquidation of interest-bearing deposits.

        (11) Adjustment made to reflect the market value of Gateway's securities, representing unrealized gains on securities held to maturity as of June 30, 2011.

        (12) Adjustment made to reflect the preliminary estimated market value of Gateway's loans, which includes an estimate of lifetime credit losses; loans include loans held for sale and net deferred costs and unearned discounts.

        (13) Purchase accounting reversal of Gateway's allowance for loan losses, which cannot be carried over.

        (14) Purchase accounting reversal of Gateway's $459 thousand in goodwill, which cannot be carried over.

        (15) Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 3% of core deposits liabilities, partially offset by the elimination of existing Gateway $34 thousand core deposit intangibles.

        (16) A net deferred tax asset resulting from the fair value adjustments related to the acquired assets and assumed liabilities. The adjustment does not reflect a potential adjustment to Gateway's deferred tax asset valuation allowance.

        (17) Adjustment made to reflect the preliminary estimated market value of Gateway's certificate of deposit liabilities.

        (18) Adjustments to accrued expenses and other liabilities do not reflect potential adjustments to Gateway's loan sales repurchase liability.

        (19) Purchase accounting reversal of Gateway's equity accounts partially offset by preliminary estimate of a bargain purchase gain resulting from the difference of the net fair value of acquired assets and assumed liabilities and the consideration paid to Gateway shareholders. The excess of the

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

fair value of net assets acquired over consideration paid was recorded as bargain purchase gain and can be summarized as follows (in thousands of dollars):

Calculation of Pro Forma Bargain Purchase Gain
Original consideration to be paid to Gateway shareholders (cash)		$17,000
Less: Price adjustment based on delivered Tier 1 capital		(626)

Total consideration paid to Gateway shareholders (cash)		$16,374

Carrying value of Gateway net assets at June 30, 2011		$23,620
Fair value adjustments (debit / (credit)):
Investment securities	$10
Loans, net	(6,593)
Elimination of Gateway's goodwill	(459)
Elimination of Gateway's CDI	(34)
Core deposit intangible	1,576
Certificates of deposit	(952)
Deferred tax effect of adjustments (42%)	2,517

Total fair value adjustments		(3,935)

Fair value of net assets acquired on June 30, 2011		$19,685

Excess of fair value of net assets acquired over consideration paid (bargain purchase gain)		$3,311

Other Adjustments to Tier 1 capital per Gateway's 6/30/2011 Call Report
Disallowed goodwill and other disallowed intangible assets	493
Disallowed servicing assets and purchased credit card relationships	62

Total other adjustments to Tier 1 capital		$555

        (20) The amortization/accretion of fair value adjustments related to loans, investment securities and deposits over the estimated lives of the related asset or liability.

        (21) Provision for loan losses does not reflect any potential impact of the fair value adjustments related to loans which includes an estimate of lifetime credit losses.

        (22) Noninterest income does not reflect revenue enhancement opportunities.

        (23) Amortization of core deposit intangibles over nine years on an accelerated method.

        (24) Beach merger and Gateway acquisition integration expenses of $1.25 million and $2.5 million, respectively, primarily for severance, professional, legal and conversion related expenditures, are not reflected as they are nonrecurring expenses. These integration costs will be expensed by First PacTrust as required by generally accepted accounting principles, or GAAP.

        (25) Noninterest expenses do not reflect anticipated cost savings.

        (26) Reflects the tax impact of the pro forma transaction adjustments at First PacTrust's statutory marginal income tax rate of 42%.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

        (27) Adjustment reflects the elimination of Gateway's and Beach's weighted average shares outstanding, offset by the issuance of 0.33 of a share of First PacTrust common stock for each outstanding share of Beach common stock to be issued in connection with the Beach merger.

Note F—Effect of Hypothetical Adjustments on Gateway's and/or Beach's Historical Financial Statements

        The unaudited pro forma combined condensed consolidated statements of operations for the twelve months ended December 31, 2010 and the six months ended June 30, 2011 present the pro forma results assuming both the Gateway acquisition and the Beach merger occurred on January 1, 2010. The pro forma financial statements for the six months ended June 30, 2011 and for the year ended December 31, 2010 do not reflect any adjustments to eliminate Gateway's and/or Beach's historical provision for loan losses.

        Both Gateway's and Beach's provision for loan losses for the periods presented relate to loans that First PacTrust is required to initially record at fair value. Such fair value adjustments include a component related to the expected lifetime credit losses on those loan portfolios. First PacTrust believes that these same historical provisions would not have been recorded in First PacTrust's combined consolidated financial statements for the periods presented had the transactions been completed on January 1, 2010.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of First PacTrust, Beach and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as "anticipates," "believes," "feels," "expects," "estimates," "seeks," "strives," "plans," "intends," "outlook," "forecast," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to First PacTrust, Beach, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Factors that could cause or contribute to such differences include, but are not limited to: (1) the matters set forth under the section entitled "Risk Factors"; (2) the possibility that expected benefits of the merger or the Gateway acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; (3) that the merger or the Gateway acquisition may not be timely completed, if at all; (4) that prior to the completion of the merger or thereafter, First PacTrust's and Beach's respective businesses may not perform as expected due to transaction-related uncertainty or other factors; (5) that the parties are unable to successfully implement integration strategies; (6) that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; (7) reputational risks and the reaction of the companies' customers to the transaction; (8) diversion of management time on merger-related issues; and (9) those factors referenced in First PacTrust's filings with the SEC.

        For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, First PacTrust and Beach claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First PacTrust and Beach do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First PacTrust, Beach or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

 RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Beach and First PacTrust because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by First PacTrust for the year ended December 31, 2010, as updated by other reports filed with the SEC, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

Because the market price of First PacTrust common stock will fluctuate and the exchange ratio is subject to adjustment as a result of changes in the price of First PacTrust common stock, Beach shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, unless the alternative consideration is paid, each share of Beach common stock will be converted into 0.33 of a share of First PacTrust common stock and $4.61 in cash. This exchange ratio is subject to downward adjustment, as described in the merger agreement and in this proxy statement/prospectus, if the First PacTrust closing share value exceeds $16.50. Additionally, the market value of the merger consideration may vary from the closing price of First PacTrust common stock on the date it announced the merger, on the date that this proxy statement/prospectus was mailed to Beach shareholders, on the date of the special meeting of the Beach shareholders and on the date the merger is completed and thereafter. Any change in the exchange ratio or the market price of First PacTrust common stock prior to the completion of the merger will affect the market value of the merger consideration that Beach shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the control of First PacTrust and Beach, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Beach special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of First PacTrust common stock and for shares of Beach common stock.

The market price of First PacTrust common stock after the merger may be affected by factors different from those affecting the shares of Beach or First PacTrust currently.

        Upon completion of the merger, holders of Beach common stock will become holders of First PacTrust common stock. First PacTrust's business differs from that of Beach, and, accordingly, the results of operations of the combined company and the market price of First PacTrust common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First PacTrust and Beach.

The warrants may not have any value and may have reduced liquidity compared to other securities.

        If the alternative consideration is paid, the warrants will have an exercise price equal to $14.00. If First PacTrust common stock remains below this value during the period when the warrants may be exercised, the warrants will not become exercisable for shares of First PacTrust common stock, and therefore will not have any value. In addition, if the market price of First PacTrust common stock does not rise materially above the exercise price, the warrants may have very little value. First PacTrust has agreed to use commercially reasonable efforts to facilitate the quotation and/or trading of the warrants on the OTC Bulletin Board or other similar U.S. over-the-counter market. However, First PacTrust cannot guarantee that the warrants will be quoted on an over-the-counter market and cannot predict whether an active trading market for the warrants will develop or be sustained. As a result, the warrants may have reduced liquidity compared with securities quoted on an organized market or exchange, may be subject to higher transaction costs for trades and may not trade with or at the same price (on an as-converted basis) as shares of First PacTrust common stock. No market in the warrants may develop, and any market that develops may not last.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Before the merger may be completed, First PacTrust and Beach must obtain various approvals or consents, including from the Federal Reserve Board, the California Department of Financial Institutions and the FDIC. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of First PacTrust following the merger. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected.

        First PacTrust and Beach have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated cost savings, will depend, in part, on our ability to successfully combine the businesses of First PacTrust and Beach. To realize these anticipated benefits, after the completion of the merger, First PacTrust expects to integrate Beach's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect First PacTrust's ability to successfully conduct its business in the markets in which Beach now operates, which could have an adverse effect on First PacTrust's financial results and the value of its common stock. If First PacTrust experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. Moreover, First PacTrust expects to commence these integration initiatives before it has completed a similar integration of assets it expects to acquire in the Gateway acquisition, which could cause both of these integration initiatives to be delayed or rendered more costly or disruptive than would otherwise be the case. As with any merger of financial institutions, there also may be business disruptions that cause Beach to lose customers or cause customers to remove their accounts from Beach and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Beach and First PacTrust during this transition period and for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinion obtained by Beach from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

        Beach has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Sandler O'Neill, Beach's financial advisor. Changes in the operations and prospects of Beach or First PacTrust, general market and economic conditions and other factors that may be beyond the control of Beach and First PacTrust, and on which the fairness opinion was based, may alter the value of Beach or First PacTrust or the prices of shares of Beach common stock or First PacTrust common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Beach does not anticipate asking its financial advisor to update its opinion, the August 30, 2011 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is attached as Annex B to this proxy statement/prospectus. For a description of the opinion that Beach received from its financial advisor, see "The Merger—Opinion of Sandler O'Neill + Partners, L.P." For a description of the other factors considered by Beach's board of directors in determining to approve the merger, see "The Merger—Beach's Reasons for the Merger; Recommendation of Beach's Board of Directors."

Some of the directors and executive officers of Beach may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger agreement.

        The interests of some of the directors and executive officers of Beach may be different from those of Beach common shareholders, and directors and officers of Beach may be participants in arrangements that are different from, or in addition to, those of Beach common shareholders. These interests are described in more detail in the section entitled "The Merger—Interests of Beach's Directors and Executive Officers in the Merger."

Termination of the merger agreement could negatively impact Beach.

        If the merger agreement is terminated, there may be various consequences. For example, Beach's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the market price of Beach common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Beach's board of directors seeks another merger or business combination, Beach shareholders cannot be certain that Beach will be able to find a party willing to pay the equivalent or greater consideration than that which First PacTrust has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Beach's board of directors, Beach may be required to reimburse First PacTrust's expenses related to the merger and pay First PacTrust a termination fee of $2 million.

Beach will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Beach. These uncertainties may impair Beach's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Beach to seek to change existing business relationships with Beach. Retention of certain employees by Beach may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Beach. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Beach, Beach's business following the merger could be harmed. In addition, subject to certain exceptions, Beach has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to Beach.

The merger and the Gateway acquisition are subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the transactions.

        Before the merger and the Gateway acquisition may be completed, approvals or consents must be obtained from various regulatory authorities. In deciding whether to grant these approvals, the relevant governmental entity will make a determination of whether, among other things, the transactions are in the public interest. Regulatory entities may impose conditions on the completion of the transactions or require changes to the terms of the transactions. Although the parties do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions or imposing additional costs on or limiting the revenues of the combined company following the transactions, any of which might have a material adverse effect on the combined company following the transactions. See "The Merger—Regulatory Approvals Required for the Merger."

The unaudited pro forma financial data and internal earnings estimates for First PacTrust and Beach included in this proxy statement/prospectus are preliminary, and First PacTrust's actual financial position and operations after the completion of the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        The unaudited pro forma financial data and internal earnings estimates for both First PacTrust and Beach in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what First PacTrust's actual financial position or operations would have been had the merger and the Gateway acquisition been completed on the dates indicated. For more information, see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information."

The completion of the merger may trigger change in control provisions in certain agreements to which Beach is a party.

        The completion of the merger may trigger change in control provisions in certain agreements to which Beach is a party. If Beach or First PacTrust are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements (including terminating the agreements or seeking monetary penalties). Even if Beach or First PacTrust was able to obtain waivers, the counterparties may demand a fee for such waiver or seek to renegotiate the agreements on materially less favorable terms than those currently in place.

THE BEACH SPECIAL MEETING

        This section contains information for Beach shareholders about the special meeting that Beach has called to allow its shareholders to consider and approve the merger agreement. Beach is mailing this proxy statement/prospectus to you, as a Beach shareholder, on or about [    ]. Together with this proxy statement/prospectus, Beach is also sending to you a notice of the special meeting of Beach shareholders and a form of proxy card that Beach's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

        This proxy statement/prospectus is also being furnished by First PacTrust to Beach shareholders as a prospectus in connection with the issuance of shares of First PacTrust common stock upon completion of the merger.

Date, Time and Place of Meeting

        The special meeting will be held at the Ayres Hotel, 14400 Hindry Avenue, Hawthorne, California 90250 on [    ], at 9:30 am local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger agreement and the transactions it contemplates; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Recommendation of Beach's Board of Directors

        Beach's board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Beach and its shareholders and has unanimously approved the merger and the merger agreement. Beach's board of directors unanimously recommends that Beach shareholders vote "FOR" approval of the merger agreement and "FOR" the adjournment proposal. See "The Merger—Beach's Reasons for the Merger; Recommendation of Beach's Board of Directors" for a more detailed discussion of Beach's board of directors' recommendation.

Record Date and Quorum

        Beach's board of directors has fixed the close of business on [    ] as the record date for determining the holders of Beach common stock entitled to receive notice of and to vote at the Beach special meeting.

        As of the record date, there were [    ] shares of Beach common stock outstanding and entitled to vote at the Beach special meeting held by approximately [    ] holders of record. Each share of Beach common stock entitles the holder to one vote at the Beach special meeting on each proposal to be considered at the Beach special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Beach common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Beach common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Beach special meeting. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beach common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Beach common stock you held as of the record date. Because approval is based on the affirmative vote of a majority of shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the merger agreement or an abstention will have the same effect as a vote against approval of the merger agreement.

        Approval of the adjournment proposal requires the affirmative vote of a majority of shares of Beach common stock entitled to vote on, and represented in person or by proxy at the special meeting, even if less than a quorum. Because approval of the adjournment proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the special meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the adjournment proposal, however, will have no effect on such proposal.

Shares Held by Officers and Directors

        As of the record date, directors and executive officers of Beach and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Beach common stock, representing approximately [    ]% of the shares of Beach common stock outstanding on that date, and held options to purchase [    ] shares of Beach common stock and [    ] shares underlying restricted stock awards. Each of the directors of Beach and certain of the executive officers of the Beach have entered into voting agreements with First PacTrust, pursuant to which they have agreed, solely in their capacity as Beach shareholders, to vote all of their shares of Beach common stock in favor of the proposals to be presented at the special meeting. As of the record date, the directors and executive officers that are party to the voting agreements owned and were entitled to vote an aggregate of approximately [    ] shares of Beach common stock, representing approximately [    ]% of the shares of Beach common stock outstanding on that date. As of the record date, First PacTrust and its subsidiaries held no shares of Beach common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held [    ] shares of Beach common stock. See "The Merger—Interests of Beach's Directors and Executive Officers in the Merger."

Voting of Proxies; Incomplete Proxies

        Each copy of this proxy statement/prospectus mailed to holders of Beach common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card, regardless of whether you plan to attend the special meeting.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

        Beach shareholders should not send Beach stock certificates with their proxy cards. After the merger is completed, holders of Beach common stock will be mailed a transmittal form with instructions on how to exchange their Beach stock certificates for the merger consideration.

        All shares represented by valid proxies (including those given by telephone or the Internet) that Beach receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Beach common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," such as approval of the merger agreement proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Beach special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. It is expected that brokers, banks and other nominees will not have discretionary authority to vote on either proposal and, as a result, Beach anticipates that there will not be any broker non-votes cast in connection with either proposal. Therefore, if your broker, bank or other nominee holds your shares of Beach common stock in "street name," your broker, bank or other nominee will vote your shares of Beach common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Beach Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Beach's corporate secretary, (3) voting again by telephone or the Internet, or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Beach's corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

  Beach Business Bank
  1230 Rosecrans Avenue, Suite 100
  Manhattan Beach, California 90266
  Attention: Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

 Solicitation of Proxies

        Beach's proxy solicitor is soliciting your proxy in conjunction with the merger. Beach will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Beach will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Beach common stock and secure their voting instructions. Beach will reimburse the record holders for their reasonable expenses in taking those actions. Beach has also made arrangements with Georgeson to assist it in soliciting proxies and has agreed to pay them $8,000 plus reasonable expenses for these services. If necessary, Beach may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Beach shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

        All holders of Beach common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Beach reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Beach's express written consent.

Assistance

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Beach common stock, please contact Georgeson, Beach's proxy solicitor:

  Georgeson, Inc.
  199 Water Street, 26th Floor
  New York, New York 10038
  (800) 219-8343 (Toll Free)

  Banks and brokerage firms please call: (212) 440-9800

 INFORMATION ABOUT FIRST PACTRUST

        First PacTrust is a savings and loan holding company incorporated under Maryland law in March 2002 to hold all of the stock of PacTrust Bank. As a SLHC, First PacTrust activities are limited to banking, securities, insurance and financial services-related activities. First PacTrust is not an operating company and has no significant assets other than all of the outstanding shares of common stock of PacTrust Bank, the net proceeds retained from its initial public offering completed in August 2002, its loan to the First PacTrust Employee Stock Ownership Plan, the proceeds from investments made and the net proceeds retained from a private placement completed in November 2010. First PacTrust has no significant liabilities other than employee compensation. The management of First PacTrust and PacTrust Bank is substantially the same. At June 30, 2011, First PacTrust had consolidated total assets of approximately $882.3 million, gross loans of $680.3 million and total deposits of $685.9 million.

        The principal business of PacTrust Bank consists of attracting retail deposits from the general public and investing these funds primarily in loans secured by first mortgages on owner-occupied, one- to four-family residences, a variety of consumer loans, multi-family and commercial real estate and, to a limited extent, commercial business loans. PacTrust Bank offers a variety of deposit accounts for both individuals and businesses with varying rates and terms, which generally include savings accounts, money market deposits, certificate accounts and checking accounts. PacTrust Bank solicits deposits in PacTrust Bank's market area and, to a lesser extent, from institutional depositors nationwide, and in the past has accepted brokered deposits.

        In June 2011, First PacTrust entered into a definitive agreement to acquire all of the outstanding shares of Gateway Bancorp, the holding company for Gateway Business Bank, for an aggregate purchase price of up to $17 million in cash. It is anticipated that Gateway Business Bank will merge with and into PacTrust Bank immediately following the completion of the Gateway acquisition. At the completion of the Gateway acquisition, the combined company is expected to operate through 14 bank branch locations throughout Southern California (including Los Angeles, Orange, Riverside and San Diego Counties) and 22 loan production offices in California, Arizona and Oregon. Completion of the transaction is subject to certain conditions. First PacTrust expects to complete the transaction in the fourth quarter of 2011, although First PacTrust cannot assure you that the transaction will close on such timetable or at all.

        The principal executive offices of First PacTrust are located at 610 Bay Boulevard, Chula Vista, California 91910, and its telephone number is (619) 691-1519. First PacTrust's website can be accessed at http://www.firstpactrustbancorp.com. Information contained in First PacTrust's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. First PacTrust common stock is quoted on the NASDAQ Global Market under the symbol BANC.

        Additional information about First PacTrust and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

 INFORMATION ABOUT BEACH

        Beach is a California-chartered state bank headquartered in Manhattan Beach, California. Beach opened for business on June 1, 2004. Beach is authorized to engage in the general commercial banking business, and its deposits are insured by the Federal Deposit Insurance Corporation up to the applicable limits of the law. At June 30, 2011, Beach had assets of approximately $304.2 million, gross loans of $249.1 million and total deposits of $263.4 million.

        Beach currently operates three full service branches in the cities of Manhattan Beach (main office), Long Beach and Costa Mesa in Southern Los Angeles County and Northern Orange County of California. Beach also operates a loan production office in Torrance, California, which generates primarily SBA and commercial real estate loans.

        Beach is a community bank engaged in the general commercial banking business. Beach offers a variety of deposit and loan products to individuals and small- to mid-sized businesses. Beach's business plan emphasizes providing highly specialized financial services in a personalized manner to individuals and businesses in its service area. The company's key strengths are customer service and an experienced management team familiar with the community. To better serve its business customers, Beach makes available a "remote capture" deposit product, as well as enhanced internet banking, electronic bill-pay and ACH origination. Through The Doctors Bank®, a division of Beach, the company also serves physicians and dentists nationwide. In addition, Beach specializes in providing SBA loans, as member of the SBA's Preferred Lender Program.

Lending Activities

        Beach offers a wide variety of loan products, however, a substantial majority of its loans are real estate loans, including commercial real estate loans. As of June 30, 2011, Beach's loan portfolio included approximately $6.0 million or 2.42% construction loans, $140.9 million or 56.58% real estate loans and $102.0 million or 40.95% commercial and industrial (C&I) loans (including government-guaranteed loans, but not including commercial real estate loans). Of the total real estate loans as of June 30, 2011, $50.7 million or 20.37% were owner occupied commercial real estate loans and $90.2 million or 36.21% were non-owner occupied loans.

        Beach also specializes in providing SBA loans to small businesses under the SBA's 7(a), 504 and Express Programs. The SBA 7(a) and Express Programs provide working capital to support business expansion or start a business. The SBA 504 Program helps businesses purchase an owner-occupied office building, warehouse or distribution center. For 7(a) and Express loans, a significant portion of the loans are generally guaranteed by the United States government. Beach may retain the guaranteed portion on its own balance sheet, or it may sell the guaranteed portions of fully advanced 7(a) and Express loans into the secondary market. SBA rules require that Beach always service 7(a) and Express loans and that Beach retain a minimum of 5% of each 7(a) and Express loan.

        Under applicable state banking laws, Beach cannot loan to a single borrower more than 15% of Beach's statutory capital base, unless the entire amount of the loan is secured by readily marketable collateral or certain real estate, in which case the limit is 25% of Beach's statutory capital base. As of June 30, 2011, Beach's legal lending limits to a single borrower and the borrower's related parties were approximately $10.8 million on a secured basis and $6.5 million for unsecured loans.

        The Doctors Bank® division of Beach offers all of Beach's general loan and deposit products to physicians and dentists across the country under a separate brand name. The Doctors Bank® products generally are not otherwise unique, however, Beach believes that doctors appreciate that Beach's employees are service-driven and responsive to their needs.

 Deposit Products

        Beach markets its deposit products to the local community and through The Doctors Bank® and offers a full range of deposit accounts, including non-interest-bearing demand deposit accounts, interest-bearing checking accounts, regular savings accounts, retirement accounts and certificates of deposit. Beach offers certificates of deposit with terms ranging from 30 days to five years.

        Most of Beach's deposits are generated from relationship banking and advertising in the company's local markets. However, Beach also has, at times, attracted non-local ("brokered") certificates of deposit at market rates. Beach anticipates that brokered deposits will be used from time to time in the future as an additional source of funding loan growth and for interest rate management purposes. At June 30, 2011, an aggregate of $16.1 million of Beach's total deposits were considered to be brokered deposits, with original maturities generally ranging from three to 30 years. Due to the generally longer maturities and the restrictions in the deposit agreement, brokered deposits tend to provide a stable deposit base, however, the depositors usually do not have a relationship with Beach and primarily are shopping for the highest interest rates.

Other Products and Services

        Beach also offers other customary banking products and services, including, among other things, wire transfers, courier service, overdraft protection, business and personal credit cards, merchant bankcard services, cash management services, debit cards and ATM cards. Beach also offers Internet banking service which allows customers to review their account information, issue stop payment orders, pay bills, transfer funds and view images of cancelled checks online. Beach also offers remote deposit capture as an additional service to its business customers. Remote deposit capture permits a customer to input checks into a check scanner located at the customer's business location and forward the check images to Beach in lieu of depositing the physical checks at a bank branch. Beach does not presently operate a trust department and does not anticipate establishing a trust department in the foreseeable future.

        Beach's principal executive offices are located at 1230 Rosecrans Avenue, Suite 100, Manhattan Beach, California 90266, and its telephone number is (310) 536-2260. Beach's website can be accessed at http://www.beachbusinessbank.com. Information contained in Beach's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

THE MERGER

        The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

 Terms of the Merger

        First PacTrust's and Beach's boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of Beach by First PacTrust through the merger of Beach with and into a wholly owned subsidiary of First PacTrust that will be formed prior to the completion of the merger, with the merger sub continuing as the surviving entity. In the merger, each share of Beach common stock, no par value, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Beach common stock held by Beach, First PacTrust or the merger sub, will be converted into (1) 0.33 of a share of First PacTrust common stock, subject to the adjustment described in the following sentence, and (2) $4.61 in cash. If the First PacTrust closing share value exceeds $16.50, then the exchange ratio will be decreased to a number equal to the quotient of 5.44 divided by the First PacTrust closing share value. No fractional shares of First PacTrust common stock will be issued in connection with the merger, and holders of Beach common stock will be entitled to receive cash in lieu thereof.

        If the First PacTrust closing share value is less than $13.50, or if First PacTrust otherwise determines that there is a reasonable possibility that the First PacTrust common stock to be issued in the merger, as a percentage of the total consideration in the merger, will be less than that necessary to assure reorganization treatment of the merger for tax purposes, then (1) the merger will be restructured, such that Beach will merge with and into the merger sub, with Beach continuing as the surviving entity, and (2) each share of Beach common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Beach common stock held by Beach, First PacTrust or the merger sub, will be converted into (A) $9.12 in cash and (B) one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for a period of one year following the completion of the merger.

        If the merger is not completed on or before April 2, 2012 due to the failure to obtain regulatory approvals, the aggregate consideration payable to Beach shareholders will be increased by $100,000 for each month beginning on February 1, 2012 until the merger is completed. However, this additional consideration will not exceed the net income of Beach during the period beginning on February 1, 2012 and ending on the date of the completion of the merger.

        Beach shareholders are being asked to approve the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

        It is expected that immediately following completion of the merger, the merger sub will continue to operate under the name of "Beach Business Bank."

Background of the Merger

        Each of First PacTrust's and Beach's board of directors has from time to time separately engaged with senior management of their respective companies in reviews and discussions of potential strategic alternatives, and has considered ways to enhance their respective performance and prospects in light of competitive and other relevant developments. For each company, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

        Starting in early 2011, senior executives and directors of both companies met informally on a few occasions and discussed their respective companies and the industries in which they operate, including general industry trends and strategic developments. Following these initial meetings, representatives of each company expressed a desire to continue preliminary discussions regarding strategic matters.

        Thereafter, in April and May, 2011, Beach entered into confidentiality agreements and exchanged preliminary business and financial information with two community banking institutions respecting possible stock-for-stock business combinations. Neither situation progressed beyond preliminary stages.

        In late May 2011, a representative of Wunderlich Securities, Inc. hosted a dinner between a director of First PacTrust and Robert M. Franko, President and Chief Executive Officer of Beach to discuss the possibility of a strategic transaction involving the two organizations. Representatives from First PacTrust and Beach subsequently held initial discussions to discuss informally their respective companies and potential strategic transactions, none of which progressed beyond preliminary stages. On May 26, 2011, at Beach's regular monthly board meeting, Beach directors were informed of these discussions and Beach's board of directors authorized further engagement with First PacTrust, if the opportunity should arise.

        During mid-June of 2011, First PacTrust communicated to Beach an outline of a potential strategic business combination transaction, which contemplated a stock-for-stock transaction based on each institution's respective tangible book value per share. Thereafter, in late June and early July of 2011, senior executives and directors of both First PacTrust and Beach engaged in several discussions regarding the terms of a potential strategic business combination transaction, and the parties commenced preliminary due diligence. During this time, Sandler O'Neill, Beach's financial advisor, and representatives of First PacTrust had general discussions regarding pricing considerations. During these discussions, First PacTrust provided a proposal that would have resulted in each share of Beach common stock being converted into 0.542 of a share of First PacTrust common stock.

        On June 23, 2011, Beach's board of directors, at its regular monthly board meeting, discussed First PacTrust's indications of interest in respect of a potential strategic business combination, including the pricing considerations that had been discussed to date. Representatives of Sandler O'Neill made a presentation to directors, following which Beach's board of directors determined that the First PacTrust proposal was inadequate. Following this meeting, Mr. Franko and other representatives of Beach, including Sandler O'Neill, and senior executives and directors of First PacTrust continued to hold discussions regarding a potential strategic business combination transaction and indicative pricing for such a transaction. During the course of these discussions, Mr. Franko indicated that First PacTrust would need to increase its pricing levels in order for discussions to continue. During subsequent conversations, First PacTrust increased the stock consideration level of its preliminary proposal to 0.60 of a share of First PacTrust common stock for each share of Beach common stock. In response to this revised proposal, Mr. Franko and other representatives of Beach, including Sander O'Neill, communicated to First PacTrust's representatives that a business combination transaction between the two companies would require a combination of (1) an increased transaction price, (2) a cash component to the consideration and (3) a mechanism to provide Beach shareholders with a satisfactory level of protection against decreases in the trading price of First PacTrust common stock prior to the completion of the transaction.

        On July 9, 2011 First PacTrust sent an indication of interest to Beach outlining revised proposed terms of a potential strategic business combination transaction. The proposed terms contemplated a cash and stock merger structure whereby approximately 55% of the merger consideration would be in the form of shares of First PacTrust common stock and approximately 45% of the merger consideration would be in the form of cash.

        On July 11, 2011, Mr. Franko, following consultation with Beach's board of directors, indicated to First PacTrust Beach's willingness to begin negotiations based on the terms of the July 9, 2011 indicative proposal, and thereafter the parties commenced formal due diligence. Following this commencement of due diligence, Mr. Franko and other representatives of Beach, including Sandler O'Neill, and senior executives and directors of First PacTrust continued to hold periodic discussions regarding the terms of the potential strategic business combination transaction and preliminary due diligence findings.

        Throughout the remainder of July and early August, representatives of Beach and First PacTrust continued to hold preliminary discussions regarding a potential transaction. Also, during August the parties and their representatives continued due diligence meetings and began discussing the potential terms of a draft merger agreement.

        In late August, Mr. Franko and other representatives of Beach, including Sandler O'Neill, and senior executives and directors of First PacTrust met to discuss the proposed merger consideration. As a result of the continuing volatility in the U.S. and global financial markets, including its impact on participants in the banking services industry and their share prices, Mr. Franko and the other Beach representatives expressed to First PacTrust representatives a desire to increase the certainty of value to Beach shareholders in the proposed merger by modifying the components of the merger consideration in the event that the closing share value of First PacTrust common stock at the completion of the merger was less than $13.50, by increasing the cash component and correspondingly decreasing the First PacTrust common stock component of the merger consideration. Following extensive discussions, representatives of First PacTrust agreed to meet Beach's request by offering cash consideration of $9.12, together with one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, per share of Beach common stock in the event that the closing share value of First PacTrust common stock at the completion of the merger was less than $13.50.

        On August 25, 2011, at Beach's regular monthly board meeting, Beach directors discussed the status of the negotiations with First PacTrust and progress toward a definitive merger agreement. In the course of that meeting, Beach's board of directors received presentations from management, Sandler O'Neill and its outside legal adviser, King, Holmes, Paterno & Berliner, LLP, including with respect to the revised proposal from First PacTrust as communicated to Mr. Franko and other Beach representatives during the August 24, 2011 conference call. Following discussion among the board members, Beach's board of directors approved the revised proposal regarding the merger consideration and authorized Beach senior management to continue negotiations and finalize definitive documentation with First PacTrust and its representatives. Following the meeting, over the next several days, First PacTrust and its outside legal adviser, Wachtell, Lipton, Rosen & Katz, and Beach and King Holmes continued negotiations regarding the terms and conditions of the draft merger agreement.

        On August 30, 2011, First PacTrust's board of directors held a special meeting and discussed the terms and conditions of the merger and the draft merger agreement. In the course of that meeting, First PacTrust's board of directors received presentations from management, Wachtell Lipton and First PacTrust's financial advisor, Wunderlich Securities. Following discussion, First PacTrust's board of directors unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized First PacTrust's management to execute the merger agreement.

        On August 30, 2011, Beach's board of directors held a special meeting and discussed the terms and conditions of the merger and the draft merger agreement. In the course of that meeting, Beach's board of directors received presentations from management, Sandler O'Neill and King, Holmes, Paterno & Berliner. Beach's board of directors reviewed a fairness opinion from Sandler O'Neill indicating that the merger consideration was fair from a financial point of view to Beach shareholders as of the date the opinion was issued. For more information on the fairness opinion from Sandler O'Neill, see "—Opinion of Sandler O'Neill + Partners, L.P." and Annex B to this proxy statement/prospectus, in which the full text of the opinion is attached. Representatives of King, Holmes, Paterno & Berliner reviewed the details of the merger agreement with Beach's board of directors.

        Following an extensive discussion, Beach's board of directors unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized Beach's management to execute the merger agreement. Following market close on August 30, 2011, the merger agreement was executed by officers of First PacTrust and Beach, and First PacTrust and Beach issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger.

Beach's Reasons for the Merger; Recommendation of Beach's Board of Directors

        After careful consideration, at its meetings on August 25, 2011 and August 30, 2011, Beach's board of directors determined that the plan of merger contained in the merger agreement is in the best interests of Beach and its shareholders and that the consideration to be received in the merger is fair to the common shareholders of Beach. Accordingly, Beach's board of directors, by a unanimous vote, adopted and approved the merger agreement and unanimously recommends that Beach shareholders vote "FOR" approval of the merger agreement.

        In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, Beach's board of directors consulted with Beach's management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors:

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  Its knowledge of Beach's business, operations, financial condition, earnings and prospects and of First PacTrust's business, operations, financial condition, earnings and prospects, taking into account the results of Beach's due diligence review of First PacTrust.

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  Its knowledge of the current environment in the financial services industry, including national and regional economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies' potential growth, development, productivity, profitability and strategic options, and the historical market prices of Beach common stock.

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  The careful review undertaken by Beach's board of directors and management, with the assistance of Beach's legal and financial advisors, with respect to the strategic alternatives available to Beach, if it remained an independent business bank.

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  The complementary aspects of the Beach and First PacTrust businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' management and operating styles.

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  The value to Beach shareholders from diversifying Beach's business banking model by combining it with First PacTrust's retail banking model.

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  First PacTrust's commitment to enhancing its strategic position in the State of California.

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  The potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company's earnings and the fact that the nature of the merger consideration would allow former Beach shareholders to participate as First PacTrust shareholders or warrantholders, as applicable, in the benefits of such savings opportunities and the future performance of the combined company generally.

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  The respective presentations by Beach management and its financial advisors concerning the operations, financial condition and prospects of Beach and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits.

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  The terms of the merger agreement, and the presentation by Beach's outside legal advisors regarding the merger and the merger agreement.

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  First PacTrust's successful track record and Beach's board of directors' belief that the combined enterprise would benefit from application of First PacTrust's asset and liability management techniques to Beach's operations.

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  The oral opinion delivered to Beach by Sandler O'Neill on August 30, 2011, which was subsequently confirmed in a written opinion delivered to Beach by Sandler O'Neill, to the effect that, as of August 30, 2011, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the holders of shares of Beach common stock.

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  The financial terms of the merger, including the fact that, based on the closing price of First PacTrust common stock on the NASDAQ Global Market as of market close on August 30, 2011 (the trading day prior to the public announcement of the merger), the implied value of the per share merger consideration represented an approximate 58.9% premium to the last quoted sales price of Beach common stock on the OTC Bulletin Board as of that date.

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  Beach's board of directors' belief that a merger with First PacTrust would allow Beach shareholders to participate in the future performance of a combined company that would have better future prospects than Beach was likely to achieve on a stand-alone basis or through other strategic alternatives, including a combination with other potential merger partners.

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  Beach's board of directors' belief that Beach and First PacTrust shared a similar strategic vision, as compared to the other bidders.

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  The regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

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  The fact that holders of Beach common stock who do not vote in favor of the merger agreement and who comply with all other applicable statutory procedures for asserting dissenters' rights will be entitled to exercise dissenters' rights under California law.

        Beach's board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

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  The potential risk that a further downturn in the California housing market could negatively impact First PacTrust's loan portfolio, and thereby affect the value of the First PacTrust common stock (or warrants, as the case may be).

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  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

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  The provisions of the merger agreement restricting Beach's solicitation of third-party acquisition proposals, requiring Beach to hold a special meeting of its shareholders to vote on approval of the merger agreement and providing for the payment of a termination fee and reimbursement of First PacTrust's expenses related to the merger in certain circumstances, which Beach's board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Beach, were a condition to First PacTrust's willingness to enter into the merger agreement.

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  The fact that some of Beach's directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Beach shareholders. See "—Interests of Beach Directors and Executive Officers in the Merger."

        The foregoing discussion of the factors considered by Beach's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Beach's board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Beach's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Beach's board of directors may have given different weight to different factors. Beach's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Beach management and Beach's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of Beach's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of Sandler O'Neill + Partners, L.P.

        By letter dated June 16, 2011, Beach Business Bank retained Sandler O'Neill + Partners, L.P. to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O'Neill acted as financial advisor to Beach in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement, dated as of August 30, 2011. At the August 30, 2011 meeting at which Beach's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to Beach's board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Beach common stock from a financial point of view.

        The full text of Sandler O'Neill's opinion, dated August 30, 2011, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Sandler O'Neill in connection with its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the entire opinion and this section carefully in connection with your consideration of the proposed merger.

        Sandler O'Neill's opinion was directed to Beach's board of directors for the information and assistance of Beach's board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the merger consideration to Beach's shareholders. Sandler O'Neill's opinion was not intended to and does not address the underlying business decision of Beach to engage in the merger or any other aspect of the merger and is not a recommendation to any Beach shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter. Sandler O'Neill's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date hereof could materially affect this opinion. Sandler O'Neill assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Sandler O'Neill did not express any opinion as to the prices at which shares of Beach common stock or First PacTrust common stock may trade at any time subsequent to the announcement of the merger.

        In connection with rendering its opinion on August 30, 2011, Sandler O'Neill reviewed and considered, among other things:

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  the merger agreement;

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  certain audited financial statements and other historical financial information of Beach that Sandler O'Neill deemed relevant and that was furnished to Sandler O'Neill by senior management of Beach;

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  certain publicly available financial statements and other historical financial information of First PacTrust that Sandler O'Neill deemed relevant;

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  internal financial forecasts for Beach for the years ending December 31, 2011 through 2015 furnished by and reviewed with senior management of Beach;

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  publicly available mean analyst earnings estimates for First PacTrust for the years ending December 31, 2011, 2012 and 2013 and a publicly available long-term growth rate analyst estimate for the years thereafter;

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  to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

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  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Beach the business, financial condition, results of operations and prospects of Beach and held similar discussions with the senior management of First PacTrust regarding the business, financial condition, results of operations and prospects of First PacTrust.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Beach or First PacTrust or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill has further relied on the assurances of the senior management of Beach that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Beach or First PacTrust or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Beach and First PacTrust nor has Sandler O'Neill reviewed any individual credit files relating to Beach and First PacTrust. Sandler O'Neill has assumed that the respective allowances for loan losses for Beach and First PacTrust are adequate to cover such losses.

        With respect to the internal financial forecasts for Beach and publicly available earnings and growth rate estimates regarding First PacTrust used by Sandler O'Neill in its analyses, the senior managements of Beach and First PacTrust, as applicable, confirmed to Sandler O'Neill that those forecasts reflected, in the case of Beach, or were viewed as reasonable and consistent with, in the case of First PacTrust, then-currently available estimates and judgments of such respective managements concerning the respective future financial performances of Beach and First PacTrust. Sandler O'Neill expresses no opinion as to such financial forecasts or any publicly available analyst earnings or growth rate estimates used by Sandler O'Neill in its analyses or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Beach and First PacTrust since the date of the most recent financial statements made available to Sandler O'Neill, however, Sandler O'Neill has assumed that First PacTrust's pending acquisition of Gateway will close in the fourth quarter of 2011. Sandler O'Neill has assumed in all respects material to its analysis that Beach and First PacTrust will remain as going concerns for all periods relevant to Sandler O'Neill's analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects related to its analyses, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, Sandler O'Neill has relied upon the advice Beach received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion does not address the underlying business decision of Beach to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Beach or the effect of any other transaction in which Beach might engage. Sandler O'Neill expresses no opinion as to the fairness of the amount of compensation to be received in the merger by Beach officers or directors relative to the consideration to be received in the merger by any other Beach shareholder.

        In rendering its August 30, 2011 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Beach or First PacTrust and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Beach and First PacTrust and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Beach, First PacTrust and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler

O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Beach's board of directors at its August 30, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Beach common stock or the prices at which Beach common stock may be sold at any time. The analysis and opinion provided by Sandler O'Neill were among a number of factors taken into consideration by Beach's board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decisions of Beach's board of directors or management with respect to the fairness of the merger.

        At the August 30, 2011 meeting of Beach's board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to Beach's board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at its opinion Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis or focusing on the information presented below in tabular format, without considering all analyses or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions.

Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction, including the possibility that the alternative consideration would be paid and the possibility that the exchange ratio would be decreased in the event that the First PacTrust closing share value exceeded $16.50. Based upon the closing price of First PacTrust common stock on August 29, 2011 of $11.74, Sandler O'Neill calculated the implied transaction value for the proposed merger assuming that the alternative consideration would be paid. Based upon the cash consideration of $9.12 per share, without interest, and one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for one year following the completion of the merger, and the implied value of the total consideration (based upon the closing price of First PacTrust common stock on August 29, 2011 of $11.74 per share), Sandler O'Neill calculated an implied transaction value of $9.38 per share. Based upon financial information as or for the twelve month period ended June 30, 2011, Sandler O'Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	123%
Transaction Value / Tangible Book Value Per Share:	123%
Transaction Value / Last Twelve Months Earnings Per Share:	25.0	x
Market Premium as of August 29, 2011:	58.3%
Core Deposit Premium:	2.97%

Beach—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Beach and a group of financial institutions selected by Sandler O'Neill. The Beach peer group consisted of California-based publicly traded commercial banks headquartered with total assets as of the most recently reported period between $150 million and $500 million and with a non-performing assets to total assets ratio of 3.00% or less:

Private Bank of California	1st Capital Bank
Premier Commercial Bancorp	Redwood Capital Bancorp
Greater Sacramento Bancorp	Mission Bancorp
California Republic Bank	Valley Republic Bank
1st Century Bancshares, Inc.	San Diego Trust Bank
Security California Bancorp	County Commerce Bank
Plaza Bank	Bay Commercial Bank
CommerceWest Bank, N.A.	New Resource Bank
Avidbank Holdings, Inc	American Perspective Bank
Presidio Bank	California Bank of Commerce
Santa Cruz County Bank	Bank of Southern California, National Association

        The analysis compared publicly available financial information for Beach and the mean and median financial and market trading data for the Beach peer group as of or for the twelve month period ended June 30, 2011 or most recently reported period. The table below sets forth the data for Beach and the median data for the Beach peer group as of or for the twelve month period ended June 30, 2011 or most recently reported period, with pricing data as of August 29, 2011.

Comparable Company Analysis

	Beach Business Bank	Comparable Group Medians
Total Assets (in millions)	$304	$277
Non-Performing Assets / Total Assets	2.45%	1.03%
Tangible Common Equity / Tangible Assets	10.17%	10.72%
Price / Tangible Book Value	77%	86%
Market Capitalization (in millions)	$24	$28
Price / LTM Earnings Per Share	15.8x	10.4x

First PacTrust—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial information and market trading information for First PacTrust and a group of financial institutions selected by Sandler O'Neill. The First PacTrust peer group consisted of Southern California publicly traded commercial banks with total assets between $500 million and $2 billion as of June 30, 2011 or the most recently reported period:

BofI Holding, Inc.	Pacific Premier Bancorp, Inc.
First California Financial Group, Inc.	Kaiser Federal Financial Group, Inc.
Provident Financial Holdings, Inc.	Malaga Financial Corporation
American Business Bank	California United Bank
Pacific Mercantile Bancorp	Sunwest Bank
Heritage Oaks Bancorp	1st Enterprise bank

        The analysis compared publicly available financial information for First PacTrust and the mean and median financial and market trading data for the First PacTrust peer group as of or for the twelve month period ended June 30, 2011 or most recently reported period. The table below sets forth the data for First PacTrust and the median data for the First PacTrust peer group as of or for the twelve month period ended June 30, 2011 or the most recently reported period, with pricing data as of August 29, 2011.

Comparable Company Analysis

	First PacTrust Bancorp, Inc.	Comparable Group Medians
Total Assets (in millions)	$882	$961
Price / Tangible Book Value	84%	81%
Market Capitalization (in millions)	$148	$86
Price / LTM EPS	11.3x	7.8x
Price / 2011E Earnings Per Share	24.5x	8.2x
Price / 2012E Earnings Per Share	12.8x	8.9x

        The 2011 and 2012 Earnings Per Share estimates used in the table above were based on First Call median estimates for First PacTrust.

Beach—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of Beach common stock for the one-year period ended August 29, 2011. Sandler O'Neill then compared the relationship between the movements in the price of Beach common stock against the movements in the prices of Beach's peer group, S&P Bank Index and NASDAQ Bank Index.

Beach's One-Year Stock Performance

	Beginning Index Value August 27, 2010	Ending Index Value August 29, 2011
Beach	100.0%	118.6%
Beach Peer Group	100.0%	105.9%
S&P Bank Index	100.0%	98.7%
NASDAQ Bank Index	100.0%	97.4%

Beach's Three-Year Stock Performance

	Beginning Index Value August 29, 2008	Ending Index Value August 29, 2011
Beach	100.0%	71.9%
Beach Peer Group	100.0%	73.8%
S&P Bank Index	100.0%	64.3%
NASDAQ Bank Index	100.0%	66.1%

First PacTrust—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of First PacTrust common stock for the one-year period ended August 29, 2011. Sandler O'Neill then compared the relationship between the movements in the price of First PacTrust common stock against the movements in the prices of First PacTrust peer group S&P Bank Index and NASDAQ Bank Index.

 First PacTrust's One-Year Stock Performance

	Beginning Index Value August 27, 2010	Ending Index Value August 29, 2011
First PacTrust	100.0%	122.2%
First PacTrust Peer Group	100.0%	114.1%
S&P Bank Index	100.0%	98.7%
NASDAQ Bank Index	100.0%	97.4%

First PacTrust's Three-Year Stock Performance

	Beginning Index Value August 29, 2008	Ending Index Value August 29, 2011
First PacTrust	100.0%	95.4%
First PacTrust Peer Group	100.0%	104.7%
S&P Bank Index	100.0%	64.3%
NASDAQ Bank Index	100.0%	66.1%

Beach—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of Beach common stock under various circumstances. The analysis assumed that Beach performed in accordance with the financial forecasts for the years ending December 31, 2011 through 2015 as prepared by and reviewed with senior management of Beach. To approximate the terminal value of Beach common stock at December 31, 2015, Sandler O'Neill applied price to forward earnings multiples of 7.0x to 12.0x and multiples of tangible book value ranging from 50% to 125%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.5% to 17.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Beach common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Beach common stock of $3.25 to $6.16 when applying the price earnings multiples to the internal financial forecasts and $3.19 to $8.28 when applying the same multiples of tangible book value to the internal financial forecasts.

Earnings Per Share Multiples

Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
11.5%	$4.02	$4.45	$4.88	$5.31	$5.73	$6.16
12.5%	$3.88	$4.29	$4.70	$5.11	$5.52	$5.93
13.5%	$3.74	$4.14	$4.53	$4.93	$5.32	$5.72
14.5%	$3.61	$3.99	$4.37	$4.75	$5.13	$5.51
15.5%	$3.49	$3.85	$4.22	$4.58	$4.95	$5.31
16.5%	$3.37	$3.72	$4.07	$4.42	$4.77	$5.12
17.5%	$3.25	$3.59	$3.93	$4.27	$4.60	$4.94

Tangible Book Value Multiples

Discount Rate	50%	65%	85%	100%	115%	125%
11.5%	$3.94	$4.81	$5.96	$6.83	$7.70	$8.28
12.5%	$3.80	$4.63	$5.74	$6.58	$7.41	$7.97
13.5%	$3.66	$4.47	$5.53	$6.34	$7.14	$7.67
14.5%	$3.54	$4.31	$5.33	$6.10	$6.87	$7.39
15.5%	$3.41	$4.16	$5.14	$5.88	$6.62	$7.12
16.5%	$3.30	$4.01	$4.96	$5.67	$6.39	$6.86
17.5%	$3.19	$3.87	$4.79	$5.47	$6.16	$6.61

        Sandler O'Neill also considered and discussed with the Beach board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Beach net income varied from 25% above forecasts to 25% below forecasts. This analysis resulted in the following range of per share values for Beach common stock, using the same price forward earnings multiples of 7.0x to 12.0x and a discount rate of 14.39%:

Earnings Per Share Multiples

Annual Budget Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(25.0)%	$2.96	$3.24	$3.53	$3.82	$4.10	$4.39
(20.0)%	$3.09	$3.40	$3.70	$4.01	$4.31	$4.62
(15.0)%	$3.23	$3.55	$3.87	$4.20	$4.52	$4.84
(10.0)%	$3.36	$3.70	$4.04	$4.39	$4.73	$5.07
(5.0)%	$3.49	$3.85	$4.22	$4.58	$4.94	$5.30
0.0%	$3.63	$4.01	$4.39	$4.77	$5.15	$5.53
5.0%	$3.76	$4.16	$4.56	$4.96	$5.36	$5.76
10.0%	$3.89	$4.31	$4.73	$5.15	$5.57	$5.99
15.0%	$4.03	$4.46	$4.90	$5.34	$5.78	$6.22
20.0%	$4.16	$4.62	$5.07	$5.53	$5.99	$6.44
25.0%	$4.29	$4.77	$5.24	$5.72	$6.20	$6.67

        During the meeting of Beach's board of directors on August 30, 2011, Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

First PacTrust—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per share of First PacTrust common stock under various circumstances. The analysis assumed that First PacTrust performed in accordance with the mean of analyst estimates for 2011 through 2013, and at an 11% long-term growth rate for 2014 onwards.

        To approximate the terminal value of First PacTrust common stock at December 31, 2015, Sandler O'Neill applied price to forward earnings multiples of 7.5x to 12.5x and multiples of tangible book value ranging from 50% to 125%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.5% to 17.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First PacTrust common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of First PacTrust common stock of $6.46 to $12.25 when applying the price earnings multiples to the publicly available mean analyst earnings estimates and $5.56 to $14.59 when applying the same multiples of tangible book value to the publicly available mean analyst earnings estimates.

Earnings Per Share Multiples

Discount Rate	7.5x	8.5x	9.5x	10.5x	11.5x	12.5x
11.5%	$7.99	$8.84	$9.70	$10.55	$11.40	$12.25
12.5%	$7.70	$8.52	$9.34	$10.16	$10.98	$11.80
13.5%	$7.43	$8.22	$9.01	$9.79	$10.58	$11.37
14.5%	$7.17	$7.93	$8.69	$9.44	$10.20	$10.96
15.5%	$6.92	$7.65	$8.38	$9.11	$9.84	$10.56
16.5%	$6.69	$7.39	$8.09	$8.79	$9.49	$10.19
17.5%	$6.46	$7.13	$7.81	$8.48	$9.16	$9.83

Tangible Book Value Multiples

Discount Rate	50%	65%	85%	100%	115%	125%
11.5%	$6.84	$8.39	$10.46	$12.01	$13.56	$14.59
12.5%	$6.60	$8.09	$10.07	$11.57	$13.06	$14.05
13.5%	$6.37	$7.80	$9.71	$11.14	$12.58	$13.53
14.5%	$6.15	$7.53	$9.36	$10.74	$12.12	$13.04
15.5%	$5.94	$7.27	$9.03	$10.36	$11.68	$12.56
16.5%	$5.75	$7.02	$8.72	$9.99	$11.26	$12.11
17.5%	$5.56	$6.78	$8.42	$9.64	$10.87	$11.68

        Sandler O'Neill also considered and discussed with Beach's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming First PacTrust net income varied from 25% above analyst estimates to 25% below analyst estimates. This analysis resulted in the following range of per share values for First PacTrust common stock, using the same price forward earnings multiples of 7.5x to 12.5x and a discount rate of 14.39%:

Earnings Per Share Multiples

Annual Budget Variance	7.5x	8.5x	9.5x	10.5x	11.5x	12.5x
(25.0)%	$5.77	$6.34	$6.91	$7.49	$8.06	$8.63
(20.0)%	$6.06	$6.67	$7.28	$7.88	$8.49	$9.10
(15.0)%	$6.34	$6.99	$7.64	$8.28	$8.93	$9.58
(10.0)%	$6.63	$7.31	$8.00	$8.68	$9.37	$10.05
(5.0)%	$6.91	$7.64	$8.36	$9.08	$9.80	$10.53
0.0%	$7.20	$7.96	$8.72	$9.48	$10.24	$11.00
5.0%	$7.49	$8.28	$9.08	$9.88	$10.68	$11.48
10.0%	$7.77	$8.61	$9.44	$10.28	$11.12	$11.95
15.0%	$8.06	$8.93	$9.80	$10.68	$11.55	$12.43
20.0%	$8.34	$9.25	$10.16	$11.08	$11.99	$12.90
25.0%	$8.63	$9.58	$10.53	$11.48	$12.43	$13.38

        During the meeting of Beach's board of directors on August 30, 2011, Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two sets of comparable mergers and acquisitions. The sets of mergers and acquisitions included: (1) six transactions announced from January 1, 2010 through August 29, 2011 involving California commercial banks and thrifts with announced deal values greater than $10 million, where the selling bank or thrift's total assets were less than $750 million and the non-performing assets to total assets ratio was less than 5%; and (2) 13 transactions announced from January 1, 2010 through August 29, 2011 involving nationwide commercial banks and thrifts with announced deal values greater than $10 million where the selling bank's total assets were between $150 million and $500 million and the non-performing assets to total assets ratio was less than 5%. Sandler O'Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price at announcement to last twelve months' earnings per share, transaction price to seller's stock price the day before transaction announcement and tangible book premium to core deposits. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of comparable transaction groups.

	Beach Business Bank / First PacTrust Bancorp, Inc.	Median California Deals (Target NPAs/Assets < 5.0%)	Median Nationwide Deals (Target NPAs/Assets < 5.0%)
Transaction Value / Book Value Per Share:	123%	129%	130%
Transaction Value / Tangible Book Value Per Share:	123%	130%	135%
Transaction Value / Last Twelve Months Earnings Per Share:	25.0x	48.0x	27.0x
Market Premium as of August 29, 2011:	58.3%	74.6%	67.5%
Core Deposit Premium:	2.97%	3.20%	5.55%

Pro Forma Results and Capital Ratios

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed on December 31, 2011; (2) the deal value per share is equal to $9.38 per Beach share, based upon the total cash component of $37.5 million and $1.1 million in estimated value of the warrants based on First PacTrust's stock price on August 29, 2011 of $11.74; (3) 14% cost savings of Beach projected operating expense which is fully realized in 2013; (4) approximately $2.0 million in pre-tax transaction costs and expenses with 75% of buyer's expenses recognized prior to close; (5) a core deposit intangible of approximately $7.8 million (seven year, straight-line amortization method); (6) a 0.25% pre-tax opportunity cost of cash; (7) Beach's performance was calculated in accordance with Beach management's budget and guidance; (8) First PacTrust's performance was calculated in accordance with 2011 to 2013 median earnings per share estimates and First PacTrust management's guidance; and (9) Beach's TARP preferred stock will be repaid immediately prior to closing with cash on hand. The analyses indicated that for the year ending December 31, 2012, the merger (including transaction expenses) would be accretive to First PacTrust's projected earnings per share and, at December 31, 2011 the merger would be modestly dilutive to First PacTrust's tangible book value per share. The analyses also indicated that for the year ending December 31, 2011, the merger would maintain First PacTrust's regulatory capital ratios significantly in excess of the guidelines for "well capitalized" status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Miscellaneous

        Sandler O'Neill acted as Beach's financial advisor in connection with the merger and will receive a transaction fee in connection with the merger of 1.50% of the aggregate purchase price, subject to a minimum transaction fee of $500,000, both of which are subject to closing, and a $150,000 fee associated with Sandler O'Neill's rendering of a fairness opinion. The entire $150,000 fairness opinion fee is to be credited against the transaction fee owed at the completion of the merger. Beach has also agreed to reimburse Sandler O'Neill's for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

        In the ordinary course of its broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Beach and First PacTrust and their respective affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Beach or First PacTrust or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

First PacTrust's Reasons for the Merger

        First PacTrust believes that the acquisition of Beach will complement First PacTrust's footprint and its growth strategy, including by enabling it to broaden its Southern California footprint into new attractive markets such as Manhattan Beach, Long Beach, Costa Mesa and Torrance, particularly since Beach has a strong reputation in these markets and its management team has long-term expertise in commercial and industrial and SBA loans. First PacTrust's board of directors approved the merger agreement after First PacTrust's senior management discussed with First PacTrust's board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Beach. First PacTrust's board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. First PacTrust's board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of First PacTrust After the Merger

        Upon completion of the merger, the number of directors constituting First PacTrust's board of directors will be increased by one, and Robb Evans, who is currently a director of Beach, is expected to be appointed to First PacTrust's board of directors. In addition, upon completion of the merger, Robert M. Franko, who is currently President and CEO of Beach, is expected to be appointed President of First PacTrust. Information about First PacTrust's current directors and executive officers can be found in the documents listed in the section entitled "Where You Can Find More Information."

Interests of Beach's Directors and Executive Officers in the Merger

        In considering the recommendation of Beach's board of directors that you vote to approve the merger agreement, you should be aware that some of Beach's executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Beach shareholders generally. The independent members of Beach's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

Stock Ownership

        The directors and executive officers of Beach beneficially owned as of October 31, 2011, a total of 735,763 shares of Beach common stock (excluding options to purchase common stock), representing approximately 18% of the outstanding shares of Beach common stock. They will receive the same merger consideration as the other Beach shareholders.

Equity-Based Awards

        Equity or equity-based awards held by Beach executive officers and directors will be treated at the effective time of the merger as follows:

        Beach Options.    The directors and executive officers of Beach held options to purchase an aggregate of 440,900 shares of common stock as of October 31, 2011. Each Beach option will become fully vested and exercisable no later than 10 business days prior to the completion of the merger. Any Beach option that has not been exercised by the date that is five business days prior to the effective time of the merger will be cancelled at the effective time of the merger, and holders of such Beach options will be entitled to receive, for each Beach option, an amount in cash equal to the excess, if any, of (1) the average of the last trading price of Beach common stock, as reported on the OTC Bulletin Board, for each of the five trading days immediately preceding the completion of the merger on which a trade of Beach common stock was reported over (2) the per share exercise price for each share of Beach common stock subject to the Beach option.

        The following table sets forth the total number of Beach options held by each of the executive officers of Beach as well as by all non-employee directors of Beach, as a group, the number of those options that are vested as of October 31, 2011 and the number of options that would accelerate and vest as a result of the merger.

	Total Options (#)	Options Vested at October 31, 2011 (#)	Options that Would Vest as a Result of the Merger (#)
Robert M. Franko	78,000	75,500	2,500
Phillip J. Bond	56,000	53,500	2,500
Girish Bajaj	74,000	73,500	500
Thomas LaCroix	12,500	8,750	3,750
H. Melissa Lanfre	38,500	34,750	3,750
Melissa Rickabaugh	24,400	20,650	3,750
All Non-Employee Directors (as a group)	157,500	67,500	90,000
Total	440,900	334,150	106,750

        Beach Restricted Shares.    The executive officers of Beach have been awarded an aggregate of 92,364 restricted shares of Beach common stock which are either outstanding or are subject to issuance in accordance with the terms of the award agreements. At the effective time of the merger, each holder of outstanding restricted shares of Beach common stock, and/or outstanding rights to receive restricted shares of Beach common stock, shall receive, in respect of such restricted shares or rights, a number of restricted shares, and/or rights to receive a number of restricted shares, as applicable, of First PacTrust common stock equal to the product (rounded to the nearest whole share) of (1) the number of restricted shares of Beach common stock held by such holder (and/or subject to rights to receive restricted shares of Beach common stock held by such holder, as applicable) immediately prior to the effective time of the merger and (2) a fraction, which we refer to as the restricted share exchange ratio, having a numerator equal to the per share merger consideration (applying the First PacTrust closing share value to determine the stock portion of the merger consideration and, if the alternative consideration is paid, excluding the warrants) and a denominator equal to the First PacTrust closing share value. Each converted restricted share of Beach common stock, or right to receive a converted restricted share of Beach common stock, will be subject to the same terms and conditions (including vesting terms) as were applicable immediately prior to the effective time of the merger. In accordance with their terms, certain restricted shares of Beach common stock will vest upon the TARP redemption. For further information on the TARP redemption, see "The Merger Agreement—Redemption of Preferred Stock Held by the United States Department of the Treasury." We refer to restricted shares of Beach common stock that were granted to Beach executive officers in lieu of their annual bonuses due to the compensation limitations imposed by the American Recovery and Reinvestment Act of 2009 upon TARP recipients as TARP restricted shares.

        The following table sets forth the number of restricted shares of Beach common stock or the rights to receive restricted shares of Beach common stock, as applicable, that are, held by each of the executive officers of Beach as of October 31, 2011, as well as the number of restricted shares of Beach common stock that would become fully vested upon the TARP redemption, all of which shares represent TARP restricted shares. None of Beach's non-employee directors hold restricted shares of Beach common stock or rights to receive restricted shares of Beach common stock.

	Outstanding Restricted Shares of Beach Common Stock or Rights to Receive Restricted Shares of Beach Common Stock (#)	Outstanding Restricted Shares of Beach Common Stock or Rights to Receive Restricted Shares of Beach Common Stock that Would Vest upon the TARP Redemption (#)
Robert M. Franko	53,336	37,909
Phillip J. Bond	9,542	5,256
Girish Bajaj	1,176	1,176
Thomas LaCroix	8,369	4,793
H. Melissa Lanfre	10,399	5,719
Melissa Rickabaugh	9,542	5,256
Total	92,364	60,109

Employment Agreements

        Beach is party to Executive Employment Agreements with each of Messrs. Franko, Bond, LaCroix and Bajaj and Msses. Lanfre and Rickabaugh. The employment agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination due to a change in control.

        The employment agreements generally provide for an employment term ranging from 12-24 months for each of the Beach executive officers, and in the case of Mr. Franko only, 60 months. The employment term renews annually on the anniversary of the employment agreement start date, unless either party gives a notice of non-renewal, except that Mr. Bajaj's employment term will end on October 1, 2013 pursuant to a notice previously provided by Beach. Under the employment agreements, if the executive officer's employment is terminated due to a merger, acquisition or other change in control, death, disability or without "cause" (as defined in the employment agreements and described in the following paragraph), the executive officer will be eligible to receive the following payments and benefits: (1) his or her base salary through the conclusion of the applicable employment term and (2) one-half of the executive officer's target bonus (which ranges from 20% to 125% of base salary) that would have been payable had it otherwise been earned through the employment term.

        Under the employment agreements, "cause" generally means the executive officer's (1) fraud, willful or gross misconduct or gross negligence in performing his or her material duties, (2) action resulting in gain or personal enrichment, (3) conviction of any felony or any other crime related to the business of Beach or (4) default of payment of any sum of money borrowed from Beach that is not cured after 30 days of notice.

        Based on compensation and benefit levels in effect on September 30, 2011 and assuming that each Beach executive officer experiences a qualifying termination of employment after completion of the merger, each of Messrs. Franko, Bond, Bajaj and LaCroix and Msses. Lanfre and Rickabaugh would be entitled to receive approximately $2,130,000; $560,000; $393,000; $396,000; $416,000 and $168,000, respectively, in severance payments under their respective employment agreements.

Employee Stock Ownership Plan

        Pursuant to the merger agreement, Beach will or will cause the Beach Employee Stock Ownership Plan, or ESOP, to be terminated prior to the completion of the merger, and the participants' account balances thereunder, and any unvested portion of the account balances, will become fully vested and be distributed in accordance with its terms. The account balances of Messrs. Franko, Bond and Bajaj and Messes. Lanfre and Rickabaugh are fully vested. Mr. LaCroix is currently 80% vested and, upon completion of the merger, to the extent his account balance has not been fully vested, his vesting will accelerate. It is estimated that each of Messrs. Franko, Bond, Bajaj and LaCroix and Msses. Lanfre and Rickabaugh will be paid, in respect of their account balances under the ESOP, approximately $24,000; $22,000; $20,000; $21,000; $21,000 and $17,000, respectively, upon termination of the ESOP.

Continuing Beach Directors and Officers

        Upon completion of the merger, the number of directors constituting First PacTrust's board of directors will be increased by one, and a director of Beach, mutually selected by First PacTrust and Beach prior to the completion of the merger, will be appointed to First PacTrust's board of directors. First PacTrust and Beach currently expect that Robb Evans will be the Beach director that joins First PacTrust's board of directors. In addition, upon completion of the merger, Mr. Franko, who is currently President and CEO of Beach, is expected to be appointed President of First PacTrust.

        Upon completion of the merger, three directors of Beach, mutually selected by First PacTrust and Beach prior to the completion of the merger, will join PacTrust Bank's board of directors. First PacTrust also agreed to cause the directors to be elected as directors of PacTrust Bank during the three-year period beginning on the date the merger is completed. First PacTrust and Beach currently expect that James H. Gray, Daniel R. Mathis and Fred D. Jensen will be the three Beach directors that join PacTrust Bank's board of directors.

        In addition, following the merger, First PacTrust will designate three directors of PacTrust Bank to join the board of directors of the surviving corporation in the merger. However, immediately following the completion of the merger, the board of directors of the surviving corporation will be comprised of a majority of directors that served on Beach's board of directors immediately prior to the completion of the merger, which we refer to as remaining Beach directors. If, prior to the third anniversary of the completion of the merger, First PacTrust removes or fails to re-nominate for election any remaining Beach director (other than for cause) who is able and willing to continue service, First PacTrust will pay such director a pro-rated amount of $75,000 based on the amount of time remaining in the three-year period. First PacTrust also will cause the officers of Beach immediately prior to the completion of the merger to serve in the same or substantially similar capacities as officers of the surviving corporation in the merger following the completion of the merger.

Public Trading Markets

        First PacTrust common stock is quoted for trading on the NASDAQ Global Market under the symbol "BANC," and Beach common stock is quoted on the OTC Bulletin Board under the symbol "BBBC." Upon completion of the merger, Beach common stock will no longer be quoted on the OTC Bulletin Board.

        Under the merger agreement, First PacTrust will use reasonable best efforts to cause the shares of First PacTrust common stock to be issued in connection with the merger to be quoted on the NASDAQ Global Market, and the merger agreement provides that, unless the alternative consideration is paid, neither First PacTrust nor Beach will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ Global Market. Under the merger agreement, if the alternative consideration is paid, First PacTrust will use commercially reasonable efforts to cause the shares of First PacTrust common stock to be issued upon exercise of the warrants to be issued in connection with the merger to be quoted on the NASDAQ Global Market. If the alternative consideration is paid, First PacTrust has agreed to use commercially reasonable efforts to facilitate the quotation and/or trading of the warrants to be issued in the merger on the OTC Bulletin Board or other similar U.S. over-the-counter markets in which securities of First PacTrust may be traded.

First PacTrust's Dividend Policy

        No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Office of the Comptroller of the Currency policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. Dividends from First PacTrust will depend, in large part, upon receipt of dividends from PacTrust Bank, and any other banks which First PacTrust acquires, including Beach, because First PacTrust will have limited sources of income other than dividends from PacTrust Bank and other banks it acquires, earnings from the investment of proceeds from the sale of shares of common stock retained by First PacTrust and interest payments with respect to First PacTrust's loan to the Employee Stock Ownership Plan. First PacTrust's board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Any Beach shareholder wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise dissenters' rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the California General Corporation Law, or CGCL, which consists of Sections 1300-1313, may result in the loss of a shareholder's statutory dissenters' rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

        The following discussion is a summary of Sections 1300-1313 of the CGCL, which sets forth the procedures for Beach shareholders to dissent from the proposed merger and to demand statutory dissenters' rights of appraisal of their shares under the CGCL. The following discussion is not a complete statement of the provisions of the CGCL relating to the rights of Beach shareholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Sections 1300-1313 of the CGCL, which are provided in their entirety as Annex C to this proxy statement/prospectus.

        All references in Sections 1300-1313 of the CGCL and in this section to a "shareholder" are to the holder of record of the shares of Beach common stock as to which dissenters' rights are asserted. A person having a beneficial interest in the shares of Beach common stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        Chapter 13 of the CGCL provides Beach shareholders who do not vote "FOR" approval of the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair market value of the Beach shares owned by such shareholders as of [      ], the record date for Beach's special meeting. In accordance with Chapter 13 of the CGCL, the fair market value of Beach shares will be their fair market value determined as of August 30, 2011, the last day before the first public announcement of the terms of the merger, exclusive of any appreciation or depreciation in the value of the shares in consequence of the merger.

        Even though a shareholder who wishes to exercise dissenters' rights may be required to take certain actions following Beach's special meeting to perfect their dissenters' rights, if the merger agreement is later terminated and the merger is abandoned, no Beach shareholder will have the right to any payment from Beach, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys' fees, by reason of having taken that action. The following discussion is subject to the foregoing qualifications.

Not Vote "FOR" the Merger

        Any Beach shareholder who desires to exercise dissenters' rights must not have voted his, her or its shares "FOR" approval of the merger agreement. If a Beach shareholder returns a proxy without voting instructions or with instructions to vote "FOR" approval of the merger agreement, or votes in person at the special meeting "FOR" approval of the merger agreement, his, her or its shares will be counted as votes in favor of the merger and such shareholder will lose any dissenters' rights. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted "AGAINST" or "ABSTAIN" with respect to approval of the merger.

Notice of Approval by Beach

        If the merger is approved by the Beach shareholders, Beach is required within 10 days after the approval to send to those Beach shareholders who have not voted "FOR" approval of the merger agreement a written notice of the Beach shareholder approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the CGCL, a statement of the price determined by Beach to represent the fair market value of the dissenting shares as of August 30, 2011, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' right under the CGCL. The statement of price determined by Beach to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Beach to purchase the dissenting shares at the stated price if the merger is completed and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of shareholder approval, a dissenting shareholder must submit to Beach or its transfer agent for endorsement as dissenting shares, the stock certificates representing the Beach shares as to which such shareholder is exercising dissenter's rights. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Beach purchase within 30 days after the date of the mailing of the notice of shareholder approval.

Written Demand for Payment

        In addition, to preserve dissenters' rights, a Beach shareholder must make a written demand for the purchase of the shareholder's dissenting shares and payment to the shareholder of their fair market value within 30 days after the date on which the notice of approval is mailed. Simply failing to vote for, or voting against, the merger does not constitute a proper written demand under the CGCL. To comply with the requirements under the CGCL, the written demand must:

  •
  specify the shareholder's name and mailing address and the number and class of shares of Beach stock held of record which the shareholder demands that Beach purchase;

  •
  state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

  •
  state the price which the shareholder claims to be the fair market value of the shares as of August 30, 2011. The statement of fair market value constitutes an offer by the shareholder to sell the shares to Beach at that price.

        Any written demands for payment should be sent to Beach Business Bank, Attention: Secretary, 1230 Rosecrans Avenue, Suite 100, Manhattan Beach, California 90266. Shares of Beach stock held by shareholders who have perfected their dissenters' rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their dissenters' rights are referred to in this summary as dissenting shares.

Payment of Agreed Upon Price

        If Beach and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed upon price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value

        If Beach denies that shares are dissenting shares or the shareholder fails to agree with Beach as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by Beach to its shareholders, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the Superior Court in the proper California county asking the court to determine whether the shares are dissenting shares or to determine the fair market value of the shareholder's shares, or both, or may intervene in any action pending on such complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

Maintenance of Dissenting Share Status

        Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Beach consents to the withdrawal.

        Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require Beach to purchase their shares, upon any of the following:

  •
  the merger is abandoned;

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  the shares are transferred before their submission to Beach for the required endorsement;

  •
  the dissenting shareholder and Beach do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Beach nor the shareholder files a complaint or intervenes in a pending action within six months after Beach mails a notice that its shareholders have approved the merger; or

  •
  with Beach's consent, the dissenting shareholder withdraws the shareholder's demand for purchase of the dissenting shares.

        To the extent that the provisions of Chapter 5 of the CGCL (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of Beach for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of Beach in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

Regulatory Approvals Required for the Merger

        First PacTrust and Beach have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board, the California Department of Financial Institutions and the FDIC. First PacTrust and Beach have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        PacTrust Bank is a federal savings association organized under the federal Home Owners' Loan Act, which we refer to as HOLA. A federal savings bank is commonly referred to as a federal thrift. Any entity that directly or indirectly controls a thrift (but that does not control a bank) must be registered with the Federal Reserve Board as a SLHC. First PacTrust is currently registered as a SLHC because it controls a federal thrift but does not control a bank. The completion of the merger will cause First PacTrust to control a bank for purposes of the Bank Holding Company Act of 1956, as amended, or BHCA. Any entity that seeks directly or indirectly to control a bank must first be approved by the Federal Reserve Board under Section 3 of the BHCA to become a bank holding company, or BHC. Accordingly, the transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to Section 3 of the BHCA. In reviewing acquisition applications under Section 3 of the BHCA, the Federal Reserve Board considers, among other factors: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the companies and the depository institutions concerned, (3) the convenience and needs of the communities to be served, (4) the effectiveness of the companies' and the depository institutions' concerned in combating money laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application for the merger, and it is authorized to hold a public meeting or other proceeding if it determines that such hearing or proceeding would be appropriate.

        Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of the performance of an institution in meeting the credit needs of the entire community served by the institution, the Federal Reserve Board considers the institution's record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of Beach and First PacTrust was rated "Satisfactory" with respect to CRA compliance.

        First PacTrust will continue to hold PacTrust Bank after First PacTrust becomes a BHC. A SLHC that seeks to become a BHC and to hold a federal thrift must file a prior notice with the Federal Reserve Board under Section 4 of the BHCA to retain the federal thrift as a nonbank subsidiary. When considering notices where a BHC will hold a nonbank subsidiary, the Federal Reserve Board considers whether the proposal can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risks to the stability of the U.S. banking or financial system.

        As a SLHC, First PacTrust activities are currently limited to banking, securities, insurance and financial services-related activities. As a BHC, First PacTrust's activities must be limited to banking and activities that are closely-related to banking. Activities that have been determined to be closely related to banking include, among other things, owning a federal savings bank, such as PacTrust Bank. However, the activities of federal thrifts that are held by BHCs are limited to activities and investments that are permissible for a BHC.

        In addition to banking activities and activities that are closely related to banking, BHCs are allowed to engage in a broader range of activities through nonbank subsidiaries if they elect, with Federal Reserve Board approval, to become a financial holding company, or FHC. A FHC must be able to demonstrate, on a continuous basis, that the bank and any other depository institution it controls meet regulatory standards for being well-capitalized and well-managed and for adequately serving low- and moderate-income neighborhoods under the CRA. A FHC may engage in financial activities through nonbank subsidiaries, including insurance underwriting, securities dealing and underwriting, financial and investment advisory services and merchant banking. To become a FHC, a BHC must file a declaration with the Federal Reserve Board that it elects to become a FHC. First PacTrust has not determined if or when it may file a declaration with the Federal Reserve to elect to become a FHC, but it could file such a declaration around or after the completion of the merger.

California Department of Financial Institutions; Federal Deposit Insurance Corporation

        The prior approval of the California Department of Financial Institutions and the FDIC will be required under the California Financial Code and the federal Bank Merger Act to form the merger sub and to merge Beach with the merger sub. In reviewing the formation of the merger sub and the merger of Beach with the merger sub, the California Department of Financial Institutions and the FDIC will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. They will also take into account the record of performance of companies and the depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The California Department of Financial Institutions and the FDIC will take into account CRA ratings when considering approval of the proposed transaction. In considering the merger, the California Financial Code also requires the California Department of Financial Institutions to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or shareholders.

Approvals for Redemption of Beach's Preferred Stock

        The redemption of Beach's outstanding shares of Series A and Series B preferred stock issued in connection with the United States Department of the Treasury's Capital Purchase Program, which we refer to as the TARP redemption, is subject to the prior approval of the FDIC and the California

Department of Financial Institutions. After Beach receives these approvals, the United States Department of the Treasury must approve the TARP redemption.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Neither Beach nor First PacTrust can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        First PacTrust and Beach believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on First PacTrust or Beach. The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

        Neither Beach nor First PacTrust is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

        On September 30, 2011, a purported shareholder of Beach filed a class action lawsuit in the Superior Court of California, Los Angeles County, captioned Robert K. Stevens v. James H. Gray, et al., Case No. BC470648 (Cal. Sup. Ct.). On October 27, 2011, a purported shareholder of Beach filed a class action lawsuit in the same court captioned Ronald Durand v. Robert M. Franko, et al., Case No. BC472411 (Cal. Sup. Ct.). Each Complaint names as defendants Beach, the current members of Beach's board of directors, whom we refer to as the director defendants, and First PacTrust. Each Complaint is brought on behalf of a putative class of shareholders of Beach common stock and seeks a declaration that it is properly maintainable as a class action. Each Complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that First PacTrust aided and abetted those breaches of fiduciary duty. Each Complaint further alleges that the director defendants breached their fiduciary duties to Beach shareholders by approving the merger following a flawed process that resulted in an unfair price to Beach shareholders. In addition, the Stevens Complaint alleges that the director defendants improperly secured for themselves positions in the surviving corporation following the completion of the merger and have failed to inform the public shareholders of Beach of all material terms of the merger. Each Complaint seeks declaratory and injunctive relief to prevent the completion of the merger, compensatory damages in conjunction with the merger and costs including plaintiffs', attorneys' and experts' fees. Each of Beach and First PacTrust believes that the claims asserted in each Complaint are without merit.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

 Structure of the Merger

        Each of Beach's board of directors and First PacTrust's board of directors has approved the merger agreement. The merger agreement provides for the merger of Beach with and into the merger sub, with the merger sub continuing as the surviving entity in the merger. However, if the alternative consideration is paid, the merger will be restructured, and Beach will merge with and into the merger sub, with Beach continuing as the surviving entity.

Merger Consideration

        Each shareholder of Beach common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Beach common stock held by Beach, First PacTrust or the merger sub, will receive (1) 0.33 of a share of First PacTrust common stock and (2) $4.61 in cash for each share of Beach common stock held immediately prior to the merger, subject to the following adjustments:

  •
  if the First PacTrust closing share value exceeds $16.50, then the exchange ratio will be decreased to a number equal to the quotient of 5.44 divided by the First PacTrust closing share value;

  •
  if the First PacTrust closing share value is less than $13.50, or if First PacTrust otherwise determines that there is a reasonable possibility that the First PacTrust common stock to be issued in the merger, as a percentage of the total consideration in the merger, will be less than that necessary to assure reorganization treatment of the merger for tax purposes, then each shareholder of Beach common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Beach common stock held by Beach, First PacTrust or the merger sub, will receive (1) $9.12 in cash and (2) one warrant to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock, exercisable for a period of one year following the completion of the merger, for each share of Beach common stock held immediately prior to the merger; and

  •
  if the merger is not completed on or before April 2, 2012 due to the failure to obtain regulatory approvals, the aggregate consideration payable to Beach shareholders will be increased by $100,000 for each month beginning on February 1, 2012 until the merger is completed. However, this additional consideration will not exceed the net income of Beach during the period beginning on February 1, 2012 and ending on the completion of the merger. First PacTrust will have the option to deliver this additional consideration in cash, shares of First PacTrust common stock or any combination thereof, except that if the alternative consideration is paid, First PacTrust will deliver this additional consideration solely in cash.

        If the number of shares of common stock of First PacTrust changes before the merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the exchange ratio and merger consideration will be proportionately adjusted.

Fractional Shares

        First PacTrust will not issue any fractional shares of First PacTrust common stock in the merger. Instead, a Beach shareholder who otherwise would have received a fraction of a share of First PacTrust common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of First PacTrust common stock to which the holder would otherwise be entitled by the First PacTrust closing share value.

Surviving Corporation; Governing Documents; Directors and Officers

        At the effective time of the merger, the articles of incorporation and bylaws of the merger sub in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.

        Upon completion of the merger, the number of directors constituting First PacTrust's board of directors will be increased by one, and a director of Beach, mutually selected by First PacTrust and Beach prior to the completion of the merger, will be appointed to First PacTrust's board of directors. First PacTrust and Beach currently expect that Robb Evans will be the Beach director that joins First PacTrust's board of directors. In addition, upon completion of the merger, Mr. Franko, who is currently President and CEO of Beach, is expected to be appointed President of First PacTrust.

        Upon completion of the merger, three directors of Beach, mutually selected by First PacTrust and Beach prior to the completion of the merger, will join PacTrust Bank's board of directors. First PacTrust also agreed to cause the directors to be elected as directors of PacTrust Bank during the three-year period beginning on the date the merger is completed. First PacTrust and Beach currently expect that James H. Gray, Daniel R. Mathis and Fred D. Jensen, will be the three Beach directors that join PacTrust Bank's board of directors.

        In addition, following the merger, First PacTrust will designate three directors of PacTrust Bank to join the board of directors of the surviving corporation in the merger. However, immediately following the completion of the merger, the board of directors of the surviving corporation will be comprised of a majority of directors that served on Beach's board of directors immediately prior to the completion of the merger, which we refer to as remaining Beach directors. If, prior to the third anniversary of the completion of the merger, First PacTrust removes or fails to re-nominate for election any remaining Beach director (other than for cause) who is able and willing to continue service, First PacTrust will pay such director a pro-rated amount of $75,000 based on the amount of time remaining in the three-year period. First PacTrust also will cause the officers of Beach immediately prior to the completion of the merger to serve in the same or substantially similar capacities as officers of the surviving corporation in the merger following the completion of the merger.

Treatment of Beach Stock Options and Other Equity-Based Awards

Beach Options

        The directors and executive officers of Beach held options to purchase an aggregate of 440,900 shares of common stock as of October 31, 2011. Each Beach option will become fully vested and exercisable no later than 10 business days prior to the completion of the merger. Any Beach option that has not been exercised by the date that is five business days prior to the effective time of the merger will be cancelled at the effective time of the merger, and holders of such Beach options will be entitled to receive, for each Beach option, an amount in cash equal to the excess, if any, of (1) the average of the last trading price of Beach common stock, as reported on the OTC Bulletin Board, for each of the five trading days immediately preceding the completion of the merger on which a trade of Beach common stock was reported over (2) the per share exercise price for each share of Beach common stock subject to the Beach option. Accordingly, it is not anticipated that any Beach options will be outstanding at the effective time of the merger.

Beach Restricted Shares

        At the effective time of the merger, each holder of outstanding restricted shares of Beach common stock, and/or outstanding rights to receive restricted shares of Beach common stock, shall receive, in respect of such restricted shares or rights, a number of restricted shares, and/or rights to receive a number of restricted shares, as applicable, of First PacTrust common stock equal to the product (rounded to the nearest whole share) of (1) the number of restricted shares of Beach common stock held by such holder (and/or subject to rights to receive restricted shares of Beach common stock held by such holder, as applicable) immediately prior to the effective time of the merger and (2) the restricted share exchange ratio. Each converted restricted share of Beach common stock or right to receive a restricted share of Beach common stock will be subject to the same terms and conditions (including vesting terms) as were applicable immediately prior to the effective time of the merger. In accordance with their terms, TARP restricted shares will vest upon the TARP redemption. For further information on the TARP redemption, see "—Redemption of Preferred Stock Held by the United States Department of the Treasury."

        First PacTrust has agreed to file a registration statement with the SEC on an appropriate form to the extent necessary to register First PacTrust common stock issuable upon exercise or conversion of the options and restricted shares assumed by First PacTrust in the merger.

        For further information on the treatment of the Beach equity or equity-based awards, see "The Merger—Interests of Beach's Directors and Executive Officers in the Merger."

Redemption of Preferred Stock Held by the United States Department of the Treasury

        Immediately prior to the completion of the merger, Beach will redeem all of the issued and outstanding shares of Beach Series A and Series B preferred stock issued in connection with the United States Department of the Treasury's Capital Purchase Program, on the terms and conditions set forth in the Certificates of Determination for the Series A and Series B preferred stock and otherwise as reasonably acceptable to First PacTrust (we refer to this redemption as the TARP redemption). Unless the alternative consideration is paid, First PacTrust will fund the TARP redemption by contributing to Beach, immediately prior to the completion of the merger, an amount in cash equal to the redemption price in exchange for a number of shares of Beach common stock equal to the quotient of (1) the redemption price divided by (2) the per share merger consideration (applying the First PacTrust closing share value to determine the stock portion of the merger consideration). Any shares issued by Beach to First PacTrust in connection with the TARP redemption will be cancelled immediately prior to the effective time of the merger.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective when the agreement of merger is accepted for filing by the California Department of Financial Institutions. The completion of the merger will occur at a time determined by First PacTrust that follows the close of trading on the date that is the later of (1) three business days after the satisfaction or waiver of the last of the conditions specified in the merger agreement, (2) ten business days after the parties receive all regulatory approvals required to complete the merger or (3) another mutually agreed upon date. It currently is anticipated that the completion of the merger will occur mid-year 2012 subject to the receipt of regulatory approvals and other customary closing conditions, but neither Beach nor First PacTrust can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Beach common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Promptly after completion of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of Beach common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the merger, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of Beach common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of Beach common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Beach common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as First PacTrust may determine is reasonably necessary as indemnity against any claim that may be made against First PacTrust with respect to the certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Beach other than to settle transfers of Beach common stock that occurred prior to the effective time of the merger.

Withholding

        First PacTrust and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Beach shareholder the amounts it is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        Whenever a dividend or other distribution is declared by First PacTrust on First PacTrust common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of First PacTrust common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Beach stock certificates.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of First PacTrust and Beach, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First PacTrust and Beach rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of First PacTrust, Beach or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First PacTrust or Beach. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of First PacTrust and Beach relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by Beach to First PacTrust relating to a number of matters, including the following:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  required governmental and other regulatory filings and consents in connection with the merger;

  •
  reports to regulatory authorities;

  •
  financial statements, internal controls and absence of undisclosed liabilities;

  •
  the absence of certain changes or events;

  •
  legal proceedings;

  •
  tax matters;

  •
  employee benefit matters;

  •
  labor matters;

  •
  compliance with applicable laws;

  •
  certain material contracts;

  •
  agreements with regulatory authorities;

  •
  investment securities;

  •
  derivative instruments and transactions;

  •
  environmental matters;

  •
  insurance matters;

  •
  real and personal property;

  •
  intellectual property matters;

  •
  broker's fees payable in connection with the merger;

  •
  inapplicability of the Investment Company Act of 1940, as amended;

  •
  loan matters;

  •
  related party transactions;

  •
  inapplicability of takeover statutes; and

  •
  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

        The merger agreement contains representations and warranties made by First PacTrust to Beach relating to a number of matters, including the following:

  •
  corporate matters, including due organization and qualification and subsidiaries;

  •
  capitalization;

  •
  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  required governmental and other regulatory filings and consents in connection with the merger;

  •
  legal proceedings;

  •
  the absence of certain changes or events;

  •
  reports to regulatory authorities;

  •
  financial statements;

  •
  compliance with applicable laws;

  •
  tax matters;

  •
  broker's fees payable in connection with the merger;

  •
  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and

  •
  ability to pay the cash portion of the merger consideration.

        Certain representations and warranties of First PacTrust and Beach are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to First PacTrust or Beach, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the applicable party to timely consummate the merger or any of the other transactions contemplated by the merger agreement or to perform its covenants under the merger agreement or (2) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries, taken as a whole, other than to the extent resulting from:

  •
  changes in GAAP, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  changes in laws generally applicable to companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

  •
  failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of a party's common stock, in and of itself, but not including any underlying causes thereof;

  •
  public disclosure of the merger agreement; or

  •
  actions or omissions taken with the express prior written consent of the other party.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Beach has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use reasonable best efforts to preserve intact its business organization, rights, franchises and current relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Beach or First PacTrust to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement.

        Additionally, Beach has agreed that prior to the effective time of the merger, except as expressly required by the merger agreement or with the prior written consent of First PacTrust, Beach will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  incur indebtedness or guarantee indebtedness of another person, except in the ordinary course of business consistent with past practice;

  •
  (1) adjust, split, combine or reclassify any capital stock; (2) set any record or payment dates for any dividends or distributions on its capital stock, make, declare or pay any dividend or distribution (other than regular quarterly cash dividends on Beach preferred stock consistent with past practice) or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock; (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Beach subsidiary; or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

  •
  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a subsidiary);

  •
  acquire direct or indirect control over any business or corporate entity or make any other investment in any person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Beach;

  •
  except as required under applicable law or the terms of any Beach employee benefit plan, (1) enter into, adopt or terminate any employee benefit plan, (2) amend any employee benefit plan in a manner that would result in any increase in cost, (3) increase the compensation or benefits payable to any employee, officer, director or consultant (other than any annual base compensation raises in the ordinary course of business consistent with past practice of not more than 5% per year), (4) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (5) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (6) provide any funding for any rabbi trust or similar arrangement or (7) hire, transfer, promote or terminate the employment of any employee who has a target annual compensation of $75,000 or more;

  •
  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of $50,000 individually or $100,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree to any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

  •
  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

  •
  make any change in accounting methods or systems of internal accounting controls, except as required by GAAP as concurred in by Beach's independent auditors, or revalue in any material respect any of its assets, except as required by GAAP and in the ordinary course of business consistent with past practice;

  •
  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes in excess of $25,000;

  •
  amend its articles of incorporation or bylaws or comparable organizational documents;

  •
  materially restructure or materially change its investment securities portfolio or its gap position or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities that would be considered "high-risk" securities under applicable regulatory pronouncements;

  •
  enter into, modify, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice;

  •
  change in any material respect its credit policies and collateral eligibility requirements and standards;

  •
  fail to use reasonable best efforts to take any action that is required under an agreement with a regulatory authority or take any action that violates such an agreement;

  •
  except as required by applicable law, regulation or policies, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

  •
  permit the construction of new structures upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office;

  •
  make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

  •
  without previously notifying and consulting with First PacTrust, and except to the extent approved by Beach and committed to prior to the date of the merger agreement and disclosed to First PacTrust, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan relationship aggregating in excess of $650,000, or amend or modify in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower in excess of $650,000;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the completion of the merger and the other transactions contemplated by the merger agreement, except as may be required by applicable laws;

  •
  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to take, make any commitment to take or adopt any resolutions of Beach's board of directors in support of, any of the above prohibited actions.

        First PacTrust has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, First PacTrust has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Beach, First PacTrust will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

  •
  amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Beach common stock or that would materially impede First PacTrust's ability to consummate the merger and the other transactions contemplated by the merger agreement;

  •
  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or prevent or materially delay the completion of the merger and the other transactions contemplated by the merger agreement, except as may be required by applicable laws;

  •
  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  agree to take, make any commitment to take or adopt any resolutions of First PacTrust's board of directors in support of, any of the above prohibited actions, except that First PacTrust and its subsidiaries are not prohibited from taking any necessary or appropriate actions in connection with participation in the Small Business Lending Fund of the United States Department of the Treasury.

Regulatory Matters

        First PacTrust and Beach have agreed to use their respective reasonable best efforts to take all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement and to obtain all permits, consents, authorizations, waivers or approvals of any regulatory authority required or advisable in connection with the merger and the other transactions contemplated by the merger agreement. First PacTrust and Beach will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement. However, in no event will First PacTrust or the merger sub be required, and will Beach and its subsidiaries be permitted (without First PacTrust's written consent), to take any action or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of First PacTrust or Beach and its subsidiaries, taken as a whole (measured on a scale relative to Beach and its subsidiaries, taken as a whole).

Tax Matters

        First PacTrust and Beach have agreed to use their respective reasonable best efforts to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to not knowingly take any action that could reasonably be expected to prevent the merger from so qualifying.

Employee Matters

        The merger agreement provides that, for a period of 12 months after the completion of the merger, First PacTrust will provide to employees of Beach and its subsidiaries, who are actively employed as of the completion of the merger, employee benefits and compensation opportunities that, in the aggregate, are substantially similar to the employee benefits and compensation opportunities that are generally available to similarly situated employees of First PacTrust. The service of Beach employees prior to the completion of the merger will be treated as service with First PacTrust for purposes of eligibility, participation, vesting and benefit accrual under First PacTrust's employee benefit plans, subject to customary exclusions.

        In addition, Beach will terminate its Employee Stock Ownership Plan and distribute all account balances thereunder in accordance with its terms effective immediately prior to the completion of the merger.

D&O Indemnification and Insurance

        The merger agreement provides that after the completion of the merger, First PacTrust and the surviving corporation in the merger will indemnify and hold harmless all present and former directors and officers of Beach against all liabilities arising out of the fact that such person is or was a director or officer of Beach if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the fullest extent permitted by applicable law and Beach's governing documents.

        The merger agreement requires First PacTrust, or the surviving corporation in the merger, to use its reasonable best efforts to maintain for a period of six years after completion of the merger Beach's existing directors' and officers' liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy (or, with the consent of Beach prior to the completion of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, neither First PacTrust nor the surviving corporation in the merger is required to incur annual premium payments greater than 250% of Beach's current annual directors' and officers' liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the completion of the merger, First PacTrust or Beach, with First PacTrust's consent, may obtain a six-year "tail" prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of First PacTrust common stock to be issued in the merger, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Beach Shareholder Meeting and Recommendation of Beach's Board of Directors

        Beach has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Beach will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders approve and adopt the merger agreement (subject to the provisions governing making a change in Beach's recommendation as described below).

        The board of directors of Beach has agreed to recommend that Beach's shareholders vote in favor of approval of the merger agreement and to not withdraw or modify such recommendation in any manner adverse to First PacTrust (which we refer to as a change in Beach's recommendation), except that Beach's board of directors may effect a change in Beach's recommendation if and only to the extent that:

  •
  Beach has received an unsolicited bona fide "acquisition proposal" (as described below) that constitutes a "superior proposal" (as described below), and Beach's board of directors determines in good faith, after receiving the advice of outside legal counsel, that Beach's board of directors would be in violation of its fiduciary duties under applicable laws if it failed to effect a change in Beach's recommendation;

  •
  Beach has given at least five business days' written notice to First PacTrust of its intention to effect a change in Beach's recommendation absent modification of the terms and conditions of the merger agreement; and

  •
  if applicable, after giving effect to any amendments to the merger agreement proposed by First PacTrust, such acquisition proposal continues to constitute a superior proposal.
        In the event of any material revisions to the superior proposal, Beach will be required to deliver a new written notice to First PacTrust five business days in advance of its intention to effect a change in Beach's recommendation and to comply with the other requirements described above.

        The merger agreement requires Beach to submit the merger agreement to a shareholder vote even if Beach's board of directors effects a change in Beach's recommendation.

        If an acquisition proposal has been made known to the Beach shareholders and thereafter the Beach shareholders do not approve the merger at the Beach shareholder meeting, if during the 10 business-day period following the failed shareholder vote First PacTrust proposes revised terms and conditions of the merger agreement that are no less favorable from a financial point of view to Beach shareholders than the acquisition proposal, Beach is obligated to resubmit the revised merger agreement to its shareholders at a second shareholder meeting (and to comply with the other requirements described above as if such second shareholder meeting was treated as the first shareholder meeting), except that Beach will not be obligated to submit the revised merger agreement to its shareholders at a second shareholder meeting if:

  •
  Beach's board of directors effected a change in Beach's recommendation prior to the first shareholder meeting;

  •
  assuming the merger agreement was amended to reflect all adjustments to the terms and conditions proposed by First PacTrust during the 10 business-day period following the failed shareholder vote at the first shareholder meeting, the acquisition proposal would continue to constitute a superior proposal; and

  •
  Beach complies with its non-solicitation obligations and its obligations with respect to calling shareholder meetings and acquisition proposals.

        For purposes of the merger agreement:

  •
  an "acquisition proposal" means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Beach or any of its subsidiaries that, if consummated, would constitute an "alternative transaction" (as described below);

  •
  an "alternative transaction" means (1) any transaction pursuant to which any person (or group of persons) other than First PacTrust or its affiliates acquires or would acquire more than 20% of the outstanding shares of Beach common stock or outstanding voting power of Beach, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of Beach that would be entitled to a class or series vote with respect to the merger, whether from Beach or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving Beach (other than the merger), (3) any transaction pursuant to which any person (or group of persons) other than First PacTrust or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Beach subsidiaries and securities of the entity surviving any merger or business combination involving any Beach subsidiary) of Beach or any of its subsidiaries representing more than 20% of the fair market value of all the assets, deposits, net revenues or net income of Beach and its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving Beach or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Beach common stock immediately prior to such transaction do not, in the aggregate, own at least 80% of each of the outstanding shares of Beach common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of Beach common stock immediately prior to the completion of such transaction; and

  •
  "superior proposal" means a bona fide, unsolicited written acquisition proposal that (1) is obtained not in breach of the merger agreement for all of the outstanding shares of Beach common stock, on terms that Beach's board of directors determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the acquisition proposal and the merger agreement, (including any proposal by First PacTrust to adjust the terms and conditions of the merger agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of completion, the form of consideration offered and the ability of the party making such proposal to obtain financing for such acquisition proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and the merger agreement) are more favorable from a financial point of view to Beach shareholders than the merger, (2) is reasonably likely to receive all necessary regulatory approvals and be completed and (3) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

Agreement Not to Solicit Other Offers

        Beach also has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate (including by furnishing information) any acquisition proposal;

  •
  participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal; or

  •
  enter into any agreement regarding any alternative transaction or acquisition proposal.

        However, if prior to the approval of the merger agreement by Beach shareholders, (1) Beach receives a superior proposal that was not solicited by Beach and that did not otherwise result from a breach of the merger agreement, (2) Beach's board of directors determines in its good faith judgment

(after receiving the advice of outside counsel) that a failure to participate in discussions or negotiations with, or provide information to, the person making the superior proposal would violate Beach's board of directors' fiduciary duties under applicable laws and (3) Beach gives at least five business days' notice to First PacTrust, Beach's board of directors may:

  •
  furnish information with respect to it and its subsidiaries to the party making the superior proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the superior proposal than the terms contained in Beach's confidentiality agreement with First PacTrust; and

  •
  participate in discussions regarding the superior proposal.

        Beach has also agreed to provide First PacTrust written notice within one business day following the receipt of any acquisition proposal, material modification to any acquisition proposal or request for nonpublic information or access to Beach's or its subsidiaries' properties, books or records by any person that has made or, to Beach's knowledge, may be considering making, an acquisition proposal. The notice will indicate the identity of the person making the acquisition proposal or requesting nonpublic information or access and the material terms of the acquisition proposal or modification to an acquisition proposal.

        Beach and its subsidiaries have agreed to (1) immediately cease and cause to be terminated any existing discussions or negotiations conducted with any third party with respect to any alternative transaction or acquisition proposal, (2) enforce and not release any third party from the confidentiality and standstill provisions of any agreement to which Beach or its subsidiaries is a party and (3) immediately terminate any approval previously given under any such provisions authorizing any person to make an acquisition proposal.

        The merger agreement provides that the above-described restrictions on Beach do not prohibit Beach or Beach's board of directors from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended, or from complying with Rules 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act.

Conditions to Complete the Merger

        First PacTrust's and Beach's respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

  •
  the approval of the merger agreement by Beach's shareholders;

  •
  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of First PacTrust or Beach and its subsidiaries, taken as a whole (measured on a scale relative to Beach and its subsidiaries, taken as a whole), and the expiration or termination of all related statutory waiting periods;

  •
  the absence of any order, injunction, decree or judgment by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  unless the alternative consideration is paid, the authorization of the listing of the First PacTrust common stock to be issued in the merger on the NASDAQ Global Market, subject to official notice of issuance;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the First PacTrust common stock to be issued in the merger under the Exchange Act, and the absence of any stop order or proceedings threatened by the SEC for that purpose;

  •
  the accuracy of the representations and warranties of each other party in the merger agreement as of the closing date of the merger, subject to the materiality standards provided in the merger agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effects); and

  •
  receipt by each of First PacTrust and Beach of an opinion of legal counsel as to certain tax matters.

        First PacTrust's obligations to complete the merger are further subject to the fulfillment or waiver of the completion of the TARP redemption.

        Neither Beach nor First PacTrust can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Beach nor First PacTrust has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

  •
  the merger has not been completed by May 30, 2012 (if the failure to complete the merger by that date is not caused by the terminating party's breach of the merger agreement), subject to a 90-day extension if the reason for the delay is limited to the receipt of required regulatory approvals (we refer to this date, as extended, as the end date);

  •
  any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  there is a breach by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of May 30, 2012 and 30 business days following written notice of the breach; or

  •
  Beach shareholders fail to approve the merger agreement at the shareholder meeting, and Beach is not obligated to resubmit the merger agreement to its shareholders for approval at a second shareholder meeting as described above in "—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors," or the merger agreement is resubmitted to Beach shareholders at a second shareholder meeting and the Beach shareholders fail to approve the merger agreement at such shareholder meeting.

        In addition, First PacTrust may terminate the merger agreement in the following circumstances:

  •
  Beach shareholders fail to approve the merger agreement at the shareholder meeting (regardless of whether or not Beach is obligated to resubmit the merger agreement to its shareholders for approval at a second shareholder meeting as described above in "—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors");

  •
  Beach's board of directors fails to recommend to the Beach shareholders that they approve the merger agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to First PacTrust;

  •
  Beach's board of directors fails to reaffirm its recommendation of the merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  Beach's board of directors breaches its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors"; or

  •
  Beach's board of directors approves, recommends or endorses an alternative transaction or acquisition proposal.

Effect of Termination

        If the merger agreement is terminated, it will become void, except that (1) both First PacTrust and Beach will remain liable for any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Beach will pay First PacTrust a $2 million termination fee in the following circumstances:

  •
  if the merger agreement is terminated by First PacTrust in the following circumstances:

  •
  Beach's board of directors fails to recommend to the Beach shareholders that they approve the merger agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to First PacTrust;

  •
  Beach's board of directors fails to reaffirm its recommendation of the merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  Beach's board of directors breaches its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors";

  •
  Beach's board of directors approves, recommends or endorses an alternative transaction or acquisition proposal; or

  •
  Beach shareholders fail to approve the merger agreement at the shareholder meeting and Beach completes or agrees to an alternative transaction within 12 months of the date of such shareholder meeting.

  •
  if the merger agreement is terminated by First PacTrust or Beach in the following circumstances:

  •
  an acquisition proposal or intent to make an acquisition proposal is made known to Beach or its shareholders after the date of the merger agreement; thereafter the merger agreement is terminated by First PacTrust or Beach because the merger has not been completed by the end date and Beach's shareholders have not approved the merger agreement, or by First PacTrust following a breach by Beach; and Beach completes or agrees to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 40% in place of reference to 20% and 60% in place of reference to 80% in the definition of an "alternative transaction") within 12 months of the date the merger agreement is terminated;

    •
    Beach shareholders fail to approve the merger agreement at the shareholder meeting, and Beach is not obligated to resubmit the merger agreement to its shareholders for approval at a second shareholder meeting as described above in "—Beach Shareholder Meeting and Recommendation of Beach's Board of Directors"; or

    •
    the merger agreement is resubmitted to Beach shareholders at a second shareholder meeting and the Beach shareholders fail to approve the merger agreement at such shareholder meeting and Beach completes or agrees to an alternative transaction within 12 months of the date of such shareholder meeting.

        If Beach is required to pay a termination fee, Beach also will be obligated to reimburse First PacTrust for all of its out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including fees and expenses of accountants, financial advisors and attorneys.

Expenses and Fees

        Except as set forth above, each of First PacTrust and Beach will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, First PacTrust and Beach may amend the merger agreement by written agreement. However, after any approval of the merger agreement by Beach's shareholders, there may not be, without further approval of Beach's shareholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

Voting Agreements

        In connection with entering into the merger agreement, First PacTrust entered into a voting and support agreement with each of the directors of Beach, as well as H. Melissa Lanfre, Chief Financial Officer of Beach, Phillip J. Bond, Chief Credit Officer of Beach, and Girish Bajaj, Chief Business Development Officer of Beach, which we refer to collectively as the voting agreements. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached to this proxy statement/prospectus as Annex D.

        Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote its shares of Beach common stock:

  •
  in favor of approval of the merger agreement;

  •
  in favor of each of the other actions contemplated by the merger agreement;

  •
  in favor of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for approval of the merger agreement on the date on which such shareholder meeting is held;

  •
  in favor of any action in furtherance of any of the foregoing;

  •
  against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of Beach in the merger agreement or impair the ability of Beach to complete the merger or that would otherwise be inconsistent with, prevent, impede or delay the completion of the merger;

  •
  against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction, other than the merger and the other transactions contemplated by the merger agreement; and

  •
  against any reorganization, recapitalization, dissolution or liquidation of Beach or any of its subsidiaries or any amendment or other change in Beach's governing documents, except to the extent specifically provided in the merger agreement or approved in writing by First PacTrust.

        The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the merger, directly or indirectly:

  •
  sell (including short sell), transfer, pledge, assign, tender, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) any of such shareholder's shares of Beach common stock; or

  •
  enter into any contract providing for any action described in the preceding bullet.

        The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

        As of the record date, the shareholders that are party to the voting agreements beneficially own an aggregate of approximately [      ] outstanding shares of Beach common stock, which represent approximately [      ]% of the shares of Beach common stock entitled to vote at the special meeting.

Warrant Agreement and Warrants

        If the alternative consideration is paid, each share of Beach common stock outstanding immediately prior to the merger will be entitled to receive (1) $9.12 in cash and (2) one warrant to purchase 0.33 of a share of First PacTrust common stock on the terms and conditions and substantially in the form set forth in the warrant agreement attached as an exhibit to the merger agreement, which we refer to as the warrant agreement. The following summary of the warrant agreement and the warrants is subject to, and qualified in its entirety by reference to, the form of warrant agreement attached to this proxy statement/prospectus as Annex E.

Warrant Agent

        Under the warrant agreement, the warrant agent will act on First PacTrust's behalf in connection with the issuance, division, transfer, exchange and exercise of the warrants. The warrant agent will receive reasonable compensation in exchange for performing these duties under the warrant agreement and will be indemnified by First PacTrust for liabilities arising out of the performance of its duties under the warrant agreement, except for liabilities resulting from willful misconduct, gross negligence or bad faith.

Exercise Price; Expiration

        Each warrant entitles its holder to purchase 0.33 of a share of First PacTrust common stock at an exercise price of $14.00 per share of First PacTrust common stock. The exercise price applicable to the warrants is subject to adjustment as described below in "—Adjustments to the Warrants." All or any portion of the warrants may be exercised at any time or from time to time on or before 5:00 p.m., New York City time, on the one-year anniversary of the date on which the merger is completed, by delivery to the warrant agent of the warrant, together with the completed form of election to purchase on the reverse of the warrant, and the payment of the exercise price per share for the shares of common stock for which the warrants are being exercised, which we refer to as the warrant shares. Upon any exercise of the warrants, the holder may, at its option, pay the aggregate exercise price in cash or instruct First PacTrust, by written notice accompanying the surrender of the warrants, that the exercise price will be paid by the withholding by First PacTrust of a number of warrant shares equal to the value of the aggregate exercise price of the warrants so exercised, determined by reference to the last reported sales price of First PacTrust common stock on the day on which the warrants are exercised.

Exercise

        Upon exercise of warrants, the warrant shares will be issued by First PacTrust's warrant agent for the account of the exercising warrantholder. Warrant shares will be issued in the name or names designated by the exercising warrantholder and will be delivered by the warrant agent to the exercising warrantholder (or its designee or designees) either via book-entry transfer crediting the account of such warrantholder or designee, or otherwise in certificated form by physical delivery to the address specified by such warrantholder in the exercise notice. First PacTrust will not issue fractional shares upon any exercise of the warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the pro-rated per share closing price of First PacTrust common stock on the trading day immediately preceding the date of exercise of the warrants for any fractional share that would have otherwise been issuable upon exercise of the warrants. First PacTrust will at all times reserve the aggregate number of shares of its common stock for which the warrants may be exercised.

        First PacTrust will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of First PacTrust common stock upon the exercise of the warrants, other than taxes payable in respect of any transfer involved in the issue or delivery of any warrants or certificates for warrant shares in a name other than that of the warrantholder.

Listing of Warrant Shares

        First PacTrust will use commercially reasonable efforts to cause the shares of First PacTrust common stock to be issued upon exercise of the warrants to be quoted on the NASDAQ Global Market. If the alternative consideration is paid, First PacTrust has agreed to use commercially reasonable efforts to facilitate the quotation and/or trading of the warrants to be issued in the merger on the OTC Bulletin Board or other similar U.S. over-the-counter markets in which securities of First PacTrust may be traded.

Rights as a Shareholder

        The holders of warrants will have no rights of holders of First PacTrust common stock, including any voting rights and rights to dividend payments, until (and then only to the extent) the warrants have been exercised.

Adjustments to the Warrants

        Pursuant to the terms of the warrants, the number of warrant shares and the warrant exercise price will be adjusted upon occurrence of certain events as follows:

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  Stock splits, subdivisions, reclassifications or combinations of common stock.  If First PacTrust pays a dividend or makes a distribution on its common stock in shares of common stock, subdivides or reclassifies the outstanding shares of its common stock into a greater number of shares or combines or reclassifies the outstanding shares of its common stock into a smaller number of shares, the number of warrant shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be adjusted to the number obtained by multiplying the number of warrant shares deliverable upon exercise of a warrant immediately prior to such adjustment by the quotient of (1) the number of warrant shares immediately following such adjustment divided by (2) the new number of warrant shares immediately prior to such adjustment.

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  Non-cash distributions.  If First PacTrust makes a distribution to all holders of First PacTrust common stock of non-cash assets, including securities, evidences of indebtedness, rights or warrants (but excluding dividends or distributions referred to in the preceding bullet), the number of warrant shares at the time of the record date for such distribution will be adjusted to the number obtained by multiplying the number of warrant shares deliverable upon exercise of a warrant immediately prior to such adjustment by the quotient of (1) the then-current market price per share of First PacTrust common stock on the record date for the distribution divided by (2) the then-current market price per share of First PacTrust common stock, less the then-fair market value (as determined in good faith by First PacTrust's board of directors, which determination shall be conclusive) of the portion of the non-cash assets so distributed applicable to one share of First PacTrust common stock. The number of warrant shares need not be adjusted if First PacTrust agrees to issue or distribute, as applicable, to each warrantholder, in addition to the applicable warrant shares issuable, the non-cash assets to which the warrantholder would have been entitled had the warrants been exercised prior to the distribution of non-cash assets. "Market price per share of First PacTrust common stock" means the last reported sales price regular way or, if no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of First PacTrust common stock are quoted or admitted to trading or, if not quoted or admitted to trading, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by First PacTrust for that purpose. In the absence of one or more such quotations, the current market price of the First PacTrust common stock shall be determined in good faith by First PacTrust's board of directors on the basis of such information as it considers appropriate.

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  Adjustment to exercise price.  The exercise price in effect immediately prior to the adjustments described above will be adjusted by multiplying such exercise price by the quotient of (1) the number of warrant shares immediately prior to such adjustment divided by (2) the new number of warrant shares immediately following such adjustment. If an adjustment in the exercise price would reduce the exercise price to an amount below the par value of First PacTrust common stock, then that adjustment will reduce the exercise price to that par value.

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  Business combinations.  In the event of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of First PacTrust's shareholders or reclassification of First PacTrust common stock, which we refer to collectively as a business combination, a warrantholder's right to receive warrant shares will be converted into the right to exercise that warrant to acquire the number of shares of stock or other securities or property (including cash) which First PacTrust common stock issuable (at the time of such business combination) upon exercise of such warrant immediately prior to the business combination would have been entitled to receive upon completion of the business combination. In determining the kind and amount of stock, securities or the property receivable upon exercise of a warrant following the completion of such business combination, if the holders of First PacTrust common stock have the right to elect the kind or amount of consideration receivable upon completion of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise of the warrant will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of First PacTrust common stock that affirmatively make an election (or of all such holders if none makes an election). For purposes of determining any amount of warrant shares to be withheld by First PacTrust as payment of the exercise price from stock, securities or the property that would otherwise be delivered to a warrantholder upon exercise of warrants following any business combination, the amount of such stock, securities or property to be withheld will have a market price equal to the aggregate exercise price as to which such warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such warrants are exercised. If any such property is not a security, the market price of such property will be deemed to be its fair market value as determined in good faith by First PacTrust's board of directors. If making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date.

        The number of warrant shares will not be adjusted in the event of an issuance of First PacTrust common stock pursuant to a plan for reinvestment of dividends, a change in the par value of First PacTrust common stock or a change in First PacTrust's jurisdiction of incorporation.

        The warrant agent will notify the warrantholders of any adjustments to the exercise price or the number of shares issuable upon exercise of the warrants. If the warrant agent fails to give such notice, the exercise price and the number of shares issuable upon exercise of the warrants will nevertheless be adjusted.

        All calculations will be made to the nearest one-thousandth (1/1,000th) of a share, as the case may be. No adjustment in the number of shares issuable upon exercise of a warrant will be required if the amount of such adjustment would be less than one-hundredth (1/100th) of a share of First PacTrust common stock issuable upon exercise of the warrant, but any such amount will be carried forward and an adjustment with respect thereto will be made when such amount, together with any other amount or amounts so carried forward, will aggregate to at least one-hundredth (1/100th) of a share of First PacTrust common stock.

Amendment

        First PacTrust and the warrant agent may supplement or amend the warrant agreement without the approval of any warrantholder, in order to cure any ambiguity or to correct or supplement any provision of the warrant agreement that may be defective or inconsistent with any other provision of the warrant agreement, or to make any other provisions in regard to matters or questions arising under the warrant agreement that First PacTrust and the warrant agent may deem necessary or desirable and that shall not adversely affect the interests of the warrantholders.

ACCOUNTING TREATMENT

        The merger will be accounted for as an acquisition by First PacTrust using the purchase method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Beach as of the effective time of the merger will be recorded at their respective fair values and added to those of First PacTrust. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First PacTrust issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Beach.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Beach common stock. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

        The following discussion applies only to U.S. holders of shares of Beach common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Beach common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Beach common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Beach common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Beach common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Beach common stock should consult their own tax advisors.

        Holders of Beach common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

 Tax Consequences of the Merger Generally

        First PacTrust and Beach have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, as described above in the section entitled "The Merger—Terms of the Merger," under certain circumstances the merger will be restructured and holders of Beach common stock will receive a combination of cash and warrants to purchase shares of First PacTrust common stock instead of cash and shares of First PacTrust common stock, which we refer to in this section as the alternative transaction. The U.S. federal income tax consequences of the merger to U.S. holders will depend on whether the merger is restructured as the alternative transaction. The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders in each of the two alternatives.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders if the Merger Is Not Restructured as the Alternative Transaction.

        The parties intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of First PacTrust to complete the merger that First PacTrust receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the date the merger is completed, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Beach to complete the merger that Beach receive an opinion from Elkins Kalt Weintraub Reuben Gartside, LLP, dated the date the merger is completed, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by First PacTrust and Beach and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS. First PacTrust and Beach have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        Provided the merger is treated for U.S. federal income purposes as a reorganization within the meaning of Section 368(a) of the Code, upon the exchange of its shares of Beach common stock for a combination of First PacTrust common stock and cash (other than cash received in lieu of a fractional share of First PacTrust common stock), a U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the First PacTrust common stock received, minus the adjusted tax basis of the Beach common stock surrendered in exchange therefor, and (2) the amount of cash received by the holder. If a U.S. holder of Beach common stock acquired different blocks of Beach common stock at different times or different prices, the holder should consult its tax advisor regarding the manner in which gain or loss should be recognized. Any recognized gain generally will be long-term capital gain if, as of the date the merger is completed, the U.S. holder's holding period with respect to the Beach common stock surrendered exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The aggregate tax basis of the First PacTrust common stock received (including any fractional shares deemed received and exchanged for cash) by a U.S. holder that exchanges its shares of Beach common stock for a combination of First PacTrust common stock and cash will be equal to the aggregate adjusted tax basis of the shares of Beach common stock surrendered, reduced by the amount of cash received by the holder (excluding any cash received in lieu of a fractional share of First PacTrust common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of First PacTrust common stock). The holding period of the First PacTrust common stock received (including any fractional share deemed received and exchanged for cash) will include the holding period of the Beach common stock surrendered.

Cash Instead of Fractional Shares

        A U.S. holder who receives cash instead of a fractional share of First PacTrust common stock will be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional shares. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the tax basis allocated to such fractional share of First PacTrust common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date the merger is completed, the holding period for the fractional share (including the holding period for the shares of Beach common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders if the Merger Is Restructured as the Alternative Transaction.

        If the merger is restructured as the alternative transaction, then the merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code, and the receipt of a legal opinion to that effect will not be a condition to the respective obligations of First PacTrust and Beach to complete the merger. In such case, the receipt of cash and First PacTrust warrants by U.S. holders in exchange for shares of Beach common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash and warrants in exchange for shares of Beach common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value of the warrants received in the merger and (2) the U.S. holder's adjusted tax basis in the Beach common stock surrendered. Gain or loss must be determined separately for each block of shares of Beach common stock exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder's holding period for such shares, as of the date the merger is completed, exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. holder's tax basis in the warrants received pursuant to the merger will be equal to the fair market value of those warrants on the date the merger is completed and the holding period of those warrants will begin on the date following the date the merger is completed.

Exercise of First PacTrust Warrants

        A U.S. holder generally will not recognize any gain or loss in respect of the receipt of First PacTrust common stock upon the exercise of the warrants. The adjusted tax basis of the First PacTrust common stock received on exercise will equal the adjusted tax basis of the warrants plus cash paid upon exercise, and the holding period of such common stock received on exercise will generally include the period during which the U.S. holder held the warrants prior to conversion.

Information Reporting and Backup Withholding

        Cash payments received in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

 DESCRIPTION OF CAPITAL STOCK OF FIRST PACTRUST

        As a result of the merger, Beach shareholders who receive shares of First PacTrust common stock in the merger will become shareholders of First PacTrust. Your rights as shareholders of First PacTrust will be governed by Maryland law and the articles of incorporation and the amended and restated bylaws of First PacTrust. The following briefly summarizes the material terms of First PacTrust common stock and preferred stock. We urge you to read the applicable provisions of the Maryland General Corporation Law (which we refer to as the MGCL), First PacTrust's articles of incorporation and bylaws and federal law governing savings and loan holding companies and bank holding companies carefully in their entirety. Copies of First PacTrust's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

        First PacTrust's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 2,836,156 shares are classified as Class B Nonvoting Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [      ] shares of First PacTrust common stock outstanding, excluding [      ] shares of Class B Nonvoting Common Stock outstanding, [      ] shares of First PacTrust preferred stock outstanding and warrants to purchase [      ] shares of First PacTrust common stock outstanding.

Common Stock

Dividend Rights

        First PacTrust can pay dividends if, as and when declared by First PacTrust's board of directors, subject to compliance with limitations imposed by law. The holders of First PacTrust common stock will be entitled to receive and share equally in these dividends as they may be declared by First PacTrust's board of directors out of funds legally available for such purpose. If First PacTrust issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of First PacTrust common stock other than Class B Non-Voting Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. If First PacTrust issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding up of First PacTrust, whether voluntary or involuntary, the holders of First PacTrust common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First PacTrust available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

        Holders of the common stock of First PacTrust will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if First PacTrust issues more shares in the future. Therefore, if additional shares are issued by

First PacTrust without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in First PacTrust may be subject to dilution. The common stock is not subject to redemption.

        For more information regarding the rights of holders of First PacTrust common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        First PacTrust's articles of incorporation permit First PacTrust's board of directors to issue up to 50,000,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by First PacTrust's board of directors without any further action by First PacTrust shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

        On August 30, 2011, in conjunction with the Small Business Lending Fund program of the United States Department of the Treasury, First PacTrust issued 32,000 shares of First PacTrust's Senior Non-Cumulative Perpetual Preferred Stock, Series A to the United Stated Department of the Treasury.

 COMPARISON OF SHAREHOLDERS' RIGHTS

        If the merger is completed, in addition to cash consideration, holders of Beach common stock will receive shares of First PacTrust common stock or warrants to purchase shares of First PacTrust common stock in exchange for their shares of Beach common stock. Beach is organized under the laws of the State of California, and First PacTrust is organized under the laws of the State of Maryland. The following is a summary of the material differences between (1) the current rights of Beach shareholders under the CGCL and Beach's articles of incorporation and bylaws, and (2) the current rights of First PacTrust shareholders under the MGCL and First PacTrust's articles of incorporation and bylaws.

        First PacTrust and Beach believe that this summary describes the material differences between the rights of holders of First PacTrust common stock as of the date of this proxy statement/prospectus and the rights of holders of Beach common stock as of the date of this proxy statement/prospectus, however, it does not purport to be a complete description of those differences. Copies of First PacTrust's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

First PacTrust

        First PacTrust's articles of incorporation authorize it to issue up to 200,000,000 shares of common stock, par value $0.01 per share, of which 2,836,156 shares are classified as Class B Nonvoting Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [      ] shares of First PacTrust common stock outstanding, excluding [      ] shares of Class B Nonvoting Common Stock outstanding, [      ] shares of First PacTrust preferred stock outstanding and warrants to purchase [      ] shares of First PacTrust common stock outstanding.

Beach

        Beach's articles of incorporation authorize Beach to issue up to 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the record date, there were [      ] shares of Beach common stock outstanding and [      ] shares of Beach preferred stock outstanding.

Voting Limitations

First PacTrust

        First PacTrust's articles of incorporation generally prohibit any shareholder that beneficially owns more than 10% of the outstanding shares of First PacTrust common stock from voting shares in excess of this limit.

        The MGCL contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more), approval of the control share acquisition by the corporation's shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which First PacTrust has done pursuant to its articles of incorporation. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of First PacTrust common stock. Although not anticipated, First

PacTrust could seek shareholder approval of an amendment to its articles of incorporation to eliminate the opt-out provision. See "—Amendments to Articles of Incorporation and Bylaws."

Beach

        Beach's articles of incorporation and bylaws do not limit the number of shares held by a shareholder that may be voted by such shareholder.

Size of Board of Directors

First PacTrust

        First PacTrust's bylaws provide that its board of directors shall consist of a number of directors to be fixed from time to time by the approval of the board of directors or by an amendment to the articles of incorporation. First PacTrust's board of directors currently has six directors.

Beach

        Beach's bylaws provide that its authorized number of directors shall be between six and eleven with the exact number of directors to be fixed from time to time by the approval of the board of directors or by an amendment to the articles of incorporation or bylaws approved by the holders of a majority of the outstanding shares of Beach common stock entitled to vote. Beach's board of directors currently is fixed at eight directors.

Cumulative Voting

First PacTrust

        First PacTrust shareholders do not have the right to cumulate their votes with respect to the election of directors.

Beach

        Beach's bylaws provide that Beach shareholders may cumulate their votes in the election of directors provided that such candidate's or candidates' names have been placed in nomination prior to voting and a shareholder has given notice prior to the vote of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for nominated candidates. The candidates receiving the highest number of votes will be elected as directors.

Classes of Directors

First PacTrust

        First PacTrust's board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Beach

        Beach does not have a classified board of directors, and all directors are elected annually.

 Removal of Directors

First PacTrust

        Directors may be removed, but only for cause, by the affirmative vote of holders of 80% of the combined voting power of the outstanding shares of First PacTrust capital stock entitled to vote in the election of directors, subject to the rights of any holders of preferred stock.

Beach

        Beach's bylaws provide that directors may be removed without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, except that no individual director may be removed when the votes cast against such director's removal would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes cast were cast and all directors were then being elected.

Filling Vacancies on the Board of Directors

First PacTrust

        First PacTrust's articles of incorporation and bylaws provide that vacancies on First PacTrust's board of directors and newly created directorships resulting from an increase in the number of directors may only be filled by a majority vote of the directors then in office, even if less than a quorum. Each director filling a vacancy will remain in office for the remainder of the unexpired term.

Beach

        Under Beach's bylaws, a vacancy on the board of directors may be filled by the remaining directors or by the shareholders if such vacancy is not filled by the remaining directors, however a vacancy created by the removal of a director by the shareholders may be filled only by the shareholders.

Special Meetings of Shareholders

First PacTrust

        Under First PacTrust's bylaws, a special meeting of shareholders may be called by the President of First PacTrust, by a majority of the whole board of directors (assuming no vacancies) or by written request of the holders of a majority of the shares entitled to vote at the meeting.

Beach

        Under Beach's bylaws, a special meeting of shareholders may be called by the board of directors, the Chairman of the board of directors, the President or the holders of not less than 10% of the outstanding shares entitled to vote at the meeting.

Quorum

First PacTrust

        Under First PacTrust's bylaws, the presence in person or by proxy of holders of one-third of the votes entitled to vote at a meeting of First PacTrust shareholders constitutes a quorum for such meeting of shareholders. If a quorum is not present or represented at a meeting of shareholders, the chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting who are present or represented at the meeting may adjourn the meeting until a quorum is obtained.

Beach

        Beach's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of Beach shareholders. In the absence of a quorum, a majority of the shareholders represented at the meeting may adjourn the meeting from time to time.

Dividends

First PacTrust

        First PacTrust's bylaws provide that First PacTrust's board of directors may declare a dividend at any meeting of the board unless such action would be prohibited by applicable law. Under Maryland law, which is the law of the state where First PacTrust is incorporated, First PacTrust may not declare a dividend if, after giving effect to such dividend, it would not be able to pay indebtedness as the indebtedness becomes due in its usual course of business or if its total assets would be less than the sum of its total liabilities. At any given time, First PacTrust may declare a dividend out of (1) its net earnings for the fiscal year in which the dividend is made, (2) its net earnings for the preceding fiscal year or (3) the sum of the net earnings for the preceding eight fiscal quarters.

Beach

        As a California state-chartered bank, the ability of Beach to pay dividends is subject to restrictions set forth in the California Financial Code. Under the California Financial Code, Beach is allowed to declare a cash dividend out of its net profits up to the lesser of its retained earnings or its net income for the last three fiscal years (less any distributions made to shareholders during such period), or, with the prior written approval of the Department of Financial Institutions, in an amount not exceeding the greater of (1) its retained earnings, (2) its net income for its last fiscal year, or (3) its net income for its current fiscal year.

Shareholder Proposals

First PacTrust

        First PacTrust's bylaws provide that, for a shareholder proposal to be properly brought before an annual meeting, including any nomination or proposal relating to the nomination of a director to be elected to the board of directors, the shareholder must deliver written notice to First PacTrust's secretary before the meeting. The notice must be received by the secretary not less than 90 days or more than 120 days before the anniversary date of the previous year's annual meeting, unless the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case the notice must be delivered not more than 120 days prior to such annual meeting and not less than (1) 90 days prior to such meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or publicly announced. To be in proper written form, each notice must set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of the shareholder and of the beneficial owner, if any; (B) the class and number of shares of stock of First PacTrust that are owned beneficially and of record by the shareholder and the beneficial owner, if any, and (C) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Beach

        Beach is not required to bring any shareholder proposals before its annual meeting.

Notice of Shareholder Meetings

First PacTrust

        First PacTrust's bylaws provide that First PacTrust must give written notice between 10 and 90 days before any shareholder meeting to each shareholder entitled to vote at such meeting and to each other shareholder entitled to notice of the meeting. The notice must state the time and place of the meeting and, in the case of a special meeting, the purposes of the meeting.

Beach

        Beach's bylaws provide that Beach must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such a meeting. The notice shall state the place, date and hour, and, in the case of a special meeting, the general nature of the business to be transacted at the meeting, or, in the case of an annual meeting, the matters presented for action by the shareholders.

Anti-Takeover Provisions and Other Shareholder Protections

First PacTrust

        The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (A) 80% of the outstanding shares entitled to be cast and (B) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. First PacTrust has opted-out of the Maryland business combination statute through a provision in its articles of incorporation.

        However, under First PacTrust's articles of incorporation, certain business combinations (for example, mergers, share exchanges, recapitalizations, significant asset sales and significant stock issuances) involving "interested shareholders" of First PacTrust require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, unless either (1) a majority of the disinterested directors have approved the business combination or (2) certain fair price and procedure requirements are satisfied. An "interested shareholder" means a person who is the beneficial owner of more than 10% of the voting power of the outstanding shares of stock entitled to vote in the election of directors or who is an affiliate of First PacTrust and at any time within the past two years was the beneficial owner of more than 10% of the voting power of the outstanding shares of stock entitled to vote in the election of directors.

Beach

        Beach is not subject to comparable anti-takeover measures.

Limitation of Personal Liability of Officers and Directors

First PacTrust

        First PacTrust's articles of incorporation provide that officers and directors of First PacTrust will not be personally liable to First PacTrust or its shareholders for money damages, except to the extent (1) the person actually received an improper benefit, (2) a judgment is entered in a proceeding finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (3) to the extent otherwise required by the MGCL.

Beach

        Beach's articles of incorporation provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law.

Indemnification of Directors and Officers and Insurance

First PacTrust

        First PacTrust's articles of incorporation provide for the indemnification of current and former directors and officers to the fullest extent authorized by law and of employees and agents to such extent as authorized by the board of directors and permitted by law. First PacTrust may advance expenses to directors and officers, provided that it will be a defense to any action against First PacTrust for advancement of expenses that First PacTrust has not received an undertaking by or on behalf of such director or officer to repay an amount so advanced if it is ultimately determined that such director or officer has not met the standard of conduct necessary for indemnification and a written affirmation of such director or officer of his good faith belief that such standard has been met.

        First PacTrust's articles of incorporation provide that First PacTrust may maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not First PacTrust would have the power to indemnify such person against such liability under its articles of incorporation. First PacTrust maintains such insurance.

Beach

        Beach's articles of incorporation authorize Beach to indemnify its agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to Beach and its shareholders and the requirements of federal law. Beach's bylaws provide that Beach must indemnify its current and former directors to the fullest extent permitted by the CGCL. Beach's bylaws further provide that Beach may indemnify its current and former employees, officers and agents (other than directors) to the fullest extent permitted by the CGCL. Beach will advance expenses incurred in defending any proceeding for which indemnification is required prior to final disposition of the proceeding upon receipt of an undertaking by the indemnified party to repay such amount if it is ultimately determined that such party is not entitled to be indemnified.

        Beach's bylaws authorize Beach to purchase insurance on behalf of its directors, officers, employees and agents against any liability, whether or not Beach would have the power to indemnify such person against such liability under its bylaws. Beach maintains such insurance.

 Amendments to Articles of Incorporation and Bylaws

First PacTrust

        First PacTrust's articles of incorporation generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors. The amendment of certain provisions of the articles of incorporation, however, require the vote of the holders of at least 80% of the outstanding shares of stock entitled to vote in the election of directors. These include provisions relating to voting limitations on greater than 10% shareholders; the opt-out of the Maryland control share acquisition statute; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; indemnification of directors and officers; and amendments to the articles of incorporation and bylaws.

        First PacTrust's bylaws may be amended either by a majority of the whole board of directors (assuming no vacancies) or by a vote of the holders of at least 80% of the outstanding shares of stock entitled to vote in the election of directors.

Beach

        Beach's articles of incorporation may be amended in accordance with the provisions of the CGCL. The CGCL generally requires the approval of the board of directors and the approval of the majority of the outstanding shares entitled to vote, either before or after the approval by the board of directors. In addition, since Beach is a California state-chartered bank, any amendment to its articles of incorporation is also subject to the approval of the California Department of Financial Institutions.

        Beach's bylaws may be amended by a majority of the outstanding shares entitled to vote or the board of directors.

Action by Written Consent of the Shareholders

First PacTrust

        Under First PacTrust's articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all of the shareholders entitled to vote at the meeting sign a written consent setting forth the action and all of the shareholders entitled to notice of the meeting but not entitled to vote at the meeting sign a written waiver of any right to dissent.

Beach

        Under Beach's bylaws, any action that may be taken at a meeting of shareholders may be taken without a meeting if holders of the outstanding shares required to take such action at a meeting at which all shares entitled to vote were present and voted sign a written consent setting forth the action. Directors may not be elected by written consent except by unanimous written consent of all shareholders entitled to vote, except that shareholders may elect a director to fill a vacancy on the board of directors (unless such vacancy was created by a removal of a director) by written consent of the holders of a majority of the outstanding share entitled to vote.

Shareholder Rights Plan

        Neither First PacTrust nor Beach has a shareholder rights plan in effect.

 Rights of Dissenting Shareholders

First PacTrust

        The appraisal rights of First PacTrust shareholders are governed in accordance with the MGCL. Under Maryland law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder's stock from a successor corporation if (1) the corporation consolidates or merges with another corporation; (2) the corporation's stock is to be acquired in a share exchange; (3) the corporation transfers its assets in a transaction requiring approval of two-thirds of all shareholders eligible to vote on the transfer; (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder's rights, unless the right to do so is reserved in the charter of the corporation; or (5) the transaction is subject to certain provisions of the Maryland Business Combination Act.

        Maryland law provides that a shareholder may not demand the fair value of the shareholder's stock and is bound by the terms of the transaction if, among other things, (1) the stock is listed on a national securities exchange on the record date for determining shareholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to shareholders); (2) the stock is that of the successor in the merger, unless either (A) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (B) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or (3) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting shareholder.

Beach

        Under the CGCL, if a merger is consummated and a shareholder of a California corporation elects to exercise dissenters' rights by complying with the procedures set forth in the CGCL, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder's shares. Fair market value will be determined as of the day before the public announcement of the merger.

        In addition, a company will be required to purchase dissenting shares only if the following conditions exist:

  •
  the shareholder must have shares of common stock outstanding as of the record date of the shareholder's meeting;

  •
  the shareholder must not vote the shares "FOR" the approval of the merger; and

  •
  the shareholder must make a written demand to have the corporation purchase those shares of common stock for cash at their fair market value. The demand must meet the requirements of the CGCL and must be received by the corporation or its transfer agent no later than 30 days after the date on which the corporation mails notice of approval of the merger to the shareholder.

        See "The Merger—Dissenters' Rights in the Merger."

 COMPARATIVE MARKET PRICES AND DIVIDENDS

        First PacTrust common stock is quoted on the NASDAQ Global Market under the symbol "BANC," and Beach common stock is quoted on the OTC Bulletin Board under the symbol "BBBC." The following table sets forth the high and low reported intra-day sales prices per share of First PacTrust common stock and Beach common stock, and the cash dividends declared per share for the periods indicated.

	First PacTrust Common Stock			Beach Common Stock
	High	Low	Dividend	High	Low	Dividend
2009
First Quarter	$9.65	$5.67	$0.10	$6.00	$3.75	—
Second Quarter	8.60	6.00	0.05	5.00	4.10	—
Third Quarter	8.28	5.54	0.05	5.00	4.15	—
Fourth Quarter	7.00	4.70	0.05	4.90	4.00	—
2010
First Quarter	8.40	5.35	0.05	5.50	4.02	—
Second Quarter	10.30	7.12	0.05	5.75	4.52	—
Third Quarter	10.70	7.21	0.05	5.55	4.55	—
Fourth Quarter	13.27	10.45	0.10	5.25	4.55	—
2011
First Quarter	16.68	13.14	0.11	6.95	4.95	—
Second Quarter	16.73	13.55	0.11	6.40	5.71	—
Third Quarter	15.73	10.16	0.12	8.69	5.71	—
Fourth Quarter (through [ ], 2011)	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

        On August 30, 2011, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of First PacTrust common stock as reported on the NASDAQ Global Market were $12.63 and $11.74, respectively. On [    ], 2011, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of First PacTrust common stock as reported on the NASDAQ Global Market were $[    ] and $[    ], respectively.

        On August 30, 2011, the last full trading day before the public announcement of the merger agreement, the high and low bid prices of shares of Beach common stock as reported on the OTC Bulletin Board were $5.93 and $5.93, respectively. On [    ], 2011, the last practicable trading day before the date of this proxy statement/prospectus, the high and low bid prices of shares of Beach common stock as reported on the OTC Bulletin Board were $[    ] and $[    ], respectively.

        As of [    ], 2011, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [    ] registered holders of First PacTrust common stock and approximately [    ] registered holders of Beach common stock.

        Beach shareholders are advised to obtain current market quotations for First PacTrust common stock and Beach common stock. The market price of First PacTrust common stock and Beach common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of First PacTrust common stock or Beach common stock before or after the effective date of the merger. Changes in the market price of First PacTrust common stock prior to the completion of the merger will affect the market value of the merger consideration that Beach's shareholders will receive upon completion of the merger.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BEACH

        The following table sets forth, as of October 31, 2011, the number of shares and percentage of the outstanding Beach common stock owned by each of Beach's directors and executive officers and by all executive officers and directors as a group. Other than Messrs. Philips and Quick, each of whom serves as a director of Beach, Beach's management is not aware of any other person who beneficially owns more than 5% of the issued and outstanding shares of Beach common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors
Robb Evans	63,000	(2)	1.55%
Robert M. Franko	140,757	(3)	3.41%
James H. Gray	57,000	(4)	1.41%
John W. Hancock	9,900	(5)	0.24%
Fred D. Jensen	13,500	(6)	0.33%
Daniel R. Mathis	10,000	(7)	0.25%
John F. Philips	247,016	(8)	6.06%
Michael L. Quick	238,090	(9)	5.88%
Non-Director Executive Officers
Phillip J. Bond (Chief Credit Officer)	66,245	(10)	1.62%
Girish Bajaj (Chief Business Development Officer)	132,250	(11)	3.21%
Thomas LaCroix (Chief Lending Officer)	17,371	(12)	0.43%
H. Melissa Lanfre (Chief Financial Officer)	47,164	(13)	1.16%
Melissa Rickabaugh (Senior Operations Officer)	27,620	(14)	0.68%
All Executive Officers and Directors as a Group (13 persons)	1,069,913		26.23%

(1)
Based upon information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or to direct the disposition of the shares. Amounts shown may include shares held by or with such person's spouse and minor children, shares held by any other relative of such person who has the same home, shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse), shares held in street name for the benefit of such person or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)
Includes options to purchase 5,000 shares exercisable within 60 days of October 31, 2011.

(3)
Includes options to purchase 75,500 shares exercisable within 60 days of October 31, 2011. Does not include 15,025 shares held in an irrevocable trust for the benefit of Mr. Franko's children over which Mr. Franko has no voting or investment power, and of which Mr. Franko disclaims beneficial ownership.

(4)
Includes options to purchase 5,000 shares exercisable within 60 days of October 31, 2011.

(5)
Includes options to purchase 2,500 shares exercisable within 60 days of October 31, 2011.

(6)
Includes options to purchase 12,500 shares exercisable within 60 days of October 31, 2011.

(7)
Includes options to purchase 5,000 shares exercisable within 60 days of October 31, 2011.

(8)
Includes options to purchase 32,500 shares exercisable within 60 days of October 31, 2011. Includes 210,454 shares held by the John F. Philips Family Limited Partnership and 4,062 shares held by Wisdom and Wealth Solutions Profit Sharing Plan.

(9)
Includes options to purchase 5,000 shares exercisable within 60 days of October 31, 2011. Includes 49,000 shares owned by the Michael L. Quick DDS PA Profit Sharing Plan, of which Dr. Quick serves as trustee, and which includes 32,500 shares for the benefit of Dr. Quick and 16,500 shares for the benefit of others.

(10)
Includes options to purchase 53,500 shares exercisable within 60 days of October 31, 2011. Includes 6,000 shares held by the 2006 Bond and Smith Family Trust.

(11)
Includes options to purchase 73,500 shares exercisable within 60 days of October 31, 2011.

(12)
Includes options to purchase 8,750 shares exercisable within 60 days of October 31, 2011.

(13)
Includes options to purchase 34,750 shares exercisable within 60 days of October 31, 2011.

(14)
Includes options to purchase 20,650 shares exercisable within 60 days of October 31, 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BEACH

        This discussion presents management's analysis of the financial condition and results of operations of Beach as of and for each of the years in the two-year period ended December 31, 2010 and as of and for each of the six months ended June 30, 2011 and June 30, 2010. This discussion is designed to provide a more comprehensive review of the operating results and financial position of Beach than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of Beach and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

        Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Beach's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this proxy statement/prospectus are based on information available to Beach as of the date of this proxy statement/prospectus, and Beach assumes no obligation to update any such forward-looking statements. It is important to note that Beach's actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Beach conducts its operations.

General

        Beach commenced business on June 1, 2004 and is a California-chartered commercial bank. Beach focuses on serving the community banking needs primarily of Manhattan Beach, Long Beach, Orange County and the greater South Bay area of Los Angeles County.

        Beach's primary source of income is from the interest earned on its loans and investments and its primary area of expense is the interest paid on deposits, borrowings and salaries and benefits.

        At June 30, 2011, Beach had approximately $304.2 million in total assets, $242.7 million in net loans, $263.1 million in total deposits and $37.1 million in shareholders' equity. At December 31, 2010, Beach had approximately $307.8 million in total assets, $249.8 million in net loans, $264.0 million in total deposits and $36.2 million in shareholders' equity.

        For the first six months of 2011, net income increased to $998,000, or $0.20 per diluted share, compared to $608,000, or $0.06 per diluted share, for the same period in 2010. The increase in net income of $390,000, or 64.1%, is primarily due to the increase in average interest-earning assets, which increased from $262.3 million at June 30, 2010 to $293.2 million at June 30, 2011. Beach recorded a provision for loan losses of $686,000 for the first six months of 2011, compared to $860,000 for the same period in 2010.

        The annualized return on average assets was 0.67% for the first six months of 2011, compared to an annualized return on average assets 0.46% for the first six months of 2010. The annualized return on average equity was 5.47% for the first six months of 2011, compared to an annualized return of 3.47% for the same period in 2010.

        For the year ended December 31, 2010, Beach recorded net income of $1.619 million, or $0.26 per diluted share, compared to a loss of $5.550 million, or ($1.43) per diluted share, for the year earlier. Beach recorded a provision for loan losses of $2.4 million and $5.8 million for the years ended December 31, 2010 and 2009, respectively. The increase in net income for the year ended December 31, 2010 primarily was due to an increase of $34.5 million in average interest-earning assets, from $242.8 million in 2009 to $277.3 million in 2010. The annualized return on average assets was

0.57% and (2.22)% for 2010 and 2009, respectively. The annualized return on average equity was 4.55% and (14.33)% for the years ended December 31, 2010 and 2009, respectively.

Critical Accounting Policy

        Beach's financial statements are prepared in accordance with GAAP. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred.

        Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. Beach's allowance for loan loss methodologies incorporate a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date given the character of the loan portfolio, current economic conditions and past credit loss experience. Although management believes the level of the allowance as of June 30, 2011 and December 31, 2010 is adequate to absorb losses inherent in the loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot reasonably be predicted at this time. See "—Financial Condition."

Results of Operations

Net Interest Income

        Beach's earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other liabilities. We refer to the net interest income, when expressed as a percentage of average total interest-earning assets, as the net interest margin. Beach's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, which we refer to as volume changes. Beach's net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities, which we refer to as rate changes. Interest rates charged on Beach's loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond Beach's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board. Interest rates on deposits are affected primarily by rates charged by competitors.

        Net interest income, before the provision for loan losses, totaled $6.48 million for the first six months of 2011. This represents an increase of $1.35 million, or 26.41%, from net interest income, before provision for loan losses, of $5.13 million for the same period in 2010. This increase in net interest income resulted from a $804,000 increase in interest income and a $551,000 decrease in interest expense.

        Interest income totaled $7.79 million for the first six months of 2011. This represented an increase of $804,000, or 11.51%, compared to total interest income of $6.98 million for the same period in 2010. The increase in interest income is primarily due to higher average interest-earning assets, which increased from $262.3 million at June 30, 2010 to $293.2 million at June 30, 2011. The average yield on interest-earning assets was approximately the same at 5.36% and 5.37% for the first six months of 2011 and 2010, respectively.

        Interest expense totaled $1.3 million for the first six months of 2011. This represented a decrease of $551,000, or 29.74%, from total interest expense of $1.9 million for the same period in 2010. The decrease in interest expense was primarily due to the decline in the average rate paid on average interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased to 1.34% for the first six months of 2011 from 1.97% for the same period in 2010, or 63 basis points.

        For the year ended December 31, 2010, net interest income, before provision for loan losses, totaled $10.9 million compared to $8.6 million for the year ended December 31, 2009. This represents year over year increase of $2.3 million, or 26.32%. Total interest income increased $855,000 in 2010, and interest expense decreased $1.4 million compared to the same period in 2009.

        Interest income totaled $14.5 million for the year ended December 31, 2010. This represents an increase of $855,000, or 6.3%, compared to total interest income of $13.6 million for the same period in 2009. The increase in interest income for the year ended December 31, 2010, as compared to the same period in 2009, was primarily due to higher average interest-earning assets offset by a decrease in the yield on average loans and investments. Average interest-earning assets increased $34.5 million from $242.8 million at December 31, 2009 to $277.3 million at December 31, 2010, or 14.20%. For the year ended December 31, 2010, the yield of average loans decreased by 62 basis points compared to the same period in 2009.

        Interest expense totaled $3.5 million for the year ended December 31, 2010. This represents a decrease of $1.5 million, or 28.60%, from total interest expense of $5.0 million for the same period in 2009. The decrease in interest expense was due to the decrease in the average rate paid on interest-bearing liabilities which decreased to 1.77% for the year ended December 31, 2010, from 2.83% for the same period in 2009, or 106 basis points.

Net Interest Margin

        We refer to interest income, when expressed as a percentage of average total interest-earning assets, as the net interest margin. The net interest margin was 4.46% for the first six months of 2011, compared to 3.94% for the same period in 2010. The increase in net interest margin from the same period in 2010 is primarily the result of higher average interest-earning assets offset by a decrease in the rate paid on average interest-bearing liabilities. The net interest margins for the years ended December 31, 2010 and 2009 were 3.94% and 3.56%, respectively.

        The net interest spread is the difference between the yield on average earning assets and the cost of average interest-bearing liabilities. The net interest spread is an indication of the ability of Beach to manage rates received on loans and investments and rates paid on deposits and borrowings in a competitive and changing interest rate environment. The net interest spread was 4.02% for the first six months of 2011 and 3.40% for the same period in 2010. The increase in net interest spread for the first six months of 2011 resulted from a one basis point decrease in the yield on average earning assets and a 63 basis point decrease in the cost of average interest-bearing liabilities, thus generating a 62 basis point decrease in the net interest spread from the same period in 2010.

        For the year ended December 31, 2010, Beach's net interest spread was 3.44% compared to 2.76% for the same period in 2009. The increase in net interest spread for the year ended December 31, 2010 resulted from a 39 basis point decrease in the yield on average earning assets and a 106 basis point decrease in the cost of average interest-bearing liabilities, thus generating a 67 basis point increase in the net interest spread from the same period in 2009.

        The yield on average earning assets decreased to 5.36% for the first six months of 2011, from 5.37% for the same period in 2010. Average loans as a percent of average earning assets increased to 87.04% in the first six months of 2011 from 85.69% for the same period in 2010. The yield on loans for the first six months of 2011 decreased to 6.01% as compared to 6.05% for the same period in 2010.

        The cost of average interest-bearing liabilities decreased to 1.34% for the first six months of 2011 as compared to 1.97% for the same period in 2010, reflecting a decrease in interest rates on deposit accounts.

        For the year ended December 31, 2010, the yield on average earning assets decreased to 5.21%, from 5.60% for the same period in 2009, or 39 basis points. The cost of average interest-bearing liabilities decreased to 1.77% for the year ended December 31, 2010 as compared to 2.83% for the same period in 2009. The decrease in the yield on average earning assets and the decrease in the cost of average interest-bearing liabilities is primarily a result of the decreasing interest rate environment.

        The following table shows Beach's average balances of assets, liabilities and shareholders' equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

	Distribution, Yield and Rate Analysis of Net Income
	For the Six Months Ended June 30,
	2011			2010
	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)
	(In thousands of dollars)
Assets:
Interest-earning assets:
Loans, gross	$255,182	$7,607	6.01%	$224,789	$6,748	6.05%
Investment securities	6,824	110	3.25%	6,602	107	3.25%
Other interest-earning assets	31,170	69	0.45%	30,923	127	0.83%

Total interest-earning assets	293,176	7,786	5.36%	262,314	6,982	5.37%
Noninterest earning assets:	8,550			4,519

Total assets	$301,726			$266,833

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$14,042	$45	0.64%	$14,873	$63	0.85%
Money market	39,054	165	0.85%	28,213	167	1.20%
Savings	116,443	623	1.08%	110,993	906	1.65%
Time certificates of deposit	25,719	469	3.69%	29,989	623	4.19%

Total interest-bearing deposits	195,258	1,302	1.34%	184,068	1,759	1.93%
Other borrowings	1,320	0	0.01%	5,224	94	3.61%

Total interest-bearing liabilities	196,578	1,302	1.34%	189,292	1,853	1.97%
Noninterest-bearing liabilities:	68,339			42,230

Total liabilities	264,917			231,522
Shareholders' equity	36,809			35,311

Total liabilities and shareholders' equity	$301,726			$266,833

Net interest income		$6,484			$5,129

Net interest spread(2)			4.02%			3.40%
Net interest margin(3)			4.46%			3.94%
Ratio of average interest-earning assets to average interest-bearing liabilities			149.14%			138.58%

(1)
Loan Def Fees and Costs were approximately $152,000 and $95,000 for the six months ended June 30, 2011 and 2010, respectively.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

	Distribution, Yield and Rate Analysis of Net Income
	For the Years Ended December 31,
	2010			2009
	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/ Yield(1)
	(In thousands of dollars)
Assets:
Interest-earning assets:
Loans, gross	$233,175	$14,012	6.01%	197,618	13,101	6.63%
Investment securities	5,329	204	3.83%	5,789	222	3.83%
Other interest-earning assets	38,759	235	0.61%	39,388	273	0.69%

Total interest-earning assets	277,263	14,451	5.21%	242,795	13,596	5.60%
Noninterest earning assets:	7,787			6,927

Total assets	$285,050			$249,722

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$14,987	$119	0.79%	$16,045	$228	1.42%
Money market	33,001	342	1.04%	29,218	541	1.85%
Savings	116,958	1,739	1.49%	77,383	1,844	2.38%
Time certificates of deposit	28,998	1,183	4.08%	47,090	2,168	4.60%

Total interest-bearing deposits	193,944	3,383	1.74%	169,736	4,781	2.82%
Other borrowings	5,869	157	2.67%	5,164	177	3.43%

Total interest-bearing liabilities	199,813	3,540	1.77%	174,900	4,958	2.83%
Noninterest-bearing liabilities:	49,635			36,120

Total liabilities	249,448			211,020
Shareholders' equity	35,602			38,702

Total liabilities and shareholders' equity	$285,050			$249,722

Net interest income		$10,911			$8,638

Net interest spread(2)			3.44%			2.77%
Net interest margin(3)			3.94%			3.56%
Ratio of average interest-earning assets to average interest-bearing liabilities			138.8%			138.8%

(1)
Loan Def Fees and Costs were approximately $248,000 and $436,000 for the years ended December 31, 2010 and 2009, respectively.

(2)
Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3)
Represents the net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

        The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

	Rate/Volume Analysis of Net Interest Income
	Six Months Ended June 30, 2011 vs. 2010 Increases/Decreases Due to Change In				Year Ended December 31, 2010 vs. 2009 Increases/Decreases Due to Change In
	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume	Total
	(In thousands of dollars)
Increase (Decrease) in Interest Income:
Loans(1)	912	(47)	(6)	859	2,357	(1,226)	(220)	911
Investment securities	3	—	—	3	(17)	(1)	0	(18)
Other interest-earning assets	(3)	(57)	2	(58)	36	(66)	(8)	(38)

Total	912	(104)	(4)	804	2,376	(1,293)	(228)	855
Increase (Decrease) in Interest Expense:
Interest-bearing demand	(4)	(15)	1	(18)	(15)	(101)	7	(110)
Money market deposits	64	(48)	(18)	(2)	70	(238)	(31)	(199)
Savings deposits	44	(313)	(15)	(283)	943	(693)	(354)	(104)
Time certificates of deposits	(89)	(75)	11	(154)	(833)	(247)	95	(985)
Other borrowings	(71)	(94)	71	(94)	24	(39)	(5)	(20)

Total	(56)	(545)	50	(551)	189	(1,318)	(288)	(1,418)

Total change in net interest income	$968	$441	$(54)	$1,355	$2,187	$25	$60	$2,273

(1)
Loans are net of deferred fees and costs. Loan fees have been included in the calculation of net interest income. Loan fees were approximately $248,000 and $436,000 for the years ended December 31, 2010 and 2009, respectively, and were approximately $152,000 and $95,000 for the six months ended June 30, 2011 and 2010, respectively. Nonaccrual loans have been included in the table for computation purposes, but the foregone interest of such loans is excluded.

Provision for Loan Losses

        Beach accounts for the credit risk associated with lending activities through its allowance for loan and lease losses and provision for credit losses. The provision for credit losses on loans and leases is the expense recognized in the statement of income to adjust the allowance to the level deemed appropriate by management, as determined through the application of Beach's allowance methodology procedures. Specifically identifiable and quantifiable losses are immediately charged off against the allowance. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below. See "—Allowance for Loan Losses."

        Beach recorded a provision of $686,000 for the first six months of 2011, compared to $860,000 in the same period in 2010. For the year ended December 31, 2010, Beach recorded a provision of $2.4 million compared to $5.8 million for the same period in 2009. The provision reflects management's continuing assessment of the credit quality of Beach's loan portfolio, which is affected by a broad range of economic factors. Additional factors affecting the provision included net loan charge-offs, nonaccrual loans, specific reserves, risk rating migration and changes in the portfolio size and composition.

Noninterest Income

        Noninterest income totaled $1.1 million for the first six months of 2011 compared to $956,000 for the same period in 2010. The increase was primarily due to recognition of gains on the sale of loans of $609,000 for the first six months of 2011 compared to $86,000 for the same period in 2010.

        For the year ended December 31, 2010, Beach recorded $2.1 million in noninterest income compared to $940,000 for the same period in 2009. Gain on sale of OREO, recovery of collections expenses and the opening of the Orange County branch were the primary reasons for the increase year over year.

Noninterest Expense

        Noninterest expenses for Beach include expenses for salaries and employee benefits, occupancy and equipment, data processing, professional services, FDIC insurance, OREO and other expenses. Noninterest expenses totaled $5.9 million for the first six months of 2011. This represents an increase of $1.3 million, or 27.85%, from other operating expenses of $4.6 million for the same period in 2010. For the year ended December 31, 2010, noninterest expense totaled $9.0 million. This represents a decrease of $261,000, or 2.80%, from noninterest expense for the same period in 2009.

        Increases in salaries and employee benefits were up $606,000 and $1.1 million for the first six months of 2011 and for the year ended December 31, 2010, respectively. The increase for the first six months of 2011 was primarily due to the opening of the Loan Production Office in Torrance and the increase for the year ended December 31, 2010 was primarily due to the opening of the Costa Mesa Branch. Professional services increased $141,000 for the first six months of 2011 and $212,000 for the year ended December 31, 2010. The increase in professional services for both periods primarily is due to increases in legal expenses related to loan workouts.

        Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating the branch facilities. Beach's ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average earning assets. Noninterest expenses measured as a percentage of average earning assets was 4.06% and 3.55% for the first six months of 2011 and 2010, respectively, and 3.26% and 3.83% for the years ended December 31, 2010 and 2009, respectively.

        The following table sets forth the breakdown of noninterest expense for the periods indicated:

	Noninterest Expense
	For the Six Months Ended June 30,				For the Years Ended December 31,
	2011		2010		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(In thousands of dollars)
Salaries and employee benefits	$3,335,618	57%	$2,729,829	59%	$5,670,252	63%	$4,536,284	49%
Occupancy and equipment expense	550,780	9%	497,468	11%	1,031,249	11%	832,870	9%
Data processing	160,762	3%	129,066	3%	268,707	3%	253,015	3%
Professional services expense	424,069	7%	283,319	6%	447,625	5%	235,148	3%
FDIC insurance expense	230,257	4%	196,411	4%	418,207	5%	412,765	4%
OREO Expense	25,875	0%	7,165	0%	43,305	0%	1,130,599	12%
Other Expense	1,175,674	20%	773,923	17%	1,167,663	13%	1,907,343	20%

Total noninterest expense	$5,903,035	100%	$4,617,181	100%	$9,047,008	100%	$9,308,024	100%

As a percentage of earning assets	4.06%		3.55%		3.26%		3.83%
Efficiency ratio	77.81%		75.87%		69.28%		97.19%

Provision for Income Taxes

        Beach has not reported earnings sufficient enough to support full recognition of the deferred tax assets. For the first six months of 2011 and 2010, Beach had a deferred tax asset of $171,000 and $170,000, respectively. For the years ended December 31, 2010 and 2009, Beach had deferred tax assets of $171,000 and 170,000, respectively.

Market Risk/Interest Rate Risk Management

        Market risk is the risk of loss from adverse changes in market prices and rates. Beach's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. Beach's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact Beach's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

        Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of Beach to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit Beach's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time.

Interest Rate Risk

        Interest rate risk is inherent in financial services businesses. Interest rate risk results from assets and liabilities maturing or repricing at different times, assets and liabilities repricing at the same time but in different amounts or from short-term and long-term interest rates changing by different amounts. Generally speaking, the rates of interest that Beach earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, it may be exposed to volatility in earnings. For instance, if Beach were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate-sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

        In the management of interest rate risk, Beach utilizes the two primary measurement processes quarterly to quantify and manage exposure to interest rate risk: net interest income and net income simulations and economic value of equity analyses. Net income and net interest income simulations are used to identify the direction and severity of interest rate risk exposure across a 12- and 24-month forecast horizon. Economic value of equity calculations are used to estimate the price sensitivity of shareholders' equity to changes in interest rates. Beach also uses gap analysis to provide insight into mismatches of asset and liability cash flows.

        As of June 30, 2011, Beach was slightly asset sensitive, with a positive one-year gap of $25.3 million and a cumulative one-to-five year gap of $6.0 million, or 1.99% of total assets, primarily due to the optionality inherent in loan floors. At June 30, 2011, Beach had approximately $104.3 million in loans which had loan floors. As Beach's assets tend to reprice more frequently than its liabilities over a one-year horizon, Beach will realize higher net interest income in a rising rate environment and lower net interest income in a falling rate environment.

        The following table sets forth the interest rate sensitivity of Beach's interest-earning assets and interest-bearing liabilities as of June 30, 2011 using the static gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. The table does not include the impact of imbedded options and other forms of convexity that can change this scenario. Actual payment patterns may differ from contractual payment patterns.

	As of June 30, 2011 Amounts Subject to Repricing Within
	0 - 3 Months	3 - 12 Months	1 - 5 Years	After 5 Years	Non Sensitive	Total
	(In thousands of dollars)
Assets
Cash	$—	$—	$—	$—	$8,961	$8,961
Federal funds sold	25,440	—	—	—	—	25,440
Interest-bearing deposits	15,411	—	—	—	—	15,411
Investment securities	—	—	3,741	3,080	—	6,821
Loans	77,017	32,811	51,832	81,064	—	242,724
Other assets					4,852	4,852

Total assets	$117,868	$32,811	$55,573	$84,144	$13,813	304,209

Liabilities
Deposit:
Demand deposit	$—	$—	$—	$—	$62,904	$62,904
Interest-bearing demand	14,095	—	—	—	—	14,095
Money market	39,331	—	—	—	—	39,331
Savings	121,484	—	—	—	—	121,484
Time deposits under $100,000	2,695	6,276	9,504	—	—	18,475
Time deposits $100,000 and over	855	1,218	4,749	—	—	6,822

Total interest-bearing liabilities	178,460	7,494	14,253	—	62,904	263,111
Non-funding liabilities and capital	—	—	—	—	41,098	41,098

Total liabilities and shareholders' equity	$178,460	$7,494	$14,253	$—	$104,002	$304,209

Interest rate sensitive gap	$(60,592)	$25,317	$41,320	$84,144	$(90,189)
Risk Indicators from GAP Analysis
Cumulative GAP	$(60,592)	$(35,275)	$6,045	$90,189
Cumulative GAP as a percent of total assets	(19.92)%	(11.60)%	1.99%	29.65%

Liquidity and Capital Resources

Liquidity

        Liquidity defines Beach's ability to ensure that funds are available to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. Changes in either can be anticipated or unanticipated and Beach believes adequate liquidity is essential to compensate for these balance sheet fluctuations, without causing undue rise in cost, risk or disruption to normal operating conditions. Beach actively manages liquidity on a daily basis and Beach's liquidity position is reviewed periodically by Beach's Asset Liability Committee and Beach's board of directors.

        Beach's principal sources of liquidity has been growth in deposits, proceeds from the maturity of securities and prepayments from loans. To supplement its primary sources of liquidity, Beach maintains contingent funding sources, which include an overnight unsecured borrowing arrangement with its primary correspondent bank and Federal Home Loan Bank and Federal Reserve Bank advance lines. At June 30, 2011, Beach had borrowing capacity of $42.6 million and $64.1 million at the Federal Home Loan Bank and Federal Reserve Bank, respectively. There were no amounts outstanding under these arrangements at June 30, 2011.

Capital Resources

        Total shareholders' equity as of June 30, 2011 was $37.1 million, compared to $36.2 million and $34.9 million as of December 31, 2010 and 2009, respectively. The primary source of increases in capital has been retained earnings. Shareholders' equity is also affected by increases (decreases) in unrealized losses on securities classified as available-for-sale. Beach is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that Beach is financially sound and able to support its growth from its retained earnings.

        As part of the United States Department of the Treasury's Capital Purchase Program, Beach entered into a letter agreement on January 30, 2009 with the United States Department of Treasury, pursuant to which Beach issued and sold 6,000 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (which we refer to as the Series A Preferred Stock), as well as 300 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (which we refer to as the Series B Preferred Stock). On July 6, 2011, Beach entered into a letter agreement with the United States Department of the Treasury pursuant to which Beach repurchased 1,500 shares of the Series A Preferred Stock, and on October 19, 2011, Beach entered into a second letter agreement with the United States Department of the Treasury pursuant to which Beach repurchased an additional 1,500 shares of the Series A Preferred Stock. The impact on Beach's Tier 1 and total risk-based capital ratios as of June 30, 2011 of these repurchases would have resulted in Tier 1 and total risk-based capital ratios of 14.1% and 15.4%, respectively. Both the Series A Preferred Stock and the Series B Preferred Stock qualify as Tier 1 capital. The Series A Preferred Stock pays non-cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. The Series B Preferred Stock pays non-cumulative dividends at a rate of 9% per year.

        Beach is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution's asset risk profile and off-balance sheet exposures. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity. According to the regulations, institutions whose Tier 1 capital risk-based capital ratio, total risk-based capital ratio and leverage ratio meet or exceed 6%, 10% and 5%, respectively, are deemed to be "well capitalized." Based on these guidelines, Beach's Tier 1 and total risk-based capital ratios as of June 30, 2011 were 15.4% and 16.6%, respectively, compared to 13.7% and 15.0%, respectively, as of December 31, 2010 and 14.3% and 15.6%, respectively as of December 31, 2009. Beach's leverage ratios were 12.1% as of June 30, 2011, compared to 11.8% and 13.6% as of December 31, 2010 and 2009, respectively. All of Beach's capital ratios were above the minimum regulatory requirements for a "well capitalized" institution.

 Contractual Obligations

        At the end of 2010, Beach had contractual obligations for the following payments, by type and period due:

	Payments Due by Period
	(In thousands of dollars)
Contractual Obligations	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Year Through Five years	Over Five Years
FHLB advances	$—	$—	$—	$—	$—
Operating lease obligations	1,432	362	409	421	240

Total	$1,432	$362	$409	$421	$240

Impact of Inflation

        The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. Beach attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See "—Interest Rate Risk." Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of Beach during the periods covered in this proxy statement/prospectus.

Financial Condition

Summary

        Beach experienced moderate growth in total assets, loans and deposits year over year, 2009 to 2010, but each of these items decreased slightly during the first six months of 2011. Total assets were $304.2 million as of June 30, 2011, compared to $307.8 million and $255.3 million as of December 31, 2010 and 2009, respectively, representing an increase from year-end 2009 to year-end 2010 of $52.5 million, or 20.6%, and a decrease during the first six months of 2011 of $3.6 million, or 1.16%. Total loans, net, were $242.7 million as of June 30, 2011, compared to $249.8 million and $210.5 million as of December 31, 2010 and 2009, respectively, representing an increase from year-end 2009 to year-end 2010 of $39.3 million, or 18.7%, and a decrease for the first six months of 2011 of $7.1 million, or 2.83%. Total deposits were $263.1 million as of June 30, 2011, compared to $264.0 million and $212.1 million as of December 31, 2010 and 2009, respectively, representing an increase from year-end 2009 to year-end 2010 of $51.9 million, or 24.5%, and a decrease for the first six months of 2011 of $918,000, or 0.35%.

Loan Portfolio

        Beach's loan portfolio represents the largest single portion of invested assets, substantially greater than the investment portfolio or any other asset placement category. The quality and diversification of Beach's loan portfolio are important considerations when reviewing Beach's results of operations.

        At June 30, 2011, total gross loans outstanding were $249.1 million, compared to $255.9 million and $217.2 million at December 31, 2010 and 2009, respectively. This represents a decrease of $6.9 million from $255.9 million at December 31, 2010 and an increase of $31.8 million from $217.2 million at December 31, 2009. The decrease during the first six months of 2011 is primarily a result of soft loan demand. A decline in the current economic environment has had an adverse effect on the demand for new loans, even as rates have declined. The economic environment has also impacted the ability of borrowers to repay outstanding loans and has impacted the value of real estate and other collateral securing loans which has also had a negative impact on the origination of quality loans.

        The following table sets forth the composition of Beach's loan portfolio as of the dates indicated:

	As of June 30,				As of December 31,
	2011		2010		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(In thousands of dollars)
Real estate:
Construction	$6,038	2.42%	$8,051	3.35%	$3,837	1.50%	$8,268	3.81%
Commercial	140,931	56.58%	133,526	55.55%	139,694	54.58%	113,079	52.06%
Commercial and industrial	102,003	40.95%	98,664	41.04%	112,168	43.83%	95,735	44.07%
Consumer	102	0.05%	146	0.06%	228	0.09%	146	0.06%

Total gross loans	249,074	100.00%	240,387	100.00%	255,927	100.00%	217,228	100.00%
Less:
Allowance for loan losses	(6,020)		(6,029)		(5,942)		(6,870)
Deferred loan fees	(330)		(11)		(190)		133

Total net loans	$242,724		$234,347		$249,795		$210,491

Commitments

        During the ordinary course of business, Beach will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of Beach to its customers which is not represented in any form within the balance sheets of Beach. These commitments include, to varying degrees, elements of credit and interest rate risk not recognized in Beach's financial statements.

        The effect on Beach's revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

        The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	June 30, 2011	December 31, 2010
Commitments to extend credit	$54,770,427	$49,276,000
Letters of credit	1,852,000	795,000

	$56,622,427	$50,071,000

        For more information regarding Beach's off-balance sheet arrangements, see Note K to Beach's audited financial statements which appear elsewhere in this proxy statement/prospectus.

Loan Maturities and Sensitivity to Changes in Interest Rates

        The following table shows the maturity distribution and repricing intervals of Beach's outstanding loans as of June 30, 2011. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table includes nonaccrual loans of $4.7 million, and excludes unearned income and deferred fees totaling $(330,000).

Loan Maturities and Repricing Schedule

	As of June 30, 2011
	Within One Year	After One but Within Five Years	After Five Years	Total
	(In thousands of dollars)
Real estate:
Construction	$4,732	$481	$825	$6,038
Commercial	50,055	32,381	58,495	140,931
Commercial and industrial	59,315	22,869	19,819	102,003
Consumer	70	32	—	102
Other	—	—	—	—

Total gross loans	$114,172	$55,763	$79,139	$249,074

Loans with variable (floating) interest rates	$112,486	$37,953	$59,340	$209,779
Loans with predetermined (fixed) interest rates	1,686	17,810	19,799	39,295

	$114,172	$55,763	$79,139	$249,074

Nonperforming Assets

        Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where Beach believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that management intends to offer for sale.

        Management's classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectibility of principal or interest on the loan. At this point, Beach stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower's bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.

        Nonperforming loans, which consist of nonaccrual loans, loans past due 90 days or more and restructured loans, as a percentage of total loans, were 2.99%, 3.86% and 2.74% as of June 30, 2011, December 31, 2010 and December 31, 2009, respectively. Nonperforming assets consist of nonperforming loans and OREO. Beach had OREO of $162,000 and $2.3 million at December 31, 2010 and 2009, respectively. Beach had no OREO at June 30, 2011.

        Beach had fifteen nonperforming loans totaling $7.4 million and $9.9 million at June 30, 2011 and December 31, 2010, respectively. Nonperforming loans for the first six months of 2011 and the year ended December 31, 2010 are a result of the current economic downturn, a reduction in real estate collateral values and Beach's consistent efforts to identify problem credits.

        At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and Beach charges-off the portions of such loans considered uncollectible based upon these analyses.

        The following table provides information with respect to the components of Beach's nonperforming assets as of the dates indicated:

Nonperforming Assets

	As of June 30,		As of December 31,
	2011	2010	2010	2009
	(In thousands of dollars)
Nonaccrual Loans:(1)
Real estate:
Construction	$1,157	$1,179	$1,171	$1,187
Commercial	3,084	2,890	5,370	4,454
Commercial and industrial	423	395	208	316
Consumer	—	—	—	—
Other	—	—

Total gross loans	4,664	4,464	6,749	5,957
Loans 90 days or more past due (as to principal or interest) and still accruing:
Total	—	—	—	—
Restructured loans:(2)
Real estate:
Construction	—	—	—	—
Commercial	2,782	2,908	2,828	—
Commercial and industrial	—	—	311	—
Consumer	—	—	—	—
Other	—	—	—	—

Total	2,782	2,908	3,139	—
Total nonperforming loans	7,446	7,372	9,888	5,957

Other real estate owned	—	—	162	2,100
Total nonperforming assets	$7,446	$7,372	$10,050	$8,057

Nonperforming loans as a percentage of total loans(2)	2.99%	3.07%	3.86%	2.74%
Nonperforming assets as a percentage of total loans and other real estate owned	2.99%	3.07%	3.92%	3.67%
Allowance for loan losses to nonperforming loans	80.85%	81.78%	60.09%	115.33%

(1)
A "restructured loan" is a loan whose terms were renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

(2)
Total loans are gross of the allowance for loan losses and net of deferred fees.

Allowance for Loan Losses

        The allowance for loan losses reflects management's judgment of the level of allowance adequate to provide for probable losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, Beach assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.

        The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy and credit documentation plus an amount for other factors that, in management's judgment, deserve recognition in estimating possible loan losses. These factors include, but are not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.

        The table below summarizes the activity in Beach's allowance for loan losses for the periods indicated:

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2011	2010	2010	2009
	(In thousands of dollars)
Balances:
Average total loans outstanding during period	$255,182	$224,674	$233,175	$197,618
Total loans outstanding at end of period	$249,074	$240,387	$255,927	$217,228
Allowance for loan losses:
Beginning of year	$5,942	$6,870	$6,870	$5,104
Charge-offs:
Real estate:
Construction	—	—	—	884
Commercial	353	1,621	2,784	2,170
Commercial and industrial	269	100	565	1,112
Consumer	—	—	3	—
Other	—	—	—	—

Total charge-offs	622	1,721	3,352	4,167
Recoveries:
Real estate:
Construction	—	—	—	—
Commercial	—	16	11	89
Commercial and industrial	14	4	16	24
Consumer	—	—	—
Other	—	—	3	—

Total recoveries	14	20	30	113

Net loan charge-offs (recoveries)	608	1,701	3,322	4,054
Provision for loan losses	686	860	2,394	5,820

Balance at end of period	$6,020	$6,029	$5,942	$6,870

Ratios:
Net loan charge-offs to average total loans	0.24%	0.76%	1.42%	2.05%
Provision for loan losses to average total loans	0.27%	0.38%	1.03%	2.95%
Allowance for loan losses to gross loans	2.42%	2.51%	2.32%	3.16%
At end of period
Allowance for loan losses to total nonperforming loans	80.85%	81.78%	60.09%	115.33%
Net loan charge-offs to allowance for loan losses at end of period	10.10%	28.21%	55.91%	59.01%
Net loan charge-offs to provision for loan losses	88.63%	197.79%	138.76%	69.66%

        Beach provided $686,000 for the allowance for loans losses for the first six months of 2011, compared to $860,000 for the same period in 2010. For the year ended December 31, 2010, Beach increased the allowance for loan losses by $2.4 million, compared to an increase of $5.8 million for the same period in 2009. The primary reasons for the increase in each of the noted periods was the trends in loan volume and composition, the amount of net loans charge-offs, the level of non-performing loans, and the write-downs of loans to fair value. Beach had net charge-offs of $607,000 for the first six months of 2011 compared to $1.7 million for the same period in 2010, and $3.3 million for the year ended December 31, 2010 compared to $4.1 million for the same period in 2009.

        Management views the level of the allowance for loan losses of $6.0 million, or 2.42% of gross loans, as of June 30, 2011 to be adequate after consideration of the above-mentioned factors. The allowance is compared to $6.0 million for the first six months of 2010 and $5.9 million and $6.9 million for the years ended December 31, 2010 and 2009, respectively.

        Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for Beach's loans. As of June 30, 2011, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect Beach's service areas or other circumstances will not be reflected in increased provisions or loan losses in the future.

        The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated:

	Allocation of Allowance for Loan Losses
	As of June 30,				As of December 31,
	2011		2010		2010		2009
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
	(In thousands of dollars)
Real estate:
Construction	$116	2.42%	$166	3.35%	$91	1.50%	$187	3.81%
Commercial	3,724	56.58%	3,578	55.55%	3,822	54.58%	3,940	52.06%
Commercial and industrial	2,178	40.95%	2,281	41.04%	1,890	43.83%	2,740	44.07%
Consumer	2	0.05%	4	0.06%	139	0.09%	3	0.06%

Total allowance for loan losses	$6,020	100.00%	$6,029	100.00%	$5,942	100.00%	$6,870	100.00%

Total net loans	$242,724		$234,347		$249,795		$210,491

Investment Portfolio

        The main objectives of Beach's investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk and to generate an adequate level of interest income without taking undue risks.

        The following table summarizes the amortized cost, fair value and distribution of Beach's investment securities as of the dates indicated:

Investment Securities

	As of June 30,
	2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands of dollars)
Available for sale:
U.S. Government agencies securities	$3,705	$3,741	$1,732	$1,794
Other securities	3,080	3,080	3,270	3,270

Total available for sale	$6,785	$6,821	$5,002	$5,064

	As of December 31,
	2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for sale:
U.S. Government agencies securities	$1,717	$1,769	$2,747	$2,798
Other securities	3,270	3,270	3,450	3,450

Total available for sale	$4,987	$5,039	$6,197	$6,248

        At June 30, 2011, the fair value of securities available for sale totaled $6.8 million, an increase of $1.8 million, or 34.70%, from June 30, 2010. The increase in securities is primarily due to strong deposit growth. The fair value of securities declined by $1.2 million, or 19.35%, from $6.2 million at December 31, 2009 to $5.0 million at December 31, 2010. Maturities in the securities portfolio was the primary reason for the decrease in the portfolio.

        The available-for-sale securities portfolio had an unrealized gain of $36,000 at June 30, 2011 compared to $62,000 at June 30, 2010 and $52,000 and $51,000 at December 31, 2010 and 2009, respectively. The unrealized gain on available-for-sale securities is excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders' equity.

        Of the total available-for-sale securities portfolio of $6.8 million at June 30, 2011, approximately 54.6% of the portfolio is invested in securities issued by U.S. Government agencies, with the remainder of the portfolio in municipal securities.

        The following table summarizes, as of June 30, 2011, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

Investment Maturities and Repricing Schedule

	As of June 30, 2011
	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:
U.S. Government agencies securities	$—		$3,741	1.99%	$—	—	$—	—	$3,741	1.99%
Other securities	—	—	—	—	—	—	3,080	4.75%	3,080	4.75%

Total available for sale	$—	—	$3,741	1.99%	$—	—	$3,080	4.75%	$6,821	3.25%

Deposits

        Deposits are Beach's primary source of funds. Total deposits as of June 30, 2011 were $263.1 million, compared to $264.0 million and $212.1 million as of December 31, 2010 and 2009, respectively. Total average deposits increased $37.2 million, or 16.69%, to $260.0 million at June 30, 2011 from $222.8 million at June 30, 2010. For the year ended December 31, 2010, total average deposits increased $37.6 million, or 18.56%, to $239.9 million.

        The following tables summarize the distribution of average daily deposits and the average daily rates paid for the periods indicated:

Average Deposits

	For the Six Months Ended June 30,
	2011		2010
	Average Balance	Average Rate	Average Balance	Average Rate
	(In thousands of dollars)
Non-interest-bearing demand	$64,716	0.00%	$38,725	0.00%
Interest-bearing demand	14,042	0.64%	14,873	0.85%
Money market	39,054	0.85%	28,213	1.20%
Savings	116,443	1.08%	110,993	1.65%
Time deposits under $100,000	18,693	4.31%	23,104	4.71%
Time deposits $100,000 and over	7,026	1.90%	6,885	2.27%

Total deposits	$259,974	1.34%	$222,793	1.93%

	For the Years Ended December 31,
	2010		2009
	Average Balance	Average Rate	Average Balance	Average Rate
	(In thousands of dollars)
Non-interest-bearing demand	$45,997	0.00%	$32,643	0.00%
Interest-bearing demand	14,987	0.79%	16,045	1.42%
Money market	33,001	1.04%	29,218	1.85%
Savings	116,958	1.49%	77,383	2.38%
Time deposits under $100,000	21,791	4.73%	38,634	4.94%
Time deposits $100,000 and over	7,207	1.93%	8,456	3.08%

Total deposits	$239,941	1.74%	$202,379	2.82%

        As indicated in the above chart, average non-interest-bearing deposits increased $26.0 million, or 67.12%, from $38.7 million at June 30, 2010 to $64.7 million at June 30, 2011. Average money market deposits also increased $10.8 million, or 38.42%, to $39.1 million at June 30, 2011 from $28.2 million at June 30, 2010.

        For the year ended December 31, 2010, average non-interest-bearing deposits increased 40.90%, or $13.4 million, to a balance of $46.0 million. At the same time, average savings deposits increased $39.6 million, or 51.14%, to $117.0 million at December 31, 2010 from $77.4 million at December 31, 2009. Total average time deposits decreased $18.1 million, or 38.44%, from a $47.1 million at December 31, 2009 to $29.0 million at December 31, 2010. The significant increase in average non-interest-bearing and savings deposits primarily was due to Beach's emphasis on the growth of core deposits.

        The following table sets forth the scheduled maturities of Beach's time deposits in denominations of $100,000 or greater as of the dates indicated:

Maturities of Time Deposits of $100,000 or More

	June 30, 2011	December 31, 2010
	(In thousands of dollars)
Three months or less	$855,196	$1,143,884
Over three through six months	353,339	682,770
Over six months through 12 months	864,998	953,247
Over 12 months	4,749,150	4,784,674

Total	$6,822,683	$7,564,575

LEGAL MATTERS

        The validity of the First PacTrust common stock and warrants to be issued in connection with the merger will be passed upon for First PacTrust by Wachtell, Lipton, Rosen & Katz (New York, New York). Certain U.S. federal income tax consequences relating to the merger may also be passed upon for First PacTrust by Wachtell, Lipton, Rosen & Katz (New York, New York) and for Beach by Elkins Kalt Weintraub Reuben Gartside, LLP (Los Angeles, California).

EXPERTS

First PacTrust

        The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of First PacTrust for the year ended December 31, 2010 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Beach

        The consolidated financial statements of Beach and its subsidiaries for the years ended December 31, 2010 and 2009 included in this proxy statement/prospectus have been so included in reliance on the report of Vavrinek, Trine, Day & Co., LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

Gateway Bancorp

        The consolidated financial statements of Gateway Bancorp and its subsidiaries for the year ended December 31, 2010 included in this proxy statement/prospectus have been so included in reliance on the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

        No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

 SHAREHOLDER PROPOSALS

        If a shareholder of First PacTrust intends to present a shareholder proposal at First PacTrust's 2012 annual meeting, the proposal must be received by First PacTrust's secretary no later than December 27, 2011 to be eligible for inclusion in First PacTrust's proxy statement and form of proxy for that meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, First PacTrust's articles of incorporation and bylaws and Maryland law.

        To be considered for presentation at the 2012 annual meeting, but not for inclusion in First PacTrust's proxy statement and form of proxy for that meeting, shareholder proposals must be received by First PacTrust's secretary no later than February 25, 2012 and no earlier than January 26, 2012. If, however, the date of the next annual meeting is before April 25, 2012 or after July 24, 2012, proposals must instead be received by First PacTrust's secretary not more than 120 days prior to the date of the next annual meeting and not less than (1) 90 days prior to such meeting or (2) the tenth day following the date on which notice of the date of such meeting was mailed or publicly announced.

WHERE YOU CAN FIND MORE INFORMATION

First PacTrust

        First PacTrust has filed with the SEC a registration statement under the Securities Act that registers the distribution to Beach shareholders of the shares of First PacTrust common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of First PacTrust in addition to being a proxy statement for Beach shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First PacTrust and First PacTrust common stock.

        You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like First PacTrust, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by First PacTrust with the SEC are also available at First PacTrust's website at http://www.firstpactrustbancorp.com. The web addresses of the SEC and First PacTrust are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

        The SEC allows First PacTrust to incorporate by reference information in this proxy statement/prospectus. This means that First PacTrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that First PacTrust previously filed with the SEC. They contain important information about the companies and their financial condition.

First PacTrust SEC Filings (SEC File No. 000-49806; CIK No. 0001169770)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010
Proxy Statement on Schedule 14A	Filed on April 25, 2011
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2011; Quarter ended June 30, 2011
Current Reports on Form 8-K
Filed on January 5, 2011; January 27, 2011; February 8, 2011; February 9, 2011; February 15, 2011; February 16, 2011; February 24, 2011; February 25, 2011; February 28, 2011; March 4, 2011; March 23, 2011; April 27, 2011 (two filings); May 2, 2011; May 3, 2011; May 10, 2011; May 12, 2011; May 26, 2011 (two filings); May 31, 2011 (two filings); June 6, 2011; June 9, 2011; June 17, 2011; June 22, 2011; June 23, 2011; June 28, 2011; July 27, 2011; July 29, 2011; August 1, 2011; August 9, 2011; August 11, 2011; August 24, 2011 (two filings); August 30, 2011; August 31, 2011; September 2, 2011; September 8, 2011 (two filings); September 26, 2011; September 28, 2011; September 30, 2011; October 28, 2011 (other than those portions of the documents not deemed to be filed)

The description of First PacTrust common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions	Registration Statement on Form S-3 filed on November 22, 2010

        In addition, First PacTrust also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Beach special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        First PacTrust has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to First PacTrust, as well as all pro forma financial information, and Beach has supplied all information relating to Beach.

        Documents incorporated by reference are available from First PacTrust without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the company at the following addresses:

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California 91910
Attention: Secretary
Telephone: (619) 691-1519

        Beach shareholders requesting documents must do so by [      ] to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from First PacTrust, First PacTrust will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Beach

        Beach does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. The historical consolidated financial statements of Beach are included elsewhere in this proxy statement/prospectus.

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Beach common stock, please contact Georgeson, Beach's proxy solicitor:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, New York 10038
(800) 219-8343 (Toll Free)

Banks and brokerage firms please call: (212) 440-9800

        First PacTrust has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders of
Beach Business Bank

        We have audited the accompanying statements of financial condition of Beach Business Bank as of December 31, 2010 and 2009 and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beach Business Bank as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California
March 18, 2011

BEACH BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and Due from Banks	$6,128,506	$2,691,779
Interest-Bearing Deposits in Financial Institutions	6,272,594	5,365,781
Federal Funds Sold	27,160,000	7,500,000

TOTAL CASH AND CASH EQUIVALENTS	39,561,100	15,557,560
Time Deposits in Financial Institutions	7,334,368	15,476,984
Investment Securities Available for Sale	5,039,121	6,247,906
Loans:
Construction and Land Development	3,837,446	8,268,253
Real Estate—Other	139,693,329	113,078,830
Commercial	112,167,537	95,734,660
Consumer	228,237	145,952

TOTAL LOANS	255,926,549	217,227,695
Net Deferred Loan (Fees) Costs	(189,834)	133,185
Allowance for Loan Losses	(5,941,989)	(6,869,910)

NET LOANS	249,794,726	210,490,970
Premises and Equipment	340,487	269,212
Federal Home Loan and Other Bank Stock, at Cost	1,252,947	992,147
Deferred Income Tax	171,000	170,000
Other Real Estate Owned ("OREO")	161,854	2,100,000
Accrued Interest and Other Assets	4,126,634	4,016,542

	$307,782,237	$255,321,321

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION (Continued)

December 31, 2010 and 2009

	2010	2009
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand	$62,740,333	$32,244,551
Savings, NOW and Money Market Accounts	174,166,437	148,073,758
Time Deposits Under $100,000	19,558,140	24,763,830
Time Deposits $100,000 and Over	7,564,575	7,000,876

TOTAL DEPOSITS	264,029,485	212,083,015
Other Borrowings	3,753,828	5,000,000
Accrued Interest and Other Liabilities	3,815,205	3,305,484

TOTAL LIABILITIES	271,598,518	220,388,499
Commitments and Contingencies—Notes D and K	—	—
Shareholders' Equity:
Preferred Stock—10,000,000 Shares Authorized, No Par Value, Series A Shares and Series B Shares Issued and Outstanding 6,000 and 300, Respectively	6,093,110	6,033,110
Common Stock—10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding, 4,036,984 in 2010 and 2009	37,779,845	37,779,845
Additional Paid-in Capital	1,245,400	1,123,000
Accumulated Deficit	(8,986,398)	(10,054,421)
Accumulated Other Comprehensive Income—Unrecognized Gain on Available-for-Sale Securities	51,762	51,288

TOTAL SHAREHOLDERS' EQUITY	36,183,719	34,932,822

	$307,782,237	$255,321,321

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2010 and 2009

	2010	2009
INTEREST INCOME
Interest and Fees on Loans	$14,011,861	$13,101,140
Interest on Interest-Bearing Deposits	174,491	177,097
Interest on Investment Securities	203,400	222,163
Interest on Federal Funds Sold	60,872	95,240

TOTAL INTEREST INCOME	14,450,624	13,595,640
INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	2,200,160	2,612,997
Interest on Time Deposits	1,183,074	2,168,108
Interest on Other Borrowings	156,992	177,147

TOTAL INTEREST EXPENSE	3,540,226	4,958,252

NET INTEREST INCOME	10,910,398	8,637,388
Provision for Loan Losses	2,394,000	5,820,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,516,398	2,817,388
NONINTEREST INCOME
Service Charges, Fees and Other	754,467	411,892
Loan Servicing	400,221	303,844
Gain on Sale of Loans	385,861	224,468
Recovery of Collection Expenses	279,140	—
Gain on Sale of OREO	329,445	—

	2,149,134	940,204
NONINTEREST EXPENSE
Salaries and Employee Benefits	5,670,252	4,536,284
Occupancy and Equipment Expenses	1,031,249	832,870
OREO Expense	43,305	1,130,599
Other Expenses	2,302,203	2,808,271

	9,047,009	9,308,024

INCOME (LOSS) BEFORE INCOME TAXES	1,618,523	(5,550,432)
Income Taxes	—	—

NET INCOME (LOSS)	1,618,523	(5,550,432)
Less Preferred Stock Dividends and Discount Accretion	(550,500)	(232,125)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,068,023	$(5,782,557)

NET INCOME (LOSS) PER SHARE—BASIC	$0.26	$(1.43)

NET INCOME (LOSS) PER SHARE—DILUTED	$0.26	$(1.43)

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2010 and 2009

		Preferred Stock		Common Stock
								Accumulated Other Comprehensive Income
	Comprehensive Income	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit		Total
Balance at January 1, 2009		—	$—	4,036,984	$37,779,845	$858,000	$(4,271,864)	$43,515	$34,409,496
Stock-Based Compensation						265,000			265,000
Issuance of Preferred Stock, Net		6,300	5,978,110						5,978,110
Dividends Paid on Preferred Stock							(177,125)		(177,125)
Accretion on Preferred Stock			55,000				(55,000)
Comprehensive Income:
Net Loss	$(5,550,432)						(5,550,432)		(5,550,432)
Unrealized Gain on Available-for-Sale Securities	7,773							7,773	7,773

Total Comprehensive Income	$(5,542,659)

Balance at December 31, 2009		6,300	6,033,110	4,036,984	37,779,845	1,123,000	(10,054,421)	51,288	34,932,822
Stock-Based Compensation						122,400			122,400
Dividends Paid on Preferred Stock							(490,500)		(490,500)
Accretion on Preferred Stock			60,000				(60,000)
Comprehensive Income:
Net Income	$1,618,523						1,618,523		1,618,523
Unrealized Gain on Available-for-Sale Securities	474							474	474

Total Comprehensive Income	$1,618,997

Balance at December 31, 2010		6,300	$6,093,110	4,036,984	$37,779,845	$1,245,400	$8,986,398	$51,762	$36,183,719

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010 and 2009

	2010	2009
OPERATING ACTIVITIES
Net Income (Loss)	$1,618,523	$(5,550,432)
Adjustments to Reconcile Net Income (Loss) to Net Cash From Operating Activities:
Depreciation and Amortization	195,559	171,251
Stock-Based Compensation	122,400	265,000
Deferred Taxes	(1,000)	1,099,000
Provision for Loan Losses	2,394,000	5,820,000
Other Real Estate Owned Write down and Loss on Sale	—	639,474
Loans Originated for Sale	(6,084,517)	(11,759,865)
Proceeds from Sale of Loans	6,485,462	12,070,674
Gain on Sale of OREO	(329,445)	—
Gain on Sale of SBA Loans	(385,861)	(224,468)
Prepaid FDIC Assessment	—	(1,123,649)
Other Items	524,710	(951,466)

NET CASH FROM OPERATING ACTIVITIES	4,539,831	455,519
INVESTING ACTIVITIES
Net Change in Time Deposits in Other Banks	8,142,616	(13,678,151)
Purchase of Securities Available for Sale	—	(2,054,999)
Proceeds from Maturities of Securities Available for Sale	1,180,000	1,000,000
Net Increase in Loans	(40,197,266)	(22,699,844)
Proceeds from the Sale of Other Real Estate Owned	656,195	45,450
Purchases of Federal Home Loan Bank and Other Bank Stock	(260,800)	—
Purchases of Premises and Equipment	(266,834)	(29,102)

NET CASH FROM INVESTING ACTIVITIES	(30,746,089)	(37,416,646)
FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	56,588,461	58,702,033
Net Decrease in Time Deposits	(4,641,991)	(20,014,861)
Net Change in Other Borrowings	(1,246,172)	(15,000,000)
Proceeds from Issuance of Preferred Stock, Net	—	5,978,110
Payment of Dividends on Preferred Stock	(490,500)	(177,125)

NET CASH FROM FINANCING ACTIVITIES	50,209,798	29,488,157

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,003,540	(7,472,970)
Cash and Cash Equivalents at Beginning of Period	15,557,560	23,030,530

CASH AND CASH EQUIVALENTS AT END OF YEAR	$39,561,100	$15,557,560

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$3,554,407	$5,005,626
Taxes Paid, net	$355,398	$287,070
Transfer of Loans to Other Real Estate Owned	$991,926	$499,040
Loans to Facilitate the Sale of Other Real Estate Owned	$2,507,500	$214,116

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        The Bank has been incorporated in the State of California and organized as a single operating segment that operates three branches in Manhattan Beach, Costa Mesa and Long Beach, California. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Subsequent Events

        The Bank has evaluated subsequent events for recognition and disclosure through March 18, 2011, which is the date the financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

        Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with its reserve requirements as of December 31, 2010.

        The Bank maintains amounts due from banks, which may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

        Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders' equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

        SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any servicing asset or liability. Gains and loses on sales of loans are included in noninterest income.

Loans

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.
        The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by the Bank in determining impairment include payment status, collateral value, and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

        Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        General reserves cover non-impaired loans and are based on management's judgment using historical loss experience data for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's established loss factors. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

        Portfolio segments identified by the Bank include construction and land development, real estate—other, commercial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Servicing Rights

        Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. The Bank compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

        Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Bank later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and changes in the discount rates.

        Servicing fee income which is reported on the income statement as servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned

        Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Bank's carrying value of the property or its fair value, less estimated costs of disposition. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture, equipment and computer equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Advertising Costs

        The Bank expenses the costs of advertising in the period incurred.

Comprehensive Income

        Changes in unrealized gain on available-for-sale securities are the only component of accumulated other comprehensive income for the Bank.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

        The Bank has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note K. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share ("EPS")

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Federal Home Loan Bank ("FHLB") Stock

        The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Stock-Based Compensation

        The Bank recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

  Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2:    Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3:    Significant unobservable inputs that reflect a Bank's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        See Note M for more information and disclosures relating to the Bank's fair value measurements.

Reclassification

        Certain reclassifications have been made in the 2009 consolidated financial statements to conform to the presentation used in 2010. These classifications are of a normal recurring nature.

Adoption of New Accounting Standards

        In July 2010, accounting standards were amended to require significantly more information about the credit quality of the Bank's loan portfolio. Although this statement addresses only disclosure and does not seek to change recognition or measurement, the disclosure represents a meaningful change in practice. New period-end related disclosures are reflected in these financial statements while new activity related disclosures will be effective in 2011.

        In June 2009, accounting standards were amended to clarify when a transferor has surrendered control over transferred financial assets and thus is entitled to account for the transfer as a sale. The amendments establish specific conditions for accounting for the transfer of a financial asset, or a portion of a financial asset, as a sale. This guidance was effective for transfers occurring on or after January 1, 2010 and impacted when a loan participation or SBA loan sale could be accounted for as a sale and the related transferred asset derecognized by the Bank. Adoption of the standard by the Bank in 2010 did not have a material impact on its balance sheet or statement of operations other than a three month delay in the recognition of the sale and related gain on SBA loan sales due to the existence of recourse provisions commonly found in SBA loan sale agreements. See Note F for additional details about the impact of this new accounting standard in 2010.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE B—INVESTMENT SECURITIES

        Debt and equity securities have been classified in the statements of condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Losses	Fair Value
Available-for-Sale:
December 31, 2010
U.S. Government
Agency Securities	$1,717,359	$51,762	$—	$1,769,121
State and Municipal Securities	3,270,000	—	—	3,270,000

	$4,987,359	$51,762	$—	$5,039,121

December 31, 2009
U.S. Government
Agency Securities	$2,746,618	$51,288	$—	$2,797,906
State and Municipal Securities	3,450,000	—	—	3,450,000

	$6,196,618	$51,288	$—	$6,247,906

        Investment securities carried at approximately $1,769,000 and $1,755,000 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes as permitted or required by law.

        The scheduled maturities of securities at December 31, 2010 were as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in One Years to Three Years	$1,717,359	$1,769,121
Due from Three Years to Five Years	—	—
Due after Ten Years	3,270,000	3,270,000

	$4,987,359	$5,039,121

NOTE C—LOANS

        The Bank's loan portfolio consists primarily of loans to borrowers within Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE C—LOANS (Continued)

        A summary of the changes in the allowance for loan losses as of December 31 follows:

	2010	2009
Beginning Balance	$6,869,910	$5,103,949
Additions to the Allowance Charged to Expense	2,394,000	5,820,000
Recoveries on Loans Charged Off	29,956	112,621

	9,293,866	11,036,570
Less Loans Charged Off	(3,351,877)	4,166,660)

Ending Balance	$5,941,989	$6,869,910

        The following table presents the balance in the allowance for loan losses and the recorded investment in loans by impairment method as of December 31, 2010 (dollars in thousands):

	Evaluated for Impairment
Allowances for Loan Losses	Individually	Collectively	Total
Construction and Land Development	$—	$91	$91
Real Estate—Other	130	3,692	3,822
Commercial	162	1,728	1,890
Consumer	—	139	139

	$292	$5,650	$5,942

	Evaluated for Impairment
Loans	Individually	Collectively	Total
Construction and Land Development	$1,171	$2,666	$3,837
Real Estate—Other	8,198	131,496	139,694
Commercial	519	111,649	112,168
Consumer	—	228	228

	$9,888	$246,039	$255,927

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE C—LOANS (Continued)

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Impaired—A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions above and smaller, homogeneous loans not assessed on an individual basis.

        Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31 (dollars in thousands):

	Pass	Special Mention	Substandard	Impaired	Total
December 31, 2010
Construction and Land Development	$2,666	$—	$—	$1,171	$3,837
Real Estate—Other
1 - 4 Family Residential	28,554	—	—	—	28,554
Commercial Real Estate and Other	95,954	—	6,988	8,198	111,140
Commercial	109,639	—	2,010	519	112,168
Consumer	228	—	—	—	228

	$237,041	$—	$8,998	$9,888	$255,927

        Past due and nonaccrual loans were as follows as of December 31 (dollars in thousands):

	Still Accruing
	30 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
December 31, 2010
Construction and Land Development	$—	$—	$1,171
Real Estate—Other
1 - 4 Family Residential	—	—	—
Commercial Real Estate and Other	—	—	5,370
Commercial	9	—	208
Consumer	—	—	—

	$9	$—	$6,749

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE C—LOANS (Continued)

        Individually impaired loans were as follows as of December 31 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2010
With no Related Allowance Recorded
Construction and Land Development	$1,171	$1,171	$—	$1,180	$—
Real Estate—Other
1 - 4 Family Residential	—	—	—	—	—
Commercial Real Estate and Other	7,276	7,276	—	8,409	242
Commercial	172	172	—	180	7
Consumer	—	—	—	—	—
With an Allowance Recorded
Construction and Land Development	—	—	—	—	—
Real Estate—Other
1 - 4 Family Residential	—	—	—	—	—
Commercial Real Estate and Other	922	922	130	944	51
Commercial	347	347	162	384	20
Consumer	—	—	—	—	—

	$9,888	$9,888	$292	$11,097	$320

        The Bank has pledged certain loans as collateral for borrowings. These loans totaled approximately $246.9 million as of December 31, 2010. See Note F for more information on these borrowing arrangements.

        The following is a summary of the investment in impaired loans, the related allowance for loan losses, income recognized thereon and information pertaining to nonaccrual and past due loans as of December 31:

2009
Recorded Investment in Impaired Loans	$5,957,000
Related Allowance for Loan Losses	$213,000
Average Recorded Investment in Impaired Loans	$3,954,000
Interest Income Recognized During Impairment	$16,000
Loans on Nonaccrual	$5,957,000
Loans Past Due over 90 Days Still Accruing	$—

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE C—LOANS (Continued)

        The Bank also originated SBA loans and other governmental guaranteed loans which it periodically sells to governmental agencies and institutional investors. Revenues generated from the origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of those loans contribute to the Bank's income. Funding for these SBA programs depends on annual appropriations by the U.S. Congress.

        The Bank was servicing approximately $49,985,000 and $43,925,000 in SBA loans previously sold as of December 31, 2010 and 2009, respectively. The Bank has recorded servicing assets related to these loans totaling $184,671 and $282,951 as of December 31, 2010 and 2009, respectively. The estimated fair value of the servicing assets approximated the carrying value as of December 31, 2010 and 2009. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset.

NOTE D—PREMISES AND EQUIPMENT

        A summary of premises and equipment as of December 31 follows:

	2010	2009
Leasehold Improvements	$245,040	$207,868
Furniture, Fixtures, and Equipment	690,524	538,574
Computer Equipment	451,479	373,766

	1,387,043	1,120,208
Less Accumulated Depreciation and Amortization	(1,046,556)	(850,996)

	$340,487	$269,212

        The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

        The Bank has entered into several leases for its branches, which expire at various dates through 2018. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. Rental expense relating to these leases was approximately $411,000 and $295,000 for the years ended December 31, 2010 and 2009, respectively.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE D—PREMISES AND EQUIPMENT (Continued)

        At December 31, 2010 the future lease rental payable under noncancellable operating lease commitments for the Bank's branches and business loan centers were as follows:

2011	$362,339
2012	203,109
2013	205,939
2014	208,856
2015	211,860
Thereafter	239,919

$1,432,022

        The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

NOTE E—DEPOSITS

        At December 31, 2010 the scheduled maturities of time deposits are as follows:

2011	$7,975,008
2012	5,447,657
2013	4,337,371
2014	82,593
2015	917,086
Thereafter	8,363,000

$27,122,715

NOTE F—BORROWING ARRANGEMENTS

        The Bank may borrow up to $11,000,000 overnight on an unsecured basis from three of its correspondent banks. As of December 31, 2010, no amounts were outstanding under these arrangements.

        The Bank has borrowing capacity of $51.7 million from the Federal Reserve Bank discount window. The Bank has pledged loans of approximately $80.7 million as collateral for this line.

        The Bank also has a borrowing arrangement with the Federal Home Loan Bank of San Francisco ("FHLBSF") secured by various loans. As of December 31, 2010, the Bank has remaining borrowing capacity of $34.4 million after its existing advances with the FHLBSF and was collateralized by loans of approximately $166.2 million.

        As of December 31, 2010, other borrowings consist of SBA loans sold in the fourth quarter of 2010. Certain recourse provision in SBA sales agreements cause a delay in the recognition of the sale transaction under current accounting standards. Proceeds from SBA loan sales are recognized as a secured borrowing until the recourse provisions expire, which is typically three months after the settlement date. Upon expiration of the recourse provisions, the Bank recognizes a gain on the sale and

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE F—BORROWING ARRANGEMENTS (Continued)

derecognizes the loan receivable and the related secured borrowing. During February 2011, the recourse provisions have been lifted; therefore, gains will be recognized upon loan settlement.

NOTE G—OTHER EXPENSES

        Other expenses as of December 31 are comprised of the following:

	2010	2009
Data Processing	$268,707	$253,015
Marketing and Business Promotion	210,374	162,958
Professional Fees	447,625	235,148
Office Expenses	331,496	269,146
Insurance	39,642	46,597
Director Fees and Expenses	184,345	214,517
Regulatory Expense	418,207	412,765
Collection Expenses	50,590	911,426
Other Expenses	351,217	302,699

	$2,302,203	$2,808,271

NOTE H—EARNINGS PER SHARE ("EPS")

        The following is a reconciliation of net income (loss) and shares outstanding to the income and number of shares used to compute EPS:

	2010		2009
	Income	Shares	Loss	Shares
Net Income (Loss) as Reported	$1,618,523		$(5,550,432)
Accretion of Preferred Stock	(60,000)		(55,000)
Dividends Paid on Preferred Stock	(490,500)		(177,125)
Weighted Average Shares Outstanding		4,036,484		4,036,984

Used in Basic EPS	1,068,023	4,036,484	(5,782,557)	4,036,984
Dilutive Effect of Outstanding:
Stock Options		—		—
Restricted Stock Grants		21,042	—	—

Used in Dilutive EPS	$1,068,023	4,057,526	$(5,782,557)	4,036,984

        At December 31, 2010 and 2009 there were 551,300 and 505,750 stock options, respectively, that could potentially dilute earnings per share that were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE I—INCOME TAXES

        The income tax expense for the years ended December 31, is comprised of the following:

	2010	2009
Current Taxes:
Federal	$—	$(1,099,800)
State	1,000	800

	1,000	(1,099,000)
Deferred	(1,000)	1,099,000

	$—	$—

        Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	2010	2009
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Limitations	$1,615,000	$2,306,000
Stock-Based Compensation	110,000	99,000
Operating Loss Carryforwards and Tax Credits	1,517,000	484,000
Other Real Estate Owned	—	1,282,000
Other	785,000	533,000

	4,027,000	4,704,000
Valuation Allowance	(3,282,000)	(3,939,000)
Deferred Tax Liabilities:
Depreciation Differences	(27,000)	(13,000)
Loan Fees	(448,000)	(487,000)
Other	(99,000)	(95,000)

	(574,000)	(595,000)

Net Deferred Tax Assets	$171,000	$170,000

        The valuation allowance was established because the Bank has not reported earnings sufficient enough to support the full recognition of the deferred tax assets. The Bank has net operating loss carryforwards of approximately $2,841,000 for Federal and $7,707,000 for California franchise tax purposes. Net operating loss carryforwards, to the extent not used will expire in 2030.

        The Bank is subject to federal and California franchise tax. Income tax returns for the years ended December 31, 2009, 2008 and 2007 are open to audit by the federal authorities and income tax returns for the years ended December 31, 2009, 2008, 2007 and 2006 are open to audit by California authorities. Unrecognized tax benefits are not expected to significantly increase or decrease within the next twelve months.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE I—INCOME TAXES (Continued)

        A comparison of the federal statutory income tax rates to the Bank's effective income tax rates at December 31 follows:

	2010		2009
	Amount	Rate	Amount	Rate
Tax Expense at Statutory Rate	$550,000	34.0%	$(1,887,000)	(34.0)%
State Franchise Tax, Net of Federal Benefit	53,000	3.3%	(439,000)	(7.9)%
Stock-Based Compensation	24,000	1.5%	90,000	1.6%
Valuation Allowance	(656,000)	(40.5)%	2,272,000	41.0%
Other Items	29,000	1.7%	(36,000)	(0.7)%

	$—	—	$—	—

NOTE J—RELATED PARTY TRANSACTIONS

        Deposits from certain directors, officers and their related interests with which they are associated held by the Bank at December 31, 2010 and 2009 amounted to approximately $7,097,000 and $15,227,000, respectively.

NOTE K—COMMITMENTS

        In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Bank's financial statements.

        The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

        As of December 31, 2010 and 2009, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2010	2009
Commitments to Extend Credit	$49,276,000	$36,321,000
Letters of Credit	795,000	569,000

	$50,071,000	$36,890,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE K—COMMITMENTS (Continued)

the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.

NOTE L—STOCK BASED COMPENSATION

        The Bank's 2003 Stock Plan was approved by its shareholders in May 2003. Under the terms of the 2003 Stock Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 1,100,000 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. However, at the time of any grant of an option under this plan, the total number of shares that may be optioned and sold under the Plan, taking into consideration all previously issued option grants, shall be limited to no more than 15% of the total number of shares of stock issued and outstanding. Based on this limitation, the maximum number of shares which could have been granted as of December 31, 2010 was 605,563. Stock options expire no later than five to ten years from the date of the grant and generally vest over four years. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank recognized stock-based compensation cost of $122,400 and $265,000 in 2010 and 2009, respectively. Tax benefits in 2010 and 2009 related to stock-based compensation were approximately $22,000 and $43,000, respectively.

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions presented below:

	2010	2009
Expected Volatility	34.08%	28.73%
Expected Term	5.1 Years	6.3 Years
Expected Dividends	None	None
Risk Free Rate	1.79%	2.60%
Grant Date Fair Value	$1.74	$1.63

        Since the Bank has a limited amount of historical stock activity the expected volatility is based on the historical volatility of similar banks that have a longer trading history. The expected term represents the estimated average period of time that the options remain outstanding. Since the Bank does not have sufficient historical data on the exercise of stock options, the expected term is based on the "simplified" method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE L—STOCK BASED COMPENSATION (Continued)

        A summary of the status of the Bank's stock option plan as of December 31, 2010 and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	505,750	$10.15
Granted	120,600	$5.24
Exercised	—	$—
Forfeited	(75,050)	$9.83

Outstanding at End of Year	551,300	$9.12	4.4 Years	None

Options Exercisable	386,888	$10.72	3.7 Years	None

        As of December 31, 2010, there was approximately $262,000 of total unrecognized stock-based compensation cost that will be recognized over a weighted average period of 2.1 years.

        The Bank grants restricted common stock in connection with its annual incentive programs. As of December 31, 2010 restricted stock of 42,517 shares will vest upon the repayment of the preferred stock or upon the U.S. Treasury no longer holding any of the preferred stock. As of December 31, 2010 restricted stock of 31,882 shares will vest over a three year period provided certain annual and net income goals are met. The Bank recognized compensation costs of approximately $245,000 and $235,500 for 2010 and 2009, respectively. Tax benefits related to the restricted stock grants were approximately $100,000 and $97,000 for 2010 and 2009, respectively. A summary of the restricted stock activity during the year ended December 31, 2010, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2010	18,988	$3.95
New Stock Grants	55,411	$4.25
Shares Vested and Issued	—	$—
Shares Forfeited	—	$—

Nonvested at December 31, 2010	74,399	$4.17

NOTE M—FAIR VALUE MEASUREMENT

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

        Securities:    The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE M—FAIR VALUE MEASUREMENT (Continued)

        Collateral-Dependent Impaired Loans:    The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

        Other Real Estate Owned:    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of the carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a level 3 classification. In cases where the carrying amount exceeds the fair value, less cost to sell, an impairment loss is recognized.

        The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2010 and 2009:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2010
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$5,039,000	$—	$5,039,000
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$2,294,000	$2,294,000
Other Real Estate Owned	$—	$—	$162,000	$162,000
December 31, 2009
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$6,248,000	$—	$6,248,000
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$3,108,000	$3,108,000
Other Real Estate Owned	$—	$—	$2,100,000	$2,100,000

        Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of approximately $2,301,000 and $3,321,000, with specific reserves of approximately $7,000 and $213,000 as of December 31, 2010 and 2009, respectively.

        Other real estate owned which is measured at the lower of carrying amount or fair value less costs to sell, had a carrying amount of approximately $162,000 at December 31, 2010 with no write downs during 2010. As of December 31, 2009, other real estate owned had a carrying amount of approximately $2,100,000 after a write down of $400,000 charged to expense in 2009.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE N—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding the current interest rate environment and future expected loss experience, economic conditions, cash flows and risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates

        The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

        The carrying amounts of cash, short-term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short-term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks. The fair values of investment securities, including available for sale, are generally based on matrix pricing. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

        The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE N—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance Sheet Financial Instruments

        The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and Cash Equivalents	$39,561	$39,561	$15,558	$15,558
Time Deposits in Financial Institutions	7,334	7,334	15,477	15,477
Investment Securities	5,039	5,039	6,248	6,248
Loans, net	249,795	255,569	210,491	226,928
FHLB and Other Bank Stock	1,253	1,253	992	992
Accrued Interest Receivable	1,040	1,040	981	981
Financial Liabilities:
Deposits	264,029	266,168	212,083	214,376
Other Borrowings	3,754	3,754	5,000	5,024
Accrued Interest and Other Liabilities	3,815	3,815	3,305	3,305

NOTE O—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2010 and 2009

NOTE O—REGULATORY MATTERS (Continued)

The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total Capital (to Risk-Weighted Assets)	$39,450	15.0%	$21,085	8.0%	$26,356	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$36,121	13.7%	$10,542	4.0%	$15,813	6.0%
Tier 1 Capital (to Average Assets)	$36,121	11.8%	$12,246	4.0%	$15,308	5.0%
As of December 31, 2009:
Total Capital (to Risk-Weighted Assets)	$37,944	15.6%	$19,475	8.0%	$24,343	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$34,854	14.3%	$9,737	4.0%	$14,606	6.0%
Tier 1 Capital (to Average Assets)	$34,854	13.6%	$10,290	4.0%	$12,863	5.0%

        The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank's undivided profits or the Bank's net income for its last three fiscal years less the amount of any distribution made by the Bank's shareholders during the same period without the approval in advance of the Commissioner of California Department of Financial Institutions.

NOTE P—PREFERRED STOCK

        On January 30, 2009 in connection with the Troubled Assets Relief Program ("TARP"), the Bank received $6,000,000 from the U.S. Treasury in exchange for the issuance 6,000 shares of the Bank's Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and a related warrant for 300 shares of the Bank's Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, which represents 5% of the Series A Preferred Stock. The aggregate redemption price of both Series A and Series B Preferred Stock will be $6,300,000. The difference between the aggregate redemption price and net proceeds or $300,000 will be accreted against retained earnings over the estimated five-year life of the Preferred Stock reducing the reported income available for common shareholders.

        Both Series A and Series B Preferred Stock will qualify as Tier 1 capital. The Preferred Stock, Series A will pay non-cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. The Preferred Stock, Series B will pay non-cumulative dividends at a rate of 9% per year. The Series A Preferred Stock may be redeemed by the Bank after three years. The Series B Preferred Stock may be redeemed after all of the Series A Preferred Stock has been redeemed.

BEACH BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION

Unaudited

	June 30, 2011	December 31, 2010
ASSETS
Cash and Due from Banks	$8,961,028	$6,128,506
Interest-Bearing Deposits in Financial Institutions	6,531,325	6,272,594
Federal Funds Sold	25,440,000	27,160,000

TOTAL CASH AND CASH EQUIVALENTS	40,932,353	39,561,100
Time Deposits in Financial Institutions	8,880,380	7,334,368
Investment Securities Available for Sale	6,821,176	5,039,121
Loans:
Construction and Land Development	6,038,358	3,837,446
Real Estate—Other	140,931,342	139,693,329
Commercial	102,002,558	112,167,537
Consumer	101,616	228,237

TOTAL LOANS	249,073,874	255,926,549
Net Deferred Loan (Fees) Costs	(329,656)	(189,834)
Allowance for Loan Losses	(6,019,867)	(5,941,989)

NET LOANS	242,724,351	249,794,726
Accrued Interest	941,157	983,604
Premises and Equipment	354,181	340,487
Federal Home Loan and Other Bank Stock, at Cost	1,447,846	1,252,947
Other Real Estate Owned ("OREO")	—	161,854
Other Assets	2,107,859	3,314,030

	$304,209,303	$307,782,237

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION (Continued)

Unaudited

	June 30, 2011	December 31, 2010
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand	$62,904,037	$62,740,333
Interest-bearing Demand	14,095,499	15,171,433
Money Market Accounts	39,330,581	38,381,090
Savings	121,483,846	120,613,914
Time Deposits Under $100,000	18,474,670	19,558,140
Time Deposits $100,000 and Over	6,822,683	7,564,575

TOTAL DEPOSITS	263,111,316	264,029,485
Other Borrowings	—	3,753,828
Accrued Interest and Other Liabilities	4,047,534	3,815,205

TOTAL LIABILITIES	267,158,850	271,598,518
Commitments and Contingencies	—	—
Shareholders' Equity:
Preferred Stock—10,000,000 Shares Authorized, No Par Value, Series A Shares and Series B Shares Issued and Outstanding 6,000 and 300, Respectively	6,123,110	6,093,110
Common Stock—30,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding, 4,036,984 in 2011 and 2010	37,779,845	37,779,845
Additional Paid-in Capital	1,293,400	1,245,400
Accumulated Deficit	(8,182,149)	(8,986,398)
Accumulated Other Comprehensive Income—Unrecognized Gain on Available-for-Sale Securities	36,247	51,762

TOTAL SHAREHOLDERS' EQUITY	37,050,453	36,183,719

	$304,209,303	$307,782,237

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2011 and 2010

Unaudited

	For the Six Months Ended
	June 30, 2011	June 30, 2010
INTEREST INCOME
Interest and Fees on Loans	$7,606,707	$6,748,014
Interest on Interest-Bearing Deposits	52,902	108,650
Interest on Investment Securities	109,894	106,547
Interest on Federal Funds Sold	16,192	18,882

TOTAL INTEREST INCOME	7,785,695	6,982,093
INTEREST EXPENSE
Interest-bearing demand deposits	44,809	62,965
Interest on Money Market	164,928	167,453
Interest on Savings	622,696	906,074
Interest on Time Deposits	469,521	622,949
Interest on Other Borrowings	54	93,599

TOTAL INTEREST EXPENSE	1,302,008	1,853,040

NET INTEREST INCOME	6,483,687	5,129,053
Provision for Loan Losses	686,000	860,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,797,687	4,269,053
NONINTEREST INCOME
Service Charges, Fees and Other	291,186	244,888
Loan Servicing	201,022	176,574
Recovery of Collection Expense	—	279,140
Gain on Sale of Loans	608,989	85,681
Gain on Sale of OREO	1,900	170,000

	1,103,097	956,283
NONINTEREST EXPENSE
Salaries and Employee Benefits	3,335,618	2,729,829
Occupancy and Equipment Expense	550,780	497,468
Data Processing Expense	160,762	129,066
Professional Services Expense	424,069	283,319
FDIC Insurance Expense	230,257	196,411
OREO Expense	25,875	7,165
Other Expenses	1,175,674	773,923

	5,903,035	4,617,181

INCOME BEFORE INCOME TAXES	997,749	608,155
Income Taxes	—	—

NET INCOME	997,749	608,155
Less Preferred Stock Dividends and Discount Accretion	(193,500)	(357,000)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$804,249	$251,155

NET INCOME PER SHARE—BASIC	$0.20	$0.06

NET INCOME PER SHARE—DILUTED	$0.20	$0.06

BEACH BUSINESS BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Year Ended December 31, 2010 and the Six Months Ended June 30, 2011

		Preferred Stock		Common Stock
								Accumulated Other Comprehensive Income
	Comprehensive Income	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit		Total
Balance at December 31, 2009		6,300	$6,033,110	4,036,984	$37,779,845	$1,123,000	$(10,054,421)	$51,288	$34,932,822
Stock-Based Compensation						122,400			122,400
Dividends Paid on Preferred Stock							(490,500)		(490,500)
Accretion on Preferred Stock			60,000				(60,000)		—
Comprehensive Income:
Net Income	$1,618,523						1,618,523		1,618,523
Unrealized Gain on Available-for-Sale Securities	474							474	474

Total Comprehensive Income	$1,618,997

Balance at December 31, 2010		6,300	6,093,110	4,036,984	37,779,845	1,245,400	(8,986,398)	51,762	36,183,719
Stock-Based Compensation						48,000			48,000
Dividends Paid on Preferred Stock							(163,500)		(163,500)
Accretion on Preferred Stock			30,000				(30,000)		—
Comprehensive Income:
Net Income	$997,749						997,749		997,749
Unrealized Loss on Available-for-Sale Securities	(15,515)							(15,515)	(15,515)

Total Comprehensive Income	$982,234

Balance at June 30, 2011		6,300	$6,123,110	4,036,984	$37,779,845	$1,293,400	$(8,182,149)	$36,247	$37,050,453

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2011

Unaudited

	June 30, 2011	June 30, 2010
OPERATING ACTIVITIES
Net Income (Loss)	$997,749	$608,155
Adjustments to Reconcile Net Income (Loss) to Net Cash From Operating Activities:
Depreciation and Amortization	99,545	92,651
Stock-Based Compensation	48,000	69,000
Provision for Loan Losses	686,000	860,000
Other Real Estate Owned Write down and Loss on Sale	93,632	—
Loans Originated for Sale	(7,715,843)	(1,076,877)
Proceeds from Sale of Loans	8,460,113	1,145,590
Gain on Sale of OREO	(1,900)	(170,000)
Gain on Sale of SBA Loans	(608,989)	(85,681)
Other Items	1,490,878	(490,622)

NET CASH FROM OPERATING ACTIVITIES	3,549,185	952,216
INVESTING ACTIVITIES
Net Change in Time Deposits in Other Banks	(1,546,012)	6,164,812
Purchase of Securities Available for Sale	(2,000,000)	—
Proceeds from Maturities of Securities Available for Sale	190,000	1,180,000
Net Change in Loans	6,140,433	(22,978,898)
Proceeds from the Sale of Other Real Estate Owned	178,783	550,000
Purchases of Federal Home Loan Bank and Other Bank Stock	(192,400)	(10,800)
Purchases of Premises and Equipment	(113,239)	(213,134)

NET CASH FROM INVESTING ACTIVITIES	2,657,565	(15,308,020)
FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	907,193	25,789,256
Net Decrease in Time Deposits	(1,825,362)	(2,679,263)
Net Change in Other Borrowings	(3,753,828)	—
Payment of Dividends on Preferred Stock	(163,500)	(327,000)

NET CASH FROM FINANCING ACTIVITIES	(4,835,497)	22,782,993

INCREASE IN CASH AND CASH EQUIVALENTS	1,371,253	8,427,189
Cash and Cash Equivalents at Beginning of Period	39,561,100	15,557,560

CASH AND CASH EQUIVALENTS AT END OF YEAR	$40,932,353	$23,984,749

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,332,878	$1,887,386
Taxes Paid/(Refunded), net	$(1,043,161)	$261,000
Transfer of Loans to Other Real Estate Owned	$252,029	$—
Loans to Facilitate the Sale of Other Real Estate Owned	$250,000	$1,720,000

The accompanying notes are an integral part of these financial statements.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS

June 30, 2011

Unaudited

NOTE 1—Basis of Presentation

        The accompanying unaudited financial statements of Beach Business Bank (the "Bank") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Nevertheless, the Bank believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in this registration statement.

        In the opinion of management, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Bank with respect to the interim consolidated financial statements and the results of its operations for the interim period ended June 30, 2011, have been included. The results of operations for interim periods are not necessarily indicative of the results for a full year. Certain reclassifications were made to prior year's presentations to conform to the current year. These reclassifications had no material impact on the Bank's previously reported financial statements.

NOTE 2—Recently Issued Accounting Pronouncements

        In April 2011, the FASB issued an accounting standard updated to amend previous guidance with respect to troubled debt restructurings. This updated guidance is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring. In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update are effective for the first interim period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The provisions of this update did not have a material impact on the Bank's financial position, results of operations or cash flows.

        In July 2010, the FASB updated disclosure requirements with respect to the credit quality of financing receivables and the allowance for credit losses. According to the guidance, there are two levels of detail at which credit information must be presented—the portfolio segment level and class level. The portfolio segment level is defined as the level where financing receivables are aggregated in developing a bank's systematic method for calculating its allowance for credit losses. The class level is the second level at which credit information will be presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level. Banks are now required to provide the following disclosures as a result of this update: a rollforward of the allowance for credit losses at the portfolio segment level with the ending balances further categorized according to impairment method along with the balance reported in the related financing receivables at period end; additional disclosure of nonaccrual and impaired financing receivables by class as of period end; credit quality and past due/aging information by class as of period end; information surrounding the nature and extent of loan modifications and troubled-debt restructurings and their effect on the allowance for credit losses during the period; and detail of any significant purchases or sales of financing receivables during the period. The increased period-end disclosure requirements became

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 2—Recently Issued Accounting Pronouncements (Continued)

effective for periods ending on or after December 15, 2010, with the exception of the additional disclosures surrounding troubled-debt restructurings, which were deferred in December 2010 in order to correspond to the expected clarification guidance to be issued with respect to troubled-debt restructurings. This clarification guidance was issued in April 2010, thus, the additional disclosures surrounding troubled-debt restructurings will be required for annual and interim reporting periods beginning on or after June 15, 2011. The increased disclosures for activity within a reporting period became effective for periods beginning on or after December 15, 2010. The provisions of this update expanded the Bank's current disclosures with respect to the credit quality of our financing receivables in addition to our allowance for loan losses.

        In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06, which added disclosure requirements about significant transfers into and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of the valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements. The Bank adopted these provisions of the ASU in preparing the Audited Financial Statements for the period ended December 31, 2010. The adoption of these provisions of this ASU, which was subsequently codified into Accounting Standards Codification Topic 820, "Fair Value Measurements and Disclosures," only affected the disclosure requirements for fair value measurements and as a result had no impact on the Bank's statements of income and condition. See Notes 9 and 10 to the Financial Statements for the disclosures required by this ASU.

        This ASU also requires that Level 3 activity about purchases, sales, issuances, and settlements be presented on a gross basis rather than as a net number as currently permitted. This provision of the ASU is effective for the Bank's reporting period ending December 31, 2011. As this provision amends only the disclosure requirements for fair value measurements, the adoption has no impact on the Bank's statements of income and condition.

NOTE 3—Investment Securities

        Debt and equity securities have been classified in the statements of condition according to management's intent. The carrying amount of securities and their approximate fair values at June 30 were as follows:

	Available-for-Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2011
U.S. Government
Agency Securities	$3,704,929	$46,247	$(10,000)	$3,741,176
State and Municipal Securities	3,080,000	—	—	3,080,000

	$6,784,929	$46,247	$(10,000)	$6,821,176

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 3—Investment Securities (Continued)

        Investment securities carried at approximately $747,000 at June 30, 2011 were pledged to secure public deposits and for other purposes as permitted or required by law.

        The scheduled maturities of securities at June 30, 2011 were as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in One Year to Three Years	$704,929	$746,552
Due from Three Years to Five Years	3,000,000	2,994,624
Due after Ten Years	3,080,000	3,080,000

	$6,784,929	$6,821,176

NOTE 4—Loans

        The Bank's loan portfolio consists primarily of loans to borrowers within Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

        A summary of the changes in the allowance for loan losses as of June 30 follows:

	30-Jun-11	31-Dec-10
Beginning Balance	$5,941,989	$6,869,910
Additions to the Allowance Charged to Expense	686,000	2,394,000
Recoveries on Loans Charged Off	13,812	29,956

	6,641,801	9,293,866
Less Loans Charged Off	(621,934)	(3,351,877)

Ending Balance	$6,019,867	$5,941,989

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 4—Loans (Continued)

        The following table presents the balance in the allowance for loan losses and the recorded investment in loans by impairment method as of June 30, 2011 (dollars in thousands):

	Construction and Land Development	Real Estate— Other	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$91	$3,822	$1,890	$139	$5,942
Provisions	25	255	543	(137)	686
Charge-offs	—	(353)	(269)	—	(622)
Recoveries	—	—	14	—	14

	$116	$3,724	$2,178	$2	$6,020

Reserves:
Specific	$—	$18	$118	$—	$136
General	116	3,706	2,060	2	5,884

	$116	$3,724	$2,178	$2	$6,020

Evaluated for Impairment:
Individually	$1,157	$5,866	$423	$—	$7,446
Collectively	4,881	135,065	101,580	102	241,628

	$6,038	$140,931	$102,003	$102	$249,074

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Impaired—A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 4—Loans (Continued)

        Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions above and smaller, homogeneous loans not assessed on an individual basis.

        The risk category of loans by class of loans is as follows as of June 30, 2011 (dollars in thousands):

	Pass	Special Mention	Substandard	Impaired	Total
June 30, 2011
Construction and Land Development	$4,881	$—	$—	$1,157	$6,038
Real Estate—Other
1 - 4 Family Residential	30,121	—	117	—	30,238
Commercial Real Estate and Other	99,382	—	5,445	5,866	110,693
Commercial	99,965	—	1,615	423	102,003
Consumer	102	—	—	—	102

	$234,451	$—	$7,177	$7,446	$249,074

        Past due and nonaccrual loans were as follows as of June 30, 2011 (dollars in thousands):

	Still Accruing
	30 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
June 30, 2011
Construction and Land Development	$—	$—	$1,157
Real Estate—Other
1 - 4 Family Residential	—	—	—
Commercial Real Estate and Other	—	—	3,084
Commercial	—	—	423
Consumer	—	—	—

	$—	$—	$4,664

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 4—Loans (Continued)

        Individually impaired loans were as follows as of June 30, 2011 (dollars in thousands):

	Unpaid Principal Balance	Average Recorded Investment	Related Allowance	Recorded Investment	Interest Income Recognized
June 30, 2011
With no Related Allowance Recorded
Construction and Land Development	$1,995	$1,157	$—	$1,164	$—
Real Estate—Other
1 - 4 Family Residential	—	—	—	—	—
Commercial Real Estate and Other	6,062	5,244	—	5,326	50
Commercial	155	150	—	153	—
Consumer	—	—	—	—	—
With an Allowance Recorded
Construction and Land Development	—	—	—	—	—
Real Estate—Other
1 - 4 Family Residential	—	—	—	—	—
Commercial Real Estate and Other	666	622	18	641	4
Commercial	482	273	118	340	—
Consumer	—	—	—	—	—

	$9,360	$7,446	$136	$7,624	$54

        The Bank has pledged certain loans as collateral for borrowings. These loans totaled approximately $244.6 million as of June 30, 2011.

        The following is a summary of the investment in impaired loans, the related allowance for loan losses, income recognized thereon and information pertaining to nonaccrual and past due loans as of June 30, 2011:

June 30, 2011
Recorded Investment in Impaired Loans	$7,446,000
Related Allowance for Loan Losses	$136,000
Average Recorded Investment in Impaired Loans	$7,624,000
Interest Income Recognized During Impairment	$54,000
Loans on Nonaccrual	$4,664,000
Loans Past Due over 90 Days Still Accruing	$—

        The Bank also originated SBA loans and other governmental guaranteed loans which it periodically sells to governmental agencies and institutional investors. Revenues generated from the origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of those loans contribute to the Bank's income. Funding for these SBA programs depends on annual appropriations by the U.S. Congress.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 4—Loans (Continued)

        The Bank was servicing approximately $50,115,000 in SBA loans previously sold as of June 30, 2011. The Bank has recorded servicing assets related to these loans totaling $191,000 as of June 30, 2011. The estimated fair value of the servicing assets approximated the carrying value as of June 30, 2011. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset.

NOTE 5—Other Expenses

        Other expenses as of June 30 are comprised of the following:

	2011	2010
Marketing and Business Promotion	$289,924	190,826
Office Expenses	182,752	178,065
Insurance	18,819	21,156
Director Fees and Expenses	89,434	96,647
Collection Expenses	335,999	151,223
Other Expenses	258,746	136,006

	$1,175,674	$773,923

NOTE 6—Earnings Per Share ("EPS")

        The following is a reconciliation of net income (loss) and shares outstanding to the income and number of shares used to compute EPS as of June 30:

	2011		2010
	Income	Shares	Income	Shares
Net Income as Reported	$997,749		$608,155
Accretion of Preferred Stock	(30,000)		(30,000)
Dividends Paid on Preferred Stock	(163,500)		(327,000)
Weighted Average Shares Outstanding		4,036,984		4,036,984
Used in Basic EPS	804,249	4,036,984	251,155	4,036,984

Dilutive Effect of Outstanding:
Stock Options		837		—
Restricted Stock Grants		42,474		10,521

Used in Dilutive EPS	$804,249	4,080,295	$251,155	4,047,505

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 6—Earnings Per Share ("EPS") (Continued)

        At June 30, 2011 and 2010 there were 567,900 and 513,050 stock options, respectively, that could potentially dilute earnings per share that were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

NOTE 7—Commitments and Contingencies

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those commitments. Commitments to extend credit (such as the unfunded portion on lines of credit and commitments to fund new loans) as of June 30, 2011 and December 31, 2010 amount to approximately $56.6 million and $50.1 million respectively, of which approximately $1.9 million and $800,000 are related to standby letters of credit, respectively. The Bank uses the same credit policies in these commitments as for all of its lending activities. As such, the credit risk involved in these transactions is essentially the same as that involved in extending loan facilities to customers.

        Because of the nature of its activities, the Bank is from time to time subject to pending and threatened legal actions, which arise out of the normal course of their business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 8—Stock Based Compensation

        The Bank's 2003 Stock Plan was approved by its shareholders in May 2003. Under the terms of the 2003 Stock Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 1,100,000 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. However, at the time of any grant of an option under this plan, the total number of shares that may be optioned and sold under the Plan, taking into consideration all previously issued option grants, shall be limited to no more than 15% of the total number of shares of stock issued and outstanding. Based on this limitation, the maximum number of shares which could have been granted as of June 30, 2011 was 605,563. Stock options expire no later than five to ten years from the date of the grant and generally vest over four years. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank has recognized stock-based compensation cost of $48,000 for the first six months ended June 30, 2011. Tax benefits related to stock-based compensation were approximately $11,000.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 8—Stock Based Compensation (Continued)

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions presented below:

	30-Jun-11	31-Dec-10
Expected Volatility	33.18%	34.08%
Expected Term	6.25 Years	5.1 Years
Expected Dividends	None	None
Risk Free Rate	2.56%	1.79%
Grant Date Fair Value	$2.21	$1.74

        Since the Bank has a limited amount of historical stock activity the expected volatility is based on the historical volatility of similar banks that have a longer trading history. The expected term represents the estimated average period of time that the options remain outstanding. Since the Bank does not have sufficient historical data on the exercise of stock options, the expected term is based on the "simplified" method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

        A summary of the status of the Bank's stock option plan as of June 30, 2011 and changes during the first six months thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	551,300	$9.12
Granted	19,700	$6.05
Exercised	—
Forfeited	—
Outstanding at June 30, 2011	571,000	$9.00	3.97 Years	None

Options Exercisable	393,788	$10.66	3.32 Years	None

        At June 30, 2011 there was approximately $210,000 of total unrecognized stock-based compensation cost that will be recognized over a weighted average period of 2.5 years.

        The Bank grants restricted common stock in connection with its annual incentive programs. As of June 30, 2011 restricted stock of 60,109 shares will vest upon the repayment of the preferred stock or upon the U.S. Treasury no longer holding any of the preferred stock. As of June 30, 2011 restricted stock of 59,654 shares will vest over a three year period provided certain annual and net income goals

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 8—Stock Based Compensation (Continued)

are met and 4,700 will vest over a five year period. A summary of the restricted stock activity for the first six months of 2011 is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at December 31, 2010	74,399	$4.17
New Stock Grants	50,064	$5.40
Shares Vested and Issued	—	$—
Shares Forfeited	—	$—

Nonvested at June 30, 2011	124,463	$4.66

NOTE 9—Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

  •
  Level 1—Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2—Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Significant unobservable inputs that reflect a Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

        Securities:    The fair values of securities available for sale are determined by obtaining significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data. (Level 2)

        Collateral-Dependent Impaired Loans:    The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 9—Fair Value Measurement (Continued)

        Other Real Estate Owned:    Nonrecurring adjustment to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

        The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at June 30, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
June 30, 2011
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$6,821,000	$—	$6,821,000
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$1,939,000	$1,939,000
Other Real Estate Owned	$—	$—	$—	$—
December 31, 2010
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$5,039,000	$—	$5,039,000
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans, Net of Specific Reserves	$—	$—	$2,294,000	$2,294,000
Other Real Estate Owned	$—	$—	$162,000	$162,000

        Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of approximately $1,944,000 and $2,301,000, with specific reserves of approximately $5,000 and $7,000 at June 30, 2011 and December 31, 2010, respectively.

        As of December 31, 2010, other real estate owned had a carrying amount of approximately $162,000 with no write downs during 2010.

        Charge offs on collateral dependent loans and OREO are the result of periodic evaluation of fair value.

NOTE 10—Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 10—Fair Value of Financial Instruments (Continued)

instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

        The carrying amounts of cash, short term investments, due from customers on acceptances and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The fair values of investment securities, including available for sale, are discussed in Note 6. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

        The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

        The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair values of these financial instruments are not deemed to be material.

BEACH BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2011

Unaudited

NOTE 10—Fair Value of Financial Instruments (Continued)

        The estimated fair value of financial instruments at June 30, 2011 and December 31, 2010 are summarized as follows:

	June 30, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and Cash Equivalents	$40,932	$40,932	$39,561	$39,561
Time Deposits in Financial Institutions	8,880	8,880	7,334	7,334
Investment Securities	6,821	6,821	5,039	5,039
Loans, net	242,724	247,295	249,795	255,569
FHLB and Other Bank Stock	1,448	1,448	1,253	1,253
Accrued Interest Receivable	941	941	1,040	1,040
Financial Liabilities:
Deposits	263,111	264,841	264,029	266,168
Other Borrowings	—	—	3,754	3,754
Accrued Interest and Other Liabilities	4,048	4,048	3,815	3,815

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Gateway Bancorp

        We have audited the accompanying consolidated balance sheet of Gateway Bancorp and subsidiary (collectively, the "Company") as of December 31, 2010, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2010, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America ("GAAP").

        As more fully described in Note 1 to the accompanying financial statements, in December 2009, Gateway Business Bank (the "Bank"), a wholly owned subsidiary of Gateway Bancorp, entered into a formal supervisory agreement (commonly referred to as a "Consent Order" or the "Order") with its regulators. The Order is a formal corrective action pursuant to which the Bank has agreed to address specific areas through the adoption and implementation of procedures, plans and policies designed to enhance the safety and soundness of the Bank. The Order specifies certain timeframes for meeting these requirements, and the Bank must furnish periodic progress reports to the Federal Deposit Insurance Corporation and the California Department of Financial Institutions regarding its compliance with the Order. The Order will remain in effect until modified or terminated by the Company's regulators. Management cannot predict the future impact of the Order upon the Company's business, financial condition or results of operations, and there can be no assurance when or if the Bank will be in compliance with the Order, or whether the regulators will take further action against the Company and/or the Bank. The accompanying financial statements do not reflect the impact of this uncertainty.

        Our originally issued audit report dated April 26, 2011, which expressed an unqualified opinion on the Company's December 31, 2010 consolidated financial statements included references to certain supplementary information and to a report (also dated April 26, 2011) on our consideration of the Company's internal control and on tests of its compliance with certain provisions of laws, regulations, contracts and grants, as required by Governmental Auditing Standards issued by the Comptroller General of the United States of America. Such information, which is required by GAAP, has been omitted from this report and the accompanying presentation.

        As discussed in Note 2 to the accompanying financial statements, effective December 31, 2010 the Company adopted Accounting Standards Update No. 2010-20—Receivables. The adoption of this guidance only affects the Company's disclosures of financing receivables (Note 4) and not any of its consolidated financial statements.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
Newport Beach, California April 26, 2011 (except for Note 4 and the sixth paragraph of this report, as to which the date is November 1, 2011)

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2010

ASSETS
Cash	$1,771,159
Interest bearing deposits with financial institutions	61,657,753

Cash and cash equivalents	63,428,912
Securities held-to-maturity (fair value of $106,654)	96,235
Securities available-for-sale (at fair value)	90,885
Loans held for sale (at fair value)	41,414,437
Loans held for investment, net	82,781,959
Servicing rights, net	578,577
Premises and equipment, net	666,690
Accrued interest receivable	546,529
Other real estate owned	2,161,054
Federal Home Loan Bank stock (at cost)	689,400
Deferred income taxes	3,278,122
Intangible assets	525,449
Other assets	1,930,873

Total assets	$198,189,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$163,790,606
Accounts payable and accrued liabilities	4,429,516
Income taxes payable	5,531
Accrued interest payable	70,911

Total liabilities	168,296,564

Commitments and Contingencies (Note 14)
Stockholders' Equity
Common stock, no par value; 1,000,000 shares authorized; 9,999 shares issued and outstanding	20,662,476
Retained earnings	9,291,246
Accumulated other comprehensive loss	(61,164)

Total stockholders' equity	29,892,558

Total liabilities and stockholders' equity	$198,189,122

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

INTEREST INCOME
Loans	$8,004,831
Federal funds sold and investments	128,864

Total interest income	8,133,695

INTEREST EXPENSE
Deposits	2,450,810
Borrowings	985

Total interest expense	2,451,795

NET INTEREST INCOME	5,681,900
PROVISION FOR LOAN LOSSES	2,775,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,906,900

NONINTEREST INCOME
Net gain on sale of loans	34,287,382
Fair value adjustment on loans held for sale	492,097
Loan servicing income	288,204
Service charges and miscellaneous fees	213,620
Loss on sale of other real estate owned	(1,026,339)
Other	35,449

Total noninterest income	34,290,413

NONINTEREST EXPENSE
Salaries and employee benefits	22,392,318
Occupancy and equipment	3,109,969
Professional fees	2,605,087
Office	1,429,510
Marketing and promotional	1,336,752
Data processing	943,549
Provision for other real estate owned	670,634
FDIC/DFI Assessments	520,724
Loan Fees	477,053
Credit Report Fees	459,112
Amortization of mortgage servicing rights	56,320
Other	2,234,461

Total noninterest expense	36,235,489

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	961,824
PROVISION FOR INCOME TAXES	691,654

NET INCOME	$270,170

BASIC AND DILUTED EARNINGS PER SHARE	27.02

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the Year Ended December 31, 2010

NET INCOME	$270,170
OTHER COMPREHENSIVE LOSS, net of tax
Unrealized loss on securities available-for-sale, net of taxes of $27,217	(37,523)

COMPREHENSIVE INCOME	$232,647

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Year Ended December 31, 2010

	Common Stock			Accumulated Other Comprehensive Loss
			Retained Earnings
	Shares	Amount			Total
BALANCE—January 1, 2010	9,999	$20,662,476	$9,021,076	$(23,641)	$29,659,911
Other comprehensive loss—unrealized loss on securities available-for-sale	—	—	—	(37,523)	(37,523)
Net income	—	—	270,170	—	270,170

BALANCE—December 31, 2010	9,999	$20,662,476	$9,291,246	$(61,164)	$29,892,558

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$270,170
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of loans held for sale	(34,287,382)
Depreciation and amortization	306,536
Provision for loan losses	2,775,000
Fair value adjustments on loans held for sale	(492,097)
Amortization of deferred loan (fees) costs	(319,374)
Origination of loans held for sale	(867,841,397)
Proceeds from sales of loans held for sale	900,837,324
Loss on sale of other real estate owned	1,026,339
Provision for other real estate owned	670,634
Loss on disposal of fixed assets	44,500
Fair value adjustments of mortgage servicing rights	(53,027)
Changes in operating assets and liabilities:
Accrued interest receivable	56,196
Other assets	(94,803)
Income taxes receivable	4,510,528
Deferred income taxes	(86,358)
Accounts payable and accrued liabilities	(959,919)
Accrued interest payable	(63,591)

Net cash provided by operating activities	6,299,279

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and principle paydowns on securities held-to-maturity	24,316
Net change in loans held for investment	11,860,232
Purchases of premises and equipment	(62,682)
Proceeds from sale of property and equipment	8,500
Proceeds from recovery of loans previously charged off	946,310
Purchase of Federal Home Loan Bank stock	86,200
Proceeds from sale of other real estate owned	6,160,056

Net cash provided by investing activities	19,022,932

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in noninterest bearing deposits	(502,768)
Net decrease in interest bearing deposits	(17,986,859)

Net cash used in financing activities	(18,489,627)

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,832,584
CASH AND CASH EQUIVALENTS—beginning of year	56,596,328

CASH AND CASH EQUIVALENTS—end of year	$63,428,912

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest on deposits and other borrowings	$2,246,382

Income taxes	$7,207

Noncash transactions:
Transfer of loans to other real estate owned	$1,550,638

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

1. ORGANIZATION AND REGULATORY MATTERS

Organization

        Gateway Bancorp is a bank holding company organized and incorporated in the state of California (the "Holding Company"). The Holding Company was formed in 2001 for the purpose of acquiring Gateway Business Bank ("Gateway" or the "Bank"), formerly known as Bank of Lakewood, and Mission Hills Mortgage Corporation ("MHMC"). MHMC operated as a subsidiary of the Bank until they merged in October 2002. MHMC now operates as a division of Gateway under the name of Mission Hills Mortgage Bankers (the "Mortgage Division").

        The Bank is chartered by the California Department of Financial Institutions ("DFI"). In addition, its customers' deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount allowed by federal regulations. The Bank provides a full range of banking services to small and medium—size businesses, professionals, and the general public throughout Los Angeles and Orange County and is subject to competition from other financial institutions. The operating results of the Bank may be significantly affected by changes in market interest rates and by fluctuations in real estate values in the Bank's primary service areas. The Bank is regulated by the DFI and FDIC and undergoes periodic examinations by those regulatory authorities. The Bank operates three commercial banking branches and approximately 20 loan production branches in its Mortgage Division throughout California, Oregon and Arizona.

Consent Order

        On December 3, 2009, the members of the Board of Directors ("Board") of Gateway agreed to the issuance of a consent order from the FDIC and the DFI. The Order is a formal corrective action pursuant to which the Bank has agreed to address specific areas through the adoption and implementation of procedures, plans and policies designed to enhance the safety and soundness of the Bank. These affirmative actions include management assessment, increased Board participation, implementation of plans to address capital, disposition of assets, allowance for loan losses, reduction in the level of classified and delinquent loans, profitability, strategic planning, liquidity and funds management, and sensitivity to market risk. In addition, the Bank is required to maintain specified capital levels, notify the FDIC and the DFI of director and management changes and obtain prior approval of dividend payments. The Order specifies certain timeframes for meeting these requirements, and the Bank must furnish periodic progress reports to the FDIC and DFI regarding its compliance with the Order. The Order will remain in effect until modified or terminated by the FDIC and the DFI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

        The consolidated financial statements have been prepared using accounting principles generally accepted in the U.S. ("GAAP") and include the accounts of Gateway Bancorp and its wholly owned subsidiary, Gateway Business Bank, collectively referred to herein as the "Company".

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Significant items subject to such estimates and assumptions include valuation allowances for loans receivable, valuation of mortgage servicing rights and loans held for sale, derivative instruments, and inventories of deferred income tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and amounts due from banks, federal funds sold and excess balances held at the Federal Reserve. Generally, federal funds and excess deposits at the Federal Reserve are purchased and sold for a one-day period.

Interest-Bearing Deposits with Financial Institutions

        Interest-bearing deposits with financial institutions mature within one year or have no stated maturity date and are carried at cost.

Securities Held-to-Maturity

        Securities that the Bank has both the ability and intent to hold to maturity are classified as "held-to-maturity." These securities are carried at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to income over the period to maturity. Other-than-temporary impairment on securities held-to-maturity relating to credit losses are recorded in the statement of operations. The Company does not hold any securities classified as "trading".

Securities Available-for-Sale

        Securities classified as "available-for-sale" are carried at fair value. Unrealized holding gains and losses are excluded from operations and reported as a separate component of stockholders' equity as accumulated other comprehensive income (loss), net of income taxes, unless the security is deemed other than temporarily impaired. If the security is determined to be other than temporarily impaired, the amount of the impairment is charged to operations. Realized gains and losses on the sale of securities available-for-sale are reflected in operations and determined using the specific-identification method.

Federal Home Loan Bank Stock

        The Bank's investment in Federal Home Loan Bank stock represents equity interest in the Federal Home Loan Bank and the Federal Reserve Bank, respectively. The investments are recorded at cost.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held-For-Sale

        The Bank's loans held for sale consist of residential mortgage loans and are accounted for at fair value, with changes in fair value during the period reflected in operations. Origination fees and costs are recognized in earnings at the time of origination for newly originated loans held for sale.

        All of the Bank's loans held for sale are GSE-eligible at December 31, 2010. These loans have reliable market price information and the fair value of these loans at December 31, 2009 was based on quoted market prices of similar assets and included the value of loan servicing.

        In scenarios of market disruptions where the current secondary market prices generally relied on to value, GSE-eligible mortgage loans may not be readily available. In these circumstances, the Company may consider other factors, including: 1) quoted market prices for to-be-announced securities (for agency-eligible loans); 2) recent transaction settlements or traded but unsettled transactions for similar assets; 3) recent third party market transactions for similar assets; and 4) modeled valuations using assumptions the Bank believes would be used by market participants in estimating fair value (assumptions may include prepayment rates, interest rates, volatilities, mortgage spreads and projected loss rates).

        Adjustments to reflect unrealized gains and losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as noninterest income in the accompanying statements of operations.

Loans and Allowance for Loan Losses

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance, except where reasonable doubt exists as to collectability, in which case accrual of interest is discontinued and the loan is placed on nonaccrual status. Loans are placed on nonaccrual status when, in management's opinion, such principal or interest will not be collectible in accordance with the contractual terms of the loan agreement.

        Loans with principal or interest that is 90 days or more past due are placed on nonaccrual status. Management may elect to continue the accrual of interest when the estimated net realizable value of the collateral is sufficient to recover both principal and accrued interest balances and such balances are in the process of collection. Generally, interest payments received on nonaccrual loans are applied to principal. Once all principal has been received, additional interest payments are recognized as interest income on a cash basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized, adjusted for actual prepayments, as an adjustment of the related loan yield using the effective interest method.

        The allowance for loan losses is maintained at an amount management deems adequate to cover losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance for loan losses when management believes that the collection of the carrying amount is unlikely. Subsequent recoveries, if any, are credited to the allowance.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and value of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not considered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Cash receipts on impaired loans not performing according to contractual terms are generally used to reduce the carrying amount of the loan, unless the Company believes it will recover the remaining principal balance of the loan. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses.

        Upon disposition of an impaired loan, loss of principal, if any, is recorded through a charge off to the allowance for loan losses. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

Accounting for Derivative Instruments and Hedging Activities

        The Company records its derivative instruments at fair value as either assets or liabilities in the accompanying consolidated balance sheets. Change in derivative instruments fair value is recorded in current earnings.

Interest Rate Lock and Purchase Commitments

        The Company enters into commitments to originate mortgage loans whereby the interest rate on the loan is set prior to funding (interest rate lock commitments). Interest rate lock commitments on mortgage loans ("loan commitments") that are intended to be sold are considered to be derivatives and are recorded at fair value on the balance sheet with the change in fair value recorded in the consolidated statement of operations.

        Unlike most other derivative instruments, there is no active market for the loan commitments that can be used to determine their fair value. The Bank has developed a method for estimating the fair value of loan commitments that are considered to be derivatives by calculating the change in market value from a commitment date to a measurement date based upon changes in applicable interest rates during the period, adjusted for a fallout factor.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Bank hedges the risk of the overall change in the fair value of loan commitments to borrowers by selling forward contracts on securities of GSE. Forward contracts on securities are considered derivative instruments. The Bank has not formally designated these derivatives as a qualifying hedge relationship and accordingly, accounts for such forward contracts as freestanding derivatives with changes in fair value recorded to earnings each period.

Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization, which is charged to expense on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, over the term of the leases, whichever is shorter. Maintenance and repairs are charged directly to expense as incurred. Improvements to premises and equipment that extend the useful lives of the assets are capitalized.

        When assets are disposed of, the applicable costs and accumulated depreciation thereon, are removed from the accounts and any resulting gain or loss is included in current operations. Depreciation and amortization periods are based on the following estimated useful lives:

Lives
Furniture and equipment	Three to ten years
Computers and equipment	Three years
Leasehold improvements	Lesser of the lease term or estimated useful life

Other Real Estate Owned

        Other real estate owned ("OREO"), which represents real estate acquired through foreclosure in satisfaction of commercial and residential real estate loans, is initially recorded at fair value less estimated selling costs of the real estate. Loan balances in excess of the fair value of the real estate acquired at the date of acquisition are charged to the allowance for loan losses. Any subsequent decline in the net realizable value of OREO is recognized as a charge to operations and a corresponding increase to the valuation allowance of OREO. Gains and losses from sales and net operating expenses of OREO are included in current operations.

Income Taxes

        Deferred income taxes and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for tax carry forwards if, in the opinion of management, it is more likely than not that the deferred tax assets will be recovered.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights

        A servicing asset or liability is recognized when undertaking an obligation to service a financial asset under a servicing contract in certain situations, including a transfer of the servicer's financial assets that meet the requirements for sale accounting. Such servicing asset or liability is initially measured at fair value with the option to either: (1) carry the mortgage servicing rights at fair value with changes in fair value recognized in current period earnings; or (2) recognizing periodic amortization expense and assess the mortgage servicing rights for impairment. For its mortgage servicing assets, the Bank has elected to carry the mortgage servicing rights at fair value with changes in fair value recognized in current period earnings. For other servicing assets related to SBA servicing, the Bank records periodic amortization expense and assesses mortgage servicing rights for impairment.

Servicing Rights Related to Small Business Administration Loans

        As a general course of business, the Bank originates and sells the guaranteed portion of its SBA loans. To calculate the gain (loss) on sale of loans, the Bank's investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion. The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between sale proceeds and the allocated investment.

        The portion of the servicing fees that represent contractually specified servicing fees (contractual servicing) is reflected as a servicing asset and is amortized over the estimated life of the servicing; in the event future prepayments exceed management's estimates and future expected cash flows are inadequate to cover the servicing asset, impairment is recognized. The portion of servicing fees in excess of contractual servicing fees are reflected as interest-only (I/O) strips receivable, which is included in other assets on the accompanying consolidated balance sheets. The I/O strips receivable are treated like "available-for-sale" securities, and are carried at fair value, with unrealized gains and losses excluded from earnings but recorded as a separate component of equity (accumulated other comprehensive income/loss). Unrealized gains or losses were not significant at December 31, 2010 and 2009.

Intangible Assets

        Goodwill and other intangible assets with indefinite useful lives are not amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise. Separable intangible assets that have finite lives are amortized over their useful lives. Intangible assets are comprised of core deposit premiums and goodwill. Core deposit premiums are amortized over ten years. Based on the annual impairment analysis of goodwill performed as of December 31, 2010, the Bank determined that there were no goodwill impairment indicators.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Net income (loss) and other comprehensive income (loss) are reported, net of their related tax effect, to arrive at comprehensive

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income (loss). The Company's primary source of other comprehensive income (loss) is the change in fair value of interest-only strips on SBA loans and available-for-sale investment securities.

Earnings Per Common Share

        Basic earnings per common share is net income available to common shareholders divided by the weighted average to common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock awards. The Company has no outstanding stock options and stock awards.

Fair Value Measurements

        GAAP establishes a common definition of fair value and a framework for measuring fair value, along with expanding disclosures about fair value measurements to eliminate differences in current practice that exist in measuring fair value under the existing accounting standards. The definition of fair value retains the notion of exchange price; however, it focuses on the price that would be received to sell the asset or paid to transfer the liability (i.e., an exit price), rather than the price that would be paid to acquire the asset or received to assume the liability (i.e., an entry price). Under GAAP, a fair value measure should reflect all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, and the risk of nonperformance. To increase consistency and comparability in fair value measures, GAAP establishes a three-level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets, inputs other than quoted prices with observable market data, and unobservable data (e.g., a company's own data). GAAP requires disclosures detailing the extent to which companies' measure assets and liabilities at fair value, the methods and assumptions used to measure fair value, and the effect of fair value measurements on earnings.

Fair Value Option

        GAAP permits companies to elect on an instrument-by-instrument basis, the option to present financial assets and financial liabilities at fair value with changes in fair value recognized in earnings as they occur. This fair value option was effective January 1, 2008 for calendar year companies.

Reclassifications

        Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on stockholder's equity or reported net income (loss).

Recently Adopted Accounting Pronouncements

        In January 2010, the FASB amended guidance for Fair Value Measurements by requiring new disclosures that expand on activity included in the three fair value levels, as defined in ASC 820-10. The guidance also provides amendments to ASC 820-10 in that a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and provide disclosures about the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. New disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 roll forward disclosures, which are effective for fiscal years beginning after December 15, 2010. The effect of adopting this new guidance is not expected to have a material effect on the Company's results of operations or financial position.

        In July 2010, the FASB issued guidance that requires enhanced disclosures surrounding the credit characteristics of a Company's loan portfolio. Under the new guidance, the Company is required to disclose its accounting policies, the methods it uses to determine the components of the allowance for credit losses, and qualitative and quantitative information about the credit risk inherent in the loan portfolio, including additional information on certain types of loan modifications. The new disclosures become effective for annual reporting periods ending on or after December 15, 2011. For additional information, see Note 4. The adoption of this guidance only affects the Company's disclosures of financing receivables and not its consolidated balance sheet or results of operations.

3. SECURITIES

        The following is a summary of securities held-to-maturity and a comparison of amortized cost, estimated fair values, gross unrealized gains and losses at December 31, 2010.

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
2010:
U.S. Agency and Mortgage Backed Securities	$96,235	$10,419	$—	$106,654

        The amortized cost and estimated fair value of securities held-to-maturity at December 31, 2010, by contractual maturity, are shown below:

	Amortized Cost	Estimated Fair Value
Over five years	$96,235	$106,654

        At December 31, 2010, the Bank did not have any securities held-to-maturity in a gross unrealized loss position.

        Management evaluates securities or other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

3. SECURITIES (Continued)

        At December 31, 2010, there were no unrealized losses in securities held-to-maturity. As the Bank has the ability and intent to hold the securities for the foreseeable future, no declines are deemed to be other than temporary.

        The Company holds an investment in common stock in a community bank, and is classified as securities available-for-sale in the consolidated balance sheets. The following is a summary of securities available-for-sale and a comparison of their cost, estimated fair values, and gross unrealized gains and losses at December 31, 2010:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities (common stock)	$186,750	$—	$(95,865)	$90,885

        There were no sales or purchases of securities available-for-sale during 2010.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

        The loan portfolio consisted of the following at December 31, 2010:

	Amount	Percent
Commercial and Industrial Loans	$47,764,806	55.2%
Commercial real estate line of credit	1,916,705	2.2%
Commercial real estate	7,152,048	8.3%
Construction—residential	26,009,300	30.0%
Construction—land development loans	530,000	0.6%
Real estate loans	3,116,697	3.6%
Other	108,221	0.1%

Gross Loans	86,597,777	100.0%

Deferred fee (income) costs, net	(82,692)
Allowance for loan losses	(3,733,126)

Loans, net	$82,781,959

Allowance for Loan Losses

        The Bank employs a documented and systematic methodology in estimating the adequacy of its allowance for loan losses, which assesses the risk of losses inherent in the portfolio, and represents the Bank's estimate of probable inherent losses in the loan portfolio as of the date of the financial statements. Establishment of the allowance for loan losses involves estimating losses for individual loans that have been deemed impaired and for groups of loans that are evaluated collectively. Reviews are performed to determine allowances for loans that have been individually evaluated and identified as loans that have probable losses; reserve requirements are attributable to specific weaknesses evidenced by various factors such as deterioration in the quality of the collateral securing the loan, payment delinquency or other events of default. Performing loans that currently exhibit no significant identifiable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

weaknesses or impairment are evaluated on a collective basis. The allowance for loan losses methodology incorporates management's judgment concerning the expected effects of current economic events and trends on portfolio performance, as well as the impact of concentration factors (such as property types, geographic regions and loan sizes). While the Bank's methodology utilizes historical and other objective information, the establishment of the allowance for loan losses is to a significant extent based upon the judgment and experience of the Bank's management. The Bank believes that the allowance for loan losses is appropriate to cover inherent losses embedded in the loan portfolio; however, future changes in circumstances, economic conditions or other factors, including the effect of the Bank's various loan concentrations, could cause the Bank to increase or decrease the allowance for loan losses as necessary.

        Set forth below is a summary of the Bank's activity in the allowance for loan losses as of December 31, 2010:

Beginning balance	$3,427,093
Provision for loan losses	2,775,000
Charge-offs	(3,415,277)
Recoveries	946,310

$3,733,126

        Set forth below is information regarding loan balances and the related allowance for loan losses, by portfolio type for the year ended December 31, 2010:

	Commercial and Industrial Loans	Commercial Real Estate	Commercial Real Estate Line of Credit	Construction and Land Development Loans	Residential Real Estate Loans	Other	Total
Allowance for loan losses:
Balance at beginning of year	$1,976,093	$21,000	$134,000	$1,159,000	$135,000	$2,000	$3,427,093
Charge offs	(1,959,242)	—	—	(1,370,553)	(84,738)	(744)	(3,415,277)
Recoveries	371,121			575,000	189		946,310
Provision	1,729,156	260,000	(14,000)	722,553	77,549	(258)	2,775,000

Balance at end of year	$2,117,128	$281,000	$120,000	$1,086,000	$128,000	$998	$3,733,126

Allowance balance at end of year related to:
Loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Loans collectively evaluated for impairment	$2,117,128	$281,000	$120,000	$1,086,000	$128,000	$998	$3,733,126

Loans Balance at end of year:
Loans individually evaluated for impairment	$9,053,865	$775,900	$591,705	$784,979	$680,015	$—	$11,886,464
Loans collectively evaluated for impairment	38,710,940	6,376,148	1,325,000	25,754,322	2,436,682	108,221	74,711,313

Ending balance	$47,764,805	$7,152,048	$1,916,705	$26,539,301	$3,116,697	$108,221	$86,597,777

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality

        The quality of the loans in the Company's loan portfolio is assessed as a function of net credit losses, levels of nonperforming assets and delinquencies as defined by the Company 's overall credit risk management process and its evaluation of the adequacy of the allowance for loan losses.

        The following table provides a summary of the delinquency status of the Bank's loans by portfolio type.

	Past Due 30-59 Days	Past Due 60-89	Greater than 90 Days Past Due	Total Past Due	Current	Total	Loan Past Due >90 and Accruing
Commercial and Industrial	$1,741,603	$1,631,994	$2,931,955	$6,305,552	$41,459,254	$47,764,806	$358,876
Commercial Real Estate	—	—	—	—	7,152,048	7,152,048	—
Commercial Real Estate Line of Credit	—	—	—	—	1,916,705	1,916,705	—
Construction and Land Development Loans	—	—	326,650	326,650	26,212,650	26,539,300	—
Real Estate Loans—One to Four Family	189,940	60,905	619,110	869,955	2,246,742	3,116,697	—
Other	—	—	—	—	108,221	108,221	—

Total	$1,931,543	$1,692,899	$3,877,715	$7,502,157	$79,095,620	$86,597,777	$358,876

        Generally, the accrual of interest on a loan is discontinued when principal or interest payments become more than 90 days past due, unless management believes the loan is adequately collateralized and it is in the process of collection. However, in certain instances, when a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash are applied as principal reductions when received, except when the ultimate collectability of principal is probable, in which case interest payments are credited to income. Nonaccrual loans may be restored to accrual status when principal and interest become current and full repayment is expected. The following table provides information as of December 31, 2010, with respect to loans on nonaccrual status, by portfolio type:

Nonaccrual Loans
Commercial and Industrial	$6,160,278
Commercial Real Estate	—
Commercial Real Estate Line of Credit	591,705
Construction and Land Development	784,979
Real Estate Loans—Residential	680,014
Other	—

Total	$8,216,976

        Of the nonaccrual loans above, $3,442,000 was guaranteed by the U.S. Government.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The Company classifies its loan portfolios using internal credit quality ratings, as discussed above under Allowance for Loan and Losses. The following table provides a summary of loans by portfolio type and the Company's internal credit quality ratings as of December 31, 2010.

	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Line of Credit	Construction and Land Development	Real Estate Loans— Residential	Other	Total
Pass	$36,726,644	$5,857,611	$1,325,000	$23,624,440	$2,483,810	$108,221	$70,125,726
Special Mention	1,631,979	1,260,496	—	2,169,441	—	—	5,061,916
Substandard	9,217,589	33,941	591,705	745,419	632,887	—	11,221,541
Doubtful	188,594	—	—	—	—	—	188,594

Total	$47,764,806	$7,152,048	$1,916,705	$26,539,300	$3,116,697	$108,221	$86,597,777

Impaired Loans

        The Company's policy is to consider a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. No allowance is required on an impaired loan when the discounted cash flows, collateral value or market price equals or exceeds the recorded investment in the loan. This typically occurs when the impaired loans have been partially charged-off and/or there have been interest payments received and applied to the loan balance. Evaluation of a loan's impairment is based on the present value of expected cash flows or the fair value of the collateral, if the loan is collateral dependent.

        The following table sets forth information regarding nonaccrual loans and restructured loans at December 31, 2010.

Impaired Loans:
Nonaccruing loans	$5,108,726
Nonaccruing restructured loans	3,108,250
Accruing restructured loans	3,236,240
Accruing impaired loans	433,248

Total Impaired Loans	$11,886,464

Impaired loans less than 90 days delinquent and included in total impaired loans	$8,808,749

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The table below contains additional information with respect to impaired loans with no related allowance recorded by portfolio type, for the year ended December 31, 2010.

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial and Industrial	$9,053,865	$14,953,820	$—	$5,725,449	$199,515
Commercial Real Estate	775,900	976,930	—	587,925	42,369
Commercial Real Estate Line of Credit	591,705	591,705	—	493,088	—
Construction and Land Development	784,979	1,306,930	—	860,322	—
Real Estate Loans—Residential	680,015	876,476	—	661,715	—
Other	—	—	—	—	—

Grand Total	$11,886,464	$18,705,861	$—	$8,328,499	$241,884

        For loans evaluated for impairment, when the discounted cash flows, collateral value or market price equals or exceeds the recorded investment in the loan, then the loan does not require an allowance. This typically occurs when the impaired loans have been partially charged-off and/or there have been interest payments received and applied to the loan balance.

        In addition to its allowance for loan losses, the Company maintained an allowance for unfunded commercial real estate loan commitments on its existing loans. This allowance totaled $17,200 and $27,000 as of December 31, 2010 and 2009, respectively.

5. RISK MANAGEMENT AND DERIVATIVE INSTRUMENTS

        The Company originates residential real estate mortgage loans and generates revenues from the origination and sale of these loans. Although management closely monitors market conditions, such activities are sensitive to fluctuations in prevailing interest rates and real estate markets. Substantially all properties securing loans held for sale are located in California. A change in the underlying economic conditions of the California residential real estate market could have an adverse impact on the Company's operations.

        The Bank uses derivative instruments and other risk management techniques to reduce its exposure to adverse fluctuations in interest rates in accordance with its risk management policy as determined by its Board of Directors. The Bank utilizes forward contracts and investor commitments to economically hedge mortgage banking products and from time to time, interest rate swaps as hedges against certain liabilities.

        In connection with mortgage banking activities, if interest rates increase, the value of the Bank's loan commitments to borrowers and fixed rate mortgage loans held-for-sale are adversely impacted. The Bank attempts to economically hedge the risk of the overall change in the fair value of loan commitments to borrowers and mortgage loans held for sale by selling forward contracts on securities of GSEs and by entering into interest rate lock commitments ("IRLCs") with investors in loans underwritten according to investor guidelines.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

5. RISK MANAGEMENT AND DERIVATIVE INSTRUMENTS (Continued)

        Forward contracts on securities of GSEs and loan commitments to borrowers are non designated derivative instruments and the gains and losses resulting from these derivative instruments are included in other operating expense in the accompanying consolidated statements of operations. At December 31, 2010, the resulting derivative assets of approximately $1,160,000, and liabilities of $435,000 are included in other assets and accounts payable and accrued liabilities on the accompanying consolidated balance sheets related to forward contracts and loan commitments. At December 31, 2010, the Bank's Mortgage Division had outstanding forward commitments totaling $53,000,000. At December 31, 2010, the Mortgage Division was committed to fund loans for borrowers of approximately $50,000,000, respectively.

6. PREMISES AND EQUIPMENT

        The major classes of premises and equipment at December 31, 2010 are as follows:

Furniture and fixtures	$1,884,891
Computers and equipment	2,100,344
Leasehold improvements	673,249

4,658,484
Less accumulated depreciation and amortization	(3,991,794)

$666,690

        The amount of depreciation and amortization included in occupancy and equipment expense was $193,000 for the year ended December 31, 2010.

7. SERVICING RIGHTS

        The Company retains mortgage servicing rights ("MSRs") from certain of its sales of residential mortgage loans. MSRs on residential mortgage loans are reported at fair value. Income earned by the Company on its MSRs is derived primarily from contractually specified mortgage servicing fees and late fees, net of curtailment costs. Such income earned for the year ended December 31, 2010 was $60,000. These amounts are reported in loan servicing income in the consolidated statements of operations. The Bank's Commercial Division retains servicing rights in connection with its SBA loan operations. At December 31, 2010, servicing rights are comprised of the following:

Mortgage servicing rights	$400,606
SBA servicing rights	177,971

$578,577

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

7. SERVICING RIGHTS (Continued)

Mortgage Servicing Rights

        As of December 31, 2010, the total unpaid principal balance of MSRs was $38.2 million. The following is a summary of the key characteristics, inputs and economic assumptions used to estimate the fair value of the Company's MSRs as of December 31, 2010:

Fair value of retained MSRs	$401,000
Prepayment rate assumption (annual)	11.65%
Discount rate (annual)	10%
Weighted-average life (in years)	6.63
Mortgage Servicing Rights:
Balance—beginning of year	$—
Additions	347,579
Disposals	(7,313)
Changes in fair value resulting from valuation inputs or assumptions	79,578
Other	(19,238)

Balance—end of year	$400,606

SBA Servicing Rights

        The Company used a 15% discount rate to calculate the present value of cash flows and an estimated prepayment speed based on prepayment data available. Discount rates and prepayment speed are reviewed quarterly and adjusted as appropriate as of December 31, 2010.

SBA Servicing Rights:
Balance—beginning of year	$226,965
Additions	—
Amortization, including prepayments	(48,994)

Balance—end of year	$177,971

Interest-Only Strip:
Balance—beginning of year	$50,099
Additions	—
Amortization, including prepayments	(7,326)

Balance—end of year	$42,773

        There was no valuation allowance as of December 31, 2010 for SBA servicing rights or the I/O strips.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

8. OTHER REAL ESTATE OWNED

        As of December 31, 2010, the Company had four OREO properties comprised of one single family residence and three construction and land development properties totaling approximately $2.2 million net of valuation allowance. The Company disposed of twenty-three properties totaling approximately $8.3 million during 2010.

        Activity in OREO is summarized as follows as of December 31, 2010:

Balance, beginning of year	$10,009,517
Additions	1,550,638
Dispositions	(8,353,292)

3,206,863
Valuation allowance	(1,045,809)

Balance, end of year	$2,161,054

        Transactions in the valuation allowance are summarized as follows as of December 31, 2010:

Beginning of year	$(1,542,072)
Additions charged to expense	(670,634)
Charge-offs	1,166,897

End of year	$(1,045,809)

9. DEPOSITS

        Deposits are comprised of the following balances as of December 31, 2010:

Noninterest bearing accounts	$19,898,617
Interest bearing accounts:
NOW	1,533,271
Money market	25,110,856
Savings	5,557,928
Certificates of deposit	111,689,934

$163,790,606

        At December 31, 2010, the scheduled maturities of time deposits of $100,000 or more are as follows:

Within one year	$41,986,000
Over one year through three years	6,491,000
Over three years	411,000

$48,888,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

10. FHLB STOCK AND ADVANCES

        The Bank is a member of the Federal Home Loan Bank of San Francisco ("FHLB") which allows access to low-cost funding to members that are federally insured depository institutions and insurance companies headquartered in Arizona, California and Nevada. Members have a minimum FHLB stock requirement based on each bank's asset size. At December 31, 2010, the Bank has invested approximately $689,000 in FHLB shares of stock and has on deposit at the FHLB an additional $13,000.

        At December 31, 2010, the Bank had no advances from FHLB. The Bank had a total borrowing capacity based on collateral pledged of approximately $3,200,000.

11. EARNINGS PER SHARE ("EPS")

        Basic EPS excludes dilution and is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted to common stock that would then share in our earnings. There were no outstanding stock options or other contracts to issue common stock at December 31, 2010.

12. RELATED PARTY TRANSACTIONS

        During a portion of 2010, an affiliated company provided services to the Bank related to information technology and the Bank provided payroll services to the affiliated company. Expenses allocated to the Bank by the affiliated company for information technology services approximated $3,400 for the year ended December 31, 2010. Expenses allocated to the affiliated company by the Bank for payroll services approximated $2,000 for the year ended December 31, 2010. All services were allocated based on actual costs incurred to provide services. There are no longer shared services between the bank and the affiliated company.

        The Bank and an affiliated company share common benefit plans. During 2010 each company paid for their related expense directly to the provider. There were no amounts due to the affiliated company at December 31, 2010. During 2010, all common benefit plans except the 401k plan (see Note 14) were segregated into separate independent plans for each Company.

        The Bank leases space in an office building from an affiliated company on a month-to-month basis. The related total rent expense, including amounts for utilities and maintenance was approximately $444,000 for the year ended December 31, 2010.

        At December 31, 2010, the Holding Company had a certificate of deposit of $529,000, on deposit at the Bank. The Bank paid $1,000 in interest to the Holding Company during 2010. Such amounts were eliminated in consolidation and are excluded from the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

13. INCOME TAXES

        The benefit for income taxes for the years ended December 31, 2010 is as follows:

Current
Federal	$684,446
State	120,783

805,229

Deferred
Federal	(96,529)
State	(17,046)

(113,575)

$691,654

        The Bank recorded income taxes receivable (payable) of approximately $(27,358) at December 31, 2010. A reconciliation of income taxes to the expected statutory federal corporate income taxes follows:

	Amount	Percent
Expected income taxes at statutory rate	$327,008	34.00%
State tax, net of federal income tax benefit	62,512	6.50%
Meals and entertainment	2,351	0.24%
Club dues	15,980	1.66%
Valuation adjustment on loans held for investment	225,613	23.46%
Penalties	9,833	1.02%
Other	48,357	5.03%

	$691,654	71.91%

        In July 2006, the FASB issued ASC 740-10, Accounting for Uncertainty in Income Taxes—An Interpretation of ASC 740 ("ASC 740-10"). ASC 740-10 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties.

        In September 2009, FASB issued an amendment to ASC 740, Accounting Standard Update ("ASU") 2009-06 providing guidance on accounting for uncertainty in income taxes and disclosure requirement for nonpublic entities. ASU 2009-06 requires disclosure of unrecognized tax benefit pursuant to ASC 740-10-50 for nonpublic entities whose fiscal year begins after December 15, 2008. On January 1, 2009, the Company adopted ASC 740 and recorded a $487,426 increase to retained earnings on January 1, 2009. As of December 31, 2010, the unrecognized tax benefit is $9,946.

        The Company will recognize interest and penalties related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2010, the Company has not recognized liabilities for penalty and interest as interest and penalty related to unrecognized tax benefit is not material to the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

13. INCOME TAXES (Continued)

        The Company estimates that its position with respect to the unrecognized tax benefit will not change significantly within the next twelve months.

        The Company is subject to taxation in the US and various states. The company's tax years for 2007 through 2010 are subject to examination by the taxing authorities. With few exceptions, the Company is no longer subject to U.S. federal, state, local or foreign examinations by taxing authorities for years before 2006.

        The components of the net deferred tax asset at December 31, 2010 are as follows:

Deferred tax assets:
Foreclosure reserve/other	$468,217
Depreciation	—
Allowance for loan losses	778,191
Accrued expenses	593,979
Net operating loss carryforward	1,695,096
Market value of investments	39,667
State taxes	—

3,575,150

Deferred tax liabilities:
Depreciation	(3,941)
Core deposit intangible	(58,763)
Mortgage servicing rights	(234,324)
Other	—

(297,028)

$3,278,122

        Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize deferred tax assets. The Bank has a federal net operating loss carry forward of approximately $2,885,656 for December 31, 2010, which expires through 2030. In addition, the Bank has a net operating loss carry forward of approximately $10,984,203 as of December 31, 2010, respectively, for state franchise tax purposes which expires through 2030. During 2002, the Bank had an "ownership change", as defined under Internal Revenue Code Section 382. Under Section 382, which has also been adopted under California law, if during any three-year period there is more than a 50% change in ownership of the Bank, then the future use of any pre change net operating losses or built-in losses of the Bank would be subject to an annual percentage limitation based on the value of the Bank at the ownership change date. The remaining pre change net operating loss is $2,490,309 which is subject to an annual limitation under Section 382 of approximately $188,000.

        The Bank entered into a Tax Allocation Agreement with the Holding Company whereby the Bank's federal, state and local tax liability is calculated as if the Bank had filed a separate consolidated return with the applicable taxing authority. Net payments made to the Holding Company under the Tax Allocation Agreement were $1,600 for 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

14. COMMITMENTS AND CONTINGENCIES

Mortgage Loan Repurchase Obligations

        In the ordinary course of business, as loans held for sale are sold, the Bank makes standard industry representations and warranties about the loans. The Bank may have to subsequently repurchase certain loans or reimburse certain investor losses due to defects that occurred in the origination of the loans. Such defects include documentation or underwriting errors. In addition, certain investor contracts require the Bank to repurchase loans from previous whole loan sales transactions that experience early payment defaults. If there are no such defects or early payment defaults, the Bank has no commitment to repurchase loans that it has sold. During 2010, the Bank reimbursed investors approximately $1,890,000 for losses. In 2010, the Bank repurchased no loans. The Bank maintains a reserve for the estimated losses expected to be realized when the repurchased loans are sold; this reserve is included in other liabilities and totaled approximately $1,536,000 as of December 31, 2010. This reserve is based upon the expected future repurchase trends for loans already sold in whole loan sale transactions and the expected valuation of such loans when repurchased, and include first and second trust deed loans. At the point the loans are repurchased, the associated reserves are transferred to the allowance for loan losses. At the point when reimbursements are made directly to the investor the repurchase reserve is charged for the losses incurred. Provisions for the repurchase reserve are charged against gain on sale of loans.

Leases

        The Bank leases certain facilities and equipment under various noncancelable operating leases. Rent expense for the years ended December 31, 2010 was approximately $1,730,000.

        Future annual minimum noncancelable lease commitments are as follows:

2011	$932,526
2012	556,900
2013	84,291

$1,573,717

Financial Instruments with Off Balance Sheet Risk

        In order to meet the financing needs of its customers in the normal course of business, the Bank is party to financial instruments with off balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements. At December 31, 2010, the Bank was committed to fund certain loans approximating $57,000,000, of which $50,000,000, pertained to the Mortgage Division. The contractual amounts of credit related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential loss should the contract be fully drawn upon, the customer defaults, and the value of any existing collateral decreases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

14. COMMITMENTS AND CONTINGENCIES (Continued)

        The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. Commitments generally have fixed expiration dates; however, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, residential real estate and income producing commercial properties.

Unsecured Borrowings

        There was no unsecured borrowing lines of credit at December 31, 2010.

15. EMPLOYEE BENEFIT PLAN

        The Bank and an affiliates company have a 401(k) plan that covers substantially all full-time employees. The plan is administered by an unaffiliated third party. It permits voluntary contributions by employees, a portion of which are matched by the Bank. The Bank's expenses relating to its contributions to the 401(k) plan for the years ended December 31, 2010 was approximately $105,000.

16. REGULATORY MATTERS AND CAPITAL

        The Bank is subject to regulation by the FDIC and the DFI. As of December 31, 2010, based on such regulations, the Bank is categorized as "well capitalized." To be categorized as "well capitalized," the Bank must maintain minimum total capital to risk weighted assets, Tier I capital to risk weighted assets, and Tier I capital to average assets as set forth in the following tables and must not currently be under a regulatory agreement or order (dollars in thousands) as of December 31, 2010:

	Actual		Required To Be Well Capitalized
	Amount	Percent	Amount	Percent
Total capital to risk weighted assets	$28,237	31.18%	$9,057	10.00%
Tier I capital to risk weighted assets	$27,073	29.89%	$5433	6.00%
Tier I capital to average assets	$27,073	13.54%	$10,005	5.00%

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value hierarchy under GAAP describes three levels of inputs that may be used to measure fair value as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Directly or indirectly observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates);

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities would include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Items Measured at Fair Value on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurement Using
	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Loans held for sale	$41,414,437	$—	$41,414,437	$—
Securities available-for-sale	90,885	—	90,885	—
Derivative assets	1,159,828	—	143,083	1,016,745
Servicing rights—Other	177,971	—	—	177,971
Servicing rights—Mortgage	400,606	—	—	400,606
I/O strips receivable	42,773	—	—	42,773

Total	$43,286,500	$—	$41,648,405	$1,638,095

        The valuation techniques used to measure fair value for the items in the table above are as follows:

  •
  Loans held-for-sale—At January 1, 2008, the Bank elected the fair value option for its loans held for sale (resulting in an increase in beginning retained earnings of $149,292). The fair value of loans held for sale is based on its commitments from investors as well as what secondary markets are currently offering for portfolios with similar characteristics. Therefore, loans held for sale subjected to recurring fair value adjustments are classified as Level 2.

  •
  Securities available-for-sale—The Bank measures fair value of equity securities by using quoted market prices for similar securities or dealer quotes, a Level 2 measurement.

  •
  Derivative assets—This amount relates to interest rate lock commitments on mortgage loans and forward loan sales that are accounted for as freestanding derivative instruments. Because of the significance of unobservable inputs (such as the probability of funding) to the overall value of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

    these instruments, the Bank's interest rate lock commitments are classified as Level 3. The input value assigned to forward loan sales are classified as Level 2.

  •
  Servicing rights—other—The fair value of servicing rights related to non mortgage loans serviced for others is determined by an internal model developed by management that calculates the present value of the expected net servicing income from the portfolio. Because of the significance of unobservable inputs these servicing rights are classified as Level 3.

  •
  Servicing rights—mortgage—During 2010 the Bank began retaining servicing on some of its mortgage loans sold and elected the fair value option for valuation of these mortgage servicing rights. The bank uses a third party to determine the value which is based on a model that calculates the present value of the expected net servicing income from the portfolio. Because of the significance of unobservable inputs these servicing rights are classified as Level 3.

  •
  I/O strips receivable—The fair value is determined by discounting future cash flows using discount rates and prepayment assumptions that market participants would use for similar financial instruments. Because of the significance of unobservable inputs, the I/O strips receivable are classified as Level 3.

        There were no transfers in or out of Level 3 measurements during the year ended December 31, 2010.

Items Measured at Fair Value on a Nonrecurring Basis

        From time to time, the Bank is required to measure certain assets at fair value in accordance with GAAP. Generally, these adjustments are the result of loans held for investment that are considered to be impaired. The following presents the fair value measurements of assets recorded at fair value on a nonrecurring basis as of December 31, 2010:

	Fair Value Measurement Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired loans	$11,886,464	$—	$11,886,464	$—

OREO	$2,161,054	$—	$2,161,054	$—

        The valuation techniques used to measure fair value for the items in the table above are as follows:

  •
  Impaired Loans—Nonrecurring fair value adjustments to loans reflect full or partial write-downs that are based on the loan's observable market price or current appraised value of the collateral. Loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classified as Level 2 or Level 3 depending on the type of asset and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

    inputs to the valuation. When appraisals are used to determine impairment, the related loans subjected to nonrecurring fair value adjustments are typically classified as Level 2.

  •
  OREO—OREO is recorded at the lower of its carrying value or its fair value less anticipated disposal cost. Fair value of the OREO is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the property and are classified as Level 2 inputs.

Financial Disclosures about Fair Value of Financial Instruments

        GAAP requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the fair value disclosures required by GAAP are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Bank.

        The following table presents the carrying amount and estimated fair value of certain financial instruments at December 31, 2010.

	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$63,428,912	$63,428,912
Securities held-to-maturity	96,235	106,654
Securities available-for-sale	90,885	90,885
Loans held-for-sale	41,414,437	41,414,437
Loans	82,781,959	77,376,748
Accrued interest receivable	546,529	546,529
Servicing rights	578,577	578,577
Derivative assets	1,159,828	1,159,828
I/O strips receivable	42,773	42,773
Financial Liabilities:
Deposits	$163,790,606	$163,236,000
Accrued interest payable	70,911	70,911
Derivative liabilities	434,831	434,831

        The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The following methods and assumptions were used to estimate the fair value for other financial instruments for which it is practicable to estimate that value:

(a)   Cash and Cash Equivalents

        The fair value of cash and cash equivalents, which includes federal funds sold, approximates its carrying value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

(b)   Securities Held-to-Maturity

        For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

(c)   Loans Held-for-Sale

        The fair value of loans held for sale is based on commitments from investors or prevailing market prices. The fair value of a closed loan includes the embedded cash flows that are ultimately realized as servicing value either through retention of the servicing asset or through the sale of a loan on a servicing released basis.

(d)   Loans

        The fair value of loans are estimated utilizing discounted cash flow techniques. The analysis takes into account current market rates of return, contractual interest rates, maturities and assumptions regarding expected future cash flows. Within each respective loan grouping, current market rates of return are determined based on quoted prices for similar instruments that are actively traded, adjusted as necessary to reflect the illiquidity of the instrument. This approach requires the use of significant judgment surrounding current market rates of return, liquidity adjustments and the timing and amounts of future cash flows. Fair value adjustments may be recorded on a nonrecurring basis when determined necessary to record a specific reserve against such loans. These specific reserves are typically measured using the fair value of the loan's collateral, which is based on a current appraisal on the underlying collateral.

(e)   Accrued Interest Receivable and Payable

        The carrying amounts of these items are a reasonable estimate of their fair value because of the short maturities of these instruments.

(f)    Servicing Rights

        The fair value of servicing rights related to loans serviced for others is determined by computing the present value of the expected net servicing income from the portfolio.

(g)   Derivative Assets and Liabilities

        Loan commitments that are considered to be derivatives are valued by calculating the change in market value from a commitment date to a measurement date based upon changes in applicable interest rates during the period, adjusted for a fallout factor.

(h)   I/O Strips Receivable

        Fair value is determined by discounting future cash flows using discount rates and prepayment assumptions that market participants would use for similar financial instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

(i)    Deposits

        The fair value of demand deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

(j)    Borrowings

        Fair values approximate the carrying amounts for borrowings with remaining maturities of one year or less. The remaining portfolio is valued by estimating discounted future cash flows using rates currently available to us on similar borrowings.

18. INTANGIBLE ASSETS

        Included in intangible assets is approximately $459,000 of goodwill and $195,000 of core deposit intangibles resulting from the acquisition of the Bank by Gateway Bancorp in November 2001.

        In October 2003, the Bank acquired approximately $50 million of deposits, a small amount of furniture, and assumed an operating lease from another bank. The purchase resulted in core deposit intangibles of approximately $192,000, goodwill of $183,000, an adjustment to the fair value of certain time deposits acquired of $76,000 (included as an adjustment to the balance of deposits), and leasehold improvements and furniture and equipment of $50,000.

        Intangible assets consisted of the following at December 31, 2010:

Amortized intangible assets:
Core deposit intangibles	$631,460
Accumulated amortization	(565,224)

66,236
Unamortized intangible assets:
Goodwill	459,213

$525,449

        Amortization of core deposit intangibles approximated $65,000 for each of the year ended December 31, 2010.

        The estimated future annual amortization expense for amortized intangible assets owned as of December 31, 2010 is as follows for the years ending December 31:

2011	$65,000
2012	1,236

$66,236

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

19. PARENT COMPANY ONLY INFORMATION

STATEMENT OF FINANCIAL CONDITION

ASSETS
Cash and cash equivalents	$552,107
Investment in bank subsidiary	29,170,547
Securities available-for-sale (at fair value)	90,885
Deferred income taxes	130,377

Total assets	$29,943,916

STATEMENT OF FINANCIAL CONDITION
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$51,358

Total liabilities	51,358

STOCKHOLDERS' EQUITY
Common stock, no par value; 1,000,000 shares authorized; 9,999 shares issued and outstanding	20,662,476
Retained earnings	9,291,246
Accumulated other comprehensive loss	(61,164)

Total stockholders' equity	29,892,558

Total liabilities and stockholders' equity	$29,943,916

STATEMENT OF OPERATIONS
INTEREST INCOME
Federal funds sold and investments	$549

INTEREST INCOME	549
NONINTEREST INCOME
Equity in undistributed income of bank subsidiary	393,943

Total noninterest income	393,943

NONINTEREST EXPENSE
Professional fees	173,864
Other	788

Total noninterest expense	174,652

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	219,840
PROVISION (BENEFIT) FOR INCOME TAXES	(50,330)

NET INCOME	$270,170

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

19. PARENT COMPANY ONLY INFORMATION (Continued)

STATEMENTS OF CASH FLOWS
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$270,170
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net earnings of subsidiary	(393,943)
Decrease in income taxes payable	(113,224)
Decrease in other liabilities	46,792
Deferred income taxes	62,895

Net cash flows used in operating activities	(127,310)

Net decrease in cash	(127,310)
CASH—beginning of year	679,417

CASH—end of year	$552,107

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

June 30, 2011

ASSETS
Cash	$5,342,229
Interest bearing deposits with financial institutions	54,598,039

Cash and cash equivalents	59,940,268
Securities held-to-maturity (fair value of $95,142)	85,209
Securities available-for-sale (at fair value)	88,395
Loans held for sale (at fair value)	32,568,779
Loans held for investment, net	73,344,212
Servicing rights, net	623,515
Premises and equipment, net	600,850
Accrued interest receivable	356,432
Other real estate owned	4,316,519
Federal Home Loan Bank stock (at cost)	697,100
Intangible assets	493,189
Other assets	2,525,794

Total assets	$175,640,262

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$147,725,602
Other borrowed funds	529,173
Accounts payable and accrued liabilities	3,704,071
Income taxes payable	3,865
Accrued interest payable	57,969

Total liabilities	152,020,680

Commitments and Contingencies
Stockholders' Equity
Common stock, no par value; 1,000,000 shares authorized; 9,999 shares issued and outstanding	20,662,476
Retained earnings	3,019,713
Accumulated other comprehensive loss	(62,607)

Total stockholders' equity	23,619,582

Total liabilities and stockholders' equity	$175,640,262

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2011 and 2010

	2011	2010
INTEREST INCOME
Loans	$3,095,958	$4,077,796
Federal funds sold and investments	87,010	61,608

Total interest income	3,182,968	4,139,404

INTEREST EXPENSE
Deposits	899,998	1,359,996

Total interest expense	899,998	1,359,996

NET INTEREST INCOME	2,282,970	2,779,408
PROVISION FOR LOAN LOSSES	—	2,298,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,282,970	481,408

NONINTEREST INCOME
Net gain on sale of loans	12,663,477	16,099,555
Fair value adjustment on loans held for sale	(238,904)	116,209
Loan servicing income	65,392	89,368
Service charges and miscellaneous fees	80,201	125,091
Loss on sale of other real estate owned	(167,455)	(937,774)
Other	4,404	13,112
Gain on Undesignated Derivatives	313,487	86,762

Total noninterest income	12,720,602	15,592,323

NONINTEREST EXPENSE
Salaries and employee benefits	10,860,629	10,531,973
Occupancy and equipment	1,531,050	1,468,889
Professional fees	1,471,218	1,448,328
Office	737,292	695,476
Marketing and promotional	901,881	700,648
Data processing	463,208	474,992
Provision for other real estate owned	275,609	670,634
FDIC/DFI Assessments	274,122	269,312
Loan Fees	209,647	207,238
Credit Report Fees	304,264	226,947
Amortization of mortgage servicing rights	20,315	37,955
Other Real Estate Owned Expense	134,418	267,070
Other	801,276	758,317

Total noninterest expense	17,984,929	17,757,779

LOSS BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	$(2,981,357)	$(1,684,048)

PROVISION (BENEFIT) FOR INCOME TAXES	3,290,176	(688,166)

NET LOSS	$(6,271,533)	$(995,882)

BASIC AND DILUTED LOSS PER SHARE	$(627.21)	$(99.60)

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Six Months Ended June 30, 2011 and 2010

	2011	2010
NET LOSS	$(6,271,533)	$(995,882)
OTHER COMPREHENSIVE LOSS, net of tax
Unrealized loss on securities available-for-sale, net of taxes of $1,047 in 2011 and $13,085 in 2010	(1,443)	(18,040)

COMPREHENSIVE LOSS	$(6,272,976)	$(1,013,922)

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Six Months Ended June 30, 2011

	Common Stock			Accumulated Other Comprehensive Loss
			Retained Earnings
	Shares	Amount			Total
BALANCE—January 1, 2010	9,999	$20,662,476	$9,291,246	$(61,164)	$29,892,558
Other comprehensive loss—unrealized loss on securities available-for-sale	—	—	—	(1,443)	(1,443)
Net loss	—	—	(6,271,533)	—	(6,271,533)

BALANCE—June 30, 2011	9,999	$20,662,476	$3,019,713	$(62,607)	$23,619,582

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,271,533)	$(995,882)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sale of loans held for sale	(12,663,477)	(16,099,556)
Depreciation and amortization	144,490	159,822
Provision for loan losses	—	2,298,000
Fair value adjustments on loans held for sale	238,904	128,912
Amortization of deferred loan (fees) costs	(152,778)	(139,359)
Origination of loans held for sale	(326,433,401)	(390,763,094)
Proceeds from sales of loans held for sale	347,593,518	410,342,260
Loss on sale of other real estate owned	167,455	937,774
Provision for other real estate owned	275,609	670,634
Loss on disposal of fixed assets	—	44,500
Fair value adjustments of mortgage servicing rights	47,776	—
Changes in operating assets and liabilities:
Accrued interest receivable	190,097	67,334
Other assets	(594,921)	(640,751)
Income taxes receivable and deferred income taxes	3,279,169	400,156
Accounts payable and accrued liabilities	(725,445)	346,663
Taxes payable	(1,666)	—
Accrued interest payable	(12,942)	(54,094)

Net cash provided by operating activities	5,080,855	6,703,319

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and principle paydowns on securities held-to-maturity	11,026	12,691
Net change in loans held for investment	5,944,207	(2,529,592)
Purchases of premises and equipment	(28,990)	(75,260)
Proceeds from sale of property and equipment	—	8,500
Proceeds from recovery of loans previously charged off	540,680	—
Purchase (sale) of Federal Home Loan Bank stock	(7,700)	57,400
Proceeds from sale of other real estate owned	507,109	3,357,238

Net cash provided by investing activities	6,966,332	830,977

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in noninterest bearing deposits	693,428	(784,971)
Net (decrease) increase in interest bearing deposits	(16,758,432)	(25,415,235
Net increase in other borrowings	529,173	—

Net cash used in financing activities	(15,535,831)	(26,200,206)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,488,644)	(18,665,910)
CASH AND CASH EQUIVALENTS—beginning of year	$63,428,912	$56,596,328

CASH AND CASH EQUIVALENTS—end of year	$59,940,268	$37,930,418

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest on deposits and other borrowings	$771,128	$1,145,874

Income taxes	$12,673	$5,427

Noncash transactions:
Transfer of loans to other real estate owned	$3,105,638	$890,050

The accompanying notes are an integral part of these financial statements.

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011 (Unaudited)

1. ORGANIZATION AND REGULATORY MATTERS

Organization

        Gateway Bancorp is a bank holding company organized and incorporated in the state of California (the "Holding Company"). The Holding Company was formed in 2001 for the purpose of acquiring Gateway Business Bank ("Gateway" or the "Bank"), formerly known as Bank of Lakewood, and Mission Hills Mortgage Corporation ("MHMC"). MHMC operated as a subsidiary of the Bank until they merged in October 2002. MHMC now operates as a division of Gateway under the name of Mission Hills Mortgage Bankers (the "Mortgage Division").

        The Bank is chartered by the California Department of Financial Institutions ("DFI"). In addition, its customers' deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount allowed by federal regulations. The Bank provides a full range of banking services to small and medium-size businesses, professionals, and the general public throughout Los Angeles and Orange County and is subject to competition from other financial institutions. The operating results of the Bank may be significantly affected by changes in market interest rates and by fluctuations in real estate values in the Bank's primary service areas. The Bank is regulated by the DFI and FDIC and undergoes periodic examinations by those regulatory authorities. The Bank operates three commercial banking branches and approximately 20 loan production branches in its Mortgage Division throughout California, Oregon and Arizona.

Consent Order

        On December 3, 2009, the members of the Board of Directors ("Board") of Gateway agreed to the issuance of a consent order from the FDIC and the DFI. The Order is a formal corrective action pursuant to which the Bank has agreed to address specific areas through the adoption and implementation of procedures, plans and policies designed to enhance the safety and soundness of the Bank. These affirmative actions include management assessment, increased Board participation, implementation of plans to address capital, disposition of assets, allowance for loan losses, reduction in the level of classified and delinquent loans, profitability, strategic planning, liquidity and funds management, and sensitivity to market risk. In addition, the Bank is required to maintain specified capital levels, notify the FDIC and the DFI of director and management changes and obtain prior approval of dividend payments. The Order specifies certain timeframes for meeting these requirements, and the Bank must furnish periodic progress reports to the FDIC and DFI regarding its compliance with the Order. The Order will remain in effect until modified or terminated by the FDIC and the DFI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

        The accompanying unaudited consolidated financial statements include the accounts of Gateway Bancorp (the "Company") and its wholly owned subsidiary Gateway Business Bank (the "Bank") as of June 30, 2011 and for the six months period ended June 30, 2011 and 2010. Significant intercompany accounts and transaction have been eliminated in consolidation.

        The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission for

GATEWAY BANCORP AND SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interim reporting and, therefore, do not include all footnotes that would be required for a full presentation of financial position, results of operations, changes in cash flow sand comprehensive income (loss) in accordance with generally accepted accounting principles in the United States ("GAAP"). These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements, and notes as of and for the year ended December 31, 2010 included elsewhere in this registration statement.

        In the opinion of management of the Company, the accompanying unaudited interim consolidated financial statements reflect all of the adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods presented.

        The consolidated results of operations for the six month period ended June 30, 2011, are not necessarily indicative of what the Company's financial position will be as of December 31, 2011, or of the results of the Company's operations that may be expected for the full year ending December 31, 2011.

Use of Estimates

        The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowances for loans receivable, valuation of mortgage servicing rights and loans held for sale, derivative instruments, and inventories of deferred income tax assets. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

        In July 2010, the FASB issued guidance that requires enhanced disclosures surrounding the credit characteristics of a Company's loan portfolio. Under the new guidance, the Company is required to disclose its accounting policies, the methods it uses to determine the components of the allowance for credit losses, and qualitative and quantitative information about the credit risk inherent in the loan portfolio, including additional information on certain types of loan modifications. The new disclosures become effective for annual reporting periods ending on or after December 15, 2011. The adoption of this guidance only affects the Company's disclosures (see Note 5).

        In April 2011, the FASB issued Accounting Standards Update No. 2011-02, A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring ("ASU No. 2011-02"). ASU No. 2011-02 requires a creditor to separately conclude that 1) the restructuring constitutes a concession and 2) the debtor is experiencing financial difficulties in order for a modification to be considered a troubled debt restructuring ("TDR"). The guidance was issued to provide clarification and to address diversity in practice in identifying TDRs. It is effective for the Company in the third quarter of 2011 and will be applied retrospectively to the beginning of the year. Although evaluation of the impact is

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not complete, it is not expected to have a material impact on the Company's results of operations, financial position, or disclosures.

        In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements (ASU 2011-04), clarifying how to measure and disclose fair value. This guidance amends the application of the "highest and best use" concept to be used only in the measurement of fair value of non financial assets, clarifies that the measurement of the fair value of equity-classified financial instruments should be performed from the perspective of a market participant who holds the instrument as an asset, clarifies that an entity that manages a group of financial assets and liabilities on the basis of its net risk exposure can measure those financial instruments on the basis of its net exposure to those risks, and clarifies when premiums and discounts should be taken into account when measuring fair value, the fair value disclosure requirements also were amended. For public entities, the amendments in ASU 2011-04 are effective prospectively for interim and annual periods beginning after December 15, 2011, the Company does not believe that the adoption of the amended guidance will have a significant effect on its consolidated financial statements.

3. SECURITIES

        The following is a summary of securities held-to-maturity and a comparison of amortized cost, estimated fair values, gross unrealized gains and losses at June 30, 2011:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
June 30, 2011
U.S. Agency and Mortgage Backed Securities	$85,209	$9,933	$—	$95,142

        The amortized cost and estimated fair value of securities held-to-maturity at June 30, 2011, by contractual maturity, are shown below:

	Amortized Cost	Estimated Fair Value
Over five years	$85,209	$95,142

        At June 30, 2011, the Bank did not have any securities held-to-maturity in a gross unrealized loss position.

        Management evaluates securities or other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        The Company holds an investment in common stock in a community bank that is classified as securities available-for-sale in the consolidated balance sheets. The following is a summary of securities

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

3. SECURITIES (Continued)

available-for-sale and a comparison of their cost, estimated fair values, and gross unrealized gains and losses at June 30, 2011:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Equity securities (common stock)	$186,750	$—	$(98,355)	$88,395

        There were no sales or purchases of securities available-for-sale during 2011.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans

        The loan portfolio consisted of the following at June 30, 2011:

	Amount	Percent
Commercial and Industrial Loans	$46,463,474	60.3%
Commercial real estate line of credit	409,000	0.5%
Commercial real estate	11,435,393	14.8%
Construction—residential	15,177,696	19.7%
Construction—land development loans	420,000	0.5%
Real estate loans	3,079,737	4.0%
Other	85,899	0.1%

Gross Loans	77,071,199	100.0%

Deferred fee(income)costs, net	(62,401)
Allowance for loan losses	(3,664,586)

Loans , net	$73,344,212

Allowance for Loan Losses

        The Bank employs a documented and systematic methodology in estimating the adequacy of its allowance for loan losses, which assesses the risk of losses inherent in the portfolio, and represents the Bank's estimate of probable inherent losses in the loan portfolio as of the date of the financial statements. Establishment of the allowance for loan losses involves estimating losses for individual loans that have been deemed impaired and for groups of loans that are evaluated collectively. Reviews are performed to determine allowances for loans that have been individually evaluated and identified as loans that have probable losses; reserve requirements are attributable to specific weaknesses evidenced by various factors such as deterioration in the quality of the collateral securing the loan, payment delinquency or other events of default. Performing loans that currently exhibit no significant identifiable weaknesses or impairment are evaluated on a collective basis. The allowance for loan losses methodology incorporates management's judgment concerning the expected effects of current economic events and trends on portfolio performance, as well as the impact of concentration factors (such as property types, geographic regions and loan sizes). While the Bank's methodology utilizes historical and

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

other objective information, the establishment of the allowance for loan losses is to a significant extent based upon the judgment and experience of the Bank's management. The Bank believes that the allowance for loan losses is appropriate to cover inherent losses embedded in the loan portfolio; however, future changes in circumstances, economic conditions or other factors, including the effect of the Bank's various loan concentrations, could cause the Bank to increase or decrease the allowance for loan losses as necessary.

        Activity in the allowance for loan losses is summarized as follows for the six months ended June 30, 2011:

Beginning balance	$3,733,126
Provision for loan losses	—
Charge-offs	(609,220)
Recoveries	540,680

$3,664,586

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Set forth below is information regarding loan balances and the related allowance for loan losses, by portfolio type for six months ended June 30, 2011.

	Commercial and Industrial Loans	Commercial Real Estate	Commercial Real Estate Line of Credit	Construction and Land Development Loans	Residential Real Estate Loans	Other	Total
Six months ended June 30, 2011 allowance for loan losses:
Balance at beginning of year	$2,117,128	$281,000	$120,000	$1,086,000	$128,000	$998	$3,733,126
Charge offs	(598,544)	—	—	—	(8,900)	(1,776)	(609,220)
Recoveries	475,528	—	—	65,152	—	—	540,680
Provision	249,567	191,315	(47,038)	(339,321)	(55,428)	905	—

Balance at end of year	$2,243,679	$472,315	$72,962	$811,831	$63,672	$127	$3,664,586

Allowance balance at end of year related to:
Loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Loans collectively evaluated for impairment	$2,243,679	$472,315	$72,962	$811,831	$63,672	$127	$3,664,586

Loans Balance at end of year:
Loans individually evaluated for impairment	$7,282,735	$769,900	$—	$157,343	$617,569	$—	$8,827,547
Loans collectively evaluated for impairment	39,180,739	10,665,493	409,000	15,440,353	2,462,168	85,899	68,243,652

Ending balance	$46,463,474	$11,435,393	$409,000	$15,597,696	$3,079,737	$85,899	$77,071,199

Credit Quality

        The quality of the loans in the Company's loan portfolio is assessed as a function of net credit losses, levels of nonperforming assets and delinquencies as defined by the Company 's overall credit risk management process and its evaluation of the adequacy of the allowance for loan losses.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table provides a summary of the delinquency status of the Bank's loans by portfolio type as of June 30, 2011:

	Past due 30-59 days	Past due 60-89	Greater than 90 days past due	Total Past Due	Current	Total	Loan Past Due >90 and Accruing
Commercial and Industrial	$1,651,144	$526,029	$1,535,192	$3,712,365	$42,751,109	$46,463,474	$—
Commercial Real Estate	—	—	—	—	11,435,393	11,435,393	—
Commercial Real Estate Line of Credit	—	—	—	—	409,000	409,000	—
Construction and Land Development Loans	—	—	—	—	15,597,696	15,597,696	—
Real Estate Loans—One to Four Family	60,022	—	407,361	467,383	2,612,354	3,079,737	—
Other	—	—	—	—	89,899	89,899	—

Grand Total	$1,711,166	$526,029	$1,942,553	$4,179,748	$72,891,451	$77,071,199	$—

        Generally, the accrual of interest on a loan is discontinued when principal or interest payments become more than 90 days past due, unless management believes the loan is adequately collateralized and it is in the process of collection. However, in certain instances, when a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash are applied as principal reductions when received, except when the ultimate collectability of principal is probable, in which case interest payments are credited to income. Nonaccrual loans may be restored to accrual status when principal and interest become current and full repayment is expected. The following table provides information as of June 30, 2011, with respect to loans on nonaccrual status, by portfolio type:

Nonaccrual loans:
Commercial and Industrial	$4,390,128
Commercial Real Estate	—
Commercial Real Estate Line of Credit	—
Construction & Land Development	157,343
Real Estate Loans—Residential	617,569
Other	—

Grand Total	$5,165,040

        Of the nonaccrual loans above $2,524,000 was guaranteed by the U.S. Government as of June 30, 2011.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The Company classifies its loan portfolios using internal credit quality ratings, as discussed above under Allowance for Loan and Losses. The following table provides a summary of loans by portfolio type and the Company's internal credit quality ratings as of June 30, 2011:

	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Line of Credit	Construction and Land Development	Real Estate Loans— Residential	Other	Total
Pass	$36,205,422	$9,044,025	$409,000	$12,887,272	$2,462,168	$85,899	$61,093,786
Special Mention	1,822,071	1,249,640	—	2,553,081	—	—	$5,624,792
Substandard	8,228,262	1,141,728	—	157,343	617,569	—	$10,144,902
Doubtful	207,719	—	—	—	—	—	$207,719

Grand Total	$46,463,474	$11,435,393	$409,000	$15,597,696	$3,079,737	$85,899	$77,071,199

Impaired Loans

        The Company's policy is to consider a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. No allowance is required on an impaired loan when the discounted cash flows, collateral value or market price equals or exceeds the recorded investment in the loan. This typically occurs when the impaired loans have been partially charged-off and/or there have been interest payments received and applied to the loan balance. Evaluation of a loan's impairment is based on the present value of expected cash flows or the fair value of the collateral, if the loan is collateral dependent.

        The following table sets forth information regarding nonaccrual loans and restructured loans as of June 30, 2011:

Impaired Loans:
Nonaccruing loans	$2,091,528
Nonaccruing restructured loans	3,073,513
Accruing restructured loans	3,662,506
Accruing impaired loans	—

Total Impaired Loans	$8,827,547

Impaired loans less than 90 days delinquent and included in total impaired loans	$6,930,981

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The table below contains additional information with respect to impaired loans with no allowance recorded by portfolio type as of June 30, 2011:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial and industrial	$7,282,736	$13,376,754	$—	$9,447,801	$77,480
Commercial real estate	769,900	970,930	—	772,400	26,724
Commercial real estate line of credit	—	—	—	—	—
Construction and land development	157,342	426,944	—	254,673	—
Real estate loans—residential	617,569	822,930	—	649,810	—
Other	—	—	—

Grand Total	$8,827,547	$15,597,558	$—	$11,124,684	$104,204

        For loans evaluated for impairment, when the discounted cash flows, collateral value or market price equals or exceeds the recorded investment in the loan, then the loan does not require an allowance. This typically occurs when the impaired loans have been partially charged-off and/or there have been interest payments received and applied to the loan balance.

        In addition to its allowance for loan losses, the Company maintained an allowance for unfunded commercial real estate loan commitments on its existing loans. This allowance totaled $99,919 as of June 30, 2011.

5. EARNINGS PER SHARE ("EPS")

        Basic EPS excludes dilution and is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted to common stock that would then share in the Company's earnings. There were no outstanding stock options or other contracts to issue common stock at June 30, 2011 and 2010.

6. OTHER REAL ESTATE OWNED

        As of June 30, 2011, the Company had nine OREO properties comprised of six single family residences, two construction and land development properties, and one commercial building totaling approximately $4.3 million net of valuation allowance. The Company disposed of three properties totaling approximately $0.5 million during 2011.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

6. OTHER REAL ESTATE OWNED (Continued)

        Activity in OREO is summarized as follows as of June 30, 2011:

Balance, beginning of year	$3,206,863
Additions	3,105,638
Dispositions	(691,028)

5,621,473
Valuation allowance	(1,304,954)

Balance, end of year	$4,316,519

        Transactions in the valuation allowance are summarized as follows as of June 30, 2011:

Beginning of year	$(1,045,809)
Additions charged to expense	(275,610)
Charge-offs	16,465

End of year	$(1,304,954)

7. INCOME TAXES

        The Company accounts for income taxes by recognizing deferred tax assets and liabilities based upon temporary differences between the financial reporting and tax basis of its assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets when it is more-likely-than-not that a portion or all of the deferred tax assets will not be realized. At least annually, the Company reviews its analysis of whether a valuation allowance should be recorded against its deferred tax assets. Accounting literature states that a deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. In making such judgments, significant weight is given to evidence that can be objectively verified.

        During the six months ended June 30, 2011, the Company conducted an assessment of the realizability of its deferred tax asset. Based on that assessment management concluded that it had become more likely than not that the Company's taxable income in the foreseeable future would not be sufficient to enable it to realize its deferred tax asset in its entirety. That conclusion was based on management's consideration of the relative weight of the available evidence, including market and economic conditions, and the uncertainties regarding the duration of and how the Company's future operating results would be affected by those conditions. As a result, management recorded a $4.7 million valuation allowance against the Company's deferred tax asset by means of a noncash charge to income tax expense for the six months ended June 30, 2011 which, based on management's assessment, it is more likely than not to be unable to use prior to their expiration.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value hierarchy under GAAP describes three levels of inputs that may be used to measure fair value as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—
Directly or indirectly observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates); or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3	—
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities would include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Items Measured at Fair Value on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis are summarized below as of June 30, 2011:

	Fair Value Measurement Using
	Fair Value at June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Loans held for sale	$32,568,779	$—	$32,568,77	$—
Securities available-for-sale	88,395	—	88,395	—
Derivative assets	1,330,291	—	215,814	1,114,477
Servicing rights—Other	160,572	—	—	160,572
Servicing rights—Mortgage	462,943	—	—	462,943
I/O strips receivable	39,858	—	—	39,858

Total	$34,650,838	$—	$32,872,988	1,777,850

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The valuation techniques used to measure fair value for the items in the table above are as follows:

  •
  Loans held-for-sale—At January 1, 2008, the Bank elected the fair value option for its loans held for sale. The fair value of loans held for sale is based on its commitments from investors as well as what secondary markets are currently offering for portfolios with similar characteristics. Loans held for sale subjected to recurring fair value adjustments are classified as Level 2.

  •
  Securities available-for-sale—The Bank measures fair value of equity securities by using quoted market prices for similar securities or dealer quotes, a Level 2 measurement.

  •
  Derivative assets—This amount relates to interest rate lock commitments on mortgage loans and forward loan sales that are accounted for as freestanding derivative instruments. Because of the significance of unobservable inputs (such as the probability of funding) to the overall value of these instruments, the Bank's interest rate lock commitments are classified as Level 3. The input value assigned to forward loan sales are classified as Level 2.

  •
  Servicing rights-other—The fair value of servicing rights related to non mortgage loans serviced for others is determined by an internal model developed by management that calculates the present value of the expected net servicing income from the portfolio. Because of the significance of unobservable inputs these servicing rights are classified as Level 3.

  •
  Servicing rights-mortgage—During 2010 the Bank began retaining servicing on some of its mortgage loans sold and elected the fair value option for valuation of these mortgage servicing rights. The bank uses a third party to determine the value which is based on a model that calculates the present value of the expected net servicing income from the portfolio. Because of the significance of unobservable inputs these servicing rights are classified as Level 3.

  •
  I/O strips receivable—The fair value is determined by discounting future cash flows using discount rates and prepayment assumptions that market participants would use for similar financial instruments. Because of the significance of unobservable inputs, the I/O strips receivable are classified as Level 3.

        There were no transfers in or out of Level 3 measurements during the six month ended June 30, 2011.

Items Measured at Fair Value on a Nonrecurring Basis

        From time to time, the Bank is required to measure certain assets at fair value in accordance with GAAP. Generally, these adjustments are the result of loans held for investment that are considered to

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

be impaired. The following presents the fair value measurements of assets recorded at fair value on a nonrecurring basis as of June 30, 2011:

	Fair Value Measurement Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Impaired loans	$8,827,547	$—	$8,827,547	$—

OREO	$4,316,519	$—	$4,316,519	$—

        The valuation techniques used to measure fair value for the items in the table above are as follows:

  •
  Impaired Loans—Nonrecurring fair value adjustments to loans reflect full or partial write-downs that are based on the loan's observable market price or current appraised value of the collateral. Loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classified as Leve1 2 or Leve1 3 depending on the type of asset and the inputs to the valuation. When appraisals are used to determine impairment, the related loans subjected to nonrecurring fair value adjustments are typically classified as Leve1 2.

  •
  OREO—OREO is recorded at the lower of its carrying value or its fair value less anticipated disposal cost. Fair value of the OREO is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the property and are classified as Leve1 2 inputs.

Financial Disclosures about Fair Value of Financial Instruments

        GAAP requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the fair value disclosures required by GAAP are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Bank.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following table presents the carrying amount and estimated fair value of certain financial instruments as of June 30, 2011:

	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$59,940,268	$59,940,268
Securities held-to-maturity	85,209	95,142
Securities available-for-sale	88,395	88,395
Loans held-for-sale	32,568,779	32,568,779
Loans	77,376,748	66,751,221
Accrued interest receivable	356,432	356,432
Servicing rights	623,515	623,515
Derivative assets	1,330,291	1,330,291
I/O strips receivable	39,858	39,858
Financial Liabilities:
Deposits	$147,725,602	$146,874,000
Other borrowed funds	529,173	529,173
Accrued interest payable	57,969	57,969
Derivative liabilities	291,808	291,808

        The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The following methods and assumptions were used to estimate the fair value for other financial instruments for which it is practicable to estimate that value:

(a)
Cash and Cash Equivalents

        The fair value of cash and cash equivalents, which includes federal funds sold, approximates its carrying value.

(b)
Securities Held-to-Maturity

        For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

(c)
Loans Held-for-Sale

        The fair value of loans held for sale is based on commitments from investors or prevailing market prices. The fair value of a closed loan includes the embedded cash flows that are ultimately realized as servicing value either through retention of the servicing asset or through the sale of a loan on a servicing released basis.

(d)
Loans

        The fair value of loans are estimated utilizing discounted cash flow techniques. The analysis takes into account current market rates of return, contractual interest rates, maturities and assumptions regarding expected future cash flows. Within each respective loan grouping, current market rates of

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2011 (Unaudited)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

return are determined based on quoted prices for similar instruments that are actively traded, adjusted as necessary to reflect the illiquidity of the instrument. This approach requires the use of significant judgment surrounding current market rates of return, liquidity adjustments and the timing and amounts of future cash flows. Fair value adjustments may be recorded on a nonrecurring basis when determined necessary to record a specific reserve against such loans. These specific reserves are typically measured using the fair value of the loan's collateral, which is based on a current appraisal on the underlying collateral.

(e)
Accrued Interest Receivable and Payable

        The carrying amounts of these items are a reasonable estimate of their fair value because of the short maturities of these instruments.

(f)
Servicing Rights

        The fair value of servicing rights related to loans serviced for others is determined by computing the present value of the expected net servicing income from the portfolio.

(g)
Derivative Assets and Liabilities

        Loan commitments that are considered to be derivatives are valued by calculating the change in market value from a commitment date to a measurement date based upon changes in applicable interest rates during the period, adjusted for a fallout factor.

(h)
I/O Strips Receivable

        Fair value is determined by discounting future cash flows using discount rates and prepayment assumptions that market participants would use for similar financial instruments.

(i)
Deposits

        The fair value of demand deposits, savings deposits, and money market deposits is defined as the amounts payable on demand at year-end. The fair value of fixed maturity certificates of deposit is estimated based on the discounted value of the future cash flows expected to be paid on the deposits.

(j)
Borrowings

        Fair values approximate the carrying amounts for borrowings with remaining maturities of one year or less. The remaining portfolio is valued by estimating discounted future cash flows using rates currently available to us on similar borrowings.

 ANNEX A-1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

FIRST PACTRUST BANCORP, INC.

and

BEACH BUSINESS BANK

Dated as of August 30, 2011

Page
ARTICLE I	THE MERGER	A-1-1
1.1	The Merger	A-1-1
1.2	Effective Time	A-1-2
1.3	Closing	A-1-2
1.4	Articles of Incorporation and Bylaws of the Surviving Corporation	A-1-2
1.5	Tax Consequences	A-1-2
1.6	Effects of the Merger	A-1-2
1.7	Conversion of Stock	A-1-2
1.8	Company Options and Other Equity-Based Awards of Company	A-1-5
ARTICLE II	DELIVERY OF MERGER CONSIDERATION	A-1-6
2.1	Deposit of Merger Consideration	A-1-6
2.2	Delivery of Merger Consideration	A-1-6
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY	A-1-9
3.1	Corporate Organization	A-1-9
3.2	Capitalization	A-1-10
3.3	Authority; No Violation	A-1-11
3.4	Consents and Approvals	A-1-12
3.5	Reports	A-1-13
3.6	Financial Statements	A-1-13
3.7	Undisclosed Liabilities	A-1-14
3.8	Absence of Certain Changes or Events	A-1-14
3.9	Legal Proceedings	A-1-15
3.10	Taxes and Tax Returns	A-1-15
3.11	Employee Benefit Plans	A-1-17
3.12	Labor Matters	A-1-19
3.13	Compliance with Applicable Law	A-1-20
3.14	Material Contracts	A-1-21
3.15	Agreements with Regulatory Agencies	A-1-23
3.16	Investment Securities	A-1-23
3.17	Derivative Instruments	A-1-23
3.18	Environmental Liability	A-1-24
3.19	Insurance	A-1-25
3.20	Title to Property	A-1-25
3.21	Intellectual Property	A-1-27
3.22	Broker's Fees	A-1-28
3.23	No Investment Adviser	A-1-28
3.24	Loans	A-1-28
3.25	Related Party Transactions	A-1-30
3.26	Takeover Laws	A-1-31
3.27	Approvals	A-1-31
3.28	Company Information	A-1-31

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(continued)

Page
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	A-1-32
4.1	Corporate Organization	A-1-32
4.2	Capitalization	A-1-32
4.3	Authority; No Violation	A-1-33
4.4	Consents and Approvals	A-1-33
4.5	Legal Proceedings	A-1-34
4.6	Absence of Certain Changes	A-1-34
4.7	Reports	A-1-34
4.8	Financial Statements	A-1-35
4.9	Compliance with Applicable Law	A-1-35
4.10	Tax Matters	A-1-36
4.11	Broker's Fees	A-1-36
4.12	Parent Information	A-1-36
4.13	Financial Ability	A-1-36
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-1-36
5.1	Conduct of Business of Company Prior to the Effective Time	A-1-36
5.2	Forbearances of Company	A-1-37
5.3	Covenants of Parent	A-1-40
ARTICLE VI	ADDITIONAL AGREEMENTS	A-1-41
6.1	Regulatory Matters	A-1-41
6.2	Access to Information	A-1-42
6.3	SEC Filings and Shareholder Approval	A-1-43
6.4	Public Disclosure	A-1-45
6.5	Employee Benefit Matters	A-1-46
6.6	Additional Agreements	A-1-47
6.7	Indemnification; Directors' and Officers' Insurance	A-1-47
6.8	Listing and Quotation	A-1-49
6.9	No Solicitation	A-1-49
6.10	Corporate Governance	A-1-51
6.11	Redemption of Preferred Stock Held by U.S. Treasury	A-1-52
ARTICLE VII	CONDITIONS PRECEDENT	A-1-52
7.1	Conditions to Each Party's Obligation to Effect the Closing	A-1-52
7.2	Conditions to Obligations of Parent	A-1-53
7.3	Conditions to Obligations of Company	A-1-54
ARTICLE VIII	TERMINATION AND AMENDMENT	A-1-54
8.1	Termination	A-1-54
8.2	Effect of Termination	A-1-56
8.3	Termination Fee	A-1-56
8.4	Amendment	A-1-57
8.5	Extension; Waiver	A-1-57

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(continued)

Page
ARTICLE IX	GENERAL PROVISIONS	A-1-57
9.1	No Survival of Representations and Warranties and Agreements	A-1-57
9.2	Expenses	A-1-57
9.3	Notices	A-1-57
9.4	Interpretation	A-1-58
9.5	Counterparts	A-1-59
9.6	Entire Agreement	A-1-59
9.7	Governing Law; Venue; WAIVER OF JURY TRIAL	A-1-59
9.8	Specific Performance	A-1-60
9.9	Additional Definitions	A-1-60
9.10	Severability	A-1-62
9.11	Alternative Structure	A-1-63
9.12	Assignment; Third-Party Beneficiaries	A-1-63
Schedule A:	Shareholders Executing Voting and Support Agreements
Exhibit A:	Form of Voting and Support Agreement
Exhibit B:	Form of Warrant Agreement and Warrant

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INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.9(a)
Affiliate	3.25(a)
Agreement	Preamble
Agreement of Merger	1.2
All Cash Event	1.7(c)
Alternative Transaction	6.9(b)
Available Income Statement	1.7(c)
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Business Day	9.9
California Courts	9.7(b)
Cancelled Shares	1.7(e)
Cash Consideration	1.7(b)(i)
Certificates	2.2(a)
CFC	1.1
CGCL	1.1
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Articles of Incorporation	3.1(a)
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(b)
Company Bylaws	3.1(a)
Company Common Stock	1.7(b)
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Intellectual Property	3.21(a)
Company Options	1.8(b)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Shares	1.8(c)
Company Series A Preferred Stock	1.7(d)
Company Series B Preferred Stock	1.7(d)
Company Shareholders Meeting	6.3(b)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.9, 9.9
Continuing Beach Directors	6.10(a)
Continuing Director	6.10(b)
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
DFI	3.4
Disclosure Schedule	9.9
Dissenting Shareholder	1.7(f)
Dissenting Shares	1.7(f)
EESA	3.11(l)
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.9
ESOP	3.2
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.7(b)(ii)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	6.3(a)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.2(a)
HSR Act	3.4
Increase Amount	1.7(c)
Increase Date	1.7(c)
Intellectual Property	3.21(e)
IRS	3.10(k)
Knowledge	9.9
Law/Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loan Tape	3.24(b)
Loans	3.24(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.7(b)

A-1-iv

INDEX OF DEFINED TERMS

Section

Merger Sub	Recitals
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
NASDAQ	3.4
No-Match Event	6.3(c)
Nonqualified Deferred Compensation Plan	3.11(d)
Obligor	3.24(a)
OCC	3.4
Option Exchange Ratio	1.8(b)
OTS	3.4
Owned Real Property	3.20(a)
Pacific Trust	6.10(a)
Parent	Preamble
Parent Capitalization Date	4.2
Parent Common Stock	1.7(a)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	9.9
Parent Non-Voting Common Stock	1.7(a)
Parent Options	4.2
Parent SEC Reports	4.7(b)
Parent Share Value	9.9
Parent Voting Common Stock	1.7(a)
party/parties	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Pool	3.24(k)
Proxy Statement	6.3(a)
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Requisite Shareholder Approval	3.3(a)
SEC	4.7(b)
Second Company Shareholders Meeting	6.3(c)
Securities Act	3.2
Stock Consideration	1.7(b)(ii)
Subsidiary	3.1(b)
Superior Proposal	6.3(b)
Surviving Corporation	Recitals
TARP Contribution Amount	6.11
TARP Redemption	6.11
Tax	9.9
Tax Return	9.9
Taxes	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Underlying Shares	1.7(c)
Voting and Support Agreements	Recitals
Voting Debt	3.2
Warrants	1.7(c)

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AGREEMENT AND PLAN OF MERGER

              Agreement and Plan of Merger ("Agreement"), dated as of August 30, 2011, by and among First PacTrust Bancorp, Inc., a Maryland corporation ("Parent") and Beach Business Bank, a California corporation ("Company"). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

              A.    WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into a newly formed California bank Subsidiary ("Merger Sub") of Parent (the "Merger"), with Merger Sub as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

              B.    WHEREAS, subject to Section 9.11, the parties intend that for federal income Tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

              C.    WHEREAS, each of those shareholders of Company set forth on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

              D.    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

              NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

              1.1        The Merger.    Subject to the terms and conditions of this Agreement, including Section 9.11, in accordance with the California General Corporation Law (the "CGCL") and the California Financial Code (the "CFC"), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of California. As of the Effective Time, the separate corporate existence of Company shall cease.

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              1.2        Effective Time.    The Merger shall become effective upon filing on the Closing Date of the Agreement of Merger (as that term is defined in Section 4880 of the CFC, the "Agreement of Merger") with the DFI as provided in Section 4887(b) of the CFC. The term "Effective Time" shall be the date and time when the DFI accepts the Agreement of Merger for filing in accordance with Section 4887(b) of the CFC.

              1.3        Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at a time determined by Parent that follows the close of trading on the date that is the later of (i) three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII) and (ii) ten (10) Business Days after the satisfaction of the condition set forth in Section 7.1(b) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the "Closing Date").

              1.4        Articles of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time, the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time (subject to any amendment to the articles of incorporation set forth in the Agreement of Merger) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

              1.5        Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, other than as contemplated by Section 9.11, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

              1.6        Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the CFC and the CGCL.

              1.7        Conversion of Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

                             (a)         No Effect on Parent Common Stock.    Each share of the common stock, par value $0.01 per share, of Parent (the "Parent Voting Common Stock") and each share of the Class B Non-Voting Common Stock, par value $0.01 per share, of Parent (the "Parent Non-Voting Common Stock" and, together with the Parent Voting Common Stock, the "Parent

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Common Stock") outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

                             (b)         Conversion of Company Common Stock.    Each share of the common stock, no par value of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), be converted into the right to receive the following consideration (the "Merger Consideration"):

                               (i)        $4.61 in cash without interest, subject to adjustment in accordance with Section 1.7(e) (the "Cash Consideration"); and

                               (ii)        0.33, subject to adjustment in accordance with Sections 1.7(c) and 1.7(e) (such number as adjusted, the "Exchange Ratio"), of validly issued, fully paid and nonassessable shares of Parent Voting Common Stock (together with any cash in lieu of fractional shares of Parent Voting Common Stock to be paid pursuant to Section 2.2(f), the "Stock Consideration").

                             (c)         Stock Consideration Adjustment.    In the event that the Parent Share Value exceeds $16.50, then Parent shall decrease the Exchange Ratio to a number of shares of Parent Voting Common Stock equal to the quotient of (A) 5.44 divided by (B) the Parent Share Value. In the event that (1) the Parent Share Value is less than $13.50 or (2) if following the close of trading (and prior to the Closing) on the Closing Date, Parent delivers written or oral notice to Company that it has determined in good faith (including after taking into account the expected number of, and the possibility of cash payments being made to, Dissenting Shareholders) that there is a reasonable possibility that the value of the shares of Parent Common Stock to be issued as Stock Consideration as a percentage of the aggregate value of the Merger Consideration (in each case, as determined for purposes of Section 368(a) of the Code and without regard to this clause (2)) will be less than 42.5% (each, an "All Cash Event") (w) the structure of the Merger shall be altered in a manner consistent with Section 9.11, (x) for all purposes hereunder, the term "Merger Consideration" shall be deemed to mean exclusively the right to receive (I) $9.12 in cash without interest, subject to adjustment in accordance with Section 1.7(e) and (II) one warrant to purchase .33 shares of Parent Voting Common Stock at an exercise price of $14.00 per share of Parent Voting Common Stock (subject to adjustment in accordance with Section 1.7(e)), on the terms and conditions, and substantially in the form, set forth in the warrant agreement and form of warrant attached hereto as Exhibit B (each, a "Warrant" and, collectively, the "Warrants", and the shares of Parent Voting Common Stock underlying such Warrants, the "Underlying Shares")), (y) there shall be no Stock Consideration and (z) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), at and as of the Effective Time, be converted into the right to receive the Merger Consideration. Notwithstanding the foregoing, if and for so long as all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(b), (d) or (e), and Section 7.3, have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in the event that the Closing shall not have occurred on or prior to February 1, 2012, on and as of the date of each calendar month beginning after February 2012 on which Company's unaudited consolidated statement of income for the

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immediately prior calendar month (each of which unaudited consolidated statements of income Company agrees shall be prepared in the same manner as the unaudited consolidated statements of income comprising the Company Financial Statements (except for adjustments required under GAAP)) (each, an "Available Income Statement") becomes available (each, an "Increase Date") and until the Closing, the per share Merger Consideration in respect of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall be increased such that the aggregate amount of such increase on each such Increase Date in respect of all such shares of Company Common Stock shall equal $100,000 (such amount on each Increase Date, each an "Increase Amount"); provided, that, notwithstanding the foregoing, no Increase Amounts in respect of any Increase Date shall be payable if the Closing occurs on or prior to April 2, 2012; and provided, further, that the aggregate Increase Amounts payable hereunder shall be capped at the net income of Company over the entire period of calendar months covered by the Available Income Statements. Parent shall have the option to deliver any Increase Amounts payable pursuant to the immediately foregoing sentence in cash, shares of Parent Common Stock or any combination thereof; provided, that in the event of an All Cash Event, such Increase Amounts shall be payable solely in cash.

                             (d)         Cancellation of Certain Shares of Company Stock.    All shares of Company Common Stock, Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of Company (the "Company Series A Preferred Stock"), and Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share, of Company (the "Company Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time that are owned directly by Parent, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

                             (e)         Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

                             (f)         Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of Company Common Stock as to which a Dissenting Shareholder thereof has

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properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL. At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. Company shall give Parent (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders' demands for fair market value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

              1.8        Company Options and Other Equity-Based Awards of Company.

                             (a)        Reserved.

                             (b)         Company Options.    As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (collectively, the "Company Options") shall be converted into an option to purchase the number of whole shares of Parent Voting Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Voting Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio, and otherwise on the same terms and conditions (subject to any accelerated vesting and/or cancellation occurring by reason of the Merger, for the avoidance of doubt, taking into account whether or not an All Cash Event has occurred) as applied to each such Company Option immediately prior to the Effective Time. For purposes of this Agreement, the "Option Exchange Ratio" shall be the fraction having a numerator equal to the per share Merger Consideration (applying the Parent Share Value to determine the Stock Consideration portion of the Merger Consideration and, in the case of an All Cash Event, excluding Warrants) and having a denominator equal to the Parent Share Value.

                             (c)         Company Restricted Shares.    As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share with respect to the number of shares of Parent Voting Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Restricted

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Share immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded to the nearest whole share), and otherwise on the same terms and conditions (including any applicable vesting provisions) as applied to each such Company Restricted Share immediately prior to the Effective Time.

                             (d)        Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8. Prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of any Company Options and the conversion of any Company Restricted Shares assumed in accordance with this Section 1.8, as well as, in the event of an All Cash Event, the exercise of any Warrants. Parent shall prepare and file with the SEC and cause to become effective a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Parent Common Stock issuable upon exercise or conversion of the Company Options and Company Restricted Shares assumed in accordance with this Section 1.8, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Company Options and Company Restricted Shares remain outstanding. Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

              2.1        Deposit of Merger Consideration.    Promptly after the Effective Time, Parent shall make available to a bank or trust company selected by Parent and reasonably acceptable to Company (the "Exchange Agent") pursuant to an agreement entered into prior to the Closing (the "Exchange Agent Agreement"), for exchange in accordance with this Article II (a) the number of shares of Parent Voting Common Stock sufficient to deliver the share component of the aggregate Stock Consideration and (b) immediately available funds equal to the aggregate Cash Consideration (together with any cash payable in lieu of fractional shares pursuant to Section 2.2(f)) (collectively, the "Exchange Fund"), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

              2.2        Delivery of Merger Consideration.

                             (a)        As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (collectively, the "Holders") of certificates representing shares of Company Common Stock ("Certificates") that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) in exchange for the

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Merger Consideration upon surrender of such Certificate and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

                             (b)        Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

                             (c)        No dividends or other distributions with respect to Parent Voting Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the Parent Voting Common Stock portion of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of the Parent Voting Common Stock portion of the Merger Consideration represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the Parent Voting Common Stock portion of the Merger Consideration represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Voting Common Stock portion of the Merger Consideration issuable with respect to such Certificate.

                             (d)        In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, cash dividends or distributions payable pursuant to Section 2.2(c) and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

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                             (e)        After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

                             (f)         Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Voting Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Voting Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Voting Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.7. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

                             (g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Voting Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. None of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

                             (h)        In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                             (i)        Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of

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Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock (or of the Warrant, if and as applicable) portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of the Cash Consideration portion of the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock.

                             (j)        In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

              Except as disclosed in the Disclosure Schedule, Company represents and warrants to Parent that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

              3.1        Corporate Organization.

                             (a)        Company is a corporation and state-chartered bank duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The deposit accounts of Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company when due. Company is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein. Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of Company (the "Company Articles of Incorporation") and bylaws of Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

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                             (b)         Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a "Company Subsidiary" and collectively the "Company Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Parent. Except for its interests in the Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

              3.2        Capitalization.    The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, 6,000 of which are designated as Company Series A Preferred Stock and 300 of which are designated as Company Series B Preferred Stock. As of the date of this Agreement, there are (a) 4,065,721 shares of Company Common Stock issued and outstanding, (b) 571,000 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options, (c) 4,500 shares of Company Series A Preferred Stock issued and outstanding, (d) 300 shares of Company Series B Preferred Stock issued and outstanding and (e) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no

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bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of Company are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (the "Securities Act"), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. All assets under the Company's Employee Stock Ownership Plan (the "ESOP") have been allocated to the accounts of the ESOP participants. There are no loans under which the ESOP is a borrower. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the vesting of each Company Restricted Share and the exercise of each Company Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule, as applicable, for each such Company Restricted Share and Company Option. Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company.

              3.3        Authority; No Violation.

                             (a)        Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has resolved to recommend to Company's shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Shareholder Approval"). This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                             (b)        Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by

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Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

              3.4        Consents and Approvals.    Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thrift Supervision (or any successor thereto) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the FDIC and the California Department of Financial Institutions (the "DFI"), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and with the DFI pursuant to the CFC, (d) if required, any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any waiting periods thereunder, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock (or, if and as applicable, the Warrants and the Underlying Shares) pursuant to this Agreement and (f) approval of listing of such Parent Common Stock (and of the Underlying Shares to be issued upon exercise of the Warrants, if and as applicable) on the NASDAQ Global Market (the "NASDAQ"), no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

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              3.5        Reports.    Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2008 with (a) the Federal Reserve, (b) the OTS, (c) the OCC, (d) the FDIC, (e) the DFI and (f) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (e), inclusive, are, collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2008, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

              3.6        Financial Statements.

                             (a)        Company has previously made available to Parent copies of the following financial statements (the "Company Financial Statements"), copies of which are attached as Section 3.6(a) of the Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries for years ended December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income and cash flow for fiscal years 2009 and 2010, (ii) the unaudited consolidated balance sheet (the "Balance Sheet" and June 30, 2011, the "Balance Sheet Date") and consolidated statements of income and cash flow for the six month period ended June 30, 2011 and (iii) the call reports of Company and each of its depository Subsidiaries for the fiscal years ended December 31, 2009 and 2010 and the fiscal quarters ended March 31, 2011 and June 30, 2011. The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles ("GAAP") or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

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                             (b)        Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2007, Company has not experienced or effected any material change in internal control over financial reporting.

                             (c)        Since December 31, 2007, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2007, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2007, by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

                             (d)        The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

                             (e)        Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company's or such Subsidiary's financial statements.

              3.7        Undisclosed Liabilities.    Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

              3.8        Absence of Certain Changes or Events.    Since December 31, 2010, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company has not taken any of the actions

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that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e) , (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

              3.9        Legal Proceedings.    Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

              3.10        Taxes and Tax Returns.

                             (a)        Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

                             (b)        No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

                             (c)        No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

                             (d)        There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

                             (e)        There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

                             (f)        All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries has complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

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                             (g)        Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

                             (h)        Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

                             (i)        Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                             (j)        Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

                             (k)        Since January 1, 2006, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

                             (l)        Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

                             (m)        Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

                             (n)        No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

                             (o)        Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

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              3.11        Employee Benefit Plans.

                             (a)         Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "Company Benefit Plans").

                             (b)        Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

                             (c)        Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

                             (d)        Each Company Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") and any award thereunder, in each case that is subject to Section 409A of

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the Code, has since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

                             (e)         Section 3.11(e) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

                             (f)        No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV of ERISA.

                             (g)        (i) No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                             (h)        Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company's or such Subsidiary's right to amend, terminate or modify any such benefits.

                             (i)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits)

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by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

                             (j)        There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

                             (k)        There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company's Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company's Knowledge, threatened.

                             (l)        Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, "EESA"). Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against Company and its Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

              3.12        Labor Matters.

                             (a)        There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

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                             (b)        Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2008 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

              3.13        Compliance with Applicable Law.

                             (a)        Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

                             (b)        Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

                             (c)        Company and each insured depository Subsidiary of Company is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither Company nor any Company Subsidiary has been informed that its status as "well-capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year. All deposit

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liabilities of Company and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

              3.14        Material Contracts.

                             (a)        Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a "Material Contract"):

                                      (i)         any contract or agreement entered into since January 1, 2008 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

                                      (ii)         any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

                                      (iii)         any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

                                      (iv)         any contract or agreement with any Affiliate of Company or its Subsidiaries;

                                      (v)         any agreement of guarantee, support or indemnification by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

                                      (vi)         any agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

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                                      (vii)         any alliance, cooperation, joint venture, shareholders' partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

                                      (viii)         any employment agreement with any employee or officer of Company or any of its Subsidiaries;

                                      (ix)         any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $50,000;

                                      (x)         any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Company or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

                                      (xi)         any contract or agreement that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

                                      (xii)         any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

                                      (xiii)         any contract under which Company or any Company Subsidiary will have an material obligation with respect to an "earn-out," contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

                                      (xiv)         any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2010, as applicable, were in excess of $75,000;

                                      (xv)         any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Company or its Subsidiaries of $75,000; and

                                      (xvi)         any contract not listed above that is material to the financial condition, results of operations or business of Company or its Subsidiaries.

                             (b)        Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits

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under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

              3.15        Agreements with Regulatory Agencies.    Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a "Company Regulatory Agreement"), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

              3.16        Investment Securities.

                             (a)        Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries. Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

                             (b)        Company and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

              3.17        Derivative Instruments.    All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of their

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respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Company's Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

              3.18        Environmental Liability.

                             (a)        Each of Company and its Subsidiaries, and, to Company's Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

                             (b)        There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

                             (c)        Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (i) Company's or any of its

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Subsidiaries' ownership or operation of any property, (ii) Company's or any of its Subsidiaries' participation in the management of any property or (iii) Company's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

                             (d)        Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2008 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

              3.19        Insurance.    Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the "Company Policies") (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Company has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

              3.20        Title to Property.

                             (a)         Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases"); and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements

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thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

                             (b)        Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Company's Knowledge is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company's or such Subsidiary's business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

                             (c)        Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company's business. Company and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

                             (d)        Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

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                             (e)        Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws.

                             (f)        Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries ("Personal Property") and (ii) each of the leases under which Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

              3.21        Intellectual Property.

                             (a)        Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the "Company Intellectual Property") in the manner that it is currently used by Company and its Subsidiaries.

                             (b)         Section 3.21(b) of the Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application of Company or any of its Affiliates.

                             (c)        Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any Company Intellectual Property rights. Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

                             (d)        Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

                             (e)        For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each

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case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

              3.22        Broker's Fees.    Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except for Sandler O'Neill & Partners, L.P, pursuant to an agreement a copy of which has been previously provided to Parent.

              3.23        No Investment Adviser.    Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Advisers Act of 1940, as amended.

              3.24        Loans.

                             (a)        Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to Company or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in Company's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

                             (b)        The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the "Loan Tape"), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of July 31, 2011.

                             (c)        (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a

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rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

                             (d)        Each Loan payable to Company or its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

                             (e)        Each outstanding Loan (including Loans held for resale to investors) payable to Company or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Company's or its Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

                             (f)        With respect to each Loan payable to Company or its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

                             (g)        Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

                             (h)        Company's allowance for loan losses as of the Balance Sheet Date was in compliance with Company's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

                             (i)         Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Company or its Subsidiaries that (i) as of July 31, 2011 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial

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Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import. For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of July 31, 2011.

                             (j)        Each of Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

                             (k)        To the Knowledge of Company, each Loan included in a pool of Loans originated, acquired or serviced by Company or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

                             (l)         Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Company or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for Company or any of its Subsidiaries as of such date. To the Knowledge of Company, all Loans serviced by third parties for Company or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

              3.25        Related Party Transactions.

                             (a)         Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to Company's Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Company's Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its

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Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

                             (b)        No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

              3.26        Takeover Laws.    The board of directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law.

              3.27        Approvals.    As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

              3.28        Company Information.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

              Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the "Parent Disclosure Schedule") (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:

              4.1        Corporate Organization.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

              4.2        Capitalization.    The authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which, as of July 31, 2011 (the "Parent Capitalization Date"), 10,552,205 shares of Parent Voting Common Stock are issued and outstanding, 1,044,065 shares of Parent Non-Voting Common Stock are issued and outstanding and 1,163,390 shares of Parent Common Stock are held in treasury and (b) 50,000,000 shares of preferred stock, par value $0.01 per share, of Parent, none of which are issued and outstanding as of the Parent Capitalization Date. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Parent Capitalization Date, there were 838,569 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards, as founders options and under Parent's equity compensation plans (the "Parent Options"). As of the Parent Capitalization Date, except pursuant to (i) this Agreement; (ii) outstanding warrants to purchase, in the aggregate, 1,635,000 shares of Parent Common Stock; and (iii) the Parent Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger (or the

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Underlying Shares to be issued upon exercise of the Warrants, if and as applicable) will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

              4.3        Authority; No Violation.

                             (a)        Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent. No other corporate proceedings (including any approvals of Parent's stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                             (b)        Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

              4.4        Consents and Approvals.    Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and with the DFI pursuant to the CFC, (d) if required, any approvals or filings required by the HSR Act and the expiration or termination of any waiting periods thereunder, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with

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the issuance of the shares of Parent Common Stock (or of the Warrants and the Underlying Shares, if and as applicable) pursuant to this Agreement and (f) approval of listing of such Parent Common Stock (or of the Underlying Shares to be issued upon exercise of the Warrants, if and as applicable) on the NASDAQ, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

              4.5        Legal Proceedings.

                             (a)        Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                             (b)        There is no injunction, order, judgment or decree imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

              4.6        Absence of Certain Changes.    Since December 31, 2010, there has not been a Parent Material Adverse Effect.

              4.7        Reports.

                             (a)        Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2008 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2008 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Parent or any of its Subsidiaries.

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                             (b)        No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the "SEC") by Parent pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2008 and prior to the date of this Agreement (the "Parent SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

              4.8        Financial Statements.    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

              4.9        Compliance with Applicable Law.    Parent and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations would not reasonably be expected to, individually or the aggregate, have a Parent Material Adverse Effect. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Parent Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Parent is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the CRA is no less than "satisfactory." For the avoidance of doubt, no representation or warranty is made

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by Parent in this Section 4.9 with respect to Gateway Business Bank, a California corporation and state-chartered bank.

              4.10        Tax Matters.    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

              4.11        Broker's Fees.    Except for Wunderlich Securities, Inc., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

              4.12        Parent Information.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform Company.

              4.13        Financial Ability.    Parent will have as of the Closing Date sufficient funds available for it to pay the Cash Consideration as contemplated hereby.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

              5.1        Conduct of Business of Company Prior to the Effective Time.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships

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with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

              5.2        Forbearances of Company.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

                             (a)        (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

                             (b)        (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary or (B) regular quarterly cash dividends on the Company Series A Preferred Stock and Company Series B Preferred Stock, in each case in accordance with the terms thereof with record and payment dates consistent with past practice, provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest (except for the redemption of Company Series A Preferred Stock and Company Series B Preferred Stock, in each case in accordance with Section 6.11), (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                             (c)        sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or (ii) as expressly

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required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

                             (d)        (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

                             (e)        except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost , (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of Company or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

                             (f)        (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $50,000 individually or $100,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

                             (g)        pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to paragraph 5.2(f), in the ordinary course of business and consistent with past practice;

                             (h)        (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Vavrinek, Trine, Day & Co., LLP, its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

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                             (i)        make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes in excess of $25,000;

                             (j)        adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

                             (k)         materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements;

                             (l)        enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

                             (m)        change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

                             (n)        fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

                             (o)        except as required by applicable law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

                             (p)        permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

                             (q)        make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in Company's capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

                             (r)        without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Company and committed to, in each

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case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $650,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $650,000;

                             (s)        [reserved]

                             (t)        take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

                             (u)        take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

                             (v)        agree to, or make any commitment to, take, or adopt any resolutions of board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

              5.3        Covenants of Parent.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

                             (a)        except to the extent required by Section 6.10, amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or that would materially impede Parent's ability to consummate the transactions contemplated by this Agreement;

                             (b)        take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

                             (c)        take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

                             (d)        agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Parent in support of, any of the actions prohibited by this Section 5.3;

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              provided, that nothing in this Agreement shall be construed to prohibit Parent or any its Subsidiaries from taking any necessary or appropriate actions in connection with participation in the Small Business Lending Fund of the United States Department of the Treasury.

ARTICLE VI
ADDITIONAL AGREEMENTS

              6.1        Regulatory Matters.

                             (a)        Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent or Merger Sub be required, and Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Affect in respect of Parent, or Company and its Subsidiaries taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (a "Materially Burdensome Regulatory Condition"); provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such

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action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

                             (b)        Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

                             (c)        Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Parent and Company shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information, and (iii) Company shall consider in good faith Parent's views with respect to, and confer in good faith with Parent to resolve, any disagreement as to strategy with respect to any communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Company shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent in advance and, to the extent not prohibited by applicable Law, gives Parent the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

              6.2        Access to Information.

                             (a)        Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such

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manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

                             (b)        Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

              6.3        SEC Filings and Shareholder Approval.

                             (a)        Company and Parent shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Company Shareholders Meeting (the "Proxy Statement"). Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), include the Company Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Company. Without limiting the foregoing, Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Proxy Statement and the Form S-4).

                             (b)        Company shall take all action necessary in accordance with the CGCL and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Company Shareholders Meeting"), and, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite

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Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the board of directors of Company shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "Company Board Recommendation"), (ii) include the Company Board Recommendation in the Information and Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The board of directors of Company shall be permitted (x) not to recommend to Company's shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Parent the Company Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the Company Board Recommendation, (B) after the fifth Business Day following delivery by Company to Parent of written notice advising Parent that the board of directors of Company intends to resolve to so withdraw or modify the Company Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such five Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Company has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, Company shall be required to deliver a new written notice to Parent in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b); provided, further, that (1) nothing in this Section 6.3(b) shall be interpreted to excuse Company and its Board of Directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting or (except as expressly provided in Section 6.3(c)) the Second Company Shareholders Meeting and (2) Company shall not submit to the vote of its stockholders any Acquisition Proposal or Alternative Transaction other than the Merger. Without limiting the foregoing, if the board of directors of the Company has withdrawn or modified the Company Board Recommendation as expressly permitted by Section 6.3(b), then the board of directors of Company may submit this Agreement to Company's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its lack of a recommendation to Company's shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Company Common Stock, on terms that the board of directors of Company determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Parent to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for

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such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its stockholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

                             (c)        If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to Company's stockholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of Company and thereafter Company shall have failed to obtain the Requisite Shareholder Approval at the Company Shareholders Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten (10) Business Day period following such failure to obtain the Requisite Shareholder Approval, Parent proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to Company's stockholders than such Acquisition Proposal, Company shall (i) resubmit the transaction to Company's shareholders at a second duly called, noticed, convened and held meeting of Company's shareholders for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Second Company Shareholders Meeting"), with the timing of the Second Company Shareholders Meeting to be determined at the reasonable request of Parent and (ii) again otherwise comply with Section 6.3(b) as if the Second Company Shareholders Meeting were the Company Shareholders Meeting; provided, that if (1) prior to the Company Shareholders Meeting the board of directors of the Company shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during the ten (10) Business Day period following the failure to obtain the Requisite Shareholder Approval at the Company Shareholders Meeting, the applicable Acquisition Proposal underlying the Company board of directors' actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) Company has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c)and Section 6.9, then Company shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a "No-Match Event").

              6.4        Public Disclosure.    Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

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              6.5        Employee Benefit Matters.

                             (a)        From the Closing Date through the first anniversary thereof, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; and (ii) until such time as Parent shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times).

                             (b)        To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan and (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

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                             (c)        Company shall take all necessary actions to cause the ESOP to be terminated and for all account balances thereunder to be distributed, each as of the Effective Time,

                             (d)        Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

              6.6        Additional Agreements.    Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent's sole expense, take all such necessary action as may be reasonably requested by Parent.

              6.7        Indemnification; Directors' and Officers' Insurance.

                             (a)        From and after the Effective Time, each of the Surviving Corporation and Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company (each, a "Company Indemnified Party") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether

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such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws to the extent permitted by applicable Law. The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

                             (b)        Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Parent and the Surviving Corporation thereof. In the event of any such Action (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                             (c)        Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company's existing directors' and officers' liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Parent nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company's directors and officers, 250% of the annual premium payments on Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability

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insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent, or Company with the prior written consent of Parent (not to be unreasonably withheld) (in the case of the Company, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six (6)-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

                             (d)        The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

              6.8        Listing and Quotation.    Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Voting Common Stock to be issued as Stock Consideration to the holders of Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein. Following the Closing, Parent shall use commercially reasonable efforts to facilitate the quotation and/or trading of the Warrants on the OTC Bulletin Board (OTCBB) or other similar U.S. over-the-counter markets in which securities of Parent may be traded.

              6.9        No Solicitation.

                             (a)        Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the Required Shareholder Approval, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Company would be in violation of its fiduciary duties under applicable law, and (z) Company has given Parent at least five Business Days' notice of its intention to do so, Company may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is simultaneously provided to Parent, and (B) participate in discussions regarding such Superior Proposal.

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                             (b)        As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty (20) percent of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or more than twenty (20) percent of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of Company or any of its Subsidiaries representing more than twenty (20) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least eighty (80) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

                             (c)        Company shall notify Parent promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company's knowledge may be considering making, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

                             (d)        Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

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                             (e)        Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

              6.10        Corporate Governance.

                             (a)         Surviving Corporation Directors and Officers.    On or prior to the Effective Time, Company shall take such actions as are necessary to cause the board of directors of the Surviving Corporation at the Effective Time to include three (3) directors of Pacific Trust Bank, fsb, a wholly owned subsidiary of Parent ("Pacific Trust"), as designated by Parent prior to the Effective Time; provided that at least a majority of the members of such board of directors at the Effective Time shall be individuals who were such as of immediately prior to the Effective Time (the "Continuing Beach Directors"). Following the Effective Time, in the event that prior to the third anniversary of the Closing Date Parent removes or fails to re-nominate for election to serve on the board of directors of the Surviving Corporation (in each case, other than for cause) any Continuing Beach Director who remains willing and able to serve on such board of directors, Parent agrees that it shall compensate such Continuing Beach Director as set forth on Section 6.10(a) of the Disclosure Schedule. On or prior to the Effective Time, subject to Section 6.5, Parent shall cause Merger Sub to take such actions as are necessary to cause the persons serving immediately prior to the Effective Time as officers of Company to serve in the same or substantially similar capacities as officers of Merger Sub as of the Effective Time; provided, that the officers of Merger Sub shall also include such other officers (serving in such capacities) as selected by Parent prior to the Closing in consultation with Company.

                             (b)         Parent Directors and Officers.    On or prior to the Effective Time, the board of directors of Parent shall take such actions as are necessary to cause the board of directors of Parent immediately following the Effective Time to include one individual currently serving as a member of the board of directors of Company mutually selected by Parent and Company prior to the Closing (such individual, the "Continuing Director"). Subject to applicable Law, following the Effective Time, the board of directors of Parent shall take such actions as may be required to cause the Continuing Director to be nominated to stand for election at each annual meeting of the stockholders of Parent occurring during the three-year period beginning with the Effective Time. On or prior to the Effective Time, the board of directors of Parent shall take such actions as are necessary to cause Mr. Robert Franko to be elected or appointed as President of Parent.

                             (c)         Pacific Trust Directors.    On or prior to the Effective Time, Parent shall take such actions as are necessary to cause the board of directors of Pacific Trust immediately following the Effective Time to include three individuals currently serving as members of the board of directors of Company mutually selected by Parent and Company prior to the Closing.

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Subject to applicable Law, following the Effective Time, Parent shall take such actions as may be required to cause such individuals to be elected as directors of Pacific Trust for the three-year period described in Section 6.10(b).

              6.11        Redemption of Preferred Stock Held By U.S. Treasury.    Company shall take, or cause to be taken, all actions necessary, proper or advisable to consummate the repurchase or redemption by Company of all of the issued and outstanding shares of Company Series A Preferred Stock and Company Series B Preferred Stock from the United States Department of the Treasury or other holders thereof at the Closing (immediately prior to the consummation of the Merger), in each case on the terms and conditions set forth in the Certificate of Determination for the Company Series A Preferred Stock or the Company Series B Preferred Stock, as applicable, and otherwise as reasonably acceptable to Parent (the "TARP Redemption"). In connection therewith, the parties agree that, so long as there has not been an All Cash Event, at the Closing, immediately prior to the TARP Redemption, Parent shall contribute to Company an amount in cash equal to (a) the aggregate Liquidation Amount of the issued and outstanding shares of Company Series A Preferred Stock and the Company Series B Preferred Stock (as defined in the applicable Certificate of Determination) plus (b) any declared or accrued and unpaid dividends thereon as required by the applicable Certificate of Determination (the "TARP Contribution Amount"), in exchange for the simultaneous issuance by Company to Parent of a number of shares of Company Common Stock equal to the quotient of (x) the TARP Contribution Amount divided by (y) the per share Merger Consideration (applying the Parent Share Value to determine the Stock Consideration portion of the Merger Consideration, if any), which shares of Company Common Stock, for the avoidance of doubt, shall be Cancelled Shares for purposes of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

              7.1        Conditions to Each Party's Obligation to Effect the Closing.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                             (a)         Shareholder Approval.    The Requisite Shareholder Approval shall have been obtained.

                             (b)         Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

                             (c)         No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation,

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order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

                             (d)         Exchange Listing.    Unless an All Cash Event has occurred, the shares of Parent Voting Common Stock to be issued as the Stock Consideration upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

                             (e)         Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

              7.2        Conditions to Obligations of Parent.    The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                             (a)         Representations and Warranties.    (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                             (b)         Performance of Obligations of Company.    Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                             (c)         Officer's Certificate.    Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

                             (d)         Opinion of Tax Counsel.    Unless an All Cash Event shall have occurred, Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent, Company and Merger Sub.

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                             (e)        TARP Redemption.    The TARP Redemption shall have been consummated in accordance with Section 6.11.

              7.3        Conditions to Obligations of Company.    The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

                             (a)         Representations and Warranties.    (i) Each of the representations and warranties of Parent set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                             (b)         Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                             (c)         Officer's Certificate.    Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

                             (d)         Opinion of Tax Counsel.    Unless an All Cash Event shall have occurred, Company shall have received an opinion from Elkins Kalt Weintraub Reuben Gartside, LLP, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Elkins Kalt Weintraub Reuben Gartside, LLP may require and rely upon representations contained in letters from each of Parent, Company and Merger Sub.

ARTICLE VIII
TERMINATION AND AMENDMENT

              8.1        Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

                             (a)        by mutual written consent of Company and Parent;

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                             (b)        by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                             (c)        by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                             (d)        by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

                             (e)        by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

                             (f)        by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, fail to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Company; or

                             (g)        (i) by Parent, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting, (ii) by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting and a No-Match Event shall have occurred, and (iii) by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Second Company Shareholders Meeting.

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              8.2        Effect of Termination.    In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

              8.3        Termination Fee.

                             (a)        In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained) or (B) by Parent pursuant to Section 8.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination Company consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, forty percent (40%) in place of references to twenty percent (20%) and substituting sixty percent (60%) in place of references to eighty percent (80%)) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Company shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Parent a fee equal to $2,000,000 (the "Termination Fee") by wire transfer of immediately available funds.

                             (b)        In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(f), (ii) by (x) Parent pursuant to Section 8.1(g)(i) or (y) Parent or Company pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the Company Shareholders Meeting or the Second Company Shareholders Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is twelve (12) months after the date of such Company Shareholders Meeting or Second Company Shareholders Meeting, as applicable, Company consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Parent or Company pursuant to Section 8.1(g)(ii), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds on the date of termination.

                             (c)        In event that the Termination Fee is payable under this Section 8.3, Company shall also reimburse Parent for all of its out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated herein, including fees and expenses of accountants, financial advisors and attorneys, and costs and expenses otherwise allocated to Parent pursuant to Section 9.2.

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                             (d)        Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 8.3, Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made plus 300 basis points.

              8.4        Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

              8.5        Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

              9.1        No Survival of Representations and Warranties and Agreements.    None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

              9.2        Expenses.    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

              9.3        Notices.    All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the

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parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                             (a)        if to Company, to:

                  Beach Business Bank
                  1230 Rosecrans Avenue, Suite 100
                  Manhattan Beach, California
                  Attention: Robert Franko
                  Fax: (310) 802-2940

                  with a copy to:

                  King, Holmes, Paterno & Berliner
                  1900 Avenue of the Stars, 25th Floor
                  Los Angeles, California
                  Attention: Keith T. Holmes, Esq.
                  Fax: (310) 282-8903

                             (b)        if to Parent or Merger Sub, to:

                  First PacTrust Bancorp, Inc.
                  610 Bay Boulevard
                  Chula Vista, California
                  Attention: Gregory A. Mitchell
                  Fax: (619) 691-1350

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention: Matthew M. Guest, Esq.
                  Fax: (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

              9.4        Interpretation.    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless

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otherwise specified, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (iv) the word "or" shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

              9.5        Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              9.6        Entire Agreement.    This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

              9.7        Governing Law; Venue; WAIVER OF JURY TRIAL.

                             (a)        This Agreement shall be governed and construed in accordance with the Laws of the State of California, without regard to any applicable conflicts of law.

                             (b)        Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Los Angeles County or San Diego Court (the "California Courts"), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the California Courts, (ii) waives any objection to laying venue in any such action or proceeding in the California Courts, (iii) waives any objection that the California Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

                             (c)        Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement

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or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

              9.8        Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

              9.9        Additional Definitions.    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

                             "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

                             "Company Stock Plans" shall mean any employee or director stock plan of the Company, including without limitation, the Stock Option Plan of Doctors' Bancorp.

                             "Confidentiality Agreement" shall mean that certain letter agreement, dated as of June 15, 2011, as amended on July 11, 2011, August 4, 2011 and August 22, 2011, by and between Company and Parent (as it may be amended from time to time).

                             "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

                             "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

                             "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

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                             "End Date" shall mean the date that is the nine (9) month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(b) and Section 7.1(c), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by ninety (90) days.

                             "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                             "Knowledge" with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

                             "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

                             "Material Adverse Effect" shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects. condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

                             "Parent Material Adverse Effect" shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is

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reasonably likely to be, material and adverse to the business, operations, prospects. condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Parent Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Parent Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Company; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Parent and its Subsidiaries operate.

                             "Parent Share Value" shall mean the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Voting Common Stock on the NASDAQ (based on "regular way" trading on the NASDAQ only), for the consecutive period of twenty (20) trading days beginning on the twenty-fifth (25th) trading day immediately preceding the Closing Date and concluding at the close of trading on the sixth (6th) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP."

                             "party" or "parties" shall mean Company and Parent.

                             "Person" shall mean any individual, Corporate Entity or Governmental Entity.

                             "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

                             "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

              9.10        Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such

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invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              9.11        Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided, that, other than as a result of actions taken in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. The parties expressly agree that in the event of an All Cash Event, the structure of the Merger shall be revised such that (x) the Merger shall be a merger of Merger Sub with and into Company, with Company being the surviving corporation in the Merger, continuing its corporate existence under the laws of the State of California, and a wholly owned subsidiary of Buyer, (y) there shall be no Stock Consideration and the term "Merger Consideration" for all purposes of this Agreement shall be deemed to mean exclusively the right to receive (I) $9.12 in cash without interest, subject to adjustment in accordance with Section 1.7(e) (plus Increase Amounts, if any) and (II) one Warrant and (z) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(f), at and as of the Effective Time, be converted into the right to receive the Merger Consideration. This Agreement and any related documents will be, or will deemed to have been, appropriately amended in order to reflect any revised structure or method as contemplated by this Section 9.11.

              9.12        Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 and the second sentence of Section 6.10(a), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PACTRUST BANCORP, INC.
By:	/s/ Gregory A. Mitchell
Name: Gregory A. Mitchell Title: President and Chief Executive Officer
BEACH BUSINESS BANK
By:	/s/ Roberto M. Franko
Name: Roberto M. Franko Title: President and CEO

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ANNEX A-2

                          This AMENDMENT NO. 1, dated as of October 31, 2011 (this "Amendment"), to the Agreement and Plan of Merger, dated as of August 30, 2011 (the "Merger Agreement"), by and between First PacTrust Bancorp, Inc., a Maryland corporation ("Parent"), and Beach Business Bank, a California corporation ("Company").

WITNESSETH:

              A.        WHEREAS, Parent and Beach (together, the "Parties") have entered into the Merger Agreement;

              B.        WHEREAS, the Effective Time has not yet occurred; and

              C.        WHEREAS, subject to the terms and conditions set forth in this Amendment, the Parties desire to amend the Merger Agreement by entering into this Amendment.

              NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual covenants contained in this Amendment, the Parties do hereby agree as follows:

              1.    Treatment of Options in the Merger.

                   (A)        Section 1.8(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  (b)        Company Options.    At the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (collectively, the "Company Options") shall be cancelled and the Company shall, subject to the immediately following sentence, pay each holder thereof at or promptly after the Effective Time (but in no event later than ten (10) Business Days after the Effective Time) for each such Company Option cancelled, an amount in cash (without interest) determined by multiplying (i) the excess, if any, of (A) the average of the last trading price of Company Common Stock, as reported on the OTC Bulletin Board, for each of the five (5) trading days immediately preceding the Effective Time on which a trade of Company Common Stock was reported on the OTC Bulletin Board (including, for the avoidance of doubt, the Closing Date if the Effective Time occurs after the close of trading on the Closing Date and a trade of Company Common Stock was reported on the OTC Bulletin Board on the Closing Date) as reported on the OTC Bulletin Board, over (B) the applicable exercise price per share of Company Common Stock subject to such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time. In connection therewith, the Company shall provide, no later than ten (10) Business Days prior to the Closing Date, written notice to each holder of a then outstanding Company Option (whether or not such Company Option is then vested or exercisable) that (A) such Company Option shall be, as of the date of such notice, exercisable in

A-2-1

    full, (B) such Company Option shall terminate at the Effective Time and (C) if such Company Option is not exercised or otherwise terminated on or before the fifth (5th) Business Day prior to the Effective Time, such Company Option shall be treated as set forth in the immediately preceding sentence.

                (B)        The following sentence shall be inserted in Section 1.8(c) of the Merger Agreement immediately following the last sentence of such section:

    For purposes of this Agreement, the "Option Exchange Ratio" shall be the fraction having a numerator equal to the per share Merger Consideration (applying the Parent Share Value to determine the Stock Consideration portion of the Merger Consideration and, in the case of an All Cash Event, excluding Warrants) and having a denominator equal to the Parent Share Value.

                (C)        Section 1.8(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  (d)        Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8. Prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the conversion of any Company Restricted Shares assumed in accordance with this Section 1.8, as well as, in the event of an All Cash Event, the exercise of any Warrants. Parent shall prepare and file with the SEC and cause to become effective a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Parent Common Stock issuable upon conversion of the Company Restricted Shares assumed in accordance with this Section 1.8, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Company Restricted Shares remain outstanding. Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

    2.        General Provisions.

                (a)        Modification; Full Force and Effect.    Except as expressly modified and superseded by this Amendment, the terms and provisions of the Merger Agreement are and shall continue to be in full force and effect.

                (b)        Definitions.    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

                (c)        Other Miscellaneous Terms.    The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment.

[Signature page follows]

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              IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PACTRUST BANCORP
By:	/s/ Gregory A. Mitchell Name: Gregory A. Mitchell Title: President and Chief Executive Officer
BEACH BUSINESS BANK
By:	/s/ Robert M. Franko Name: Robert M. Franko Title: President and CEO

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]

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 ANNEX B

August 30, 2011

Board of Directors
Beach Business Bank
1230 Rosecrans Avenue, Suite 100
Manhattan Beach, CA 93901

Ladies and Gentlemen:

              Beach Business Bank ("Beach") and First PacTrust Bancorp, Inc. ("PacTrust), have entered into an Agreement and Plan of Merger, dated as of August 30, 2011 (collectively, the "Agreement"), pursuant to which Beach will be merged with a newly formed subsidiary of PacTrust (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Beach common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement will be converted into the right to receive the following (1) (i) $4.61 in cash without interest (the "Cash Consideration") and (ii) 0.33 shares of PacTrust common stock (the "Exchange Ratio" and together with the Cash Consideration, the "Base Consideration"); or (2) if the publicly traded price per share of PacTrust common stock exceeds $16.50 (i) the Cash Consideration and (ii) the number of shares of PacTrust common stock derived by reducing the Exchange Ratio to equal the quotient of (a) 5.44 divided by (b) the publicly traded price per share of PacTrust common stock (the "Amended Stock Consideration" and together with the Cash Consideration, the "Amended Consideration"); or (3) (a) if the publicly traded price per share of PacTrust common stock falls below $13.50 or (b) if the stock consideration will be less than 42.5% of the aggregate merger consideration, (i) $9.12 in cash and (ii) a warrant to purchase 0.33 shares of PacTrust common stock exercisable for one year following the merger (the "Cash and Warrant Consideration" and together with the Base Consideration and the Amended Consideration, the "Merger Consideration"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Beach Common Stock.

              Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain audited financial statements and other historical financial information of Beach that we deemed relevant and that was furnished to us by senior management of Beach; (iii) certain publicly available financial statements and other historical financial information of PacTrust that we deemed relevant; (iv) internal financial projections for Beach

Board of Directors Beach Business Bank August 30, 2011 Page 2

for the years ending December 31, 2011 through 2015 furnished by and reviewed with senior management of Beach; (v) publicly available mean analyst earnings estimates for PacTrust the years ending December 31, 2011, 2012 and 2013 and a publicly available long-term growth rate analyst estimate for the years thereafter; (vi) To the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Beach the business, financial condition, results of operations and prospects of Beach and held similar discussions with the senior management of PacTrust regarding the business, financial condition, results of operations and prospects of PacTrust.

              In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Beach or PacTrust or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering our opinion. We have further relied on the assurances of the senior management of Beach that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Beach or PacTrust or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Beach and PacTrust nor have we reviewed any individual credit files relating to Beach and PacTrust. We have assumed, with your consent, that the respective allowances for loan losses for Beach and PacTrust are adequate to cover such losses.

              With respect to the internal financial forecasts for Beach and publicly available earnings and growth rate estimates regarding PacTrust used by Sandler O'Neill in its analyses, the senior managements of Beach and PacTrust, as applicable, confirmed to us that those forecasts reflected, in the case of Beach, or were viewed as reasonable and consistent with, in the case of PacTrust, then-currently available estimates and judgments of such respective managements concerning the respective future financial performances of Beach and PacTrust. We express no opinion as to such financial forecasts or any publicly available analyst earnings or growth rate estimates used by Sandler O'Neill in our analyses or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Beach and PacTrust since the date of the most recent financial statements made available to us, however, we have assumed that PacTrust's pending merger with Gateway Bancorp will close in the fourth quarter of 2011. We have assumed in all respects material to our analysis that Beach and PacTrust will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties

Board of Directors Beach Business Bank August 30, 2011 Page 3

contained in the Agreement and all related agreements are true and correct in all respect material to our analyses, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Beach received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

              Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which the common stock of PacTrust may trade at any time and render no opinion as to the impact of the change in price of PacTrust common stock on the merger consideration.

              We have acted as Beach's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Beach has also agreed to indemnify us against certain liabilities arising out of our engagement.

              In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Beach and PacTrust and their affiliates. We may also actively trade the equity and/or debt securities of Beach and PacTrust and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

              Our opinion is directed to the Board of Directors of Beach in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Beach as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Beach common stock and does not address the underlying business decision of Beach to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Beach or the effect of any other transaction in which Beach might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent. This opinion has been approved by Sandler O'Neill's fairness opinion committee. We express no opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Beach's officers, directors or class of such persons, relative to the compensation to be received in the Merger by any other Beach shareholder.

              Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Beach common stock is fair to such shareholders from a financial point of view.

Very truly yours,

 ANNEX C

CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13: DISSENTERS' RIGHTS

Section 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

              (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

              (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

              (1)   Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

              (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

              (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

              (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

              (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

              (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorgani-

zation, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

              (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

Section 1302. Stamping or endorsing dissenting shares

              Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

              (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

              (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

              (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

              (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

              (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment and payment; Appeal; Costs of action

              (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

              (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

              (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

              (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

              (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

              To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307. Disposition of dividends upon dissenting shares

              Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

              Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309. When dissenting shares lose their status

              Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

              (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

              (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

              (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

              (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of proceedings for compensation or valuation pending litigation

              If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311. Shares to which chapter inapplicable

              This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

              (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

              (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

              (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Section 1313. Conversion deemed to constitute reorganization for purposes of chapter

              A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

 ANNEX D

                                    , 2011

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, CA 91910

Re:	Agreement and Plan of Merger by and between First PacTrust Bancorp, Inc. ("Buyer") and Beach Business Bank (the "Company")

Ladies and Gentlemen:

              In consideration of the expenses and other obligations Buyer will incur in connection with the Agreement and Plan of Merger, by and between Buyer and the Company, dated as of August 30, 2011 (as may be amended, amended and restated or otherwise modified from time to time, the "Merger Agreement"), and in order to induce Buyer to execute the Merger Agreement and to proceed to incur such expenses,

("Shareholder") hereby agrees as follows (capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement):

              1.        Shareholder represents and warrants that, as of the date of this letter agreement Shareholder has, and at all times during the term of this letter agreement will have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to dispose of, that number of shares of the common stock of the Company, no par value (the "Common Stock"), as set forth on Annex A hereto (such shares, together with all additional shares of Common Stock and all additional options, warrants and other rights to acquire shares of Common Stock that such Shareholder may acquire from and after the date hereof, including through any stock split, split-up, stock dividend or distribution, combination, merger, consolidation, reorganization, recapitalization or similar transaction with respect to shares of Common Stock, the "Shares"), with no restrictions, limitations or qualifications on Shareholder's rights of disposition pertaining to the Shares, except as provided herein. Shareholder agrees, until the Expiration Date, that Shareholder shall notify Buyer promptly in writing of changes in the number of Shares owned beneficially or of record by Shareholder. "Expiration Date" means the earliest of (a) the Effective Time, and (b) the date that the Merger Agreement is terminated in accordance with its terms.

              2.        Shareholder agrees, until the Expiration Date, that, without the prior written consent of Buyer, other than pursuant to the Merger, Shareholder shall not directly or indirectly, sell (including short sell), transfer, pledge, assign, tender, encumber, grant a participation interest in, hypothecate or otherwise dispose of, including by gift (collectively, "Transfer"), or enter into any contract, arrangement or understanding with respect to a Transfer of, the Shares. Except as provided hereunder,

Shareholder shall not, and shall not permit any Person under Shareholder's control or any of Shareholder's or such Person's respective representatives to, seek or solicit any such Transfer or any such contract, arrangement or understanding. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s).

              3.        Until the Expiration Date (in the case of clauses (a), (b) (c)(ii) and (c)(iii) below) and, except as Buyer may otherwise agree, at the Company Shareholders Meeting and at any other meeting of Company shareholders, however called, and on every action or approval by written consent of shareholders of the Company, Shareholder shall vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, the Shares (whether or not any action described below is recommend by the board of directors of the Company; provided that nothing in this letter agreement shall prevent Shareholder from discharging Shareholder's fiduciary duties as a director or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust of the Company):

                  (a)        in favor of the approval of the Merger, and the approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement, in favor of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders meeting is held and in favor of any action in furtherance of any of the foregoing;

                  (b)        against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Merger; and

                  (c)        against (other than the transactions contemplated by the Merger Agreement): (i) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction; (ii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (iii) any amendment or other change in the Company's articles of incorporation or bylaws, except in the case of clauses (ii) and (iii), if otherwise specifically provided in the Merger Agreement or approved in writing by Buyer.

              4.        Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. Prior to the Expiration Date, Shareholder shall not enter into any voting arrangement other than this letter agreement, directly or indirectly, with respect to the Shares.

              5.        From time to time, at Buyer's reasonable request and without further consideration, Shareholder shall cooperate with Buyer to make all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this letter agreement. Without limiting the foregoing, Shareholder hereby (a) authorizes Buyer to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement (and, if applicable, the Form S-4), Shareholder's identity and ownership of the Shares, the nature of Shareholder's obligations under this letter agreement and any other information that Buyer reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to Buyer and any information Buyer may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Buyer of any required corrections with respect to any information supplied Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

              6.        Shareholder hereby acknowledges that Shareholder is bound by the restrictions set forth in Section 6.9 of the Merger Agreement.

              7.        Shareholder represents, warrants and covenants to Buyer:

                    (a)        The number of shares set forth on Annex A hereto are the only shares of Common Stock beneficially owned by Shareholder as of the date of this letter agreement. There are no agreements or arrangements of any kind, contingent or otherwise, to which Shareholder is a party obligating Shareholder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

                    (b)        There exists no condition, requirement state of facts (including in connection with any contract or litigation) that would prevent or materially impede, or could reasonably be expected to prevent or materially impede, Shareholder from performing in full its obligations under this letter agreement.

                    (c)        Shareholder has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder.

                    (d)        This letter agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and legally binding agreement of Shareholder, enforceable against the undersigned in accordance with its terms and, except as otherwise specifically set forth herein, no other action is necessary to authorize the execution and delivery by Shareholder or the performance of its obligations hereunder. If Shareholder is married and any of the Shares constitute community property or spousal approval is otherwise necessary for this letter agreement to be legal, binding and enforceable, this letter agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, Shareholder's spouse, enforceable in accordance with its terms.

                    (e)        None of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares, except as provided hereunder.

                    (f)        Shareholder has had the opportunity to review the Merger Agreement and this letter agreement with counsel of his, her or its own choosing. Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon Shareholder's execution, delivery and performance of this letter agreement.

Shareholder agrees to notify Buyer of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in this Section 7.

              8.        Shareholder hereby irrevocably waives (on behalf of itself and each of its Affiliates (other than the Company and its Subsidiaries)), any and all claims and/or causes of action (derivative or otherwise) and any rights of appraisal or rights to dissent from the Merger that Shareholder or any such Affiliate may have, either currently or in the future, against the Company or any of the Company's former or current officers, directors, shareholders, affiliates, employees and agents (the "Company Persons") resulting from, or arising in connection with, any act or omission by any Company Person directly in connection with the Merger Agreement or the consummation of the Merger, the negotiation of the terms thereof and/or the other agreements, documents and instruments to be executed in connection therewith; provided that this Section 8 shall in no way limit Shareholder's rights under Section 6.7 of the Merger Agreement or any other rights to indemnification (and related reimbursement), in law or by contract, that such Shareholder has with respect to Company or any of its Subsidiaries.

              9.        Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

              10.        This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.

              11.        Except as otherwise provided herein, this letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

              12.        This letter agreement may not be assigned without the prior written consent of the other party and may not be amended or waived except in writing. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              13.        The undersigned acknowledges that Buyer will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, Buyer shall have the right to enforce this letter agreement by specific performance or injunctive relief.

              14.        Any term or provision of this letter agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction, and if any provision of this letter agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

              15.        This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely within such state. The parties to this letter agreement (a) irrevocably submit to the personal jurisdiction of any court of the State of California or any court of the United States located in the State of California with respect to any dispute arising out of this letter agreement or the transactions contemplated by this letter agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.

[Remainder of page left intentionally blank]

Very truly yours,

[Signature Page to Voting and Support Agreement]

Accepted and Agreed:

FIRST PACTRUST BANCORP, INC.

By:
Name:
Title:

Dated:	, 2011

[Signature Page to Voting and Support Agreement]

 Annex A

Shareholder	Shares beneficially owned	Shares subject to options, warrants and other rights to acquire shares

 ANNEX E

FIRST PACTRUST BANCORP, INC.

and

[        ],
                           as Warrant Agent

Warrant Agreement

[    ], 201[    ]

              WARRANT AGREEMENT (this "Agreement"), dated as of [    ], 201[    ], between First PacTrust Bancorp, Inc., a Maryland corporation (the "Company"), and [    ], a [    ] corporation, as Warrant Agent (the "Warrant Agent").

              WHEREAS, pursuant to the Agreement and Plan of Merger, by and between the Company and Beach Business Bank ("Beach"), dated as of August 30, 2011 (the "Merger Agreement"), subject to the terms and conditions thereof, the Company agreed to issue warrants (the "Warrants") to purchase up to an aggregate of [        ] shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), to the stockholders of Beach as consideration in the transactions contemplated by the Merger Agreement; and

              WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to act in connection with the issuance, division, transfer, exchange and exercise of the Warrants.

              NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

              SECTION 1.    Appointment of Warrant Agent.    The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

              SECTION 2.    Form of Warrant.    The text of the Warrant shall be substantially as set forth in Exhibit A attached hereto. The price per share of Common Stock issuable on exercise of the Warrants (the "Warrants Shares") and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, Chief Financial Officer or one of its Executive Vice Presidents, under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrants may be manual or facsimile.

              Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

              Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon division, exchange, substitution or transfer.

              SECTION 3.    Countersignature of Warrants.    The Warrants shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned. Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery.

              SECTION 4.    Exchange of Warrant Certificates.    Each Warrant certificate may be exchanged for another certificate or certificates entitling the Holder to purchase a like aggregate number of Warrant Shares as the certificate or certificates surrendered then entitle each Holder to purchase. Any Holder desiring to exchange a Warrant certificate or certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the Holder a new Warrant certificate or certificates, as the case may be, as so requested, in such name or names as such Holder shall designate.

              SECTION 5.    Term of Warrants; Exercise of Warrants; Transferability.

              SECTION 5.1    Term of Warrants.    Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised commencing at any time on or after the date hereof until the close of business on the one-year anniversary of the date hereof (the "Expiration Date"), to purchase from the Company the number of fully paid and nonassessable Warrant Shares that the Holder may at the time be entitled to purchase upon exercise of such Warrants pursuant to Section 5.2.

              SECTION 5.2    Exercise of Warrants.    Each Warrant initially entitles the Holder thereof to purchase 0.33 shares of Common Stock upon payment of the Warrant Price (as defined in Section 9 hereof). A Warrant may be exercised upon surrender to the Warrant Agent at its principal office in [        ] of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a member of a recognized guarantee medallion program, and upon payment to the Warrant Agent for the account of the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Sections 9 and 10 hereof), or in the manner provided in Section 5.3, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Warrant Price shall be made in cash or by certified or official bank check payable to the Warrant Agent, or in the manner provided in Section 5.3. As soon as the Warrant Agent receives a form of election to purchase Warrant Shares, it shall immediately notify the Company.

              Subject to Section 6 hereof, upon the surrender of certificate or certificates representing the Warrants and payment of the Warrant Price as aforesaid, the Warrant Agent shall, upon the written order of the Holder and in such name or names as the Holder may designate, cause to be (a) effected a book-entry transfer crediting the account of such Holder or designee or (b) issued and delivered a certificate or certificates, in each case for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided in Section 11 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender. If permitted by applicable law, any such certificate or certificates shall be deemed to have been issued or any such book-entry transfer shall be deemed to have been effected, and any person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares, as of the date of the surrender of such Warrants and payment of the Warrant Price. The rights of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, if a certificate evidencing Warrants is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants shall be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and deliver the required new Warrant certificate or certificates pursuant to the provisions of this Section and Section 3, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose.

              SECTION 5.3    Payment by Application of Shares Otherwise Issuable.    Upon any exercise of the Warrants, the Holder may, at its option and in lieu of paying the aggregate Warrant Price in cash, certified check or official bank check, instruct the Company, by written notice accompanying the surrender of the Warrants at the time of such exercise, that such Holder elects to receive that number of Warrant Shares that is equal to the number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares having a current market price (as determined pursuant to Section 10.1(c)) equal to the aggregate Warrant Price.

              SECTION 5.4    Transferability of Warrants.

                             (a)        At the option of the Holder thereof, the Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with Section 5.4(b) hereof and in compliance with all applicable laws (a "Permitted Transfer").

                             (b)        In the event of a Permitted Transfer, the Warrants may be assigned or transferred upon surrender of the Warrant certificate or certificates to the Warrant Agent, accompanied (if so required by the Company or the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the registered Holder or by a duly authorized representative or attorney, such signature to be guaranteed by a member of a recognized guarantee medallion program. Upon any such registration of transfer, a new Warrant certificate or certificates shall be issued to the transferee, and the surrendered Warrant certificate shall be cancelled by the Warrant Agent. Warrant certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time.

                             (c)        Any transfer or assignment of the Warrants shall be without charge (other than the cost of any transfer tax) to the Holder, and any new Warrant certificates issued pursuant to this Section 5.4 shall be dated the date of such transfer or assignment.

              SECTION 5.5    Listing and Applicable Law.    The Company will use commercially reasonable efforts to (a) procure, at its sole expense, the listing of the Warrant Shares issuable upon exercise of the Warrants at any time, subject to issuance or notice of issuance, on the principal stock exchanges on which the Common Stock is then listed or traded and (b) maintain such listings at all times after issuance. The Company will use reasonable best efforts to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock is listed or traded.

              SECTION 6.    Payment of Taxes.    The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of such Warrants.

              SECTION 7.    Mutilated or Missing Warrants.    In case any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such mutilation, loss, theft or destruction of such Warrant and an indemnity or bond, if requested, also satisfactory to them. An applicant for such a substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

              SECTION 8.    Reservation of Warrant Shares; Purchase and Cancellation of Warrants; Registration of Warrant Shares.

              SECTION 8.1    Reservation of Warrant Shares.    There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed stock certificates for such purposes and will provide or otherwise make available any cash that may be payable as provided in Section 11. The Company will furnish such Transfer Agent with a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 10.2. All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company.

              SECTION 8.2    Purchase of Warrants by the Company.    The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

              SECTION 8.3    Cancellation of Warrants.    In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant

Agent and be cancelled by the Warrant Agent and retired. The Warrant Agent shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

              SECTION 8.4    Reserved.

              SECTION 9.    Warrant Price.    The price per 0.33 shares of Common Stock at which Warrant Shares shall be purchasable upon the exercise of Warrants (the "Warrant Price") shall be $4.62, subject to adjustment pursuant to Section 10 hereof.

              SECTION 10.    Adjustment of Warrant Price and Number of Warrant Shares.    The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as set forth in this Section 10.

              SECTION 10.1    Mechanical Adjustments.    The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows.

                             (a)         Stock Splits, Subdivisions, Reclassifications or Combinations.    In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the number of Warrant Shares purchasable upon exercise of each Warrant shall be adjusted so that the Holder of each Warrant shall be entitled to purchase the number of Warrant Shares determined by multiplying the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. An adjustment made pursuant to this Section 10.1(a) shall become effective immediately after the effective date of such event and, to the extent permitted by applicable law, retroactive to the record date, if any, for such event.

                             (b)         Non-Cash Distributions.    In case the Company shall distribute to all Holders of its shares of Common Stock non-cash assets, including securities, evidences of indebtedness, rights or warrants (but excluding dividends or distributions referred to in Sections 10.1(a)), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the then-current market price per share of Common Stock on the record date for such distribution, and the denominator of which shall be the then-current market price per share of Common Stock, less the then-fair market value (as determined in good faith by the board of directors of the Company, which determination shall be conclusive) of the portion of the assets so distributed applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution and, to the extent permitted by applicable law, retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                             (c)         Calculation of Market Price.    For the purpose of any computation under Section 10.1(b), the current market price per share of Common Stock at any date shall be the last reported sales price regular way or, if no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. In the absence of one or more such quotations, the current market price of the Common Stock shall be determined in good faith by the Board of Directors on the basis of such information as it considers appropriate.

                             (d)         Minimum Adjustments.    No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one-hundredth (1/100th) of a share of Common Stock issuable upon the exercise of each Warrant; provided, however, that any adjustments that by reason of this Section 10.1(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

                             (e)         Adjustment of Warrant Price.    Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in Section 10.1 only, the Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter. If an adjustment of the Warrant Price made hereunder would reduce the Warrant Price to an amount below par value of the Common Stock, then such adjustment in Warrant Price made hereunder shall reduce the Warrant Price to the par value of the Common Stock.

                             (f)        No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under Section 10.1(b) if the Company agrees to issue or distribute, as applicable, to each Holder, upon payment of the Warrant Price, in addition to the applicable Warrant Shares issuable upon such payment, the assets referred to in that paragraph which each Holder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto. For the avoidance of doubt, no adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant shall be made in connection with the issuance of shares of Common Stock pursuant to a Company plan for reinvestment of dividends. No adjustment need be made for a change in the par value of the Warrant Shares or a change in the jurisdiction of incorporation of the Company.

                             (g)        For the purpose of Section 10.1, the term "shares of Common Stock" shall mean the class of stock designated as the voting common stock of the Company at the date of this Agreement and any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any securities of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in Sections 10.1(a) through (f), inclusive, above, and the provisions of Section 5 and Sections 10.2 through 10.3, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other securities.

                             (h)        Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of increasing the Warrant Price or decreasing the number of shares of Common Stock purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

              SECTION 10.2    Notice of Adjustment.    Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such Warrant Shares is adjusted as herein provided, the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 18, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Warrant Price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of a Warrant. If any action would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

              SECTION 10.3    No Adjustment for Dividends.    Except as provided in Section 10.1, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

              SECTION 10.4    Preservation of Purchase Rights Upon a Business Combination.    In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company's stockholders or a reclassification of Common Stock ("Business Combination"), a Holder's right to receive Warrant Shares upon exercise of a Warrant shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination) upon exercise of such Warrant immediately prior to such Business Combination would have been entitled to receive upon consummation of such Business

Combination; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such Holder's right to exercise a Warrant in exchange for any shares of stock or other securities or property pursuant to this Section 10.4. In determining the kind and amount of stock, securities or the property receivable upon exercise of a Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that a Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none of them make an election). For purposes of determining any amount to be withheld pursuant to Section 5.3 from stock, securities or the property that would otherwise be delivered to a Holder upon exercise of Warrants following any Business Combination, the amount of such stock, securities or property to be withheld shall have a market price equal to the aggregate Warrant Price as to which such Warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such Warrants are exercised; provided that in the case of any property that is not a security, the market price of such property shall be deemed to be its fair market value as determined in good faith by the Board of Directors; and provided, further, that if making such determination requires the conversion of any currency into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date.

              SECTION 10.5    Statement on Warrants.    Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

              SECTION 10.6    Timing of Issuance of Additional Common Stock Upon Certain Adjustments.    If the provisions of Section 10 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (a) issuing to a Holder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (b) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that, upon request, the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

              SECTION 11.    Fractional Interests.    The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the closing price for one share of the Common Stock on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

              SECTION 12.    No Rights as Stockholders.    Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

              SECTION 13.    Disposition of Proceeds on Exercise of Warrants; Inspection of Warrant Agreement.    The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

              The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its principal office in [            ]. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

              SECTION 14.    Merger or Consolidation or Change of Name of Warrant Agent.    Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16 hereof. If at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases, such Warrants shall have the full force provided in the Warrants and in this Agreement.

              If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases, such Warrants shall have the full force provided in the Warrants and in this Agreement.

              SECTION 15.    Concerning the Warrant Agent.    The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by which the Company and the Holders, by their acceptance of Warrants, shall be bound:

              SECTION 15.1    Correctness of Statements.    The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except as set forth by the Warrant Agent or evidenced by action taken by the Warrant Agent. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

              SECTION 15.2    Breach of Covenants.    The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

              SECTION 15.3    Performance of Duties.    The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

              SECTION 15.4    Reliance on Counsel.    The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

              SECTION 15.5    Proof of Actions Taken.    Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board or President, Executive Vice President or Vice President, the Treasurer or the Controller of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

              SECTION 15.6    Compensation.    The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the performance of its duties under this Agreement, and to indemnify the Warrant Agent and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the performance of its duties under this Agreement except as a result of the Warrant Agent's willful misconduct, gross negligence or bad faith.

              SECTION 15.7    Legal Proceedings.    The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the

Warrant Agent shall be brought in its name as warrant agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

              SECTION 15.8    Other Transactions in Securities of Company.    The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company, or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

              SECTION 15.9    Liability of Warrant Agent.    The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own willful misconduct, gross negligence or bad faith.

              SECTION 15.10    Reliance on Documents.    The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, written statement, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent, presented or made by the proper party or parties.

              SECTION 15.11    Validity of Agreement.    The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, pursuant to this Agreement or any Warrant, when issued, be validly issued, fully paid and nonassessable, or as to the Warrant Price or the number or amount of Warrant Shares or other securities or other property issuable upon exercise of any Warrant.

              SECTION 15.12    Instructions from Company.    The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, an Executive Vice President or Vice President, the Treasurer or the Controller of the Company, and to make an application to such officers for advice or instructions in connection with its duties, and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers. The Warrant Agent shall not be liable for any action taken by, or omission of any action by, the Warrant Agent in accordance with a proposal included in any such application to such officers on or after the date specified in such application (which date shall not be less than five business days after the date of any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

              SECTION 16.    Change of Warrant Agent.    The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days' notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by (a) the resigning or incapacitated Warrant Agent or (b) any Holder (who shall with such notice submit his Warrant for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. In the event of such resignation or removal, the successor warrant agent shall mail, by first-class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

              SECTION 17.    Identity of Transfer Agent.    Upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company's capital stock issuable upon the exercise of the Warrants, the Company shall file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent.

              SECTION 18.    Notices.    Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at 610 Bay Boulevard Chula Vista, California 91910, Attention: Secretary, or (b) to the Warrant Agent, at its offices at [            ]. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

              Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the books of the Warrant Agent.

              SECTION 19.    Supplements and Amendments.    The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect the interests of the Holders.

              SECTION 20.    Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

              SECTION 21.    Applicable Law.    This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

              SECTION 22.    Benefits of this Agreement.    This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement.

              SECTION 23.    Counterparts.    This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

              SECTION 24.    Captions.    The captions of the sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

              SECTION 25.    Saturdays, Sundays, Holidays, etc.    If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

[Signature page follows]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

FIRST PACTRUST BANCORP, INC.
By:
Name:
Title:

[ ],
as Warrant Agent

By:
Name:
Title:

[Signature Page to the Warrant Agreement]

 EXHIBIT A

VOID AFTER 5:00 P.M., Eastern Time, [        ], 201[        ]

Warrants to Purchase

[                        ]

Shares of Common Stock

FIRST PACTRUST BANCORP, INC.

COMMON STOCK PURCHASE WARRANTS

              This certifies that, for value received, [        ] or registered assigns (the "Holder"), is entitled to purchase from First PacTrust Bancorp, Inc., a Maryland corporation (the "Company"), at any time from 9:00 a.m., New York City time, on [            ], 201[        ] until 5:00 p.m., New York City time, on 201[        ] (the "Expiration Date"), at the purchase price of $14.00 per share (the "Warrant Price"), the number of shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), shown above. The number of shares purchasable upon exercise of the Common Stock Purchase Warrants (the "Warrants") and the Warrant Price are subject to adjustment from time to time as set forth in the Warrant Agreement (as defined below).

              The Warrants may be exercised in whole or in part by presentation of this Warrant certificate with the Purchase Form on the reverse side hereof duly executed and simultaneous payment of the Warrant Price at the principal office of [        ] (the "Warrant Agent"). Payment of such price shall be made, at the option of the Holder, (i) in cash or by certified or official bank check payable to the Warrant Agent or (ii) by electing to receive that number of shares which is equal to the number of shares for which the Warrants are being exercised, less the number of shares having a current market value (as determined pursuant to Section 10.1(c) of the Warrant Agreement) equal to the aggregate Warrant Price. As provided in the Warrant Agreement, the Warrant Price and the number or kind of shares which may be purchased upon the exercise of the Warrants evidenced by this Warrant certificate are, at the option of the Company or upon the happening of certain events, subject to modification and adjustment.

              This Warrant certificate is issued under and in accordance with a Warrant Agreement, dated as of [        ], 201[        ], by and between the Company and the Warrant Agent (the "Warrant Agreement"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company.

              Upon any partial exercise of the Warrants evidenced by this Warrant certificate, there shall be countersigned and issued to the Holder a new Warrant certificate in respect of the shares of Common Stock as to which the Warrants evidenced by this Warrant certificate shall not have been exercised. This Warrant certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant certificate properly endorsed either separately or in combination with one or more other Warrant certificates for one or more new Warrant certificates evidencing the right of the Holder to purchase the same aggregate number of shares as were purchasable on exercise of the Warrants evidenced by the Warrant certificate or certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

              The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

              The Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with Section 5.4(b) of the Warrant Agreement and in compliance with all applicable laws.

              Neither the Warrants nor this Warrant certificate entitles any Holder hereof to any of the rights of a stockholder of the Company.

              This Warrant certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [            ], 201[            ]

FIRST PACTRUST BANCORP, INC.
By:

[Seal]

Countersigned:

[            ],
    as Warrant Agent

By:	Authorized Signature

 PURCHASE FORM

(To be executed upon exercise of Warrant)

To: FIRST PACTRUST BANCORP, INC.

              The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant certificate within for, and to purchase thereunder,                      shares of the common stock, par value $.01 per share, of First PacTrust Bancorp, Inc. (the "Common Stock"), as provided for therein, and tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of $            .

              The purchase price shall be paid:

  __
  in cash, certified check or official bank check; or

  __
  by electing to receive that number of shares which is equal to the number of shares for which the Warrants are being exercised, less the number of shares having a current market value (as determined pursuant to Section 10.1(c) of the Warrant Agreement, dated as of [                    ], 201[    ], by and between the Company and [        ], as Warrant Agent).

              Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

If in book-entry form:

DEPOSITORY ACCOUNT NUMBER:
NAME OF AGENT MEMBER:
If in definitive/certificated form:
SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE, IF ANY:	NAME:

ADDRESS:

SIGNATURE:
NOTE:	The above signature should correspond exactly with the name on the face of this Warrant certificate or with the name of the assignee appearing in the Permitted Transfer form below and must be guaranteed by a member of a recognized guarantee medallion program.

And, if said number of shares shall not be all the shares purchasable under the within Warrant certificate, a new Warrant certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash.

 PERMITTED TRANSFER

              (To be executed only upon transfer of Warrant certificate to the extent such transfer is permissible under the terms of the Warrant Agreement)

              For value received,                                      hereby sells, assigns and transfers unto the within Warrant certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                      attorney, to transfer said Warrant certificate on the books of First PacTrust Bancorp, Inc., with full power of substitution in the premises.

Dated:                         , 201

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant certificate and must be guaranteed by a member of a recognized guarantee medallion program.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit in money, property or services; or (2) to the extent that a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Registrant's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

        Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 30, 2011, by and between First PacTrust Bancorp, Inc. and Beach Business Bank (attached as Annex A-1 to the proxy statement/prospectus contained in this Registration Statement)
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of October 31, 2011, by and between First PacTrust Bancorp, Inc. and Beach Business Bank (attached as Annex A-2 to the proxy statement/prospectus contained in this Registration Statement)
2.3
Stock Purchase Agreement, dated as of June 3, 2011, by and among First PacTrust Bancorp, Inc., Gateway Bancorp, the Sellers named therein and the D & E Tarbell Trust, u/d/t dated February 19, 2002 (in its capacity as the Sellers' Representative) (filed as Exhibit 2.1 to First PacTrust's Current Report on Form 8-K, filed on June 9, 2011, and incorporated herein by reference)*
3.1	Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
3.2
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on November 21, 2008, and incorporated herein by reference)*
3.3
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K/A, filed on November 16, 2010, and incorporated herein by reference)*
3.4
Articles of Amendment to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on March 4, 2011, and incorporated herein by reference)*
3.5
Articles of Amendment to Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on May 12, 2011, and incorporated herein by reference)*
3.6
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on August 30, 2011, and incorporated herein by reference)*
3.7	Bylaws of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on February 28, 2011, and incorporated herein by reference)*
4.1	Form of Stock Certificate of First PacTrust Bancorp, Inc. (filed as Exhibit 4.0 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
4.2
Form of Warrant Agreement and Warrant to purchase shares of First PacTrust Bancorp, Inc. common stock at an exercise price of $14.00 per share of First PacTrust common stock (attached as Annex E to the proxy statement/prospectus contained in this Registration Statement)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued†
8.1	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters†

Exhibit No.	Description
8.2	Form of opinion of Elkins Kalt Weintraub Reuben Gartside, LLP regarding certain tax matters†
10.1
Form of Voting and Support Agreements dated August 30, 2011, between First PacTrust Bancorp, Inc. and certain directors and officers of Beach Business Bank (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)
21.1	List of Subsidiaries of First PacTrust Bancorp, Inc. (filed as Exhibit 21.0 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
23.1	Consent of Wachtell, Lipton, Rosen, & Katz (included in Exhibits 5.1 and 8.1)†
23.2	Consent of Elkins Kalt Weintraub Reuben Gartside, LLP (included in Exhibit 8.2)†
23.3	Consent of Crowe Horwath LLP (with respect to First PacTrust Bancorp, Inc.)
23.4	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Beach Business Bank)
23.5	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP (with respect to Gateway Bancorp)
24.1	Power of Attorney
99.1	Consent of Sandler O'Neill + Partners, L.P.
99.2	Form of proxy of Beach Business Bank†

*
Previously filed

†
To be filed by amendment

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That each prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chula Vista, state of California, on November 1, 2011.

FIRST PACTRUST BANCORP, INC.
By:	/s/ GREGORY A. MITCHELL
	Name:	Gregory A. Mitchell
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2011.

	Signature	Title

	/s/ GREGORY A. MITCHELL Gregory A. Mitchell	President and Chief Executive Officer and Director (Principal Executive Officer)
	* Marangal I. Domingo	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
	* Regan J. Lauer	Senior Vice President and Controller (Principal Accounting Officer)
	* Chad T. Brownstein	Director
	* Timothy R. Chrisman	Director
	* Alvin L. Majors	Director
	* Jeffrey T. Seabold	Director
	* Steven Sugarman	Director
*By:	/s/ GREGORY A. MITCHELL
Gregory A. Mitchell Attorney-in-Fact November 1, 2011

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 30, 2011, by and between First PacTrust Bancorp, Inc. and Beach Business Bank (attached as Annex A-1 to the proxy statement/prospectus contained in this Registration Statement)
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of October 31, 2011, by and between First PacTrust Bancorp, Inc. and Beach Business Bank (attached as Annex A-2 to the proxy statement/prospectus contained in this Registration Statement)
2.3
Stock Purchase Agreement, dated as of June 3, 2011, by and among First PacTrust Bancorp, Inc., Gateway Bancorp, the Sellers named therein and the D & E Tarbell Trust,
u/d/t dated February 19, 2002 (in its capacity as the Sellers' Representative) (filed as Exhibit 2.1 to First PacTrust's Current Report on Form 8-K, filed on June 9, 2011, and incorporated herein by reference)*
3.1	Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
3.2
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on November 21, 2008, and incorporated herein by reference)*
3.3
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K/A, filed on November 16, 2010, and incorporated herein by reference)*
3.4
Articles of Amendment to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on March 4, 2011, and incorporated herein by reference)*
3.5
Articles of Amendment to Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on May 12, 2011, and incorporated herein by reference)*
3.6
Articles Supplementary to the Articles of Incorporation of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on August 30, 2011, and incorporated herein by reference)*
3.7	Bylaws of First PacTrust Bancorp, Inc. (filed as Exhibit 3.1 to First PacTrust's Current Report on Form 8-K, filed on February 28, 2011, and incorporated herein by reference)*
4.1	Form of Stock Certificate of First PacTrust Bancorp, Inc. (filed as Exhibit 4.0 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
4.2
Form of Warrant Agreement and Warrant to purchase shares of First PacTrust Bancorp, Inc. common stock at an exercise price of $14.00 per share of First PacTrust common stock (attached as Annex E to the proxy statement/prospectus contained in this Registration Statement)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued†
8.1	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters†
8.2	Form of opinion of Elkins Kalt Weintraub Reuben Gartside, LLP regarding certain tax matters†

Exhibit No.	Description
10.1	Form of Voting and Support Agreements dated August 30, 2011, between First PacTrust Bancorp, Inc. and certain directors and officers of Beach Business Bank (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement)
21.1	List of Subsidiaries of First PacTrust Bancorp, Inc. (filed as Exhibit 21.0 to First PacTrust's Registration Statement on Form S-1, filed on March 28, 2002, and incorporated herein by reference)*
23.1	Consent of Wachtell, Lipton, Rosen, & Katz (included in Exhibits 5.1 and 8.1)†
23.2	Consent of Elkins Kalt Weintraub Reuben Gartside, LLP (included in Exhibit 8.2)†
23.3	Consent of Crowe Horwath LLP (with respect to First PacTrust Bancorp, Inc.)
23.4	Consent of Vavrinek, Trine, Day & Co., LLP (with respect to Beach Business Bank)
23.5	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP (with respect to Gateway Bancorp)
24.1	Power of Attorney
99.1	Consent of Sandler O'Neill + Partners, L.P.
99.2	Form of proxy of Beach Business Bank†

*
Previously filed

†
To be filed by amendment